As filed with the Securities and Exchange Commission on August 21, 2013

Registration No. 333-

811- 07689

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	☒
Pre-Effective Amendment No.
Post-Effective Amendment No.

and

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940

Amendment No. 47

RETIREMENT BUILDER VARIABLE ANNUITY ACCOUNT

(Exact Name of Registrant)

TRANSAMERICA LIFE INSURANCE COMPANY

(Name of Depositor)

4333 Edgewood Road N.E.

Cedar Rapids, IA 52499-0001

(Address of Depositor’s Principal Executive Offices)

Depositor’s Telephone Number: (319) 355-8330

Darin D. Smith, Esq.

Transamerica Life Insurance Company

4333 Edgewood Road, N.E.

Cedar Rapids, IA 52499-4240

(Name and Address of Agent for Service)

Title of Securities Being Registered: Flexible Premium Variable Annuity Policies

Approximate Date of Proposed Public Offering:

As soon as practicable after the effective date of the Registration statement.

Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Registrant is filing this Registration Statement for the purpose of registering interests under the Atlas Portfolio Builder Variable Annuity policy on a new Form N-4 registration statement and adding supplements to the prospectus and SAI describing the policy. Interests under the policies were previously registered on Form N-4 registration statement File No. 333-26209 and funded by Separate Account VA A (File No. 811-09172). On August 30, 2013, Separate Account VA R was consolidated into Retirement Builder Variable Annuity Account. Parts A and B included in Post-Effective Amendment No. 17 to Form N-4 registration statement File No. 333-26209 is hereby incorporated by reference.

Pursuant to the SEC staff’s position in the Great-West Life & Annuity Insurance Co. No-Action Letter (available October 23, 1990) concerning annual update requirements for inactive contracts, the Registrant no longer files annual post-effective amendments to this Form N-4.

THE ATLAS PORTFOLIO BUILDER VARIABLE ANNUITY

Issued through

Retirement Builder Variable Annuity Account

by

TRANSAMERICA LIFE INSURANCE COMPANY

Supplement Dated September 3, 2013

to the

Prospectus dated May 1, 2007

Transamerica Life Insurance Company (“Transamerica”) is amending the prospectus for The Atlas Portfolio Builder Variable Annuity policies (the “policies”) for the purpose of providing information regarding the consolidation of its Separate Account VA A and Retirement Builder Variable Annuity Account.

Transamerica no longer sells the policies.

The following paragraphs are added to the prospectus:

Separate Account Consolidation

Effective on August 30, 2013 after the close of business, Transamerica Life Insurance Company consolidated Separate Account VA A with Retirement Builder Variable Annuity Account, with Retirement Builder Variable Annuity Account being the surviving Separate Account after such consolidation (the “Consolidation”). Accordingly, all references to Separate Account VA A are hereby replaced with Retirement Builder Variable Annuity Account.

The Consolidation did not affect the terms of, or the rights and obligations under your policy, other than to reflect the change to the name of the separate account. The number of accumulation units, the accumulation unit values for the subaccounts in which you invest, and the subaccounts available under the policy did not change as a result of the Consolidation. Your policy value immediately after the Consolidation was the same as the value immediately before the Consolidation. The Consolidation did not result in any adverse tax consequences for any policy owners. Until we amend all forms related to the policies, some forms may still refer to the prior name of the separate account.

The following replaces the first paragraph under the section of the prospectus entitled “The Separate Account”:

The Separate Account

The Company established a separate account, called Retirement Builder Variable Annuity Account, under the laws of the State of Iowa on March 29, 1996. The policies were previously issued through Separate Account VA A. Effective on the close of business August 30, 2013, Separate Account VA A was consolidated into Retirement Builder Variable Annuity Account. The separate account receives and invests the premium payments that are allocated to it for investment in shares of the underlying fund portfolios.

If you have any questions, or would like to receive a copy of the prospectus, please call the Customer Care Group at (800)525-6205.

THE ATLAS PORTFOLIO BUILDER VARIABLE ANNUITY

Issued through

Retirement Builder Variable Annuity Account*

by

TRANSAMERICA LIFE INSURANCE COMPANY

Supplement Dated September 3, 2013

to the

Statement of Additional Information dated May 1, 2007

The following hereby amends and supplements your Statement of Additional Information:

*	Prior to September 3, 2013, the policies were issued through Separate Account VA A. On August 30, 2013, Separate Account VA A was consolidated with Retirement Builder Variable Annuity Account. All references to Separate Account VA A are hereby replaced with Retirement Builder Variable Annuity Account.

The following replaces the section of the Statement of Additional Information entitled “Independent Registered Public Accounting Firm”:

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements of the Retirement Builder Variable Annuity Account, at December 31, 2012, and for the periods disclosed in the financial statements, the financial statements of Separate Account VA A, at December 31, 2012 and for the periods disclosed in the financial statements, and the statutory-basis financial statements and schedules of Transamerica Life Insurance Company at December 31, 2012 and 2011, and for each of the three years in the period ended December 31, 2012, appearing herein, have been audited by Ernst & Young LLP, Suite 3000, 801 Grand Avenue, Des Moines, Iowa 50309, Independent Registered Public Accounting Firm, as set forth in their respective reports thereon appearing elsewhere herein, and are included in reliance upon their reports given on their authority as experts in accounting and auditing.

FINANCIAL STATEMENTS AND SCHEDULES – STATUTORY BASIS

Transamerica Life Insurance Company

Years Ended December 31, 2012, 2011 and 2010

Transamerica Life Insurance Company

Financial Statements and Schedules – Statutory Basis

Years Ended December 31, 2012, 2011 and 2010

Report of Independent Registered Public Accounting Firm

The Board of Directors

Transamerica Life Insurance Company

We have audited the accompanying statutory-basis balance sheets of Transamerica Life Insurance Company (the Company) as of December 31, 2012 and 2011, and the related statutory-basis statements of operations, changes in capital and surplus, and cash flow for each of the three years in the period ended December 31, 2012. Our audits also included the statutory-basis financial statement schedules required by Regulation S-X, Article 7. These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1 to the financial statements, the financial statements have been prepared in conformity with accounting practices prescribed or permitted by the Insurance Division, Department of Commerce, of the State of Iowa, which practices differ from U.S. generally accepted accounting principles. The variances between such practices and U.S. generally accepted accounting principles are described in Note 1. The effects on the accompanying financial statements of these variances are not reasonably determinable but are presumed to be material.

In our opinion, because of the effects of the matter described in the preceding paragraph, the statutory-basis financial statements referred to above do not present fairly, in conformity with U.S. generally accepted accounting principles, the financial position of Transamerica Life Insurance Company at December 31, 2012 and 2011, or the results of its operations or its cash flows for each of the three years in the period ended December 31, 2012.

However, in our opinion, the statutory-basis financial statements referred to above present fairly, in all material respects, the financial position of Transamerica Life Insurance Company at December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting practices prescribed or permitted by the Insurance Division, Department of Commerce, of the State of Iowa. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic statutory-basis financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 1 to the financial statements, in response to new accounting standards in 2012, the Company changed its method of accounting for deferred income taxes.

/s/ Ernst & Young LLP

April 3, 2013

2

Transamerica Life Insurance Company

Balance Sheets – Statutory Basis

(Dollars in Thousands, Except per Share Amounts)

	December 31
	2012	2011
Admitted assets
Cash and invested assets:
Cash, cash equivalents and short-term investments	$4,386,102	$3,116,452
Bonds:
Affiliated entities	40,426	62,919
Unaffiliated	36,681,566	39,722,288
Preferred stocks:
Affiliated entities	7,162	7,162
Unaffiliated	111,471	138,596
Common stocks:
Affiliated entities (cost: 2012—$961,200; 2011—$921,343)	1,440,426	1,429,294
Unaffiliated (cost: 2012—$167,843; 2011—$198,433)	218,026	229,973
Mortgage loans on real estate	5,756,749	6,830,030
Real estate, at cost less accumulated depreciation (2012—$41,312; 2011—$51,050)
Home office properties	70,864	68,830
Investment properties	8,090	20,514
Properties held for sale	4,100	6,405
Policy loans	708,794	727,684
Receivables for securities	4,475	3,593
Securities lending reinvested collateral assets	2,160,218	3,520,304
Derivatives	557,584	248,484
Collateral balance	6,213	6,213
Other invested assets	2,290,392	2,460,085

Total cash and invested assets	54,452,658	58,598,826
Accrued investment income	465,779	475,813
Cash surrender value of life insurance policies	316,533	309,919
Premiums deferred and uncollected	125,291	131,183
Current federal income tax recoverable	—	120,549
Net deferred income tax asset	652,973	716,608
Reinsurance receivable	158,536	230,426
Receivable from parent, subsidiaries and affiliates	51,246	154,163
Accounts receivable	290,758	191,268
General agents pension fund	44,732	42,282
Reinsurance deposit receivable	167,223	156,620
Amounts incurred under modified coinsurance agreement	35,403	46,520
Goodwill	27,968	35,736
Other assets	23,928	34,909
Separate account assets	48,684,223	41,473,473

Total admitted assets	$105,497,251	$102,718,295

3

	December 31
	2012	2011
Liabilities and capital and surplus
Liabilities:
Aggregate reserves for policies and contracts:
Life	$14,844,093	$14,826,292
Annuity	15,866,274	16,637,184
Accident and health	3,678,436	3,507,297
Policy and contract claim reserves:
Life	238,728	220,281
Accident and health	169,217	176,338
Liability for deposit-type contracts	5,187,660	5,995,687
Other policyholders’ funds	21,289	19,333
Federal income taxes payable	6,704	—
Municipal reverse repurchase agreements	89,724	88,828
Remittances and items not allocated	445,323	358,297
Case level liability	3,696	4,981
Payable for derivative cash collateral	971,392	1,094,942
Asset valuation reserve	915,880	879,479
Interest maintenance reserve	840,245	854,620
Funds held under reinsurance treaties	5,940,038	7,837,637
Reinsurance in unauthorized reinsurers	513	9,600
Commissions and expense allowances payable on reinsurance assumed	46,585	62,277
Payable to parent, subsidiaries and affiliates	7,245	243,112
Payable for securities	10,364	12,030
Payable for securities lending	2,160,218	3,520,304
Borrowed money	85,516	—
Transfers from separate accounts due or accrued (including $(915,131) and $(743,562) accrued for expense allowances recognized in reserves, net of reinsurance allowances at December 31, 2012 and 2011, respectively)	(2,496,726)	(726,356)
Amounts withheld or retained	157,590	149,180
Derivatives	357,183	107,235
Bank owned life insurance surrender payable	1,610,622	—
Other liabilities	260,341	311,966
Separate account liabilities	48,608,538	41,406,109

Total liabilities	100,026,688	97,596,653
Capital and surplus:
Common stock, $10 per share par value, 1,000,000 shares authorized, 676,190 issued and outstanding at December 31, 2012 and 2011	6,762	6,762
Preferred stock, Series A, $10 per share par value, 42,500 shares authorized and issued (total liquidation value—$58,000) at December 31, 2012 and 2011; Series B, $10 per share par value, 250,000 shares authorized, 117,154 shares issued and 117,154 shares outstanding (total liquidation value -$1,171,540) at December 31, 2012 and 2011	1,597	1,597
Treasury stock, Series A Preferred, $10 per share par value, 42,500 shares as of December 31, 2012 and 2011	(58,000)	(58,000)
Aggregate write-ins for other than special surplus funds	—	432,568
Surplus notes	150,000	150,000
Paid-in surplus	3,346,065	3,326,311
Unassigned surplus	2,024,139	1,262,404

Total capital and surplus	5,470,563	5,121,642

Total liabilities and capital and surplus	$105,497,251	$102,718,295

See accompanying notes.

4

Transamerica Life Insurance Company

Statements of Operations – Statutory Basis

(Dollars in Thousands)

	Year Ended December 31
	2012	2011	2010
Revenues:
Premiums and other considerations, net of reinsurance:
Life	$1,147,190	$337,360	$1,523,920
Annuity	9,948,086	8,845,105	6,931,132
Accident and health	711,538	681,591	710,067
Net investment income	2,729,527	2,615,858	2,919,171
Amortization of interest maintenance reserve	31,284	71,742	3,906
Commissions and expense allowances on reinsurance ceded	504,373	(1,597,611)	892,482
Income from fees associated with investment management, administration and contract guarantees for separate accounts	603,433	494,516	380,170
Reserve adjustment on reinsurance ceded	(2,160,914)	(159,096)	(351,287)
IMR adjustment due to reinsurance	63,262	307,904	—
Consideration received on reinsurance recapture and novations	43,455	—	—
Income from administrative service agreement with affilate	74,457	60,237	51,177
Other income	72,054	85,154	85,480

	13,767,745	11,742,760	13,146,218
Benefits and expenses:
Benefits paid or provided for:
Life benefits	940,593	993,834	1,133,801
Accident and health benefits	494,903	473,566	496,368
Annuity benefits	1,067,932	1,082,923	1,084,962
Surrender benefits	5,930,279	5,703,634	5,970,842
Other benefits	195,827	199,349	215,848
Increase (decrease) in aggregate reserves for policies and contracts:
Life	18,775	(201,230)	51,172
Annuity	(770,871)	(1,353,277)	(1,017,181)
Accident and health	150,798	88,562	100,880

	8,028,236	6,987,361	8,036,692
Insurance expenses:
Commissions	1,094,907	1,132,581	1,440,391
General insurance expenses	660,695	687,102	764,037
Taxes, licenses and fees	89,428	83,034	72,666
Net transfers to separate accounts	3,033,966	5,167,168	1,901,530
Change in case level liability	(1,284)	(2,434)	(5,821)
Consideration paid on reinsurance transactions	—	352,463	—
Reinsurance transaction—modco reserve adjustment on reinsurance assumed	(205,194)	(218,566)	(262,273)
Other expenses	46,754	602,274	984,633

	4,719,272	7,803,622	4,895,163

Total benefits and expenses	12,747,508	14,790,983	12,931,855

Gain (loss) from operations before dividends to policyholders, federal income tax benefit and net realized capital gains (losses) on investments	$1,020,237	$(3,048,223)	$214,363

5

Transamerica Life Insurance Company

Statements of Operations – Statutory Basis (continued)

(Dollars in Thousands)

	Year Ended December 31
	2012	2011	2010
Dividends to policyholders	$8,651	$9,496	$10,074

Gain (loss) from operations before federal income tax benefit and net realized capital gains (losses) on investments	1,011,586	(3,057,719)	204,289
Federal income tax benefit	(162,504)	(174,917)	(270,228)

Gain (loss) from operations before net realized capital gains (losses) on investments	1,174,090	(2,882,802)	474,517
Net realized capital gains (losses) on investments (net of related federal income taxes and amounts transferred to/from interest maintenance reserve)	(382,526)	423,536	(56,838)

Net income (loss)	$791,564	$(2,459,266)	$417,679

See accompanying notes.

6

Transamerica Life Insurance Company

Statements of Changes in Capital and Surplus – Statutory Basis

(Dollars in Thousands)

	Common Stock	Preferred Stock	Treasury Stock	Aggregate Write-ins for Other than Special Surplus Funds	Surplus Notes	Paid-in Surplus	Unassigned Surplus	Total Capital and Surplus
Balance at January 1, 2010	$6,762	$1,597	$(58,000)	$295,260	$150,000	$3,113,948	$1,517,258	$5,026,825
Cumulative effect of change in accounting principle	—	—	—	—	—	—	6,403	6,403
Net income	—	—	—	—	—	—	417,679	417,679
Change in net unrealized capital gains/losses, net of tax	—	—	—	—	—	—	153,857	153,857
Change in net unrealized foreign exchange capital gains/losses, net of tax	—	—	—	—	—	—	7,912	7,912
Change in net deferred income tax asset	—	—	—	—	—	—	(207,877)	(207,877)
Change in other nonadmitted assets	—	—	—	—	—	—	109,110	109,110
Change in provision for reinsurance in unauthorized companies	—	—	—	—	—	—	4,914	4,914
Change in reserve on account of change in valuation basis	—	—	—	—	—	—	119	119
Change in asset valuation reserve	—	—	—	—	—	—	(27,316)	(27,316)
Change in surplus in separate accounts	—	—	—	—	—	—	10,366	10,366
Long-term incentive compensation	—	—	—	—	—	3,205	—	3,205
Change in surplus as a result of reinsurance	—	—	—	—	—	—	(64,348)	(64,348)
Increase in admitted deferred tax asset pursuant pursuant to SSAP No. 10R	—	—	—	259,663	—	—	—	259,663
Dividends to stockholders	—	—	—	—	—	—	(1,400,000)	(1,400,000)
Change in deferred premium due to valuation adjustment	—	—	—	—	—	—	(2,388)	(2,388)

Balance at December 31, 2010	$6,762	$1,597	$(58,000)	$554,923	$150,000	$3,117,153	$525,689	$4,298,124

7

Transamerica Life Insurance Company

Statements of Changes in Capital and Surplus – Statutory Basis (continued)

(Dollars in Thousands)

	Common Stock	Preferred Stock	Treasury Stock	Aggregate Write-ins for Other than Special Surplus Funds	Surplus Notes	Paid-in Surplus	Unassigned Surplus	Total Capital and Surplus
Balance at December 31, 2010	$6,762	$1,597	$(58,000)	$554,923	$150,000	$3,117,153	$525,689	$4,298,124
Net loss	—	—	—	—	—	—	(2,459,266)	(2,459,266)
Change in net unrealized capital gains/losses, net of tax	—	—	—	—	—	—	583,550	583,550
Change in net unrealized foreign exchange capital gains/losses, net of tax	—	—	—	—	—	—	(6,120)	(6,120)
Change in net deferred income tax asset	—	—	—	—	—	—	136,907	136,907
Change in other nonadmitted assets	—	—	—	—	—	—	(2,392)	(2,392)
Change in provision for reinsurance in unauthorized companies	—	—	—	—	—	—	(2,546)	(2,546)
Change in asset valuation reserve	—	—	—	—	—	—	16,524	16,524
Change in surplus in separate accounts	—	—	—	—	—	—	(2,863)	(2,863)
Change in surplus as a result of reinsurance	—	—	—	—	—	—	2,474,106	2,474,106
Change in admitted deferred tax asset pursuant pursuant to SSAP No. 10R	—	—	—	(122,355)	—	—	—	(122,355)
Capital contribution	—	—	—	—	—	200,000	—	200,000
Dissolution of NEF Investment Company	—	—	—	—	—	—	(1,185)	(1,185)
Long-term incentive compensation	—	—	—	—	—	9,158	—	9,158

Balance at December 31, 2011	$6,762	$1,597	$(58,000)	$432,568	$150,000	$3,326,311	$1,262,404	$5,121,642

8

Transamerica Life Insurance Company

Statements of Changes in Capital and Surplus – Statutory Basis (continued)

(Dollars in Thousands)

	Common Stock	Preferred Stock	Treasury Stock	Aggregate Write-ins for Other than Special Surplus Funds	Surplus Notes	Paid-in Surplus	Unassigned Surplus	Total Capital and Surplus
Balance at December 31, 2011	$6,762	$1,597	$(58,000)	$432,568	$150,000	$3,326,311	$1,262,404	$5,121,642
Net income	—	—	—	—	—	—	791,564	791,564
Change in net unrealized capital gains/losses, net of tax	—	—	—	—	—	—	2	2
Change in net unrealized foreign exchange capital gains/losses, net of tax	—	—	—	—	—	—	9,563	9,563
Change in net deferred income tax asset	—	—	—	—	—	—	(105,935)	(105,935)
Change in other nonadmitted assets	—	—	—	—	—	—	49,645	49,645
Change in provision for reinsurance in unauthorized companies	—	—	—	—	—	—	9,087	9,087
Change in reserve on account of change in valuation basis	—	—	—	—	—	—	973	973
Change in asset valuation reserve	—	—	—	—	—	—	(36,401)	(36,401)
Change in surplus in separate accounts	—	—	—	—	—	—	8,197	8,197
Change in surplus as a result of reinsurance	—	—	—	—	—	—	(34,731)	(34,731)
Dividends to stockholders	—	—	—	—	—	—	(300,000)	(300,000)
Correction of error—IMR adjustment	—	—	—	—	—	—	(8,889)	(8,889)
Correction of error—claim waiver adjustment	—	—	—	—	—	—	(20,341)	(20,341)
Correction of error—reinsurance IMR gain deferral	—	—	—	—	—	—	(33,567)	(33,567)
Change in admitted deferred tax asset pursuant to SSAP No. 101	—	—	—	(432,568)	—	—	432,568	—
Long-term incentive compensation	—	—	—	—	—	19,754	—	19,754

Balance at December 31, 2012	$6,762	$1,597	$(58,000)	$—	$150,000	$3,346,065	$2,024,139	$5,470,563

See accompanying notes.

9

Transamerica Life Insurance Company

Statements of Cash Flow – Statutory Basis

(Dollars in Thousands)

	Year Ended December 31
	2012	2011	2010
Operating activities
Premiums collected, net of reinsurance	$11,814,188	$9,977,873	$9,222,197
Net investment income received	2,671,763	2,807,544	2,985,106
Miscellaneous income (expense)	(976,256)	1,162,966	569,910
Benefit and loss related payments	(8,664,812)	(9,577,187)	(9,022,576)
Net transfers to separate accounts	(4,796,312)	(4,563,220)	(1,709,930)
Commissions, expenses paid and aggregate write-ins for deductions	(278,351)	(332,606)	(2,756,812)
Dividends paid to policyholders	(9,263)	(9,884)	(10,559)
Federal and foreign income taxes recovered (paid)	188,989	92,471	(113,355)

Net cash used in operating activities	(50,054)	(442,043)	(836,019)
Investing activities
Proceeds from investments sold, matured or repaid:
Bonds	10,121,509	16,891,112	24,609,623
Common stocks	52,538	168,476	167,903
Preferred stocks	59,805	63,880	143,250
Mortgage loans	1,468,644	1,466,463	1,270,379
Real estate and properties held for sale	19,355	26,978	1,316
Other invested assets	486,960	528,027	693,425
Receivable for securities	24,450	13,693	(66,950)
Securities lending reinvested collateral assets	1,360,086	436,576	—
Miscellaneous proceeds	27,906	321,467	112,803

Total investment proceeds	13,621,253	19,916,672	26,931,749
Costs of investments acquired:
Bonds	(6,763,489)	(9,541,749)	(23,107,917)
Common stocks	(59,779)	(292,401)	(96,764)
Preferred stocks	(25,851)	(60,610)	(112,885)
Mortgage loans	(373,806)	(191,262)	(38,062)
Real estate and properties held for sale	(2,894)	(1,343)	(350)
Other invested assets	(251,237)	(382,939)	(480,709)
Securities lending reinvested collateral assets	—	—	(3,956,880)
Miscellaneous applications	(509,843)	(2,145)	(227,105)

Total cost of investments acquired	(7,986,899)	(10,472,449)	(28,020,672)
Net decrease in policy loans	18,890	18,994	13,279

Net cost of investments acquired	(7,968,009)	(10,453,455)	(28,007,393)

Net cash provided by (used in) investing activities	5,653,244	9,463,217	(1,075,644)

10

Transamerica Life Insurance Company

Statements of Cash Flow – Statutory Basis (continued)

(Dollars in Thousands)

	Year Ended December 31
	2012	2011	2010
Financing and miscellaneous activities
Net withdrawals on deposit-type contract funds and other liabilities without life or disability contingencies	$(825,256)	$(1,726,008)	$(1,839,672)
Borrowed funds	85,269	—	—
Funds held under reinsurance treaties with unauthorized reinsurers	(2,057,558)	(5,531,199)	(892,010)
Dividends paid to stockholders	(300,000)	—	(1,400,000)
Capital contribution received	—	200,000	—
Receivable from parent, subsidiaries and affiliates	102,917	94,676	(61,088)
Payable to parent, subsidiaries and affiliates	(235,867)	(233,864)	206,555
Payable for securities lending	(1,360,086)	(436,576)	3,956,880
Other cash provided (used)	257,041	155,168	(398,230)

Net cash used in financing and miscellaneous activities	(4,333,540)	(7,477,803)	(427,565)

Net increase (decrease) in cash, cash equivalents and short-term investments	1,269,650	1,543,371	(2,339,228)
Cash, cash equivalents and short-term investments:
Beginning of year	3,116,452	1,573,081	3,912,309

End of year	$4,386,102	$3,116,452	$1,573,081

See accompanying notes.

11

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis

(Dollars in Thousands, Except per Share amounts)

December 31, 2012

1. Organization and Summary of Significant Accounting Policies

Transamerica Life Insurance Company (the Company) is a stock life insurance company owned by Transamerica Corporation (74.01% of preferred shares), Aegon USA, LLC (25.99% of preferred shares) and Transamerica International Holdings, Inc. (100% of common shares).

Nature of Business

The Company sells individual non-participating whole life, endowment and term contracts, structured settlements, pension products and reinsurance, as well as a broad line of single fixed and flexible premium annuity products, guaranteed interest contracts and funding agreements. In addition, the Company offers group life, universal life, credit life, and individual and specialty health coverages. The Company is licensed in 49 states and the District of Columbia, Guam, Puerto Rico and US Virgin Islands. Sales of the Company’s products are primarily through a network of agents, brokers and financial institutions.

Basis of Presentation

The preparation of financial statements of insurance companies requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein.

The accompanying financial statements have been prepared in conformity with accounting practices prescribed or permitted by the Insurance Division, Department of Commerce, of the State of Iowa, which practices differ from accounting principles generally accepted in the United States (GAAP). The more significant variances from GAAP are:

Investments: Investments in bonds and mandatory redeemable preferred stocks are reported at amortized cost or fair value based on their National Association of Insurance Commissioners (NAIC) rating; for GAAP, such fixed maturity investments would be designated at purchase as held-to-maturity, trading or available-for-sale. Held-to-maturity fixed investments would be reported at amortized cost, and the remaining fixed maturity investments would be reported at fair value with unrealized holding gains and losses reported in earnings for those designated as trading and as a separate component of other comprehensive income (OCI) for those designated as available-for-sale. Fair value for GAAP is based on indexes, third party pricing services, brokers, external fund managers and internal models. For statutory reporting, the NAIC allows insurance companies to report the fair value determined by the Securities Valuation Office of the NAIC (SVO) or determine the fair value by using a permitted valuation method.

12

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

All single class and multi-class mortgage-backed/asset-backed securities (e.g., CMOs) are adjusted for the effects of changes in prepayment assumptions on the related accretion of discount or amortization of premium of such securities using either the retrospective or prospective methods. If the fair value of the mortgage-backed/asset-backed security is less than amortized cost, an entity shall assess whether the impairment is other-than-temporary. An other-than-temporary impairment is considered to have occurred if the fair value of the mortgage-backed/asset-backed security is less than its amortized cost basis and the entity intends to sell the security or the entity does not have the intent and ability to hold the security for a period of time sufficient to recover the amortized cost basis. An other-than-temporary impairment is also considered to have occurred if the discounted estimated future cash flows are less than the amortized cost basis of the security.

If it is determined an other-than-temporary impairment has occurred as a result of the cash flow analysis, the security is written down to the discounted estimated future cash flows. If an other-than-temporary impairment has occurred due to intent to sell or lack of intent and ability to hold, the security is written down to fair value.

For GAAP, all securities, purchased or retained, that represent beneficial interests in securitized assets (e.g., CMO, CBO, CDO, CLO, MBS and ABS securities), other than high credit quality securities, are adjusted using the prospective method when there is a change in estimated future cash flows. If high credit quality securities are adjusted, the retrospective method is used. If it is determined that a decline in fair value is other-than-temporary and the entity intends to sell the security or more likely than not will be required to sell the security before recovery of its amortized cost basis less any current period credit loss, the other-than-temporary impairment should be recognized in earnings equal to the entire difference between the amortized cost basis and its fair value at the impairment date. If the entity does not intend to sell the security and it is not more likely than not that the entity will be required to sell the security before recovery, the other-than-temporary impairment should be separated into a) the amount representing the credit loss, which is recognized in earnings, and b) the amount related to all other factors, which is recognized in OCI, net of applicable taxes.

Derivative instruments used in hedging transactions that meet the criteria of an effective hedge are valued and reported in a manner that is consistent with the hedged asset or liability. Embedded derivatives are not accounted for separately from the host contract. Derivative instruments used in hedging transactions that do not meet or no longer meet the criteria of an effective hedge are accounted for at fair value, and the changes in the fair value are recorded in unassigned surplus as unrealized gains and losses. Under GAAP, the effective and ineffective portions of a single hedge are accounted for separately, and the change in fair value for cash

13

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

flow hedges is credited or charged directly to a separate component of OCI rather than to income as required for fair value hedges, and an embedded derivative within a contract that is not clearly and closely related to the economic characteristics and risk of the host contract is accounted for separately from the host contract and valued and reported at fair value.

Derivative instruments are also used in replication transactions. In these transactions, the derivative is valued in a manner consistent with the cash investment and replicated asset. For GAAP, the derivative is reported at fair value, with the changes in fair value reported in income.

Investments in real estate are reported net of related obligations rather than on a gross basis as for GAAP. Real estate owned and occupied by the Company is included in investments rather than reported as an operating asset as under GAAP, and investment income and operating expenses for statutory reporting include rent for the Company’s occupancy of those properties. Changes between depreciated cost and admitted amounts are credited or charged directly to unassigned surplus rather than to income as would be required under GAAP.

Valuation allowances are established for mortgage loans, if necessary, based on the difference between the net value of the collateral, determined as the fair value of the collateral less estimated costs to obtain and sell, and the recorded investment in the mortgage loan. Under GAAP, such allowances are based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, if foreclosure is probable, on the estimated fair value of the collateral.

The initial valuation allowance and subsequent changes in the allowance for mortgage loans are charged or credited directly to unassigned surplus as part of the change in asset valuation reserve (AVR), rather than being included as a component of earnings as would be required under GAAP.

Valuation Reserves: Under a formula prescribed by the NAIC, the Company defers the portion of realized capital gains and losses on sales of fixed income investments, principally bonds and mortgage loans, attributable to changes in the general level of interest rates and amortizes those deferrals over the remaining period to maturity of the bond or mortgage loan based on groupings of individual securities sold in five year bands. That net deferral is reported as the interest maintenance reserve (IMR) in the accompanying balance sheets. Realized capital gains and losses are reported in income net of federal income tax and transfers to the IMR. Under GAAP, realized capital gains and losses are reported in the statement of operations on a pre-tax basis in the period that the assets giving rise to the gains or losses are sold.

14

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

The AVR provides a valuation allowance for invested assets. The AVR is determined by an NAIC prescribed formula with changes reflected directly in unassigned surplus; AVR is not recognized for GAAP.

Subsidiaries: The accounts and operations of the Company’s subsidiaries are not consolidated with the accounts and operations of the Company as would be required under GAAP.

Policy Acquisition Costs: The costs of acquiring and renewing business are expensed when incurred. Under GAAP, incremental costs directly related to the successful acquisition of traditional life insurance and certain long-duration accident and health insurance, to the extent recoverable from future policy revenues, would be deferred and amortized over the premium-paying period of the related policies using assumptions consistent with those used in computing policy benefit reserves; for universal life insurance and investment products, to the extent recoverable from future gross profits, deferred policy acquisition costs are amortized generally in proportion to the present value of expected gross profits from surrender charges and investment, mortality and expense margins.

Separate Accounts with Guarantees: Some of the Company’s separate accounts provide policyholders with a guaranteed return. In accordance with the guarantees provided, if the investment proceeds are insufficient to cover the rate of return guaranteed for the product, the policyholder proceeds will be remitted by the general account. These separate accounts are included in the general account for GAAP due to the nature of the guaranteed return.

Nonadmitted Assets: Certain assets designated as “nonadmitted”, primarily net deferred tax assets and other assets not specifically identified as an admitted asset within the NAIC Accounting Practices and Procedures Manual (NAIC SAP), are excluded from the accompanying balance sheets and are charged directly to unassigned surplus. Under GAAP, such assets are included in the balance sheet to the extent that they are not impaired.

Universal Life and Annuity Policies: Revenues for universal life and annuity policies with mortality or morbidity risk (including annuities with purchase rate guarantees) consist of the entire premium received. Benefits incurred represent surrenders and death benefits paid and the change in policy reserves. Premiums received and benefits incurred for annuity policies without mortality or morbidity risk and guaranteed interest in group annuity contracts are recorded directly to a policy reserve account using deposit accounting, without recognizing premium income or benefits expense. Interest on these policies is reflected in other benefits. Under GAAP, for universal life policies, premiums received in excess of policy charges would not be recognized as premium revenue and benefits would represent interest credited to the account values and the excess of benefits paid over the policy account value. Under GAAP, for all annuity policies without significant mortality risk, premiums received and benefits paid would be recorded directly to the reserve liability.

15

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

Benefit Reserves: Certain policy reserves are calculated based on statutorily required interest and mortality assumptions rather than on estimated expected experience or actual account balances as would be required under GAAP.

Reinsurance: Any reinsurance amounts deemed to be uncollectible have been written off through a charge to operations. In addition, a liability for reinsurance balances would be established for unsecured policy reserves ceded to reinsurers not authorized to assume such business. Changes to the liability are credited or charged directly to unassigned surplus. Under GAAP, an allowance for amounts deemed uncollectible would be established through a charge to earnings.

Losses associated with an indemnity reinsurance transaction are reported within income when incurred rather than being deferred and amortized over the remaining life of the underlying reinsured contracts as would be required under GAAP.

Policy and contract liabilities ceded to reinsurers have been reported as reductions of the related reserves rather than as assets as would be required under GAAP.

Commissions allowed by reinsurers on business ceded are reported as income when incurred rather than being deferred and amortized with deferred policy acquisition costs as required under GAAP.

Deferred Income Taxes: The Company computes deferred income taxes in accordance with Statement of Statutory Accounting Principle (SSAP) No. 101, Income Taxes, A Replacement of SSAP No. 10R and SSAP No. 10. Under SSAP No. 101, admitted adjusted deferred income tax assets are limited to 1) the amount of federal income taxes paid in prior years that can be recovered through loss carrybacks for existing temporary differences that reverse during a timeframe corresponding with the Internal Revenue Service tax loss carryback provisions, not to exceed three years, plus 2) the amount of adjusted gross deferred income tax assets expected to be realized within three years limited to an amount that is no greater than 15% of current period’s adjusted statutory capital and surplus, plus 3) the amount of remaining adjusted gross deferred income tax assets that can be offset against existing gross deferred income tax liabilities after considering the character (i.e., ordinary versus capital) and reversal patterns of the deferred tax assets and liabilities. The remaining adjusted deferred income tax assets are nonadmitted.

Deferred income taxes do not include amounts for state taxes. Under GAAP, state taxes are included in the computation of deferred income taxes, a deferred income tax asset is recorded for the amount of gross deferred income tax assets expected to be realized in all future years, and a valuation allowance is established for deferred income tax assets not realizable.

16

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

Goodwill: Goodwill is admitted subject to an aggregate limitation of ten percent of the capital and surplus in the most recently filed annual statement excluding electronic data processing equipment, operating system software, net deferred income tax assets and net positive goodwill. Excess goodwill is nonadmitted. Goodwill is amortized over ten years. Under GAAP, goodwill is measured as the excess of the consideration transferred plus the fair value of any noncontrolling interest in the acquiree at the acquisition date as compared to the fair values of the identifiable net assets acquired. Goodwill is not amortized but is assessed for impairment on an annual basis, or more frequently if circumstances indicate that a possible impairment has occurred.

Policyholder Dividends: Policyholder dividends are recognized when declared rather than over the term of the related policies as would be required under GAAP.

Surplus Notes: Surplus notes are reported as surplus rather than as liabilities as would be required under GAAP.

Statements of Cash Flow: Cash, cash equivalents and short-term investments in the statements of cash flow represent cash balances and investments with initial maturities of one year or less. Under GAAP, the corresponding caption of cash and cash equivalents includes cash balances and investments with initial maturities of three months or less.

Securities Lending Assets and Liabilities: For securities lending programs, cash collateral received which may be sold or repledged by the Company is reflected as a one-line entry on the balance sheet (securities lending reinvested collateral assets) and a corresponding liability is established to record the obligation to return the cash collateral. Collateral received which may not be sold or repledged is not recorded on the Company’s balance sheet. Under GAAP, the reinvested collateral is included within invested assets (i.e. it is not one-line reported).

The effects of the foregoing variances from GAAP on the accompanying statutory-basis financial statements have not been determined by the Company, but are presumed to be material.

Other significant accounting policies are as follows:

Investments

Investments in bonds, except those to which the SVO has ascribed an NAIC designation of 6, are reported at amortized cost using the interest method.

17

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

Hybrid securities, as defined by the NAIC, are securities designed with characteristics of both debt and equity and provide protection to the issuer’s senior note holders. These securities meet the definition of a bond, in accordance with SSAP No. 26, Bonds, excluding Loan-backed and Structured Securities and therefore, are reported at amortized cost or fair value based upon their NAIC rating.

Single class and multi-class mortgage-backed/asset-backed securities are valued at amortized cost using the interest method, including anticipated prepayments, except for those with an initial NAIC designation of 6, which are valued at the lower of amortized cost or fair value. Prepayment assumptions are obtained from dealer surveys or internal estimates and are based on the current interest rate and economic environment. The retrospective adjustment method is used to value all such securities, except principal-only and interest-only securities, which are valued using the prospective method.

The Company closely monitors below investment grade holdings and those investment grade issuers where the Company has concerns. The Company also regularly monitors industry sectors. The Company considers relevant facts and circumstances in evaluating whether the impairment is other-than-temporary including: (1) the probability of the Company collecting all amounts due according to the contractual terms of the security in effect at the date of acquisition; (2) the Company’s decision to sell a security prior to its maturity at an amount below its carrying amount; and (3) the Company’s ability to hold a structured security for a period of time to allow for recovery of the value to its carrying amount. Additionally, financial condition, near term prospects of the issuer and nationally recognized credit rating changes are monitored. Non-structured securities in unrealized loss positions that are considered other-than-temporary are written down to fair value. Structured securities considered other-than-temporarily impaired are written down to discounted estimated cash flows if the impairment is the result of cash flow analysis. If the Company has an intent to sell or lack of ability to hold a structured security, it is written down to fair value. For structured securities, cash flow trends and underlying levels of collateral are monitored. The Company will record a charge to the statement of operations to the extent that these securities are determined to be other-than-temporarily impaired.

Investments in both affiliated and unaffiliated preferred stocks in good standing are reported at cost or amortized cost. Investments in preferred stocks not in good standing are reported at the lower of cost or fair value, and the related net unrealized capital gains (losses) are reported in unassigned surplus along with any adjustment for federal income taxes.

Common stocks of unaffiliated companies, which include shares of mutual funds, are reported at fair value and the related net unrealized capital gains or losses are reported in unassigned surplus along with any adjustment for federal income taxes.

18

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

If the Company determines that a decline in the fair value of a common stock or a preferred stock is other-than-temporary, the Company writes it down to fair value as the new cost basis and the amount of the write down is accounted for as a realized loss in the statement of operations. The Company considers the following factors in determining whether a decline in value is other-than-temporary: (a) the financial condition and prospects of the issuer; (b) whether or not the Company has made a decision to sell the investment; and (c) the length of time and extent to which the value has been below cost.

Common stocks of affiliated insurance subsidiaries are reported based on underlying statutory equity plus the admitted portion of goodwill. Common stocks of affiliated noninsurance subsidiaries are reported based on underlying audited GAAP equity. The net change in the subsidiaries’ equity is included in the change in net unrealized capital gains or losses, reported in unassigned surplus along with any adjustment for federal income taxes.

The Company is restricted to trading Primus Guaranty, Ltd (Primus) a common stock holding, due to its ownership interest, which would require special securities filings prior to executing any purchase or sale transactions in regard to these securities. The Company’s interest in Primus does not meet the definition of an affiliate, and is therefore accounted for as an unaffiliated common stock investment. The carrying amount in Primus, which is carried at fair value, as of December 31, 2012 and 2011 was $49,416 and $27,673, respectively.

Short-term investments include investments with remaining maturities of one year or less at the time of acquisition and are principally stated at amortized cost.

Cash equivalents are short-term highly liquid investments with original maturities of three months or less and are principally stated at amortized cost.

Mortgage loans are reported at unpaid principal balances, less an allowance for impairment. A mortgage loan is considered to be impaired when it is probable that the Company will be unable to collect all principal and interest amounts due according to the contractual terms of the mortgage agreement. When management determines that the impairment is other-than-temporary, the mortgage loan is written down to realizable value and a realized loss is recognized.

Land is reported at cost. Real estate occupied by the Company is reported at depreciated cost net of encumbrances. Real estate held for the production of income is reported at depreciated cost net of related obligations. Real estate that the Company classifies as held for sale is measured at lower of carrying amount or fair value less cost to sell. Depreciation is calculated on a straight-line basis over the estimated useful lives of the properties. The Company recognizes an impairment loss if the Company determines that the carrying amount of the real estate is not recoverable and exceeds its fair value. The Company deems that the carrying amount of the asset is not recoverable if the carrying amount exceeds the sum of undiscounted cash flows expected to result from the use and disposition. The impairment loss is measured as the amount by which the asset’s carrying value exceeds its fair value.

19

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

Policy loans are reported at unpaid principal balances.

The Company has minority ownership interests in joint ventures and limited partnerships. The Company carries these investments based on its interest in the underlying audited GAAP equity of the investee. For a decline in the fair value of an investment in a joint venture or limited partnership which is determined to be other-than-temporary, the Company writes it down to fair value as the new cost basis and the amount of the write down is accounted for as a realized loss in the statement of operations. The Company considers an impairment to have occurred if it is probable that the Company will be unable to recover the carrying amount of the investment or if there is evidence indicating inability of the investee to sustain earnings which would justify the carrying amount of the investment.

Investments in Low Income Housing Tax Credit (LIHTC) properties are valued at amortized cost. Tax credits are recognized in operations in the tax reporting year in which the tax credit is utilized by the Company.

Other “admitted assets” are valued principally at cost, as required or permitted by Iowa Insurance Laws.

Realized capital gains and losses are determined using the specific identification method and are recorded net of related federal income taxes. Changes in admitted asset carrying amounts of bonds, mortgage loans, common and preferred stocks are credited or charged directly to unassigned surplus.

Interest income is recognized on an accrual basis. The Company does not accrue income on bonds in default, mortgage loans on real estate in default and/or foreclosure or which are delinquent more than twelve months, or real estate where rent is in arrears for more than three months. Income is also not accrued when collection is uncertain. In addition, accrued interest is excluded from investment income when payment exceeds 90 days past due. At December 31, 2012 and 2011, the Company excluded investment income due and accrued of $281 and $562, respectively, with respect to such practices.

For dollar repurchase agreements, the Company receives cash collateral in an amount at least equal to the fair value of the securities transferred by the Company in the transaction as of the transaction date. Cash received as collateral will be invested as needed or used for general corporate purposes of the Company.

20

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

Derivative Instruments

Overview: The Company may use various derivative instruments (options, caps, floors, swaps, foreign currency forwards and futures) to manage risks related to its ongoing business operations. On the transaction date of the derivative instrument, the Company designates the derivative as either (A) hedging (fair value, foreign currency fair value, cash flow, foreign currency cash flow, forecasted transactions or net investment in a foreign operation), (B) replication, (C) income generation or (D) held for other investment/risk management activities, which do not qualify for hedge accounting under SSAP No. 86, Accounting for Derivative Instruments and Hedging Activities.

Derivative instruments used in hedging relationships are accounted for on a basis that is consistent with the hedged item (amortized cost or fair value). Derivative instruments used in replication relationships are accounted for on a basis that is consistent with the cash instrument and the replicated asset (amortized cost or fair value). Derivative instruments used in income generation relationships are accounted for on a basis that is consistent with the associated covered asset or underlying interest to which the derivative indicates (amortized cost or fair value). Derivative instruments held for other investment/risk management activities receive fair value accounting.

Derivative instruments are subject to market risk, which is the possibility that future changes in market prices may make the instruments less valuable. The Company uses derivatives as hedges, consequently, when the value of the derivative changes, the value of a corresponding hedged asset or liability will move in the opposite direction. Market risk is a consideration when changes in the value of the derivative and the hedged item do not completely offset (correlation or basis risk) which is mitigated by active measuring and monitoring.

The Company is exposed to credit-related losses in the event of non-performance by counterparties to financial instruments, but it does not expect any counterparties to fail to meet their obligations given their high credit rating of ‘A’ or better. The credit exposure of interest rate swaps and currency swaps is represented by the fair value of contracts, aggregated at a counterparty level, with a positive fair value at the reporting date. The Company has entered into collateral agreements with certain counterparties wherein the counterparty is required to post assets on the Company’s behalf. The posted amount is equal to the difference between the net positive fair value of the contracts and an agreed upon threshold that is based on the credit rating of the counterparty. Inversely, if the net fair value of all contracts with this counterparty is negative, then the Company is required to post assets instead.

21

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

Instruments: Interest rate swaps are the primary derivative financial instruments used in the overall asset/liability management process to modify the interest rate characteristics of the underlying asset or liability. These interest rate swaps generally provide for the exchange of the difference between fixed and floating rate amounts based on an underlying notional amount. Typically, no cash is exchanged at the outset of the swap contract and a single net payment is exchanged at each due date. Swaps that meet hedge accounting rules are carried in a manner consistent with the hedged item, generally at amortized cost, on the financial statements. If the swap is terminated prior to maturity, proceeds are exchanged equal to the fair value of the contract. These gains and losses may be included in IMR or AVR if the underlying instrument receives that treatment. Swaps not meeting hedge accounting rules are carried at fair value with fair value adjustments recorded in unassigned surplus.

Interest rate basis swaps are used in the overall asset/liability management process to modify the interest rate characteristics of the underlying liability to mitigate the basis risk of assets and liabilities resetting on different indices. These interest rate swaps generally provide for the exchange of the difference between a floating rate on one index to a floating rate of another index, based upon an underlying notional amount. Typically, no cash is exchanged at the outset of the swap contract and a single net payment is exchanged at each due date. Swaps meeting hedge accounting rules are carried in a manner consistent with the hedged item, generally at amortized cost, on the financial statements. If the swap is terminated prior to maturity, proceeds are exchanged equal to the fair value of the contract. These gains and losses may be included in IMR or AVR if the underlying instrument receives that treatment. Swaps not meeting hedge accounting rules are carried at fair value with fair value adjustments recorded in unassigned surplus.

Cross currency swaps are utilized to mitigate risks when the Company holds foreign denominated assets or liabilities, therefore converting the asset or liability to a U.S. dollar (USD) denominated security. These cross currency swap agreements involve the exchange of two principal amounts in two different currencies at the prevailing currency rate at contract inception. During the life of the swap, the counterparties exchange fixed or floating rate interest payments in the swapped currencies. At maturity, the principal amounts are again swapped at a pre-determined rate of exchange. Each asset or liability is hedged individually where the terms of the swap must meet the terms of the hedged instrument. For swaps qualifying for hedge accounting, the premium or discount is amortized into income over the life of the contract, and the foreign currency translation adjustment is recorded as unrealized gain/loss in unassigned surplus. Swaps not meeting hedge accounting rules are carried at fair value with fair value adjustments recorded in unassigned surplus. If a swap is terminated prior to maturity, proceeds are exchanged equal to the fair value of the contract. These gains and losses may be included in IMR or AVR if the hedged instrument receives that treatment.

Total return swaps are used in the asset/liability management process to mitigate the risk created when the company has issued minimum guarantee insurance contracts linked to an index. These total return swaps generally provide for the exchange of the difference between fixed leg (tied to an equity or interest rate index) and floating leg (tied to LIBOR) amounts based on an underlying

22

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

notional amount (also tied to the underlying index). Typically, no cash is exchanged at the outset of the swap contract and a single net payment is exchanged each due date. Swaps that meet hedge accounting rules are carried in a manner consistent with the hedged item, generally at amortized cost, on the financial statements. If the swap is terminated prior to maturity, proceeds are exchanged equal to the fair value of the contract. These gains and losses may be included in IMR or AVR if the underlying instrument receives that treatment. Swaps not meeting hedge accounting rules are carried at fair value with fair value adjustments recorded in unassigned surplus.

Variance swaps are used in the asset/liability management process to mitigate the gamma risk created when the Company has issued minimum guarantee insurance contracts linked to an index. These variance swaps are similar to volatility options where the underlying index provides for the market value movements. Variance swaps do not accrue interest. Typically, no cash is exchanged at the outset of initiating the variance swap, and a single receipt or payment occurs at the maturity or termination of the contract. The variance swaps that meet hedge accounting rules are carried in a manner consistent with the hedged item, generally at amortized cost, on the financial statements. If terminated prior to maturity, proceeds are exchanged equal to the fair value of the contract. These gains and losses may be included in IMR or AVR if the underlying instrument receives that treatment. Swaps not meeting hedge accounting rules are carried at fair value with fair value adjustments recorded in unassigned surplus.

Futures contracts are used to hedge the liability risk associated when the Company issues products providing the customer a return based on various global equity market indices. Futures are marked to market on a daily basis whereby a cash payment is made or received by the Company. These payments are recognized as realized gains or losses in the financial statements.

Collars are used in the asset/liability management process to mitigate the residual risk created when the company has issued minimum guarantee insurance contracts linked to an index. These collars are similar to options where the underlying index provides for the market value movements. The collars do not accrue interest. Typically, no cash is exchanged at the onset, and a single receipt or payment occurs at the maturity or termination of the contract. Collars that meet hedge accounting rules are carried in a manner consistent with the hedged item, generally at amortized cost, on the financial statements. If terminated prior to maturity, proceeds are exchanged equal to the fair value of the contract. These gains and losses may be included in IMR or AVR if the underlying instrument receives that treatment. Collars that do not meet hedge accounting rules are carried at fair value with fair value adjustments recorded in unassigned surplus.

23

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

Caps are used in the asset/liability management process to mitigate the interest rate risk created due to a rapidly rising interest rate environment. The caps are similar to options where the underlying interest rate index provides for the market value movements. The caps do not accrue interest until the interest rate environment exceeds the caps strike rate. Cash is exchanged at the onset, and a single receipt or payment occurs at the maturity or termination of the contract. Caps that meet hedge accounting rules are carried in a manner consistent with the hedged item, generally at amortized cost, on the financial statements. If terminated prior to maturity, proceeds are exchanged equal to the fair value of the contract. These gains and losses may be included in IMR or AVR if the underlying instrument receives that treatment. Caps that do not meet hedge accounting rules are carried at fair value with fair value adjustments recorded in unassigned surplus.

The Company may sell products with expected benefit payments extending beyond investment assets currently available in the market. Because assets will have to be purchased in the future to fund future liability cash flows, the Company is exposed to the risk of future investments made at lower yields than what is assumed at the time of pricing. Forward-starting interest rate swaps are utilized to lock-in the current forward rate. The accrual of income begins at the forward date, rather than at the inception date. These forward-starting swaps meet hedge accounting rules and are carried at cost in the financial statements. Gains and losses realized upon termination of the forward-starting swap are deferred and used to adjust the basis of the asset purchased in the hedged forecasted period. The basis adjustment is then amortized into income as a yield adjustment to the asset over its life.

The Company issues fixed liabilities that have a guaranteed minimum crediting rate. The Company uses receiver swaption, whereby the swaption is designed to generate cash flows to offset lower yields on assets during a low interest rate environment. The Company pays a single premium at the beginning of the contract that is amortized throughout the life of the swaption. These swaptions are carried at fair value with fair value adjustments recorded in unassigned surplus.

The Company invests in domestic corporate debt securities denominated in U.S. dollars. If the issuers of these debt obligations fail to make timely payments, the value of the investment declines materially. The Company manages credit default risk through the purchase of credit default swaps. As the buyer of credit default protection, the Company will pay a premium to an approved counterparty in exchange for a contingent payment should a defined credit event occur with respect to the underlying reference entity or asset. Typically, the periodic premium or fee is expressed in basis points per notional. Generally, the premium payment for default protection is made periodically, although it may be paid as an up-front fee for short dated transactions. Should a credit event occur, the Company may be required to deliver the reference asset to the counterparty for par. Alternatively, settlement may be in cash. These credit default swaps are carried on the balance sheet at amortized cost. Premium payments made by the Company are recognized as investment expense. If the Company is unable to prove hedge effectiveness, the credit default swaps not meeting hedge accounting rules are carried at fair value with fair value adjustments recorded in unassigned surplus.

24

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

A replication transaction is a derivative transaction entered into in conjunction with a cash instrument to reproduce the investment characteristics of an otherwise permissible investment. The Company replicates investment grade corporate bonds or sovereign debt by combining a highly rated security as a cash component with a credit default swap which, in effect, converts the high quality asset into an investment grade corporate asset or a sovereign debt. The benefits of using the swap market to replicate credit include possible enhanced relative values as well as ease of executing larger transactions in a shortened time frame. Generally, a premium is received by the Company on a periodic basis and recognized in investment income. In the event the representative issuer defaults on its debt obligation referenced in the contract, a payment equal to the notional amount of the contract will be made by the Company and recognized as a capital loss.

The Company replicates hybrid fixed to floating treasuries by combining a U.S. Treasury cash component with a forward starting swap which, in effect, converts a fixed U.S. Treasury into a hybrid fixed to floating treasury. The purpose of these replications is to aid duration matching between the treasuries and the supported liabilities. Generally these swaps are carried at amortized cost with periodic interest payments beginning at a future date. Any early terminations are recognized as capital gains or losses. The Company complies with the specific rules established in AVR for replication transactions.

The Company previously entered into some credit default swaps linked to a collateralized debt obligation (CDO) structure as a result of market events on a liquidity facility it had entered. Under this transaction, the Company received a fee in exchange for providing credit protection if the underlying CDO structure incurred losses greater than its supporting collateral. The fee was recorded in investment income. These swaps were marked to fair value in the balance sheet and the fair value adjustment was recorded in unassigned surplus. This derivative structure was terminated in December 2012.

Separate Accounts

The majority of the separate accounts held by the Company, primarily for individual policyholders as well as for group pension plans, do not have any minimum guarantees, and the investment risks associated with fair value changes are borne by the policyholder. The assets in the accounts, carried at estimated fair value, consist of underlying mutual fund shares, common stocks, long-term bonds and short-term investments.

Certain other separate accounts held by the Company provide a minimum guaranteed return of 3% of the average investment balance to policyholders. The assets consist of long-term bonds and short-term investments which are carried at amortized cost.

25

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

Assets held in trust for purchases of variable universal life and annuity contracts and the Company’s corresponding obligation to the contract owners are shown separately in the balance sheets. The assets in the separate accounts are valued at fair value. Income and gains and losses with respect to the assets in the separate accounts accrue to the benefit of the contract owners and, accordingly, the operations of the separate accounts are not included in the accompanying financial statements. The investment risks associated with fair value changes of the separate accounts are borne entirely by the policyholders except in cases where minimum guarantees exist. The Company received variable contract premiums of $9,341,436, $9,381,447 and $6,368,599 in 2012, 2011 and 2010, respectively. In addition, the Company received $603,433, $494,516 and $380,170 in 2012, 2011 and 2010, respectively, related to fees associated with investment management, administration and contractual guarantees for separate accounts.

Aggregate Reserves for Policies and Contracts

Life, annuity and accident and health benefit reserves are developed by actuarial methods and are determined based on published tables using statutorily specified interest rates and valuation methods that will provide, in the aggregate, reserves that are greater than or equal to the minimum or guaranteed cash value, or the amount required by law.

The Company waives deduction of deferred fractional premiums upon death of the insured and returns any portion of the final premium for periods beyond the date of death.

The aggregate policy reserves for life insurance policies are based principally upon the 1941, 1958, 1980 and 2001 Commissioner’s Standard Ordinary Mortality and American Experience Mortality Tables. The reserves are calculated using interest rates ranging from 2.00 to 6.00 percent and are computed principally on the Net Level Premium Valuation and the Commissioner’s Reserve Valuation Methods. Reserves for universal life policies are based on account balances adjusted for the Commissioner’s Reserve Valuation Method.

Additional premiums are charged or additional mortality charges are assessed for policies issued on substandard lives according to underwriting classification. Generally, mean reserves are determined by computing the regular mean reserve for the plan at the true age and holding, in addition, one-half (1/2) of the extra premium charge for the year. For certain flexible premium and fixed premium universal life insurance products, reserves are calculated utilizing the Commissioner’s Reserve Valuation Method for universal life policies and recognizing any substandard ratings.

Deferred annuity reserves are calculated according to the Commissioner’s Annuity Reserve Valuation Method including excess interest reserves to cover situations where the future interest guarantees plus the decrease in surrender charges are in excess of the maximum valuation rates of interest. Reserves for immediate annuities and supplementary contracts with and without life contingencies are equal to the present value of future payments assuming interest rates ranging from 2.00 to 11.25 percent and mortality rates, where appropriate, from a variety of tables.

26

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

Annuity reserves also include guaranteed investment contracts (GICs) and funding agreements classified as life-type contracts as defined in SSAP No. 50, Classifications and Definitions of Insurance or Managed Care Contracts In Force. These liabilities have annuitization options at guaranteed rates and consist of floating interest rate and fixed interest rate contracts. The contract reserves are carried at the greater of the account balance or the value as determined for an annuity with cash settlement options, on a change in fund basis, according to the Commissioner’s Annuity Reserve Valuation Method.

Accident and health policy reserves are equal to the greater of the gross unearned premiums or any required mid-terminal reserves plus net unearned premiums and the present value of amounts not yet due on both reported and unreported claims.

Tabular interest, tabular less actual reserves released and tabular cost have been determined by formula. Tabular interest on funds not involving life contingencies has also been determined primarily by formula.

During 2012, the Company reported a decrease in reserves, net of reinsurance, on account of a change in valuation basis of $1,381 due to changing from the 1980 CSO mortality table to the minimum valuation standard of the 2001 CSO mortality table for a block of joint life universal life with secondary guarantee policies. Partially offsetting this decrease was a $408 increase in reserves on account of a change in valuation basis due to coding in the reserve valuation system reserves which had been held constant since 2008 for paid-up additions on a block of participating policies. The net decrease in reserves of $973 due to the changes in valuation bases has been credited directly to unassigned surplus.

During 2010, the Company reported a decrease in reserves, net of reinsurance, on account of changes in valuation bases of $3,642 due to continued conversion from the spreadsheet-based balance roll forward method of valuation of single premium group annuity (SPGA) products to a seriatim valuation. In addition, the Company continued to make enhancements to existing valuation platforms and converted from client based reserves to in-house seriatim calculations during 2010. These changes resulted in an increase in reserves of $3,523. The net change in reserves of $119 due to the conversions has been credited directly to unassigned surplus. Related to this change was a corresponding decrease in the deferred premium asset of $2,388. This amount was also charged directly to unassigned surplus.

27

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

Policy and Contract Claim Reserves

Claim reserves represent the estimated accrued liability for claims reported to the Company and claims incurred but not yet reported through the balance sheet date. These reserves are estimated using either individual case-basis valuations or statistical analysis techniques. These estimates are subject to the effects of trends in claim severity and frequency. The estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes available.

Liability for Deposit-Type Contracts

Deposit-type contracts do not incorporate risk from the death or disability of policyholders. These types of contracts may include GICs, funding agreements and other annuity contracts. Deposits and withdrawals on these contracts are recorded as a direct increase or decrease, respectively, to the liability balance and are not reported as premiums, benefits or changes in reserves in the statement of operations.

The Company issues certain funding agreements with well-defined class-based annuity purchase rates defining either specific or maximum purchase rate guarantees. However, these funding agreements are not issued to or for the benefit of an identifiable individual or group of individuals. These contracts are classified as deposit-type contracts in accordance with SSAP No. 50.

Municipal Reverse Repurchase Agreements

Municipal repurchase agreements are investment contracts issued to municipalities that pay either a fixed or floating rate of interest on the guaranteed deposit balance. The floating interest rate is based on a market index. The related liabilities are equal to the policyholder deposit and accumulated interest on the contract.

These municipal repurchase agreements require a minimum of 95% of the fair value of the securities transferred to be maintained as collateral.

Premiums and Annuity Considerations

Revenues for policies with mortality or morbidity risk (including annuities with purchase rate guarantees) consist of the entire premium received and are recognized over the premium paying periods of the related policies. Consideration received and benefits paid for annuity policies without mortality or morbidity risk are recorded using deposit accounting and recorded directly to an appropriate policy reserve account, without recognizing premium revenue.

28

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

Claims and Claim Adjustment Expense

Liabilities for losses and loss/claim adjustment expenses for accident and health contracts are estimated using statistical claim development models to develop best estimates of liabilities for medical expense business and using tabular reserves employing mortality/morbidity tables and discount rates meeting minimum regulatory requirements for other business.

Activity in the liability for unpaid claims and related processing costs net of reinsurance is summarized as follows:

	Unpaid Claims Liability Beginning of Year	Claims Incurred	Claims Paid	Unpaid Claims Liability End of Year
Year ended December 31, 2012
2012	$—	$523,543	$166,571	$356,972
2011 and prior	943,279	51,495	335,510	659,264

	943,279	$575,038	$502,081	1,016,236

Active life reserve	2,740,356			2,831,417

Total accident and health reserves	$3,683,635			$3,847,653

	Unpaid Claims Liability Beginning of Year	Claims Incurred	Claims Paid	Unpaid Claims Liability End of Year
Year ended December 31, 2011
2011	$—	$517,711	$163,597	$354,114
2010 and prior	948,808	(15,043)	344,600	589,165

	948,808	$502,668	$508,197	943,279

Active life reserve	2,680,895			2,740,356

Total accident and health reserves	$3,629,703			$3,683,635

The Company’s unpaid claims reserve was increased (decreased) by $51,495 and $(15,043) for the years ended December 31, 2012 and 2011, respectively, for health claims that occurred prior to those balance sheet dates. The change in 2012 and 2011 resulted primarily from variances in the estimated frequency of claims and claim severity.

29

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

The balance in the liability for unpaid accident and health claim adjustment expenses as of December 31, 2012 and 2011 was $26,289 and $26,608, respectively. The Company incurred $13,288 and paid $13,608 of claim adjustment expenses in the current year, of which $10,113 of the paid amount was attributable to insured or covered events of prior years. The Company incurred $10,918 and paid $9,557 of claim adjustment expenses during 2011, of which $6,748 of the paid amount was attributable to insured or covered events of prior years. The Company did not increase or decrease the provision for insured events of prior years during 2012 or 2011.

Reinsurance

Coinsurance premiums, commissions, expense reimbursements and reserves related to reinsured business are accounted for on bases consistent with those used in accounting for the original policies and the terms of the reinsurance contracts. Gains associated with reinsurance of in force blocks of business are included in unassigned surplus and amortized into income as earnings emerge on the reinsured block of business. Premiums ceded and recoverable losses have been reported as a reduction of premium income and benefits, respectively. Policy liabilities and accruals are reported in the accompanying financial statements net of reinsurance ceded.

Stock Option Plan, Long-Term Incentive Compensation and Stock Appreciation Rights Plans

Certain management employees of the Company participate in a stock-based long-term incentive compensation plan issued by the Company’s indirect parent. In accordance with SSAP No. 13, Stock Options and Stock Purchase Plans, the expense or benefit related to this plan for the Company’s management employees has been charged to the Company, with an offsetting amount credited to paid-in surplus. The Company recorded an accrued expense in the amount of $19,754, $9,158 and $3,205 for the years ended December 31, 2012, 2011 and 2010, respectively.

Recent Accounting Pronouncements

Effective December 31, 2012, the Company adopted non-substantive revisions to SSAP No. 86 to require disclosure of embedded credit derivatives within a financial instrument that expose the holder to the possibility of making future payments, and adopted guidance from Accounting Standards Update (ASU) 2010-11, Derivatives and Hedging – Scope Exception Related to Embedded Credit Derivatives, to clarify that seller credit derivative disclosures do not apply to embedded derivative features related to the transfer of credit risk that is only in the form of subordination of one financial instrument to another. The adoption of these revisions had no impact to the Company’s results of operations or financial position.

30

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

Effective December 31, 2012, the Company adopted non-substantive revisions to SSAP No. 86 to move one aspect of the criteria for a hedged forecasted transaction and incorporate it as criteria for a fair value hedge. The adoption of this revision had no impact to the Company’s results of operations or financial position.

Effective December 31, 2012, the Company adopted non-substantive revisions to SSAP No. 27, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk, Financial Instruments with Concentrations of Credit Risk and Disclosures about Fair Value of Financial Instruments, which clarifies that embedded derivatives, which are not separately recognized as derivatives under statutory accounting, are included in the disclosures of financial instruments with off-balance-sheet risk. The adoption of this revision had no impact to the Company’s results of operations or financial position.

Effective December 31, 2012, the Company adopted non-substantive revisions to SSAP No. 1, Disclosures of Accounting Policies, Risks and Uncertainties and Other Disclosures. These revisions require reference to the accounting policy and procedure footnote that describes permitted or prescribed practices when an individual note is impacted by such practices. The adoption of this requirement had no impact to the Company’s results of operation or financial position, but did require additional disclosures. See Note 8 Policy and Contract Attributes for further details.

Effective January 1, 2012, the Company adopted revisions to SSAP No. 100, Fair Value Measurements (SSAP No. 100). These revisions require new disclosures of fair value hierarchy and the method used to obtain the fair value measurement, a new footnote that summarizes hierarchy levels by type of financial instrument and gross presentation of purchases, sales, issues and settlements within the reconciliation for fair value measurements categorized within Level 3 of the hierarchy. The adoption of these revisions had no impact to the Company’s results of operations or financial position, but did require additional disclosures. See Note 4 Fair Values of Financial Instruments for further details.

Effective January 1, 2012, the Company began computing current and deferred income taxes in accordance with SSAP No. 101. This statement established statutory accounting principles for current and deferred federal and foreign income taxes and current state income taxes. The adoption of this statement resulted in the transfer of $432,568 from Aggregate Write-Ins for Other than Special Surplus Funds to Unassigned Funds and updates to the Company’s income tax disclosures. See Note 7 Income Taxes for further details.

For the years ended December 31, 2011 and 2010, the Company adopted SSAP No. 10R, Income Taxes – Revised, A Temporary Replacement of SSAP No. 10 (SSAP No. 10R). This statement established statutory accounting principles for current and deferred federal and foreign income taxes and current state income taxes. The SSAP temporarily superseded SSAP No. 10, Income

31

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

Taxes. SSAP No. 10R allowed an entity to elect to admit additional deferred tax assets (DTAs) utilizing a three year loss carryback provision, plus the lesser of a look-forward of three years on gross DTAs expected to be realized or 15% of statutory capital and surplus if the entity’s risk-based capital is above the 250% risk-based capital level where an action level could occur as a result of a trend test utilizing the old SSAP No. 10 provisions to calculate the DTA. Prior to the adoption of SSAP No. 10R, the admitted DTA was calculated by taking into consideration a one year loss carryback and look-forward on gross DTAs that can be expected to be realized and a 10% capital and surplus limit on the admitted amount of the DTA. The Company elected to admit additional deferred tax assets pursuant to SSAP No. 10R and as a result, the cumulative effect of the adoption of this standard was the difference between the calculation of the admitted DTA per SSAP No.10R and the old SSAP No. 10 methodology at December 31, 2011 and 2010. This change in accounting principle increased surplus by a net amount of $432,568 and $554,923, respectively, at December 31, 2011 and 2010, which has been recorded within the statements of changes in capital and surplus.

Effective December 31, 2011, the Company adopted SSAP No. 5R, Liabilities, Contingencies and Impairments of Assets – Revised. The revisions require the Company to recognize a liability equal to the greater of (a) the fair value of the guarantee at its inception, even if the likelihood of payment under the guarantee is remote or (b) the contingent liability amount required to be recognized if it is probable that a liability has been incurred at the financial statement date and the amount of loss can reasonably be determined. While this guidance does not exclude guarantees issued as intercompany transactions or between related parties from the initial liability recognition requirement, there are a couple exceptions. Guarantees made to/or on behalf of a wholly-owned subsidiary and related party guarantees that are considered “unlimited” (for example, in response to a rating agency’s requirement to provide a commitment to support) are exempt from the initial liability recognition. Additional disclosures are also required under this new guidance for all guarantees, whether or not they meet the criteria for initial liability recognition. The adoption of this new accounting principle had no material impact to the Company’s results of operations or financial position, but did require additional disclosures regarding these guarantees. See Note 13 on Commitments and Contingencies for further details.

Effective December 31, 2011, the Company adopted non-substantive revisions to SSAP No. 100 to incorporate the provisions of ASU 2010-06, Improving Disclosures about Fair Value Measurements. This revision required a new disclosure for assets and liabilities for which fair value is not measured and reported in the statement of financial position but is otherwise disclosed. The adoption of these revisions had no impact to the Company’s results of operations or financial position. See Note 4 for further details.

Effective December 31, 2011, the Company adopted non-substantive changes to SSAP No. 32, Investments in Preferred Stock (including investments in preferred stock of subsidiary, controlled, or affiliated entities). The amendment was made to clarify the definition of preferred

32

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

stock. Under the revised SSAP No. 32, a preferred stock is defined as any class or series of shares the holders of which have any preference, either as to the payment of dividends or distribution of assets on liquidation, over the holder of common stock [as defined in SSAP No. 30, Investments in Common Stock (excluding investments in common stock of subsidiary, controlled, or affiliated entities)] issued by an entity. This revised definition had no impact to the Company.

Effective January 1, 2011, the Company adopted SSAP No. 35R, Guaranty Fund and Other Assessments – Revised. This statement modified the conditions required for recognizing a liability for insurance-related assessments and required additional disclosures. See Note 13 for disclosures related to guaranty fund assessments. The adoption of this accounting principle had no financial impact to the Company.

Effective January 1, 2011, the Company adopted revisions to certain paragraphs of SSAP No. 43R, Loan-backed and Structured Securities to clarify the accounting for gains and losses between AVR and IMR. The revisions clarify that an AVR/IMR bifurcation analysis should be preformed when SSAP No. 43R securities are sold (not just as a result of impairment). These changes were applied on a prospective basis and had no financial impact to the Company upon adoption.

Effective January 1, 2011, the Company adopted revisions to SSAP No. 43R to clarify the definitions of loan-backed and structured securities. The clarified guidance was applied prospectively and had no financial impact to the Company upon adoption.

Effective December 31, 2010, the Company adopted modifications made to SSAP No. 91R, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. The amendments resulted in cash collateral received from counterparties to derivatives contracts also being reported on the Company’s balance sheet in the respective asset class in which the cash was reinvested (short-term investments and bonds). A separate liability was established to record the obligation to return the cash collateral (Payable for derivative cash collateral). These balances were recorded on the Company’s balance sheet effective January 1, 2010 and resulted in an increase to assets of $220,439, an increase to liabilities of $215,069 and a net increase to surplus of $5,370. The net increase to surplus is comprised of $6,403 of accumulated earnings offset by unrealized losses associated with securities that were reported at lower of cost or market at the time of adoption of $1,033.

Effective January 1, 2013, the Company will adopt SSAP No. 92, Postretirement Benefits Other Than Pensions, A Replacement of SSAP No. 14 and SSAP No. 102, Accounting for Pensions, A Replacement of SSAP No. 89. This guidance impacts accounting for defined benefit pension plans or other postretirement plans, along with related disclosures. SSAP No. 102 requires recognition of the funded status of the plan based on the projected benefit obligation instead of

33

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

the accumulated benefit obligation as under SSAP No. 89. In addition, SSAP No. 92 and SSAP No. 102 require consideration of non-vested participants. The adoption of these standards will not impact the Company’s results of operations, financial position or disclosures as the Company does not sponsor the pension plan and is not directly liable under the plan. See Note 11 for further discussion of the Company’s pension plan and other postretirement plans as sponsored by Aegon.

Effective January 1, 2013, the Company will adopt SSAP No. 103, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities which adopts with modifications the guidance in ASU 2009-16, Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets and supersedes SSAP no. 91R, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The impact of the adoption of this standard is expected to be immaterial to the Company.

Effective January 1, 2013, the Company will adopt non-substantive revisions to SSAP No. 36, Troubled Debt Restructuring. These revisions adopt guidance from ASU 2011-02, Receivables – A Creditors’ Determination of Whether a Restructuring is a Troubled Debt Restructuring, which clarifies what constitutes a troubled debt restructuring and adopts with modification troubled debt restructuring disclosures for creditors from ASU 2010-20: Receivables (Topic 310), Disclosures About the Credit Quality of Financing Receivables and the Allowance for Credit Losses. The adoption of this revision is not expected to impact the financial position or results of operations of the Company.

Effective December 31, 2013, the Company will adopt revisions to SSAP No. 35R, Guaranty Fund and Other Assessments – Revised which incorporates subsequent event (Type II) disclosures for entities subject to Section 9010 of the Patient Protection and Affordable Care Act related to assessments payable. The adoption of this revision is not expected to impact the financial position or results of operations of the Company as revisions relate to disclosures only.

Reclassifications

Certain reclassifications have been made to the 2011 and 2010 financial statements to conform to the 2012 presentation.

During 2012, the Company changed the presentation of various reinsurance related balances. As a result of these changes, $91,236 was reclassified from Remittances and items not allocated to Other liabilities as of December 31, 2011. In addition, $807,484 and $237,399, respectively, was reclassified between the Net transfers to separate accounts line and the Surrender benefits line in the 2011 and 2010 Statements of Operations to conform to the 2012 presentation. Lastly, Reinsurance transaction – modco reserve adjustment on reinsurance assumed was presented as a separate line item in 2012. As a result of this change in presentation, $(218,566) and $(262,273), respectively, was reclassed between the Other expenses line and the Reinsurance transaction – modco reserve adjustment on reinsurance assumed line in the 2011 and 2010 Statements of Operations to conform to the 2012 presentation.

34

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

2. Prescribed and Permitted Statutory Accounting Practices

The financial statements of the Company are presented on the basis of accounting principles prescribed or permitted by the Insurance Division, Department of Commerce, of the State of Iowa. The Insurance Division, Department of Commerce, of the State of Iowa recognizes only statutory accounting practices prescribed or permitted by the State of Iowa for determining and reporting the financial condition and results of operations of an insurance company, and for determining its solvency under the Iowa Insurance Law.

The State of Iowa has adopted a prescribed practice that differs from that found in the NAIC SAP related to the admission of a parental guarantee in the equity value calculation of TLIC Riverwood Reinsurance, Inc. (TRRI), a wholly owned subsidiary of the Company. As prescribed by Iowa Administrative Code 191-99.11(5), the Company is entitled to value its ownership in TRRI at a value equal to the audited statutory surplus of TRRI, which includes the parental guarantee provided by Aegon USA, LLC as an admissible asset, whereas SSAP No. 97 – Investments in Subsidiary, Controlled and Affiliated Entities, A Replacement of SSAP No. 88 would not allow the admissibility of such an asset.

The NAIC SAP has been adopted as a component of prescribed or permitted practices by the State of Iowa. The State of Iowa has adopted a prescribed accounting practice that differs from that found in the NAIC SAP related to reserve credits and secondary guarantee reinsurance treaties. As prescribed by Iowa Administrative Code 191-17.3(2), the Commissioner found that the Company is entitled to take reserve credit for such a reinsurance contract in the amount equal to the portion of total reserves attributable to the secondary guarantee, whereas this type of reinsurance does not meet the specific requirements of SSAP No. 61, Life, Deposit-Type and Accident and Health Reinsurance and Appendix A-791 of the NAIC SAP.

The Company, with the permission of the Commissioner of Insurance of the State of Iowa, records the value of its wholly owned foreign life insurance subsidiary, Transamerica Life (Bermuda), Ltd. (TLB), based upon audited statutory equity rather than audited foreign statutory equity, utilizing adjustments as outlined in SSAP No. 97.

The State of Iowa has adopted a prescribed accounting practice that differs from that found in the NAIC SAP related to the reported value of the assets supporting the Company’s guaranteed separate accounts. As prescribed by Iowa Administrative Code 508A.1.4, the Commissioner found that the Company is entitled to value the assets of the guaranteed separate account at amortized cost, whereas the assets would be required to be reported at fair value under SSAP No. 56, Separate Accounts, of the NAIC SAP. There is no impact to the Company’s income or surplus as a result of utilizing this prescribed practice.

35

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

A reconciliation of the Company’s net income and capital and surplus between NAIC SAP and practices prescribed and permitted by the State of Iowa is shown below:

	2012	2011	2010
Net income (loss), State of Iowa basis	$791,564	$(2,459,266)	$417,679
State prescribed practice for parental guarantee	—	—	—
State prescribed practice for secondary guarantee reinsurance	—	—	—
State permitted practice for valuation of wholly-owned foreign life subsidiary	—	—	—

Net income (loss), NAIC SAP	$791,564	$(2,459,266)	$417,679

Statutory surplus, State of Iowa basis	$5,470,563	$5,121,642	$4,298,124
State prescribed practice for parental guarantee	(724,720)	(675,044)	—
State prescribed practice for secondary guarantee reinsurance	(3,364,455)	(3,149,987)	(2,926,627)
State permitted practice for valuation of wholly-owned foreign life subsidiary	42,539	19,129	19,656

Statutory surplus, NAIC SAP	$1,423,927	$1,315,740	$1,391,153

During 2011, the Company entered into a retrocession reinsurance contract and subsequent novation agreements with respect to each of the unaffiliated retroceded reinsurance contracts. The retrocession reinsurance contract transferred the Company’s liabilities to SCOR SE (SCOR), a Societas Europaea organized under the laws of France, and subsequently facilitated the ultimate novation of third party retrocession reinsurance contracts in support of the exiting of the reinsurance operations. No additional net consideration was contemplated upon execution of the novation agreements. Therefore, the Company had the same net retained risk of zero both prior to and subsequent to the execution of the novations.

SSAP No. 61 defines novation agreements as one which extinguishes one entity’s liability and moves it to another entity, which is applicable under this situation. The retrocession agreement had all references to the Company removed and replaced with SCOR upon completion of the novations. SSAP No. 61 does not specifically address novation and releases related to retrocession agreements, however as both cedents and retrocessionaires in this situation are a

36

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

party to the agreement, the intent of the novation and release is consistent with the application for direct cedents application of the standard. Thus, the Company reported the novation and release similar to a novation, as outlined in paragraphs 53-56 of SSAP No. 61, with direct adjustments to the balance sheet.

3. Accounting Changes and Correction of Errors

Effective December 16, 2011, the Company released an IMR liability associated with the block of business ceded to an unaffiliated entity on a coinsurance basis. Since the portion of the block of business ceded did not represent more than one percent of the Company’s general account liabilities, the IMR liability should not have been released when the reinsurance transaction was effected. The error resulted in an understatement of the IMR liability in the amount of $8,889. This was corrected in 2012, and the Company reflected the impact of the correction as a change in unassigned surplus within the statement of changes in capital and surplus.

Effective August 9, 2011, the Company released an IMR liability associated with a block of business retroceded to an unaffiliated entity. The gain on the release of the IMR liability should have been deferred through unassigned surplus but was instead included in the statements of operations. The error resulted in an overstatement of net income in the amount of $33,567. This was corrected in 2012, and the Company reflected the impact of the correction as a change in unassigned surplus within the statement of changes in capital and surplus. The offsetting adjustment is to the change in surplus as a result of reinsurance line within the statements of operations. There was no net impact to surplus as a result of this correction.

During 2012, the Company discovered an error in the calculation of waiver of premium reserves for long term care business due to the use of inaccurate premiums waived data. The error resulted in an understatement of reserves of $20,341 as of December 31, 2011. This has been reported as a correction of an error in the statement of changes in capital and surplus.

4. Fair Values of Financial Instruments

The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Determination of fair value

The fair values of financial instruments are determined by management after taking into consideration several sources of data. When available, the Company uses quoted market prices in active markets to determine the fair value of its investments. The Company’s valuation policy utilizes a pricing hierarchy which dictates that publicly available prices are initially sought from

37

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

indices and third-party pricing services. In the event that pricing is not available from these sources, those securities are submitted to brokers to obtain quotes. Lastly, securities are priced using internal cash flow modeling techniques. These valuation methodologies commonly use reported trades, bids, offers, issuer spreads, benchmark yields, estimated prepayment speeds, and/or estimated cash flows.

To understand the valuation methodologies used by third-party pricing services, the Company reviews and monitors their applicable methodology documents. Any changes to their methodologies are noted and reviewed for reasonableness. In addition, the Company performs in-depth reviews of prices received from third-party pricing services on a sample basis. The objective for such reviews is to demonstrate that the Company can corroborate detailed information such as assumptions, inputs and methodologies used in pricing individual securities against documented pricing methodologies. Only third-party pricing services and brokers with a substantial presence in the market and with appropriate experience and expertise are used.

Each month, the Company performs an analysis of the information obtained from indices, third-party services, and brokers to ensure that the information is reasonable and produces a reasonable estimate of fair value. The Company considers both qualitative and quantitative factors as part of this analysis, including but not limited to, recent transactional activity for similar securities, review of pricing statistics and trends, and consideration of recent relevant market events. Other controls and procedures over pricing received from indices, third-party pricing services, or brokers include validation checks such as exception reports which highlight significant price changes, stale prices or un-priced securities.

Fair value hierarchy

The Company’s financial assets and liabilities carried at fair value are classified, for disclosure purposes, based on a hierarchy defined by SSAP No. 100. The hierarchy gives the highest ranking to fair values determined using unadjusted quoted prices in active markets for identical assets and liabilities (Level 1), and the lowest ranking to fair values determined using methodologies and models with unobservable inputs (Level 3). An asset’s or a liability’s classification is based on the lowest level input that is significant to its measurement. For example, a Level 3 fair value measurement may include inputs that are both observable (Levels 1 and 2) and unobservable (Level 3). The levels of the fair value hierarchy are as follows:

Level	1—Unadjusted quoted prices for identical assets or liabilities in active markets accessible at the measurement date.

38

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

Level	2—Quoted prices in markets that are not active or inputs that are observable either directly or indirectly for substantially the full term of the asset or liability. Level 2 inputs include the following:

a)	Quoted prices for similar assets or liabilities in active markets

b)	Quoted prices for identical or similar assets or liabilities in non-active markets

c)	Inputs other than quoted market prices that are observable

d)	Inputs that are derived principally from or corroborated by observable market data through correlation or other means

Level	3— Prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. They reflect the Company’s own assumptions about the assumptions a market participant would use in pricing the asset or liability.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash Equivalents and Short-Term Investments: The carrying amounts reported in the accompanying balance sheets for these financial instruments approximate their fair values. Cash is not included in the below tables.

Short-Term Notes Receivable from Affiliates: The carrying amounts reported in the accompanying balance sheets for these financial instruments approximate their fair value.

Bonds and Stocks: The NAIC allows insurance companies to report the fair value determined by the SVO or to determine the fair value by using a permitted valuation method. The fair values of bonds and stocks are reported or determined using the following pricing sources: indexes, third party pricing services, brokers, external fund managers and internal models.

Fair values for fixed maturity securities (including redeemable preferred stock) actively traded are determined from third-party pricing services, which are determined as discussed above in the description of level one and level two values within the fair value hierarchy. For fixed maturity securities (including redeemable preferred stock) not actively traded, fair values are estimated using values obtained from third-party pricing services, or are based on non-binding broker quotes or internal models. In the case of private placements, fair values are estimated by discounting the expected future cash flows using current market rates applicable to the coupon rate, credit and maturity of the investments.

39

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

Mortgage Loans on Real Estate: The fair values for mortgage loans on real estate are estimated utilizing discounted cash flow analyses, using interest rates reflective of current market conditions and the risk characteristics of the loans.

Other Invested Assets: The fair values for other invested assets, which include investments in surplus notes issued by other insurance companies and fixed or variable rate investments with underlying characteristics of bonds were determined primarily by using indexes, third party pricing services and internal models.

Derivative Financial Instruments: The estimated fair values of interest rate caps and options are based upon the latest quoted market price at the balance sheet date. The estimated fair values of swaps, including interest rate and currency swaps, are based on pricing models or formulas using current assumptions. The estimated fair values of credit default swaps are based upon the pricing differential as of the balance sheet date for similar swap agreements.

Policy Loans: The fair value of policy loans is equal to the book value of the loan, which is stated at unpaid principal balance.

Securities Lending Reinvested Collateral: The cash collateral from securities lending is reinvested in various short-term and long-term debt instruments. The fair values of these investments are determined using the methods described above under Cash, Cash Equivalents and Short-Term Investments and Bonds and Stocks.

Receivable From/Payable to Parents, Subsidiaries and Affiliates: The carrying amount of receivable from/payable to affiliates approximates their fair value.

Separate Account Assets and Annuity Liabilities: The fair value of separate account assets are based on quoted market prices when available. When not available, they are valued in the same manner as general account assets as further described in this note. The fair value of separate account annuity liabilities is based on the account value for separate accounts business without guarantees. For separate accounts with guarantees, fair value is based on discounted cash flows.

Investment Contract Liabilities: Fair value for the Company’s liabilities under investment contracts, which include deferred annuities, GICs and funding agreements, are estimated using discounted cash flow calculations. For those liabilities that are short in duration, carrying amount approximates fair value.

Deposit-Type Contracts: The carrying amounts of deposit-type contracts reported in the accompanying balance sheets approximate their fair values.

40

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

Surplus Notes: Fair values for surplus notes are estimated using a discounted cash flow analysis based on the Company’s current incremental borrowing rate for similar types of borrowing arrangements.

The Company accounts for its investments in affiliated common stock using the equity method of accounting; as such, they are not included in the following disclosures as they are not carried at fair value on the balance sheets.

The Company accounts for derivatives that receive and pass hedge accounting in the same manner as the underlying hedged instrument. If that instrument is held at amortized cost, then the derivative is also held at amortized cost and therefore it is not included in the following disclosures as it is not carried at fair value on the balance sheets.

Fair values for the Company’s insurance contracts other than investment-type contracts (including separate account universal life liabilities) are not required to be disclosed. However, the fair values of liabilities under all insurance contracts are taken into consideration in the Company’s overall management of interest rate risk, such that the Company’s exposure to changing interest rates is minimized through the matching of investment maturities with amounts due under insurance contracts.

41

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

The following tables set forth a comparison of the estimated fair values and carrying amounts of the Company’s financial instruments, including those not measured at fair value in the balance sheets, as of December 31, 2012 and 2011, respectively:

	December 31
	2012
	Estimated Fair Value	Admitted Assets	(Level 1)	(Level 2)	(Level 3)	Not Practicable (Carrying Value)
Admitted assets
Cash equivalents and short-term investments, other than affiliates	$3,899,465	$3,899,465	$—	$3,899,465	$—	$—
Short-term notes receivable from affiliates	411,200	411,200	—	411,200	—	—
Bonds	40,790,267	36,721,992	4,064,778	35,427,671	1,297,818	—
Preferred stocks, other than affiliates	111,258	111,471	—	101,853	9,405	—
Common stocks, other than affiliates	218,026	218,026	68,173	257	149,596	—
Mortgage loans on real estate	6,343,771	5,756,749	—	—	6,343,771	—
Other invested assets	172,494	157,176	—	159,145	13,349	—
Options	205,942	205,942	—	205,942	—	—
Interest rate swaps	1,667,275	298,750	—	1,648,192	19,083	—
Currency swaps	64,632	40,080	—	64,632	—	—
Credit default swaps	24,874	12,812	—	24,874	—	—
Policy loans	708,794	708,794	—	708,794	—	—
Securities lending reinvested collateral	2,159,184	2,160,218	—	2,159,184	—	—
Receivable from parent, subsidiaries and affiliates	51,246	51,246	—	51,246	—	—
Separate account assets	48,756,861	48,684,223	43,059,585	5,693,280	3,996	—
Liabilities
Investment contract liabilities	16,244,099	15,014,811	—	1,107,623	15,136,476	—
Options	49,393	49,393	—	49,393	—	—
Interest rate swaps	406,498	212,460	—	367,059	39,439	—
Currency swaps	58,388	68,895	—	58,388	—	—
Credit default swaps	7,285	26,435	—	7,285	—	—
Payable to parent, subsidiaries and affiliates	7,245	7,245	—	7,245	—	—
Separate account annuity liabilities	40,655,573	40,658,385	—	40,509,576	145,997	—
Surplus notes	168,588	150,000	—	—	168,588	—

42

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

	December 31
	2011
	Carrying Amount	Estimated Fair Value
Admitted assets
Cash equivalents and short-term investments, other than affiliates	$2,427,211	$2,427,211
Short-term notes receivable from affiliates	185,100	185,100
Bonds	39,785,207	41,910,771
Preferred stocks, other than affiliates	138,596	149,539
Common stocks, other than affiliates	229,973	229,973
Mortgage loans on real estate	6,830,030	7,364,129
Other invested assets	159,011	165,273
Interest rate swaps	233,642	1,950,058
Currency swaps	8,239	59,431
Credit default swaps	6,603	5,389
Policy loans	727,684	727,684
Securities lending reinvested collateral	3,520,304	3,517,849
Receivable from parent, subsidiaries and affiliates	154,163	154,163
Separate account assets	41,473,473	41,473,473
Liabilities
Investment contract liabilities	16,415,861	17,090,179
Interest rate swaps	46,960	456,325
Currency swaps	40,536	75,759
Credit default swaps	19,739	27,931
Payable to parent, subsidiaries and affiliates	243,112	243,112
Separate account annuity liabilities	33,308,199	33,311,319
Surplus notes	150,000	153,819

43

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

The following tables provide information about the Company’s financial assets and liabilities measured at fair value as of December 31, 2012 and 2011:

	2012
	Level 1	Level 2	Level 3	Total
Assets:
Bonds
Industrial and miscellaneous	$—	$103,093	$8,147	$111,240
Hybrid securities	—	4,287	—	4,287

Total bonds	—	107,380	8,147	115,527

Common stock
Mutual funds	250	69	—	319
Industrial and miscellaneous	67,923	188	149,596	217,707

Total common stock	68,173	257	149,596	218,026

Short-term investments
Government	—	82,823	—	82,823
Industrial and miscellaneous	—	3,284,316	—	3,284,316
Mutual funds	—	484,005	—	484,005
Intercompany notes receivable	—	411,200	—	411,200
Sweep accounts	—	48,320	—	48,320

Total short-term investments	—	4,310,664	—	4,310,664

Derivative assets	—	288,874	(20,355)	268,519
Separate account assets	43,036,673	4,980,375	807	48,017,855

Total assets	$43,104,846	$9,687,550	$138,195	$52,930,591

Liabilities:
Derivative liabilities	$—	$66,150	$—	$66,150
Separate account liabilities	4,653	3,829	—	8,482

Total liabilities	$4,653	$69,979	$—	$74,632

44

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

	2011
	Level 1	Level 2	Level 3	Total
Assets:
Bonds
Government	$—	$63	$—	$63
Industrial and miscellaneous	—	193,110	32,248	225,358
Hybrid securities	—	3,570	—	3,570

Total bonds	—	196,743	32,248	228,991

Preferred stock
Industrial and miscellaneous	—	13,486	1,236	14,722

Total preferred stock	—	13,486	1,236	14,722

Common stock
Mutual funds	357	68	—	425
Industrial and miscellaneous	51,646	334	177,568	229,548

Total common stock	52,003	402	177,568	229,973

Short-term investments
Government	—	33,156	—	33,156
Industrial and miscellaneous	—	1,736,611	—	1,736,611
Mutual funds	—	615,179	—	615,179
Intercompany notes receivable	—	185,100	—	185,100
Sweep accounts	—	42,256	—	42,256

Total short-term investments	—	2,612,302	—	2,612,302

Derivative assets	—	170,617	2,153	172,770
Separate account assets	35,108,598	5,006,378	746,827	40,861,803

Total assets	$35,160,601	$7,999,928	$960,032	$44,120,561

Liabilities:
Derivative liabilities	$—	$19,648	$11,786	$31,434
Separate account liabilities	9,723	4,406	—	14,129

Total liabilities	$9,723	$24,054	$11,786	$45,563

Bonds classified in Level 2 are valued using inputs from third party pricing services or broker quotes. Level 3 measurements for bonds are primarily those valued using non-binding broker quotes, which cannot be corroborated by other market observable data, or internal modeling which utilize inputs that are not market observable.

Preferred stock in Level 3 is being internally calculated.

Common stock in Level 3 is comprised primarily of shares in the Federal Home Loan Bank (FHLB) of Des Moines, which are valued at par as a proxy for fair value as a result of restrictions that allow redemptions only by FHLB. In addition, the Company owns common stock being carried at book value and some warrants that are valued using broker quotes.

45

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

Short-term investments are classified as Level 2 as they are carried at amortized cost, which approximates fair value.

Derivatives classified as Level 2 represent over-the-counter (OTC) contracts valued using pricing models based on the net present value of estimated future cash flows, directly observed prices from exchange-traded derivatives, other OTC trades or external pricing services. The Level 3 derivative liability is a credit swap calculated by simulation using a series of market-consistent inputs to model the dynamics of the swap. The inputs are taken from market instruments to the extent that they exist.

Separate account assets are valued and classified in the same way as general account assets (described above). For example, separate account assets in Level 3 are those valued using broker quotes or internal modeling which utilize unobservable inputs.

46

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

During 2012 and 2011, there were no transfers between Level 1 and 2, respectively.

The following tables summarize the changes in assets and liabilities classified in Level 3 for 2012 and 2011:

	Beginning Balance at January 1, 2012	Transfers in (Level 3)	Transfers out (Level 3)	Total Gains and (Losses) Included in Net income (a)	Total Gains and (Losses) Included in Surplus (b)
Bonds
RMBS	$26,721	$12,792	$20,573	$24	$(6,115)
Other	5,527	2,800	2,242	(535)	393
Preferred stock	1,236	—	—	—	—
Common stock	177,568	333	470	(1,391)	(1,239)
Derivatives	(9,633)	—	—	—	31,944
Separate account assets	746,827	—	8,196	(724,329)	65

Total	$948,246	$15,925	$31,481	$(726,231)	$25,048

	Purchases	Issuances	Sales	Settlements	Ending Balance at December 31, 2012
Bonds
RMBS	$—	$—	$—	$10,657	$2,192
Other	207	966	—	1,161	5,955
Preferred stock	—	—	1,236	—	—
Common stock	837	—	26,042	—	149,596
Derivatives	(32,793)	—	—	9,873	(20,355)
Separate account assets	—	—	9,994	3,566	807

Total	$(31,749)	$966	$37,272	$25,257	$138,195

47

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

	Beginning Balance at January 1, 2011	Transfers in (Level 3)	Transfers out (Level 3)	Total Gains and (Losses) Included in Net income (a)	Total Gains and (Losses) Included in Surplus (b)
Bonds
RMBS	$51,719	$16,364	$24,461	$(4,042)	$3,757
Other	7,638	1	870	(232)	355
Preferred stock	1,236	—	—	—	—
Common stock	226,884	644	1,619	(206)	(345)
Derivatives	(4,600)	—	—	—	(7,209)
Separate account assets	793,212	33,755	26,894	(58,033)	(538)

Total	$1,076,089	$50,764	$53,844	$(62,513)	$(3,980)

	Purchases	Issuances	Sales	Settlements	Ending Balance at December 31, 2011
Bonds
RMBS	$—	$11,637	$—	$28,253	$26,721
Other	—	—	—	1,365	5,527
Preferred stock	—	—	—	—	1,236
Common stock	2,279	—	50,069	—	177,568
Derivatives	2,592	2,153	2,569	—	(9,633)
Separate account assets	5,384	4,900	7	4,952	746,827

Total	$10,255	$18,690	$52,645	$34,570	$948,246

(a)	Recorded as a component of Net Realized Capital Gains/Losses on Investments in the Statements of Operations
(b)	Recorded as a component of Change in Net Unrealized Capital Gains/Losses in the Statements of Changes in Capital and Surplus

The Company’s policy is to recognize transfers in and out of levels as of the beginning of the reporting period.

Transfers in for bonds were the result of securities being valued using vendor inputs as of December 31, 2011, subsequently changing to being valued using broker quotes during 2012. In addition, transfers in for bonds were the result of securities being carried at amortized cost at December 31, 2011 and 2010, subsequently changing to being carried at fair value during 2012 and 2011. Transfers in for bonds were also the result of securities being valued using vendor inputs as of December 31, 2011, subsequently changing to being valued using internal models during 2012. Also, transfers in for bonds were partly attributable to securities being valued using third party vendor inputs at December 31, 2010, subsequently changing to being valued using broker quotes which utilize unobservable inputs, thus causing the transfer into Level 3 during 2011.

48

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

Transfers out for bonds were partly attributable to securities being valued using broker quotes which utilize unobservable inputs at December 31, 2011 and 2010, subsequently changing to being valued using third party vendor inputs, thus causing the transfer out of Level 3 during 2012 and 2011, respectively. In addition, transfers out for bonds were attributed to securities being carried at fair value at December 31, 2011 and 2010, subsequently changing to being carried at amortized cost during 2012 and 2011, respectively. Also, transfers out for bonds were the result of securities being valued using internal models at December 31, 2011, subsequently changing to being valued using vendor inputs during 2012.

Transfers in for common stock were attributed to securities being valued using third party vendor inputs at December 31, 2011, subsequently changing to being valued using broker quotes which utilize unobservable inputs, thus causing the transfer in during 2012. In addition, there were securities that were valued using broker quotes which utilize observable inputs, subsequently changing to being valued using broker quotes which utilize unobservable inputs during 2012. Additionally, transfers in for common stock were the result of securities being valued using index pricing at December 31, 2010, subsequently being valued using unobservable inputs during 2011.

Transfers out for common stock were attributed to securities being valued using a stale price at December 31, 2011, subsequently changing to being valued using third party vendor inputs, thus causing the transfer out of Level 3 during 2012. In addition, transfers out for common stock were attributed to securities being valued using broker quotes at December 31, 2011, subsequently changing to being valued using vendor inputs during 2012. Additionally, transfers out for common stock were the result of securities being valued using unobservable inputs at December 31, 2010, subsequently being valued using index pricing during 2011.

Transfers in for separate account bonds were attributable to securities being valued using third party vendor inputs at December 31, 2010, subsequently changing to being valued using broker quotes which utilize unobservable inputs during 2011.

Transfers out for separate account bonds were attributable to securities being valued using broker quotes which utilize unobservable inputs at December 31, 2011 and 2010, subsequently changing to being valued using third party vendor inputs, thus causing the transfer out of Level 3 during 2012 and 2011, respectively.

49

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

5. Investments

The carrying amounts and estimated fair value of investments in bonds and preferred stock are as follows:

	Carrying Amount	Gross Unrealized Gains	Gross Unrealized Losses 12 Months or More	Gross Unrealized Losses less Than 12 Months	Estimated Fair Value
December 31, 2012
Unaffiliated bonds:
United States Government and agencies	$2,980,978	$778,329	$—	$50	$3,759,257
State, municipal and other government	802,196	104,712	8,884	324	897,700
Hybrid securities	499,556	14,971	101,545	1,522	411,460
Industrial and miscellaneous	21,604,497	3,425,875	36,414	17,759	24,976,199
Mortgage and other asset-backed securities	10,794,339	543,136	633,313	4,087	10,700,075

	36,681,566	4,867,023	780,156	23,742	40,744,691
Unaffiliated preferred stocks	111,471	9,909	8,786	1,336	111,258

	$36,793,037	$4,876,932	$788,942	$25,078	$40,855,949

	Carrying Amount	Gross Unrealized Gains	Gross Unrealized Losses 12 Months or More	Gross Unrealized Losses less Than 12 Months	Estimated Fair Value
December 31, 2011
Unaffiliated bonds:
United States Government and agencies	$3,035,812	$815,740	$21	$82	$3,851,449
State, municipal and other government	631,483	38,206	15,565	9,534	644,590
Hybrid securities	498,708	3,619	130,821	11,266	360,240
Industrial and miscellaneous	22,834,539	2,481,536	94,765	94,052	25,127,258
Mortgage and other asset-backed securities	12,721,746	372,752	1,151,251	66,826	11,876,421

	39,722,288	3,711,853	1,392,423	181,760	41,859,958
Unaffiliated preferred stocks	138,596	23,703	6,745	6,015	149,539

	$39,860,884	$3,735,556	$1,399,168	$187,775	$42,009,497

At December 31, 2012 and 2011, respectively, for bonds and preferred stocks that have been in a continuous loss position for greater than or equal to twelve months, the Company held 430 and 593 securities with a carrying amount of $4,671,096 and $6,503,336 and an unrealized loss of $788,942 and $1,399,168 with an average price of 83.1 and 78.5 (fair value/amortized cost). Of this portfolio, 52.0% and 58.7% were investment grade with associated unrealized losses of $289,823 and $544,964, respectively.

50

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

At December 31, 2012 and 2011, respectively, for bonds and preferred stocks that have been in a continuous loss position for less than twelve months, the Company held 231 and 568 securities with a carrying amount of $1,021,012 and $3,644,457 and an unrealized loss of $25,078 and $187,775 with an average price of 97.5 and 94.9 (fair value/amortized cost). Of this portfolio, 85.2% and 84.8% were investment grade with associated unrealized losses of $17,955 and $146,947, respectively.

At December 31, 2012 and 2011, respectively, for common stocks that have been in a continuous loss position for greater than or equal to twelve months, the Company held 3 and 2 securities with a cost of $10 and $2 and an unrealized loss of $9 and $1 with an average price of 7.2 and 50.6 (fair value/cost).

At December 31, 2012 and 2011, respectively, for common stocks that have been in a continuous loss position for less than twelve months, the Company held 14 and 19 securities with a cost of $12,588 and $2,748 and an unrealized loss of $263 and $429 with an average price of 97.9 and 84.4 (fair value/cost).

The estimated fair value of bonds, preferred stocks and common stocks with gross unrealized losses at December 31, 2012 and 2011 is as follows:

	Losses 12 Months or More	Losses Less Than 12 Months	Total
December 31, 2012
Unaffiliated bonds:
United States Government and agencies	$—	$33,517	$33,517
State, municipal and other government	63,124	6,233	69,357
Hybrid securities	213,598	4,892	218,490
Industrial and miscellaneous	440,974	711,538	1,152,512
Mortgage and other asset-backed securities	3,139,452	232,431	3,371,883

	3,857,148	988,611	4,845,759
Unaffiliated preferred stocks	25,005	7,324	32,329
Unaffiliated common stocks	1	12,325	12,326

	$3,882,154	$1,008,260	$4,890,414

51

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

	Losses 12 Months or More	Losses Less Than 12 Months	Total
December 31, 2011
Unaffiliated bonds:
United States Government and agencies	$646	$20,862	$21,508
State, municipal and other government	68,172	100,616	168,788
Hybrid securities	208,545	98,932	307,477
Industrial and miscellaneous	874,324	2,083,289	2,957,613
Mortgage and other asset-backed securities	3,943,571	1,114,649	5,058,220

	5,095,258	3,418,348	8,513,606
Unaffiliated preferred stocks	8,909	38,333	47,242
Unaffiliated common stocks	1	2,318	2,319

	$5,104,168	$3,458,999	$8,563,167

The carrying amount and estimated fair value of bonds at December 31, 2012, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	Carrying Amount	Estimated Fair Value
Due in one year or less	$1,240,506	$1,262,341
Due after one year through five years	7,100,718	7,770,622
Due after five years through ten years	6,139,707	6,896,709
Due after ten years	11,406,296	14,114,944

	25,887,227	30,044,616
Mortgage and other asset-backed securities	10,794,339	10,700,075

	$36,681,566	$40,744,691

For impairment policies related to non-structured and structured securities, refer to Note 1 under Investments.

Banking

At December 31, 2012, the Company’s banking sector portfolio had investments in an unrealized loss position which had a fair value of $576,329 and a carrying value of $748,907, resulting in a gross unrealized loss of $172,578. The banking sub-sector in the Company’s portfolio is large, diverse and of high quality. The unrealized losses in the banking sub-sector primarily reflect the size of the Company’s holdings, low floating rate coupons on some securities and credit spread widening in the sector due to the Sovereign debt crisis in Europe as well as residual impact from both the U.S. financial crisis and concerns over the U.S. Fiscal Cliff.

52

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

As a whole, the sub-sector improved in the second half of 2012, following a volatile first half. Decisive steps by European Union (EU) leaders and world central banks to stabilize the euro and improve funding conditions calmed investor concerns that a euro breakup was imminent. Credit spreads continue to reflect some uncertainty over new efforts by regulators to impose “burden sharing” on creditors in order to quickly stabilize or wind up troubled banks. While these measures have made securities more volatile in the near-term, new, more stringent global legislation on bank capital and liquidity requirements is intended to reduce overall risk in the sector going forward and decouple troubled banks from the Sovereign. Furthermore, central banks appear committed to providing liquidity to the market, while asset write-downs and credit losses have diminished substantially in all but the most troubled countries.

The value of the Company’s investments in deeply subordinated securities in the financial services sector may be significantly impacted if issuers of certain securities with optional deferral features exercise the option to defer coupon payments or are required to defer as a condition of receiving government aid. The deeply subordinated securities issued by non-U.S. Banks are broadly referred to as capital securities which can be categorized as Tier 1 or Upper Tier 2. Capital securities categorized as “Tier 1” are typically perpetual with a non-cumulative coupon that can be deferred under certain conditions. Capital securities categorized as “Upper Tier 2” are generally perpetual with a cumulative coupon that is deferrable under certain conditions. The deeply subordinated securities issued by U.S. Banks can be categorized as trust preferred or hybrid. Capital securities categorized as trust preferred typically have an original maturity of 30 years with call features after 10 years with a cumulative coupon that is deferrable under certain conditions. Capital securities categorized as hybrid typically have an original maturity of more than 30 years, may be perpetual and are generally subordinate to traditional trust preferred securities. The Company evaluated the near-term prospects of the issuers in relation to the severity and duration of the unrealized loss and does not consider those investments to be impaired as of December 31, 2012.

Subprime Mortgages

At December 31, 2012, the Company’s asset-backed securities (ABS) subprime mortgages portfolio had investments in an unrealized loss position which had a fair value of $593,142 and a carrying value of $675,568, resulting in a gross unrealized loss of $82,426. The unrealized loss in the sector is primarily a result of the housing downturn the United States has experienced since 2007. Even with the stabilization over the past two years, fundamentals in ABS subprime mortgages continue to be weak, which impacts the magnitude of the unrealized loss. Delinquencies and severities in property liquidations remain at an elevated level, while prepayments remain at historically low levels. Due to the weak fundamental situation, reduced liquidity and the requirement for higher yields due to market uncertainty, credit spreads remain elevated across the asset class.

53

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

The Company does not currently invest in or originate whole loan residential mortgages. The Company categorizes ABS issued by a securitization trust as having subprime mortgage exposure when the average credit score of the underlying mortgage borrowers in a securitization trust is below 660 at issuance. The Company also categorizes ABS issued by a securitization trust with second lien mortgages as subprime mortgage exposure, even though a significant percentage of second lien mortgage borrowers may not necessarily have credit scores below 660 at issuance. The Company does not have any “direct” residential mortgages to subprime borrowers outside of the ABS structures.

All ABS subprime mortgage securities are monitored and reviewed on a monthly basis. Detailed cash flow models using the current collateral pool and capital structure on the portfolio are updated and are reviewed quarterly. Model output is generated under base and stress-case scenarios. The Company’s internal ABS-housing asset specialists utilize widely recognized industry modeling software to perform a loan-by-loan, bottom-up approach to modeling. Key assumptions used in the models are projected defaults, loss severities and prepayments. Each of these key assumptions varies greatly based on the significantly diverse characteristics of the current collateral pool for each security. Loan-to-value, loan size and borrower credit history are some of the key characteristics used to determine the level of assumption that is utilized. Defaults were estimated by identifying the loans that are in various delinquency buckets and defaulting a certain percentage of them over the near-term and long-term. Assumed defaults on delinquent loans are dependent on the specific security’s collateral attributes and historical performance.

Loss severity assumptions were determined by observing historical rates from broader market data and by adjusting those rates for vintage specific pool performance, collateral type, mortgage insurance and estimated loan modifications. Prepayments were estimated by examining historical averages of prepayment activity on the underlying collateral. Once the entire pool is modeled, the results are closely analyzed by the Company’s internal asset specialist to determine whether or not the particular tranche or holding is at risk for not collecting all contractual cash flows, taking into account the seniority and other terms of the tranches held.

If cash flow models indicate a credit event will impact future cash flows and the Company does not have the intent to sell the tranche or holding and does have the intent and ability to hold the security, the security is impaired to discounted cash flows. As the remaining unrealized losses in the ABS subprime mortgage portfolio relate to holdings where the Company expects to receive full principal and interest, the Company does not consider the underlying investments to be impaired as of December 31, 2012.

54

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

Residential Mortgage-Backed Securities (RMBS) Sector
At December 31, 2012, the Company’s RMBS sector portfolio had investments in an unrealized loss position which had a fair value of $1,461,372 and a carrying value of $1,821,161, resulting in a gross unrealized loss of $359,789. RMBS are securitizations of underlying pools of residential mortgages on real estate. The underlying residential mortgages have varying credit ratings and are pooled together and sold in tranches. The Company’s RMBS includes prime jumbo pass-throughs and collateralized mortgage obligations (CMOs), Alt-A RMBS, negative amortization RMBS, government sponsored enterprise (GSE) guaranteed pass-throughs and reverse mortgage RMBS. The unrealized loss in the sector is primarily a result of the housing downturn the United States has experienced since 2007. Even with the stabilization over the past two years, fundamentals in RMBS continue to be weak, which impacts the magnitude of the unrealized loss. Delinquencies and severities in property liquidations remain at an elevated level, while prepayments remain at historically low levels. Due to the weak fundamental situation, reduced liquidity and the requirement for higher yields due to market uncertainty, credit spreads remain elevated across the asset class.

All RMBS securities of the Company are monitored and reviewed on a monthly basis. Detailed cash flow models using the current collateral pool and capital structure on the portfolio are updated and reviewed quarterly. Model output is generated under base and stress-case scenarios. The Company’s internal RMBS asset specialists utilize widely recognized industry modeling software to perform a loan-by-loan, bottom-up approach to modeling. Key assumptions used in the models are projected defaults, loss severities and prepayments. Each of these key assumptions varies greatly based on the significantly diverse characteristics of the current collateral pool for each security. Loan-to-value, loan size and borrower credit history are some of the key characteristics used to determine the level of assumption that is utilized. Defaults were estimated by identifying the loans that are in various delinquency buckets and defaulting a certain percentage of them over the near-term and long-term. Assumed defaults on delinquent loans are dependent on the specific security’s collateral attributes and historical performance.

Loss severity assumptions were determined by obtaining historical rates from broader market data and by adjusting those rates for vintage, specific pool performance, collateral type, mortgage insurance and estimated loan modifications. Prepayments were estimated by examining historical averages of prepayment activity on the underlying collateral. Once the entire pool is modeled, the results are closely analyzed by the Company’s internal asset specialists to determine whether or not the particular tranche or holding is at risk for not collecting all contractual cash flows, taking into account the seniority and other terms of the tranches held.

55

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

If cash flow models indicate a credit event will impact future cash flows and the Company does not have the intent to sell the tranche or holding and does have the intent and ability to hold the security, the security is impaired to discounted cash flows. As the remaining unrealized losses in the RMBS portfolio relate to holdings where the Company expects to receive full principal and interest, the Company does not consider the underlying investments to be impaired as of December 31, 2012.

There were no loan-backed securities with a recognized other-than-temporary impairment (OTTI) due to intent to sell or lack of intent and ability to hold during the year ended December 31, 2012. The following tables provide the aggregate totals for loan-backed securities with a recognized OTTI due to intent to sell or lack of intent and ability to hold, in which the security is written down to fair value.

	Amortized Cost	OTTI Recognized in Loss
	Basis Before OTTI	Interest	Non-interest	Fair Value
Year Ended December 31, 2011
OTTI recognized 1st quarter:
Intent to sell	$4,977	$660	$—	$4,317

Total 1st quarter OTTI on loan-backed securities	4,977	660	—	4,317
OTTI recognized 3rd quarter:
Intent to sell	160,578	5,973	—	154,605

Total 3rd quarter OTTI on loan-backed securities	160,578	5,973	—	154,605

Aggregate total	$165,555	$6,633	$—	$158,922

	Amortized Cost	OTTI Recognized in Loss
	Basis Before OTTI	Interest	Non-interest	Fair Value
Year Ended December 31, 2010
OTTI recognized 1st quarter:
Intent to sell	$4,379	$973	$—	$3,406

Total 1st quarter OTTI on loan-backed securities	4,379	973	—	3,406
OTTI recognized 2nd quarter:
Intent to sell	17,316	301	—	17,015
Inability or lack of intent to retain the investment in the security for a period of time sufficient to recover the amortized cost basis	6	—	6	—

Total 2nd quarter OTTI on loan-backed securities	17,322	301	6	17,015

Aggregate total	$21,701	$1,274	$6	$20,421

56

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

The following tables provide the aggregate totals for loan-backed securities with a recognized OTTI due to the Company’s cash flow analysis, in which the security is written down to estimated future cash flows discounted at the security’s effective yield.

	Amortized Cost Before Current Period OTTI	Recognized OTTI	Amortized Cost After OTTI	Fair Value
Year ended December 31, 2012
1st quarter present value of cash flows expected to be less than the amortized cost basis	$357,700	$23,038	$334,662	$210,662
2nd quarter present value of cash flows expected to be less than the amortized cost basis	515,449	23,147	492,302	338,584
3rd quarter present value of cash flows expected to be less than the amortized cost basis	515,274	25,476	489,798	348,834
4th quarter present value of cash flows expected to be less than the amortized cost basis	154,272	7,923	146,349	96,789

Aggregate total	$1,542,695	$79,584	$1,463,111	$994,869

	Amortized Cost Before Current Period OTTI	Recognized OTTI	Amortized Cost After OTTI	Fair Value
Year ended December 31, 2011
1st quarter present value of cash flows expected to be less than the amortized cost basis	$350,420	$11,851	$338,569	$224,716
2nd quarter present value of cash flows expected to be less than the amortized cost basis	483,217	23,151	460,066	303,615
3rd quarter present value of cash flows expected to be less than the amortized cost basis	483,427	12,763	470,664	287,099
4th quarter present value of cash flows expected to be less than the amortized cost basis	583,778	29,379	554,399	398,138

Aggregate total	$1,900,842	$77,144	$1,823,698	$1,213,568

57

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

	Amortized Cost before Current Period OTTI	Recognized OTTI	Amortized Cost After OTTI	Fair Value
Year ended December 31, 2010
1st quarter present value of cash flows expected to be less than the amortized cost basis	$578,055	$55,253	$522,802	$330,810
2nd quarter present value of cash flows expected to be less than the amortized cost basis	343,146	24,294	318,852	217,741
3rd quarter present value of cash flows expected to be less than the amortized cost basis	648,299	44,545	603,754	489,879
4th quarter present value of cash flows expected to be less than the amortized cost basis	744,823	29,278	715,545	563,667

Aggregate total	$2,314,323	$153,370	$2,160,953	$1,602,097

58

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

The following loan-backed and structured securities were held at December 31, 2012, for which an OTTI had been previously recognized:

CUSIP	Amortized Cost Before Current Period OTTI	Present Value of Projected Cash Flows	Recognized OTTI	Amortized Cost After OTTI	Fair Value at Time of OTTI	Quarter in which Impairment Occurred
000759BP4	$528	$462	$66	$462	$444	1Q 2012
02146QAB9	60,611	56,967	3,644	56,967	33,420	1Q 2012
02146QAC7	40,173	38,252	1,921	38,252	22,057	1Q 2012
02146QAD5	33,942	30,247	3,695	30,247	19,728	1Q 2012
059515AC0	6,517	6,438	79	6,438	4,024	1Q 2012
05951VAV1	41,630	38,925	2,705	38,925	26,374	1Q 2012
12668RAA6	23,002	21,254	1,748	21,254	12,702	1Q 2012
126694YQ5	13,723	12,191	1,532	12,191	8,717	1Q 2012
225470FJ7	3,832	3,699	133	3,699	3,751	1Q 2012
24763LDE7	709	704	5	704	405	1Q 2012
35729PPZ7	13,403	13,125	278	13,125	1,696	1Q 2012
39539KAF0	4,306	4,288	18	4,288	4,077	1Q 2012
525170CG9	79	77	2	77	60	1Q 2012
525221HE0	2,317	450	1,867	450	482	1Q 2012
550279BA0	21,022	19,197	1,825	19,197	11,768	1Q 2012
65536PAA8	1,183	1,163	20	1,163	548	1Q 2012
75116EAA0	9,762	8,567	1,195	8,567	6,717	1Q 2012
75970JAJ5	4,264	4,213	51	4,213	2,358	1Q 2012
75970QAH3	5,411	5,378	33	5,378	3,183	1Q 2012
75971EAF3	5,208	5,185	23	5,185	3,069	1Q 2012
761118AH1	1,585	1,572	13	1,572	1,465	1Q 2012
761118RM2	2,457	2,162	295	2,162	1,268	1Q 2012
761118VY1	15,858	15,626	232	15,626	8,957	1Q 2012
12669F2J1	5,774	4,810	964	4,810	4,213	1Q 2012
52524YAF0	10,522	10,233	289	10,233	6,177	1Q 2012
75970QAD2	5,352	5,234	118	5,234	3,228	1Q 2012
3622NAAC4	728	667	61	667	436	1Q 2012
36185MAF9	21,978	21,941	37	21,941	18,631	1Q 2012
48123HAA1	1,527	1,418	109	1,418	620	1Q 2012
59020UUA1	297	217	80	217	87	1Q 2012
000759BP4	453	445	8	445	433	2Q 2012
02146QAC7	37,571	36,623	948	36,623	20,350	2Q 2012
02146QAD5	29,299	28,344	955	28,344	18,584	2Q 2012
05530PAA0	1,201	1,001	200	1,001	982	2Q 2012
12668ACG8	14,148	13,355	793	13,355	7,870	2Q 2012
12668RAA6	20,628	20,291	337	20,291	12,334	2Q 2012
126694A32	34,876	32,248	2,628	32,248	18,818	2Q 2012
12669GTS0	29,271	20,769	8,502	20,769	11,964	2Q 2012
225470FJ7	3,591	3,484	107	3,484	3,261	2Q 2012
225492AE7	16,507	16,428	79	16,428	15,362	2Q 2012
35729PPC8	445	371	74	371	211	2Q 2012
3622NAAE0	50,312	49,814	498	49,814	32,341	2Q 2012
36244SAE8	593	587	6	587	468	2Q 2012
41161MAC4	43,057	42,415	642	42,415	27,048	2Q 2012
52522QAM4	81,369	80,241	1,128	80,241	68,269	2Q 2012
61754HAB8	1,777	1,762	15	1,762	921	2Q 2012
65536PAA8	1,151	1,093	58	1,093	520	2Q 2012
74925FAA1	10,781	10,722	59	10,722	10,660	2Q 2012
75970JAJ5	4,115	4,084	31	4,084	2,298	2Q 2012
75970QAH3	5,278	5,245	33	5,245	3,095	2Q 2012
75971EAF3	5,098	5,079	19	5,079	2,914	2Q 2012
759950GY8	9,467	9,320	147	9,320	6,024	2Q 2012

59

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

CUSIP	Amortized Cost Before Current Period OTTI	Present Value of Projected Cash Flows	Recognized OTTI	Amortized Cost After OTTI	Fair Value at Time of OTTI	Quarter in which Impairment Occurred
761118RM2	$2,108	$2,077	$31	$2,077	$1,176	2Q 2012
761118VY1	14,969	14,525	444	14,525	8,372	2Q 2012
41161PKD4	2,267	2,251	16	2,251	1,423	2Q 2012
05535DAM6	290	—	290	—	247	2Q 2012
75970QAD2	5,115	4,894	221	4,894	3,090	2Q 2012
3622NAAC4	646	624	22	624	388	2Q 2012
41161XAC0	66,572	62,665	3,907	62,665	41,665	2Q 2012
36185MAF9	20,698	20,550	148	20,550	16,829	2Q 2012
59020UUA1	206	40	166	40	82	2Q 2012
059523AV2	591	482	109	482	497	2Q 2012
759950GZ5	1,000	474	526	474	88	2Q 2012
02146QAB9	54,011	53,056	955	53,056	36,367	3Q 2012
02146QAC7	36,007	34,823	1,184	34,823	23,073	3Q 2012
02146QAD5	27,191	26,877	314	26,877	20,847	3Q 2012
02148AAA4	35,516	35,162	354	35,162	29,720	3Q 2012
02148GAD5	1,500	1,442	58	1,442	971	3Q 2012
02149QAD2	26,041	25,370	671	25,370	19,141	3Q 2012
026936AA2	138,711	126,429	12,282	126,429	84,791	3Q 2012
059515AC0	5,975	5,891	84	5,891	4,025	3Q 2012
126694A32	31,156	30,693	463	30,693	22,046	3Q 2012
126694YJ1	26,410	24,161	2,249	24,161	19,467	3Q 2012
23332UGM0	9,058	8,619	439	8,619	6,519	3Q 2012
3622MAAF8	33	—	33	—	—	3Q 2012
3622NAAE0	47,914	43,590	4,324	43,590	37,070	3Q 2012
41161MAC4	41,081	40,299	782	40,299	27,180	3Q 2012
52108HV84	3,000	2,136	864	2,136	1,061	3Q 2012
65536PAA8	1,061	1,029	32	1,029	607	3Q 2012
759676AJ8	5,976	5,841	135	5,841	3,736	3Q 2012
759950GY8	9,123	9,042	81	9,042	6,008	3Q 2012
83611MMM7	7,497	7,459	38	7,459	747	3Q 2012
41161PKD4	2,168	2,109	59	2,109	1,540	3Q 2012
3622NAAC4	602	549	53	549	450	3Q 2012
12667GCH4	5,244	5,221	23	5,221	3,469	3Q 2012
02149QAD2	24,467	23,966	501	23,966	19,307	4Q 2012
059515AC0	5,691	5,592	99	5,592	4,027	4Q 2012
126694A32	29,181	28,800	381	28,800	23,236	4Q 2012
35729PPC8	353	339	14	339	275	4Q 2012
35729PPZ7	13,075	12,126	949	12,126	523	4Q 2012
46628SAJ2	6,769	6,499	270	6,499	5,926	4Q 2012
52108HV84	2,102	1,837	265	1,837	1,062	4Q 2012
52524YAA1	2,827	2,514	313	2,514	2,124	4Q 2012
61915RCJ3	19,356	19,181	175	19,181	14,371	4Q 2012
759676AJ8	5,724	5,531	193	5,531	3,866	4Q 2012
75970JAJ5	3,887	3,813	74	3,813	2,883	4Q 2012
75970QAH3	5,041	4,995	46	4,995	3,865	4Q 2012
75971EAF3	4,967	4,908	59	4,908	3,430	4Q 2012
86357UAA9	3,219	2,832	387	2,832	—	4Q 2012
86357UBM2	564	494	70	494	—	4Q 2012
86365EAA5	1,648	1,443	205	1,443	—	4Q 2012
86365EAC1	695	609	86	609	—	4Q 2012
86365KAA1	568	498	70	498	—	4Q 2012

60

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

CUSIP	Amortized Cost Before Current Period OTTI	Present Value of Projected Cash Flows	Recognized OTTI	Amortized Cost After OTTI	Fair Value at Time of OTTI	Quarter in which Impairment Occurred
36298JAA1	$9,827	$6,747	$3,080	$6,747	$3,553	4Q 2012
75970QAD2	4,669	4,630	39	4,630	3,624	4Q 2012
32113JAE5	1,004	924	80	924	250	4Q 2012
32113JAD7	1,324	1,314	10	1,314	406	4Q 2012
12667GCH4	5,160	5,053	107	5,053	3,589	4Q 2012
759950GZ5	444	—	444	—	66	4Q 2012
759950FJ2	1,710	1,704	6	1,704	404	4Q 2012
000759BP4	636	575	61	575	596	1Q 2011
02146QAB9	70,359	68,745	1,614	68,745	38,728	1Q 2011
02146QAD5	39,209	38,422	787	38,422	23,134	1Q 2011
05951VAV1	50,127	49,693	434	49,693	36,948	1Q 2011
12667GXW8	20,351	20,185	166	20,185	17,916	1Q 2011
12668WAC1	12,000	11,713	287	11,713	6,354	1Q 2011
12669GTS0	43,618	42,859	759	42,859	23,303	1Q 2011
14984WAA8	7,559	7,446	113	7,446	6,053	1Q 2011
45661EAE4	2,499	1,726	773	1,726	1,584	1Q 2011
525221GR2	1,281	935	346	935	823	1Q 2011
525221HE0	3,197	2,782	415	2,782	4,994	1Q 2011
70557RAB6	31,956	31,770	186	31,770	22,910	1Q 2011
75970JAJ5	4,756	4,657	99	4,657	3,022	1Q 2011
75971EAF3	6,002	5,832	170	5,832	3,548	1Q 2011
76110G3H2	2,794	957	1,837	957	1,715	1Q 2011
76110WPD2	2,513	2,396	117	2,396	2,421	1Q 2011
761118VY1	20,054	19,668	386	19,668	10,670	1Q 2011
81379EAD4	3,256	2,091	1,165	2,091	338	1Q 2011
83611XAE4	1,051	333	718	333	280	1Q 2011
86358EZU3	5,921	4,980	941	4,980	2,029	1Q 2011
871928AX5	4,227	3,582	645	3,582	3,582	1Q 2011
749248AG5	14,227	14,034	193	14,034	12,482	1Q 2011
75970QAD2	7,057	6,770	287	6,770	4,870	1Q 2011
045427AE1	1,865	1,490	375	1,490	893	2Q 2011
12638DAA4	86,532	83,834	2,698	83,834	74,622	2Q 2011
12640PAA3	6,639	6,345	294	6,345	6,562	2Q 2011
126670ZN1	21,165	19,024	2,141	19,024	4,055	2Q 2011
12668WAC1	20,241	20,000	241	20,000	10,222	2Q 2011
126694A32	14,807	14,701	106	14,701	8,458	2Q 2011
12669GTS0	41,692	36,985	4,707	36,985	19,529	2Q 2011
225470T94	5,822	5,751	71	5,751	5,035	2Q 2011
22942KCA6	17,023	15,111	1,912	15,111	12,886	2Q 2011
3622NAAE0	56,897	54,879	2,018	54,879	33,811	2Q 2011
36245CAC6	791	737	54	737	220	2Q 2011
41161MAC4	50,636	49,540	1,096	49,540	30,482	2Q 2011
46628SAJ2	8,682	8,522	160	8,522	5,898	2Q 2011
52524MAW9	9,284	8,219	1,065	8,219	4,938	2Q 2011
550279BA0	25,520	24,577	943	24,577	15,391	2Q 2011
61754HAB8	2,086	2,056	30	2,056	1,317	2Q 2011
65536PAA8	1,661	1,630	31	1,630	915	2Q 2011
75970JAJ5	4,580	4,532	48	4,532	2,831	2Q 2011
75970QAH3	6,059	5,852	207	5,852	3,694	2Q 2011
75971EAF3	11,519	11,413	106	11,413	6,260	2Q 2011
76110G3H2	1,601	870	731	870	889	2Q 2011
761118RM2	2,770	2,728	42	2,728	1,567	2Q 2011

61

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

CUSIP	Amortized Cost Before Current Period OTTI	Present Value of Projected Cash Flows	Recognized OTTI	Amortized Cost After OTTI	Fair Value at Time of OTTI	Quarter in which Impairment Occurred
761118VY1	$18,605	$17,970	$635	$17,970	$9,203	2Q 2011
81379EAD4	1,740	1,414	326	1,414	97	2Q 2011
83611XAE4	329	118	211	118	157	2Q 2011
86358EZU3	4,946	4,370	576	4,370	689	2Q 2011
93934FHC9	34,880	33,497	1,383	33,497	22,366	2Q 2011
93936NBC6	863	407	456	407	389	2Q 2011
749248AG5	17,308	17,277	31	17,277	15,674	2Q 2011
75970QAD2	6,672	6,218	454	6,218	4,565	2Q 2011
02146QAB9	66,595	63,475	3,120	63,475	35,341	3Q 2011
02146QAD5	36,649	35,735	914	35,735	19,535	3Q 2011
026936AA2	154,988	149,463	5,525	149,463	77,940	3Q 2011
05948KV63	11,652	11,491	161	11,491	9,696	3Q 2011
12638DAA4	54,787	56,934	(2,147)	56,934	51,075	3Q 2011
12666UAC7	18,561	18,558	3	18,558	11,605	3Q 2011
12668WAC1	11,129	11,075	54	11,075	5,017	3Q 2011
126694A32	9,401	9,090	311	9,090	4,986	3Q 2011
12669GTS0	35,892	34,078	1,814	34,078	16,984	3Q 2011
14984WAA8	6,939	6,757	182	6,757	5,293	3Q 2011
225470FJ7	4,294	4,257	37	4,257	3,730	3Q 2011
225470U27	4,713	4,667	46	4,667	3,692	3Q 2011
36244SAE8	672	669	3	669	488	3Q 2011
45661EAE4	1,621	1,190	431	1,190	763	3Q 2011
65536PAA8	1,265	1,232	33	1,232	604	3Q 2011
75970JAJ5	4,448	4,387	61	4,387	2,509	3Q 2011
75970QAH3	5,736	5,668	68	5,668	3,292	3Q 2011
75971EAF3	5,552	5,473	79	5,473	2,623	3Q 2011
761118RM2	2,637	2,568	69	2,568	1,387	3Q 2011
761118VY1	17,391	17,101	290	17,101	8,517	3Q 2011
81379EAD4	1,743	669	1,074	669	66	3Q 2011
92922FZ27	20,331	20,154	177	20,154	18,067	3Q 2011
93936NBC6	323	97	226	97	77	3Q 2011
75970QAD2	6,107	5,878	229	5,878	3,811	3Q 2011
17311QAA8	23,608	21,769	1,839	21,769	21,769	3Q 2011
02146QAC7	33,428	32,478	950	32,478	14,430	4Q 2011
05948KL31	14,784	14,778	6	14,778	11,547	4Q 2011
059494AA2	32,494	31,969	525	31,969	24,787	4Q 2011
12638DAA4	55,461	53,176	2,285	53,176	49,194	4Q 2011
12640PAA3	6,122	5,942	180	5,942	6,115	4Q 2011
12667G5G4	15,321	14,995	326	14,995	14,377	4Q 2011
12668RAA6	24,029	23,537	492	23,537	11,676	4Q 2011
12668WAC1	10,903	10,666	237	10,666	4,723	4Q 2011
126694A32	37,195	36,657	538	36,657	19,337	4Q 2011
12669GTS0	33,195	31,654	1,541	31,654	13,920	4Q 2011
225470FJ7	4,254	3,968	286	3,968	3,712	4Q 2011
225470YD9	44,143	41,031	3,112	41,031	39,881	4Q 2011
32027LAG0	57	1	56	1	—	4Q 2011
35729PPC8	629	478	151	478	235	4Q 2011
3622NAAE0	54,725	53,750	975	53,750	33,707	4Q 2011
41161MAC4	47,897	45,318	2,579	45,318	25,821	4Q 2011
525170CG9	87	84	3	84	66	4Q 2011
52522QAM4	92,552	86,587	5,965	86,587	68,719	4Q 2011
65536PAA8	1,209	1,196	13	1,196	494	4Q 2011

62

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

CUSIP	Amortized Cost Before Current Period OTTI	Present Value of Projected Cash Flows	Recognized OTTI	Amortized Cost After OTTI	Fair Value at Time of OTTI	Quarter in which Impairment Occurred
74925FAA1	$12,139	$11,693	$446	$11,693	$11,226	4Q 2011
75970QAH3	5,559	5,520	39	5,520	3,160	4Q 2011
75971EAF3	5,387	5,294	93	5,294	2,461	4Q 2011
761118AH1	25,892	25,531	361	25,531	24,066	4Q 2011
81378KAC3	11,316	5,016	6,300	5,016	6,463	4Q 2011
81379EAD4	655	57	598	57	44	4Q 2011
83611XAE4	107	36	71	36	18	4Q 2011
12669F2J1	6,472	5,885	587	5,885	3,699	4Q 2011
75970QAD2	5,774	5,550	224	5,550	3,679	4Q 2011
48123HAA1	1,991	1,551	440	1,551	580	4Q 2011
000759BP4	788	785	3	785	625	1Q 2010
02148AAA4	51,172	50,652	520	50,652	33,152	1Q 2010
02148YAJ3	8,309	8,128	181	8,128	6,809	1Q 2010
045427AE1	3,371	1,805	1,566	1,805	610	1Q 2010
12640PAA3	9,684	9,480	204	9,480	8,902	1Q 2010
126670ZN1	26,523	21,352	5,171	21,352	3,899	1Q 2010
12667G5G4	20,112	19,900	212	19,900	17,911	1Q 2010
126685DZ6	6,759	6,287	472	6,287	5,438	1Q 2010
225470FJ7	6,264	6,146	118	6,146	5,130	1Q 2010
225470YD9	60,770	59,922	848	59,922	37,312	1Q 2010
22942KCA6	22,560	22,305	255	22,305	16,542	1Q 2010
23245CAF7	256	246	10	246	586	1Q 2010
32027LAG0	110	94	16	94	57	1Q 2010
32028TAF4	171	85	86	85	100	1Q 2010
35729PPZ7	17,077	14,880	2,197	14,880	248	1Q 2010
361856EC7	25,782	25,461	321	25,461	16,478	1Q 2010
3622MAAF8	205	134	71	134	52	1Q 2010
38011AAC8	2,581	2,563	18	2,563	2,023	1Q 2010
43710LAF1	82	8	74	8	34	1Q 2010
45661EAE4	27,998	20,271	7,727	20,271	9,966	1Q 2010
46628SAJ2	10,507	10,154	353	10,154	6,420	1Q 2010
525170CG9	1,722	1,657	65	1,657	1,404	1Q 2010
525221GR2	6,622	3,934	2,688	3,934	1,875	1Q 2010
525221HE0	15,734	11,848	3,886	11,848	4,671	1Q 2010
52524MAW9	10,557	9,991	566	9,991	3,594	1Q 2010
52524YAA1	42,308	42,286	22	42,286	33,282	1Q 2010
655374AA4	2,702	2,353	349	2,353	1,117	1Q 2010
68400DAG9	2,794	1,924	870	1,924	106	1Q 2010
70557RAB6	37,812	32,192	5,620	32,192	18,685	1Q 2010
74925FAA1	17,548	16,761	787	16,761	15,542	1Q 2010
76110WPD2	3,676	3,388	288	3,388	2,855	1Q 2010
76110WQB5	15,198	14,267	931	14,267	12,048	1Q 2010
761118RM2	3,297	3,186	111	3,186	1,587	1Q 2010
761118VY1	28,164	25,601	2,563	25,601	11,604	1Q 2010
81379EAD4	5,191	3,589	1,602	3,589	99	1Q 2010
86357UAA9	23,809	21,484	2,325	21,484	16,973	1Q 2010
86357UBM2	4,156	3,750	406	3,750	3,020	1Q 2010
86358EZU3	8,992	7,205	1,787	7,205	2,672	1Q 2010
86365EAA5	12,138	10,952	1,186	10,952	8,530	1Q 2010
86365EAC1	5,116	4,617	499	4,617	3,718	1Q 2010
86365KAA1	4,184	3,775	409	3,775	2,989	1Q 2010
93935FAA9	5,241	5,003	238	5,003	2,472	1Q 2010

63

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

CUSIP	Amortized Cost Before Current Period OTTI	Present Value of Projected Cash Flows	Recognized OTTI	Amortized Cost After OTTI	Fair Value at Time of OTTI	Quarter in which Impairment Occurred
000759BP4	$757	$700	$57	$700	$589	2Q 2010
02148AAA4	48,811	46,735	2,076	46,735	33,688	2Q 2010
02148YAJ3	7,973	7,794	179	7,794	6,567	2Q 2010
05948KL31	18,007	17,283	724	17,283	11,108	2Q 2010
059494AA2	41,693	41,000	693	41,000	31,082	2Q 2010
05953LAH2	1,318	888	430	888	319	2Q 2010
12668VAF6	8,391	8,232	159	8,232	4,535	2Q 2010
225470FJ7	5,503	5,230	273	5,230	4,981	2Q 2010
225470U27	6,062	5,459	603	5,459	4,457	2Q 2010
22942KCA6	21,269	21,106	163	21,106	15,188	2Q 2010
32054YAD5	353	160	193	160	104	2Q 2010
35729PPZ7	14,854	13,466	1,388	13,466	920	2Q 2010
36244SAE8	901	881	20	881	508	2Q 2010
525170CG9	1,584	1,293	291	1,293	1,635	2Q 2010
525221HE0	11,185	6,764	4,421	6,764	5,228	2Q 2010
52522QAM4	121,936	116,652	5,284	116,652	83,155	2Q 2010
65536PAA8	3,451	3,224	227	3,224	2,937	2Q 2010
761118RM2	3,103	3,049	54	3,049	1,563	2Q 2010
86358EZU3	7,161	6,018	1,143	6,018	1,603	2Q 2010
000759BP4	674	657	17	657	572	3Q 2010
02148AAA4	44,694	41,915	2,779	41,915	35,127	3Q 2010
02148YAJ3	7,636	7,630	6	7,630	5,659	3Q 2010
05948KV63	13,694	13,656	38	13,656	12,859	3Q 2010
059494AA2	39,536	39,315	221	39,315	30,326	3Q 2010
05953LAH2	832	708	124	708	304	3Q 2010
12638DAA4	72,351	64,487	7,864	64,487	58,004	3Q 2010
12640PAA3	7,475	7,142	333	7,142	7,293	3Q 2010
12667G5G4	20,892	20,806	86	20,806	20,536	3Q 2010
126685DZ6	5,919	5,602	317	5,602	4,887	3Q 2010
12669GTS0	50,815	47,578	3,237	47,578	25,003	3Q 2010
225470FJ7	5,065	5,060	5	5,060	5,188	3Q 2010
225470T94	6,996	6,650	346	6,650	5,183	3Q 2010
225470YD9	56,415	53,591	2,824	53,591	39,237	3Q 2010
225492AE7	21,757	21,547	210	21,547	18,885	3Q 2010
22942KCA6	20,247	20,203	44	20,203	15,799	3Q 2010
3622EEAA0	29,835	28,729	1,106	28,729	27,151	3Q 2010
36244SAE8	847	820	27	820	542	3Q 2010
38011AAC8	2,513	2,451	62	2,451	1,914	3Q 2010
525170CG9	1,202	1,082	120	1,082	1,185	3Q 2010
52519LAA6	110,126	101,397	8,729	101,397	87,934	3Q 2010
525221HE0	6,238	5,615	623	5,615	4,141	3Q 2010
65536PAA8	1,894	1,747	147	1,747	1,641	3Q 2010
75970JAJ5	5,448	4,933	515	4,933	2,733	3Q 2010
75970QAH3	7,000	6,369	631	6,369	3,783	3Q 2010
761118AH1	31,985	31,648	337	31,648	26,663	3Q 2010
761118VY1	23,715	22,571	1,144	22,571	11,123	3Q 2010
92922FZ27	23,995	23,692	303	23,692	21,808	3Q 2010
939336Q55	604	596	8	596	279	3Q 2010
05535DAM6	476	415	61	415	318	3Q 2010
05953YAG6	1,788	1,788	—	1,788	1,619	4Q 2010
059515AC0	8,952	8,942	10	8,942	5,480	4Q 2010
36245CAC6	2,589	1,121	1,468	1,121	257	4Q 2010

64

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

CUSIP	Amortized Cost Before Current Period OTTI	Present Value of Projected Cash Flows	Recognized OTTI	Amortized Cost After OTTI	Fair Value at Time of OTTI	Quarter in which Impairment Occurred
52524YAA1	$3,033	$3,012	$21	$3,012	$2,837	4Q 2010
61754HAB8	2,987	2,790	197	2,790	1,467	4Q 2010
02148YAJ3	7,480	7,334	146	7,334	5,783	4Q 2010
05530PAA0	2,460	2,395	65	2,395	2,046	4Q 2010
059494AA2	37,667	37,657	10	37,657	30,418	4Q 2010
059515AC0	8,939	7,602	1,337	7,602	5,504	4Q 2010
05953LAH2	626	432	194	432	273	4Q 2010
05953YAG6	1,732	1,553	179	1,553	1,575	4Q 2010
12638DAA4	61,724	61,571	153	61,571	56,681	4Q 2010
12667G5G4	8,708	8,607	101	8,607	8,394	4Q 2010
12668RAA6	27,353	25,747	1,606	25,747	16,167	4Q 2010
12669GTS0	46,681	44,524	2,157	44,524	24,463	4Q 2010
14984WAA8	7,942	7,730	212	7,730	6,113	4Q 2010
225470U27	5,279	5,139	140	5,139	4,314	4Q 2010
225470YD9	51,189	50,912	277	50,912	37,621	4Q 2010
22942KCA6	19,399	18,120	1,279	18,120	14,757	4Q 2010
36245CAC6	1,112	833	279	833	258	4Q 2010
36245RAA7	3,756	3,495	261	3,495	2,677	4Q 2010
39539KAF0	10,205	9,957	248	9,957	8,804	4Q 2010
41161MAC4	54,375	52,192	2,183	52,192	33,461	4Q 2010
45661EAE4	8,907	2,644	6,263	2,644	2,517	4Q 2010
52519LAA6	97,842	97,267	575	97,267	84,903	4Q 2010
525221GR2	3,510	1,336	2,174	1,336	1,054	4Q 2010
525221HE0	5,322	3,506	1,816	3,506	3,634	4Q 2010
52522QAM4	106,741	105,722	1,019	105,722	81,409	4Q 2010
52524YAA1	32,722	31,200	1,522	31,200	30,754	4Q 2010
61754HAB8	2,771	2,281	490	2,281	1,448	4Q 2010
74925FAA1	14,656	14,038	618	14,038	13,792	4Q 2010
759676AJ8	6,794	6,391	403	6,391	4,825	4Q 2010
75971EAF3	6,200	6,088	112	6,088	3,542	4Q 2010
761118VY1	21,814	20,938	876	20,938	11,309	4Q 2010
81379EAD4	3,583	3,258	325	3,258	348	4Q 2010
863592AP6	21,292	21,076	216	21,076	19,735	4Q 2010
863592AQ4	9,443	9,303	140	9,303	8,654	4Q 2010
92922FZ27	22,761	22,760	1	22,760	20,920	4Q 2010
939336Q55	576	558	18	558	302	4Q 2010
02148AAA4	56,623	55,412	1,211	55,412	27,639	3Q 2009
02148YAJ3	10,038	9,635	403	9,635	5,095	3Q 2009
045427AE1	5,981	4,341	1,640	4,341	388	3Q 2009
126670ZN1	32,849	28,835	4,014	28,835	2,148	3Q 2009
12668VAF6	14,078	9,775	4,303	9,775	3,695	3Q 2009
225470FJ7	7,621	7,494	127	7,494	4,321	3Q 2009

65

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

CUSIP	Amortized Cost Before Current Period OTTI	Present Value of Projected Cash Flows	Recognized OTTI	Amortized Cost After OTTI	Fair Value at Time of OTTI	Quarter in which Impairment Occurred
225470T94	$9,057	$8,721	$336	$8,721	$4,335	3Q 2009
22942KCA6	27,233	25,136	2,097	25,136	14,065	3Q 2009
32027LAG0	156	153	3	153	55	3Q 2009
32028TAF4	214	210	4	210	167	3Q 2009
35729PPC8	3,943	727	3,216	727	169	3Q 2009
3622MAAF8	300	294	6	294	73	3Q 2009
40430FAF9	2,814	591	2,223	591	93	3Q 2009
43710LAF1	152	150	2	150	94	3Q 2009
46628SAJ2	11,798	11,254	544	11,254	4,475	3Q 2009
576435AT8	494	484	10	484	303	3Q 2009
655374AA4	3,374	3,252	122	3,252	1,663	3Q 2009
86358EZU3	20,660	10,929	9,731	10,929	3,505	3Q 2009
939336Q55	725	687	38	687	255	3Q 2009
02148AAA4	55,412	54,674	738	54,674	30,484	3Q 2009
12668VAF6	9,775	9,187	588	9,187	4,470	3Q 2009
225470FJ7	7,370	7,107	263	7,107	4,748	3Q 2009
22942KCA6	25,136	24,544	592	24,544	14,572	3Q 2009
23245CAF7	440	317	123	317	90	3Q 2009
3622MAAF8	294	248	46	248	48	3Q 2009
36244SAE8	1,000	949	51	949	481	3Q 2009
43710LAF1	150	107	43	107	113	3Q 2009
52524MAW9	11,476	11,109	367	11,109	3,902	3Q 2009
68400DAG9	4,806	3,554	1,252	3,554	193	3Q 2009
70557RAB6	41,797	37,940	3,857	37,940	20,360	3Q 2009
86358EZU3	10,929	9,287	1,642	9,287	1,747	3Q 2009
939336Q55	687	680	7	680	260	3Q 2009
059494AA2	45,467	44,726	741	44,726	30,478	4Q 2009
05951VAV1	60,026	59,859	167	59,859	34,196	4Q 2009
05948KV63	15,678	15,283	395	15,283	11,397	4Q 2009
126670ZN1	28,832	26,567	2,265	26,567	3,802	4Q 2009
126685DZ6	8,557	6,962	1,595	6,962	5,593	4Q 2009
23245CAF7	304	267	37	267	214	4Q 2009
12667G5G4	25,000	23,949	1,051	23,949	21,479	4Q 2009
02148AAA4	53,080	52,679	401	52,679	32,386	4Q 2009
02148YAJ3	9,305	8,787	518	8,787	6,122	4Q 2009
045427AE1	4,341	3,378	963	3,378	517	4Q 2009
12640PAA3	11,545	10,987	558	10,987	9,882	4Q 2009
225470FJ7	6,755	6,727	28	6,727	4,955	4Q 2009
32027LAG0	147	116	31	116	46	4Q 2009
32028TAF4	198	182	16	182	125	4Q 2009
38011AAC8	2,961	2,627	334	2,627	1,992	4Q 2009
361856EC7	31,354	26,889	4,465	26,889	14,755	4Q 2009
3622MAAF8	234	218	16	218	55	4Q 2009
43710LAF1	96	91	5	91	80	4Q 2009
52524YAA1	46,921	46,677	244	46,677	35,812	4Q 2009
52524MAW9	10,923	10,743	180	10,743	4,023	4Q 2009
576435AT8	467	397	70	397	284	4Q 2009
655374AA4	3,144	2,723	421	2,723	1,573	4Q 2009
68400DAG9	3,535	2,809	726	2,809	180	4Q 2009
761118VY1	30,381	29,354	1,027	29,354	12,445	4Q 2009
86358EZU3	9,243	9,032	211	9,032	222	4Q 2009
225470T94	8,516	7,425	1,091	7,425	5,324	4Q 2009

66

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

CUSIP	Amortized Cost Before Current Period OTTI	Present Value of Projected Cash Flows	Recognized OTTI	Amortized Cost After OTTI	Fair Value at Time of OTTI	Quarter in which Impairment Occurred
225470U27	$7,991	$6,431	$1,560	$6,431	$4,577	4Q 2009
933637AJ9	3,783	3,505	278	3,505	2,574	4Q 2009

The unrealized losses of loan-backed and structured securities where fair value is less than cost or amortized cost for which an OTTI has not been recognized in earnings as of December 31, 2012 and 2011 is as follows:

	Losses 12 Months or More	Losses Less Than 12 Months
Year ended December 31, 2012
The aggregate amount of unrealized losses	$787,684	$4,100
The aggregate related fair value of securities with unrealized losses	3,247,332	245,722

	Losses 12 Months or More	Losses Less Than 12 Months
Year ended December 31, 2011
The aggregate amount of unrealized losses	$1,414,929	$67,845
The aggregate related fair value of securities with unrealized losses	4,176,581	1,125,357

Detail of net investment income (loss) is presented below:

	Year Ended December 31
	2012	2011	2010
Income (loss):
Bonds	$1,905,410	$2,147,304	$2,476,783
Preferred stocks	9,320	9,136	10,296
Common stocks	168,713	48,828	36,266
Mortgage loans on real estate	411,742	469,635	534,467
Real estate	17,328	19,488	20,816
Policy loans	48,012	46,677	50,210
Cash, cash equivalents and short-term investments	7,509	5,010	11,008
Derivatives	197,183	(29,303)	(147,236)
Other invested assets	35,582	6,183	50,078
Other	34,107	11,912	14,525

Gross investment income	2,834,906	2,734,870	3,057,213
Less investment expenses	105,379	119,012	138,042

Net investment income	$2,729,527	$2,615,858	$2,919,171

67

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

Proceeds from sales and other disposals (excluding maturities) of bonds and preferred stock and related gross realized capital gains and losses were as follows:

	Year Ended December 31
	2012	2011	2010
Proceeds	$9,180,982	$16,303,347	$23,903,441

Gross realized gains	$292,804	$581,820	$1,624,135
Gross realized losses	(45,003)	(85,014)	(142,953)

Net realized capital gains (losses)	$247,801	$496,806	$1,481,182

The Company had gross realized losses for the years ended December 31, 2012, 2011 and 2010 of $88,836, $127,005 and $192,541, respectively, which relate to losses recognized on other-than-temporary declines in the fair values of bonds and preferred stocks.

Net realized capital gains (losses) on investments are summarized below:

	Realized
	Year Ended December 31
	2012	2011	2010
Bonds	$158,547	$370,867	$1,290,685
Preferred stocks	418	5,557	(75)
Common stocks	(621)	22,701	2,949
Mortgage loans on real estate	13,802	(2,171)	(18,451)
Real estate	7,190	4,287	(235)
Cash, cash equivalents and short-term investments	9	13	12
Derivatives	(508,177)	304,713	(160,155)
Other invested assets	112,293	91,017	124,712

	(216,539)	796,984	1,239,442
Federal income tax effect	(94,705)	(185,043)	(450,184)
Transfer to interest maintenance reserve	(71,282)	(188,405)	(846,096)

Net realized capital gains (losses) on investments	$(382,526)	$423,536	$(56,838)

At December 31, 2012 and 2011, the Company had recorded investments in restructured securities of $8,476 and $10,272, respectively. The capital gains (losses) taken as a direct result of restructures in 2012, 2011 and 2010 were $167, $(4,361) and $16,745, respectively. The Company often has impaired a security prior to the restructure date. These impairments are not included in the calculation of restructure related losses and are accounted for as a realized loss, reducing the cost basis of the security involved.

68

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

The changes in net unrealized capital gains and losses on investments, including the changes in net unrealized foreign capital gains and losses, were as follows:

	Change in Unrealized
	Year Ended December 31
	2012	2011	2010
Bonds	$108,175	$(143,599)	$(53,819)
Preferred stocks	3,957	(3,816)	(35)
Common stocks	21,290	(19,959)	22,057
Affiliated entities	(25,164)	461,477	70,914
Mortgage loans on real estate	6,270	(2,196)	1,826
Derivatives	(98,933)	239,967	113,051
Other invested assets	14,749	103,189	25,289

Change in unrealized capital gains/losses, before taxes	30,344	635,063	179,283
Taxes on unrealized capital gains/losses	(20,779)	(57,633)	(17,514)

Change in unrealized capital gains/losses, net of tax	$9,565	$577,430	$161,769

During 2012, the Company issued mortgage loans with a maximum interest rate of 5.40% and a minimum interest rate of 3.44% for commercial loans. The maximum percentage of any one mortgage loan to the value of the underlying real estate originated during the year ending December 31, 2012 at the time of origination was 75%. During 2011, the Company issued mortgage loans with a maximum interest rate of 6.16% and a minimum interest rate of 4.01% for commercial loans. The maximum percentage of any one mortgage loan to the value of the underlying real estate originated during the year ending December 31, 2011 at the time of origination was 70%. During 2012, the Company reduced the interest rate by 1% on two outstanding mortgage loans with statement value of $13,326. During 2011, the Company did not reduce interest rates on any outstanding mortgages. At December 31, 2012 and 2011, there were no loans that were non-income producing for the previous 180 days. There was no accrued interest related to these mortgage loans at December 31, 2012 or 2011. The Company has a mortgage or deed of trust on the property thereby creating a lien which gives it the right to take possession of the property (among other things) if the borrower fails to perform according to the terms of the loan documents. The Company requires all mortgaged properties to carry fire insurance equal to the value of the underlying property. At December 31, 2012 and 2011 there were no taxes, assessments and other amounts advanced and not included in the mortgage loan total.

At December 31, 2012 and 2011, respectively, the Company held $37,459 and $44,738 in impaired loans with related allowance for credit losses of $2,124 and $8,394. There were no impaired mortgage loans held without an allowance for credit losses as of December 31, 2012 and 2011, respectively. The average recorded investment in impaired loans during 2012 and 2011 was $41,959 and $53,714, respectively.

69

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

The following table provides a reconciliation of the beginning and ending balances for the allowance for credit losses on mortgage loans:

	Year Ended December 31
	2012	2011	2010
Balance at beginning of period	$8,394	$6,198	$8,024
Additions, net charged to operations	500	6,599	16,645
Recoveries in amounts previously charged off	(6,770)	(4,403)	(18,471)

Balance at end of period	$2,124	$8,394	$6,198

The Company accrues interest income on impaired loans to the extent deemed collectible (delinquent less than 91 days) and the loan continues to perform under its original or restructured contractual terms. Interest income on nonperforming loans generally is recognized on a cash basis. For the years ended December 31, 2012, 2011 and 2010, respectively, the Company recognized $2,879, $3,701 and $8,500 of interest income on impaired loans. Interest income of $2,971, $3,610 and $8,568, respectively, was recognized on a cash basis for the years ended December 31, 2012, 2011 and 2010.

At December 31, 2012 and 2011, the Company held a mortgage loan loss reserve in the AVR of $54,808 and $65,017, respectively.

The Company’s mortgage loan portfolio is diversified by geographic region and specific collateral property type as follows:

Geographic Distribution			Property Type Distribution
	December 31			December 31
	2012	2011		2012	2011
South Atlantic	25%	25%	Office	27%	28%
Pacific	22	23	Retail	27	23
Middle Atlantic	15	15	Apartment	20	21
Mountain	15	14	Industrial	18	18
E. North Central	9	10	Other	3	4
W. North Central	6	6	Agricultural	3	4
W. South Central	5	3	Medical	2	2
E. South Central	2	2
New England	1	2

70

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

At December 31, 2012, 2011 and 2010, the Company had mortgage loans with a total net admitted asset value of $2,176, $2,416 and $13,125, respectively, which had been restructured in accordance with SSAP No. 36, Troubled Debt Restructuring. There were no realized losses during the years ended December 31, 2012, 2011 and 2010 related to such restructurings. There were no commitments to lend additional funds to debtors owing receivables at December 31, 2012, 2011 or 2010.

During 2012, the Company recorded an impairment of $97 for its investment in Yucaipa Equity Partners, L.P. The impairment was taken because the decline in fair value of the fund was deemed to be other than temporary and a recovery in value from the remaining underlying investments in the fund is not anticipated. The write-down is included in net realized capital gains (losses) within the statements of operations.

During 2011, the Company recorded an impairment of $5,770 for its investment in William Blair Mezzanine Capital Fund III, L.P., an impairment of $8,799 for its investment in Harbour Group Investments IV, L.P. and an impairment of $1,697 for its investment in e-Financial Ventures I, L.P. The impairments were taken because the decline in fair value of the funds was deemed to be other than temporary and a recovery in value from the remaining underlying investments in the funds was not anticipated. These write-downs are included in net realized capital gains (losses) within the statements of operations.

During 2010, the Company recorded an impairment of $3,276 for its investment in Stonington Capital Appreciation 1994 Fund, L.P. and an impairment of $272 for its investment in Yield Strategies Fund I, L.P. The impairments were taken because the decline in fair value of the funds was deemed to be other than temporary and a recovery in value from the remaining underlying investments in the funds was not anticipated. These write-downs are included in net realized capital gains (losses) within the statements of operations.

At December 31, 2012, the Company had ownership interests in fifty LIHTC investments. The remaining years of unexpired tax credits ranged from one to thirteen, and none of the properties were subject to regulatory review. The length of time remaining for holding periods ranged from one to seventeen years. The amount of contingent equity commitments expected to be paid during the years 2013 to 2029 is $23,053. There were no impairment losses, write-downs or reclassifications during the year related to any of these credits.

At December 31, 2011, the Company had ownership interests in sixty-five LIHTC investments. The remaining years of unexpired tax credits ranged from one to eleven, and none of the properties were subject to regulatory review. The length of time remaining for holding periods ranged from one to sixteen years. The amount of contingent equity commitments expected to be paid during the years 2012 to 2026 was $53,963. There were no impairment losses, write-downs or reclassifications during 2011 related to any of these credits.

71

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

The following table provides the carrying value of state transferable tax credits gross of any related tax liabilities and total unused transferable tax credits by state and in total as of December 31, 2012 and 2011:

Description of State Transferable and Non-		December 31, 2012
transferable Tax Credits	State	Carrying Value	Unused Amount*
Low-Income Housing Tax Credits	MA	$2,810	$5,060

Total		$2,810	$5,060

Description of State Transferable and Non-		December 31, 2011
transferable Tax Credits	State	Carrying Value	Unused Amount
Low-Income Housing Tax Credits	MA	$4,446	$6,696

Total		$4,446	$6,696

*	The unused amount reflects credits that the Company deems will be realizable in the period from 2013 to 2015.

The Company estimated the utilization of the remaining state transferable tax credits by projecting a future tax liability based on projected premium, tax rates and tax credits and comparing the projected future tax liability to the availability of remaining state transferable tax credits. The Company had no impairment losses related to state transferable tax credits.

On December 31, 2010, the Company sold two real estate related limited liability company interests (Transamerica Pyramid Properties, LLC and Transamerica Realty Properties, LLC) to Monumental Life Insurance Company (MLIC), an affiliate, for a combined sale price of $252,975. The sale price was based predominantly on the valuations of the properties within each of the entities. This transaction resulted in a realized gain of $24,296.

Derivatives

The Company has entered into collateral agreements with certain counterparties wherein the counterparty is required to post assets (cash or securities) on the Company’s behalf in an amount equal to the difference between the net positive fair value of the contracts and an agreed upon threshold based on the credit rating of the counterparty. If the net fair value of all contracts with this counterparty is negative, then the Company is required to post similar assets (cash or securities).

72

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

At December 31, 2012 and 2011, the fair value of all derivative contracts, aggregated at a counterparty level, with a positive fair value amounted to $1,962,723 and $2,014,879, respectively.

At December 31, 2012 and 2011, the fair value of all derivative contracts, aggregated at a counterparty level, with a negative fair value amounted to $521,564 and $560,015, respectively.

For the years ended December 31, 2012 and 2011, the Company has recorded $42,816 and $142,076, respectively, for the component of derivative instruments utilized for hedging purposes that did not qualify for hedge accounting. This has been recorded directly to unassigned surplus as an unrealized gain.

The Company did not recognize any unrealized gains or losses during 2012 and 2011 that represented the component of derivative instruments gain or loss that was excluded from the assessment of hedge effectiveness.

The Company did not recognize any income from options contracts for the years ended December 31, 2012, 2011 or 2010.

The maximum term over which the Company is hedging its exposure to the variability of future cash flows is approximately 20 years for forecasted hedge transactions.

At December 31, 2012 and 2011, none of the Company’s cash flow hedges have been discontinued as it was probable that the original forecasted transactions would occur by the end of the originally specified time period documented at inception of the hedging relationship.

As of December 31, 2012 and 2011, the Company has accumulated deferred gains in the amount of $66,410 and $78,051, respectively, related to the termination of swaps that were hedging forecasted transactions. It is expected that these gains will be used as basis adjustments on future asset purchases expected to transpire throughout 2026.

At December 31, 2012 and 2011, the Company had replicated assets with a fair value of $3,571,947 and $2,965,038 and credit default and forward starting interest rate swaps with a fair value of $(143,165) and $(195,744), respectively. For the years ended December 31, 2012 and 2011, the Company recognized $6,989 and $(408), respectively, in capital gains (losses) related to replication transactions. For the year ended December 31, 2010, the Company did not recognize any capital losses related to replication transactions.

73

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

As stated in Note 1, the Company replicates investment grade corporate bonds by writing credit default swaps. As a writer of credit swaps, the Company actively monitors the underlying asset, being careful to note any events (default or similar credit event) that would require the Company to perform on the credit swap. If such events would take place, the Company has recourse provisions from the proceeds of the bankruptcy settlement of the underlying entity or by the sale of the underlying bond. As of December 31, 2012, credit default swaps, used in replicating corporate bonds are as follows:

Deal, Receive (Pay), Underlying	Maturity Date	Maximum Future Payout (Estimate)	Current Fair Value
4200, SWAP, USD 1 / (USD 0), : 912810QK7	12/20/2015	$10,000	$(19)
4201, SWAP, USD 1 / (USD 0), : 912828JR2	12/20/2015	10,000	66
4203, SWAP, USD 1 / (USD 0), : 912810PX0	12/20/2015	10,000	(5)
4208, SWAP, USD 1 / (USD 0), : 912810QK7	12/20/2015	20,000	131
4252, SWAP, USD 1 / (USD 0), : 912803DJ9	12/20/2015	10,000	21
4253, SWAP, USD 1 / (USD 0), : 912803BM4	12/20/2015	20,000	242
4254, SWAP, USD 1 / (USD 0), : 912803DK6	12/20/2015	20,000	(38)
4257, SWAP, USD 1 / (USD 0), : 912803DK6	12/20/2015	20,000	79
4261, SWAP, USD 1 / (USD 0), : 912803CH4	12/20/2015	20,000	74
4262, SWAP, USD 1 / (USD 0), : 912803BJ1	12/20/2015	20,000	(38)
4267, SWAP, USD 1 / (USD 0), : 912803DJ9	12/20/2015	20,000	42
4269, SWAP, USD 1 / (USD 0), : 912803CH4	12/20/2015	20,000	478
4272, SWAP, USD 1 / (USD 0), : 912803DK6	12/20/2015	20,000	281
4280, SWAP, USD 1 / (USD 0), : 912803DJ9	3/20/2016	10,000	167
4281, SWAP, USD 1 / (USD 0), : 912803DM2	3/20/2016	20,000	318
4299, SWAP, USD 1 / (USD 0), : US670346AE56	3/20/2016	10,000	141
4311, SWAP, USD 1 / (USD 0), : US35671DAS45	6/20/2016	20,000	(11)
4347, SWAP, USD 1 / (USD 0), : CDX IG 16	6/20/2016	20,000	220
4479, SWAP, USD 1 / (USD 0), : US731011AN26	3/20/2017	10,000	164
4480, SWAP, USD 1 / (USD 0), : US731011AN26	3/20/2017	10,000	164
4481, SWAP, USD 1 / (USD 0), : US46513EY48	3/20/2017	10,000	(43)
4482, SWAP, USD 1 / (USD 0), : XS0113419690	3/20/2017	10,000	170
4483, SWAP, USD 1 / (USD 0), : XS0203685788	3/20/2017	15,000	334
4484, SWAP, USD 1 / (USD 0), : US50064FAD69	3/20/2017	10,000	214
4485, SWAP, USD 1 / (USD 0), : USY6826RAA06	3/20/2017	10,000	175
4486, SWAP, USD 1 / (USD 0), : US712219AG90	3/20/2017	10,000	223
4487, SWAP, USD 1 / (USD 0), : US168863AS74	3/20/2017	15,000	255
4491, SWAP, USD 1 / (USD 0), : US731011AN26	3/20/2017	15,000	247
4493, SWAP, USD 1 / (USD 0), : XS0113419690	3/20/2017	15,000	255
4494, SWAP, USD 1 / (USD 0), : US50064FAD69	3/20/2017	5,000	107
4500, SWAP, USD 0.25 / (USD 0), : XS0417728325	3/20/2017	15,000	25
4502, SWAP, USD 1 / (USD 0), : XS0203685788	3/20/2017	15,000	334
4504, SWAP, USD 1 / (USD 0), : XS0412694647	3/20/2017	15,000	414
4505, SWAP, USD 1 / (USD 0), : US16886AS74	3/20/2017	10,000	170
4506, SWAP, USD 1 / (USD 0), : JP1200551248	3/20/2017	15,000	239
4507, SWAP, USD 1 / (USD 0), : XS0203685788	3/20/2017	10,000	223
4508, SWAP, USD 1 / (USD 0), : XS0113419690	3/20/2017	15,000	255
4509, SWAP, USD 1 / (USD 0), : US731011AN26	3/20/2017	10,000	164
4510, SWAP, USD 1 / (USD 0), : US50064FAD69	3/20/2017	10,000	214
4511, SWAP, USD 0.25 / (USD 0), : XS0417728325	3/20/2017	10,000	17
4512, SWAP, USD 1 / (USD 0), : US168863AS74	3/20/2017	10,000	170
4513, SWAP, USD 1 / (USD 0), : USY6826RAA06	3/20/2017	5,000	87
4515, SWAP, USD 1 / (USD 0), : XS0412694647	3/20/2017	10,000	276
4520, SWAP, USD 0.25 / (USD 0), : XS0417728325	3/20/2017	20,000	33
4521, SWAP, USD 1 / (USD 0), : US731011AN26	3/20/2017	10,000	164
4522, SWAP, USD 1 / (USD 0), : US50064FAD69	3/20/2017	10,000	214

74

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

4523, SWAP, USD 1 / (USD 0), : XS0203685788	3/20/2017	10,000	223
4524, SWAP, USD 1 / (USD 0), : JP1200551248	3/20/2017	20,000	319
4525, SWAP, USD 1 / (USD 0), : XS0412694647	3/20/2017	10,000	276
4527, SWAP, USD 0.25 / (USD 0), : US317873AY36	3/20/2017	10,000	14
4529, SWAP, USD 1 / (USD 0), : SUS650162AP56	3/20/2017	10,000	267
4530, SWAP, USD 1 / (USD 0), : USY6826RAA06	3/20/2017	10,000	175
4563, SWAP, USD 1 / (USD 0), : US59156RAN89	6/20/2017	25,000	(512)
4564, SWAP, USD 1 / (USD 0), : US475070AD04	6/20/2017	25,000	(715)
4567, SWAP, USD 1 / (USD 0), : US026874AZ07	6/20/2017	25,000	(183)
4570, SWAP, USD 1 / (USD 0), : US026874AZ07	6/20/2017	25,000	(183)
4576, SWAP, USD 1 / (USD 0), : US141781AC86	6/20/2017	10,000	136
4577, SWAP, USD 1 / (USD 0), : US141781AC86	6/20/2017	5,000	68
4589, SWAP, USD 1 / (USD 0), : US42217KAL08	6/20/2017	10,000	(23)
4599, SWAP, USD 1 / (USD 0), : CDX IG 18	6/20/2017	20,000	129
4600, SWAP, USD 1 / (USD 0), : CDX IG 18	6/20/2017	20,000	129
4603, SWAP, USD 1 / (USD 0), : CDX IG 18	6/20/2017	20,000	129
4604, SWAP, USD 1 / (USD 0), : CDX IG 18	6/20/2017	26,000	167
4622, SWAP, USD 1 / (USD 0), : CDX IG 18	6/20/2017	25,000	161
4625, SWAP, USD 5 / (USD 0), : US345370BX76	6/20/2017	25,000	3,334
4631, SWAP, USD 1 / (USD 0), : US105756AL40	6/20/2017	10,000	25
4632, SWAP, USD 1 / (USD 0), : XS0114288789	6/20/2017	10,000	(67)
4633, SWAP, USD 1 / (USD 0), : US715638AP79	6/20/2017	10,000	73
4634, SWAP, USD 1 / (USD 0), : XS0203685788	6/20/2017	10,000	213
4635, SWAP, USD 1 / (USD 0), : XS0412694647	6/20/2017	10,000	275
4636, SWAP, USD 1 / (USD 0), : US731011AN26	6/20/2017	8,000	118
4675, SWAP, USD 1 / (USD 0), : US105756AL40	9/20/2017	5,700	2
4676, SWAP, USD 1 / (USD 0), : XS0114288789	9/20/2017	4,900	(50)
4677, SWAP, USD 1 / (USD 0), : US455780AQ93	9/20/2017	9,500	(77)
4678, SWAP, USD 1 / (USD 0), : US715638AP79	9/20/2017	9,000	49
4680, SWAP, USD 0.25 / (USD 0), : XS0417728325	9/20/2017	7,100	(8)
4684, SWAP, USD 1 / (USD 0), : US836205AJ33	9/20/2017	10,600	(168)
4686, SWAP, USD 1 / (USD 0), : US88322LAA70	9/20/2017	5,100	42
4709, SWAP, USD 1 / (USD 0), : JP1200551248	9/20/2017	4,000	51
4710, SWAP, USD 1 / (USD 0), : XS0114288789	9/20/2017	4,500	(46)
4711, SWAP, USD 0.25 / (USD 0), : XS0417728325	9/20/2017	3,000	(3)
4720, SWAP, USD 1 / (USD 0), : XS0114288789	9/20/2017	10,000	(101)
4721, SWAP, USD 1 / (USD 0), : US91086QAW87	9/20/2017	10,000	52
4724, SWAP, USD 1 / (USD 0), : US836205AJ33	9/20/2017	8,000	(127)
4725, SWAP, USD 1 / (USD 0), : US105756AL40	9/20/2017	8,000	2
4766, SWAP, USD 1 / (USD 0), : 12624KAD8	12/20/2017	15,000	(28)
4767, SWAP, USD 1 / (USD 0), : 46634GAB7	12/20/2017	15,000	49
4768, SWAP, USD 1 / (USD 0), : 92936CAJ8	12/20/2017	15,000	(202)
4769, SWAP, USD 1 / (USD 0), : 175305EEE1	12/20/2017	15,000	173
4770, SWAP, USD 1 / (USD 0), : 36248EAB1	12/20/2017	10,000	(134)
4772, SWAP, USD 1 / (USD 0), : 17305EDT9	12/20/2017	5,000	(61)
4773, SWAP, USD 1 / (USD 0), : 46636DAJ5	12/20/2017	10,000	36
4774, SWAP, USD 1 / (USD 0), : 36249KAC4	12/20/2017	10,000	62

75

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

4775, SWAP, USD 1 / (USD 0), : 17305EEE1	12/20/2017	5,000	66
4790, SWAP, USD 1 / (USD 0), : 617459AD4	12/20/2017	10,000	(535)
4792, SWAP, USD 1 / (USD 0), : 61761DAD4	12/20/2017	10,000	(535)
4797, SWAP, USD 1 / (USD 0), : 36248EAB1	12/20/2017	10,000	(351)
4798, SWAP, USD 1 / (USD 0), : 12624PAE5	12/20/2017	10,000	(195)
4799, SWAP, USD 1 / (USD 0), : 92936YAC5	12/20/2017	15,000	30
4800, SWAP, USD 1 / (USD 0), : 61761DAD4	12/20/2017	5,000	10
4802, SWAP, USD 1 / (USD 0), : 912803DK6	12/20/2017	22,000	44
4804, SWAP, USD 1 / (USD 0), : 912828QN3	12/20/2017	25,000	50
4808, SWAP, USD 1 / (USD 0), : 912828QN3	12/20/2017	27,000	54
4809, SWAP, USD 1 / (USD 0), : 912828QN3	12/20/2017	27,000	54
4811, SWAP, USD 1 / (USD 0), : 912810QV3	12/20/2017	15,000	30
4812, SWAP, USD 1 / (USD 0), : 912803DP5	12/20/2017	22,000	44
4815, SWAP, USD 1 / (USD 0), : 92930RBB7	12/20/2017	12,500	8
4816, SWAP, USD 1 / (USD 0), : 31359MEL3	12/20/2017	20,000	(26)
4817, SWAP, USD 1 / (USD 0), : 912810QH4	12/20/2017	20,000	(141)
4818, SWAP, USD 1 / (USD 0), : 912803DK6	12/20/2017	20,000	(390)
4820, SWAP, USD 1 / (USD 0), : 07401DAD3	12/20/2017	20,000	(514)
4821, SWAP, USD 1 / (USD 0), : 20176AB1	12/20/2017	20,000	1
4822, SWAP, USD 5 / (USD 0), : 912803DS9	12/20/2017	20,000	2,810
4828, SWAP, USD 1 / (USD 0), : 912803DS9	12/20/2017	22,000	44
4829, SWAP, USD 1 / (USD 0), : 912828QN3	12/20/2017	10,000	497
4830, SWAP, USD 1 / (USD 0), : 912828QN3	12/20/2017	10,000	125
4832, SWAP, USD 1 / (USD 0), : 912803DP5	12/20/2017	20,000	40
4833, SWAP, USD 1 / (USD 0), : 912803DM2	12/20/2017	50,000	99
4834, SWAP, USD 1 / (USD 0), : 912803DM2	12/20/2017	20,000	1
4835, SWAP, USD 1 / (USD 0), : 912803DM2	12/20/2017	20,000	(527)
4836, SWAP, USD 1 / (USD 0), : BAE2Z99E1	12/20/2017	25,000	50
4837, SWAP, USD 5 / (USD 0), : BRS0F7YG6	12/20/2017	25,000	3,512
4846, SWAP, USD 1 / (USD 0), : 31359MEL3	12/20/2016	19,000	(37)
4856, SWAP, USD 1 / (USD 0), : 12624QAR4	12/20/2017	12,500	25
4860, SWAP, USD 1 / (USD 0), : 912803DJ9	12/20/2017	25,000	(32)
4861, SWAP, USD 1 / (USD 0), : 912803BF9	12/20/2017	25,000	1
4862, SWAP, USD 1 / (USD 0), : 912803BJ1	12/20/2017	20,000	(141)
4864, SWAP, USD 5 / (USD 0), : 912803DM2	12/20/2017	10,000	1,405
4875, SWAP, USD 1 / (USD 0), : 94987MAB7	12/20/2017	10,000	(97)
50953, SWAP, USD 5 / (USD 0), : 912828PC8	12/20/2017	4,000	283
50956, SWAP, USD 5 / (USD 0), : 912828PC8	12/20/2017	4,000	356
50961, SWAP, USD 5 / (USD 0), : 912828PC8	12/20/2017	4,000	284
50965, SWAP, USD 5 / (USD 0), : 912828PC8	12/20/2017	4,000	364
50966, SWAP, USD 5 / (USD 0), : 912828PC8	12/20/2017	3,500	245
50967, SWAP, USD 5 / (USD 0), : 912828QN3	12/20/2017	500	35

		$1,887,400	$18,511

The Company had no written options for the year ended December 31, 2012. At December 31, 2011, the Company had written options with a fair value of $0 and average fair value for the year of $(32) as these positions were sold during 2011. The Company had no realized gains or losses for the year ended December 31, 2011 related to these options.

76

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

At December 31, 2012, the Company had credit default swaps linked to collateralized debt obligations with a fair value of $0 and average fair value for the year of $(6,356). At December 31, 2011, the Company had credit default swaps linked to collateralized debt obligations with a fair value of $(11,786) and average fair value for the year of $(10,682). The Company recognized losses of $1,929 for the year ended December 31, 2012, while having no realized gains or losses for the years ended December 31, 2011 related to these credit default swaps.

At December 31, 2012 and 2011, the Company’s outstanding financial instruments with on and off balance sheet risks, shown in notional amounts, are summarized as follows:

	Notional Amount
	2012	2011
Interest rate and currency swaps:
Receive floating—pay floating	$1,538,065	$1,592,865
Receive fixed—pay floating	12,433,324	12,082,972
Receive floating—pay fixed	4,490,128	4,052,254
Receive fixed—pay fixed	1,403,729	732,548

The Company recognized net realized gains (losses) from futures contracts in the amount of $(93,808), $147,183 and $(120,396) for the years ended December 31, 2012, 2011 and 2010, respectively.

Open futures contracts at December 31, 2012 and 2011, were as follows:

Long/Short	Number of Contracts	Contract Type	Opening Fair Value	Year-End Fair Value
December 31, 2012
Short	(1,167)	S&P 500 March 2013 Futures	$(414,806)	$(414,314)
Long	6,220	US Ultra Bond March 2013 Futures	1,030,465	1,011,333

Long/Short	Number of Contracts	Contract Type	Opening Fair Value	Year-End Fair Value
December 31, 2011
Short	(2,073)	S&P 500 March 2012 Futures	$(639,474)	$(649,159)
Long	13,040	US Ultra Bond March 2012 Futures	2,055,916	2,085,177

77

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

At December 31, 2012 and 2011, investments with an aggregate carrying value of $39,774,342 and $38,140,830, respectively, were on deposit with regulatory authorities or were restrictively held in bank custodial accounts for the benefit of such regulatory authorities, as required by statute.

6. Reinsurance

Certain premiums and benefits are assumed from and ceded to other insurance companies under various reinsurance agreements. The Company reinsures portions of the risk on certain insurance policies which exceed its established limits, thereby providing a greater diversification of risk and minimizing exposure on larger risks. The Company remains contingently liable with respect to any insurance ceded, and this would become an actual liability in the event that the assuming insurance company became unable to meet its obligation under the reinsurance treaty.

Premiums earned reflect the following reinsurance amounts:

	Year Ended December 31
	2012	2011	2010
Direct premiums	$13,426,938	$13,297,032	$10,763,441
Reinsurance assumed—non affiliates	1,751,054	1,710,756	1,652,588
Reinsurance assumed—affiliates	185,147	222,283	427,231
Reinsurance ceded—non affiliates	(3,985,049)	(6,259,014)	(1,042,739)
Reinsurance ceded—affiliates	428,724	892,999	(2,635,402)

Net premiums earned	$11,806,814	$9,864,056	$9,165,119

The Company received reinsurance recoveries in the amount of $3,542,504, $2,756,316 and $2,580,994 during 2012, 2011 and 2010, respectively. At December 31, 2012 and 2011, estimated amounts recoverable from reinsurers that have been deducted from policy and contract claim reserves totaled $618,208 and $705,476, respectively. The aggregate reserves for policies and contracts were reduced for reserve credits for reinsurance ceded at December 31, 2012 and 2011 of $37,141,980 and $40,233,402, respectively.

The net amount of the reduction in surplus at December 31, 2012 and 2011, if all reinsurance agreements were cancelled, is $235,002 and $231,604, respectively.

78

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

During 2012, the Company recaptured various blocks of business that were previously reinsured on various bases to two separate affiliates. The Company received recapture consideration of $63,624, released the associated funds withheld liability of $1,516,317, recaptured life, annuity and claim reserves of $1,628,072, recaptured other assets of $5,428 and released into income from surplus a previously deferred unamortized gain from the original transaction in the amount of $24,215, resulting in a pre-tax loss of $18,488, which has been included in the statement of operations.

Subsequently, the Company ceded a portion of this recaptured business to two separate non-affiliated entities. The Company paid a reinsurance premium of $1,508,278 and a ceding commission of $41,149, released life, annuity and claim reserves of $1,510,206 and released an after-tax IMR liability associated with the block of business in the amount of $90,462, resulting in a net of tax gain on the transaction in the amount of $64,969 (IMR after-tax gain of $90,462, less gross loss on reinsurance of $39,221, taxed at 35%), which has been credited directly to unassigned surplus. This gain will be recognized in income as earnings emerge on the reinsured block of business. During 2012, the Company amortized $3,261 of this deferred gain into earnings on a net of tax basis with a corresponding charge to unassigned surplus.

During 2012, the Company recaptured certain treaties associated with the divestiture of the Transamerica Reinsurance operations that were previously ceded to various non-affiliated entities so they could perform the ultimate novation, for which no net consideration was received. Life and claim reserves recaptured were $70,992 and other assets were recaptured of $67,295, resulting in a pre-tax loss of $3,697, which has been included in the statement of operations.

Subsequent to these recaptures, the Company novated certain unaffiliated treaties that were previously ceded by the Company to various non-affiliated entities, in which consideration paid was $30,509, life and claim reserves released were $153,224, other assets transferred were $72,723 and a previously deferred unamortized gain resulting from the original cession of this business of $19,068 ($12,394 net of tax) was released in to income, resulting in a pre-tax gain of $69,060, which has been included in the statement of operations.

The Company novated third party assumed retrocession agreements that were previously retroceded to a non-affiliate in which no net consideration was exchanged. Life and claim reserves were exchanged in the amount of $129,464 and other assets were exchanged in the amount of $10,748. As a result, there was no net financial impact from these transactions on a pre-tax basis, as assumed and ceded reserves along with other assets exchanged were impacted by equivalent amounts.

79

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

On April 26, 2011, Aegon N.V. announced the disposition of its life reinsurance operations, Transamerica Reinsurance, to SCOR, which was effective August 9, 2011. The life reinsurance business conducted by Transamerica Reinsurance was written through several of Aegon N.V.’s U.S. and international affiliates, all of which remain Aegon N.V. affiliates following the closing, except for Transamerica International Reinsurance Ireland, Limited (TIRI), an Irish reinsurance company. As a result of this transaction, the Company entered into a series of recapture and reinsurance agreements during the second, third and fourth quarters of 2011 which directly resulted in a pre-tax loss of $3,337,294 which was included in the statement of operations, and a net of tax gain of $2,694,506 which has been credited directly to unassigned surplus. These amounts include current year amortization of previously deferred gains, as well as releases of previously deferred gains from unassigned surplus into earnings. Additional information surrounding these transactions is outlined below.

During the second quarter of 2011, the Company recaptured business that was previously reinsured on various bases to affiliates. The Company paid recapture consideration of $320,103, released the associated funds withheld liability of $13,808,943, recaptured reserves of $15,167,234, recaptured other net assets of $26,634 and released a prior deferred gain related to the initial transactions in the amount of $295,083, resulting in a pre-tax loss of $1,356,677, which has been included the statement of operations. The Company amortized $10,044 prior to the recaptures in 2011 and $4,978 in 2010 of the original gain into earnings on a net of tax basis with a corresponding charge to unassigned surplus. Additionally, another affiliate recaptured certain business that had been previously reinsured by the Company on a coinsurance basis. The Company received recapture consideration of $14,200, released assets of $16,678 and released reserves of $16,685, resulting in a pre-tax gain of $14,207, which has been included in the statement of operations.

Subsequently, also effective during the second quarter of 2011, the Company ceded a portion of the recaptured business above to an affiliate on a coinsurance and coinsurance funds withheld bases. The Company received an initial ceding commission of $40,097, established a funds withheld liability of $11,674,680, released reserves of $12,982,528, transferred other net assets of $364,305 and released an after-tax IMR liability in the amount of $146,227, resulting in a net of tax gain on the transactions in the amount of $785,593, which has been credited directly to unassigned surplus. During 2012 and 2011, the Company amortized $30,393 and $27,742, respectively, of this gain into earnings on a net of tax basis with a corresponding charge to unassigned surplus. Also effective during the second quarter of 2011, the Company ceded a portion of the recaptured business above to a non-affiliate on a coinsurance basis. The Company paid an initial reinsurance premium of $1,486,693 and ceding commission of $21,270, released reserves and other liabilities of $1,486,692 and released an after-tax IMR liability associated with the block of business in the amount of $50,453, resulting in a net of tax gain on the transaction in the amount of $36,627, which has been credited directly to unassigned surplus. During 2012 and 2011, the Company amortized $5,140 and $1,888, respectively, of this gain into earnings on a net of tax basis with a corresponding charge to unassigned surplus.

80

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

During the last half of 2011, the Company recaptured business that was associated with the divestiture of the Transamerica Reinsurance operations which was previously retroceded on a coinsurance basis to two affiliates. The Company received recapture consideration of $243,415, recaptured reserves of $2,168,882, recaptured other assets of $72,124 and released a prior deferred gain related to the initial transactions in the amount of $861,479, resulting in a pre-tax loss of $991,864, which has been included in the statement of operations. The Company also recaptured business from a non-affiliate in a similar transaction. The Company paid recapture consideration of $734,171, recaptured reserves of $335,286 and recaptured other net assets of $51,045, resulting in a pre-tax loss of $1,018,412, which has been included in the statement of operations.

Subsequently, during the last half of 2011, the Company ceded business that was associated with the divestiture of the Transamerica Reinsurance operations on a coinsurance basis to a non-affiliate. The Company paid a reinsurance premium of $273,178, received an initial ceding commission of $79,841, released reserves of $3,146,859, transferred other assets in the amount of $76,768 and released an after-tax IMR liability associated with the block of business in the amount of $33,567, resulting in a net of tax gain on the transaction of $1,903,457, which has been credited directly to unassigned surplus. During 2012 and 2011, respectively, the Company amortized $5,669 and $1,541 of the deferred gains related to the divestiture of the Transamerica Reinsurance operations to a non-affiliate into earnings on a net of tax basis with a corresponding charge to unassigned surplus.

During the last half of 2011, the Company recaptured the business that was associated with the divestiture of the Transamerica Reinsurance operations from several Aegon N.V. affiliates. This business was subsequently ceded to SCOR entities and in addition, retrocession reinsurance treaties were executed. The Company assigned certain third party retrocession agreements to SCOR entities as a component of the divestiture of the Transamerica Reinsurance operations and the associated Master Retrocession Agreement. As a result, the unaffiliated retrocession reinsurance treaties were assigned from the Company to a SCOR entity, resulting in this risk being ceded to SCOR and subsequently to the unaffiliated third parties. The reserves and assets associated with these assignments were $80,301, where the counterparty’s net reserves ceded exchanged counterparties with no consideration exchanged, resulting in no net income or surplus impact to the Company.

Effective September 30, 2011, the Company recaptured business previously coinsured to an affiliate. The Company received recapture consideration of $180,000, recaptured reserves of $1,681,459 and released into income a previously deferred unamortized gain resulting from the original transaction in the amount of $710,014, resulting in a pre-tax loss of $791,445, which has been included in the statement of operations. Prior to the recaptures in 2011, the Company amortized $15,593 of the original gain into earnings on a net of tax basis with a corresponding charge to unassigned surplus. Subsequently, the Company reinsured this business, along with

81

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

additional business, to a new affiliate on a coinsurance funds withheld basis. The Company established a funds withheld liability of $165,918 and released reserves of $1,714,045, resulting in a net of tax gain of $1,006,283, which has been credited directly to unassigned surplus. During 2011, the Company amortized $146 into earnings on a net of tax basis with a corresponding charge to unassigned surplus. The Company did not amortize any of this deferred gain into earnings during 2012.

Effective December 31, 2011, the Company recaptured business that was previously reinsured on a coinsurance funds withheld basis to a non-affiliate. The Company released the associated funds withheld liability of $6,689 and recaptured reserves of $13,812, resulting in a pre-tax loss of $7,123 which has been included in the statement of operations. Subsequently, the Company ceded that business, as well as additional in force business written and assumed by the Company and all new policies issued thereafter, on a coinsurance funds withheld basis to an affiliate. The Company established a funds withheld liability of $19,899 and released reserves of $34,659, resulting in a net of tax gain of $9,594, which has been credited directly to unassigned surplus. During 2012, the Company amortized $5,240 into earnings on a net of tax basis with a corresponding charge to unassigned surplus.

Effective December 1, 2011, the Company recaptured a portion of a block of business that was previously reinsured on a coinsurance funds withheld basis to an affiliate. The Company received recapture consideration of $5,885, released the associated funds withheld liability of $2,518,729 and recaptured reserves of $2,511,973, resulting in a pre-tax gain of $12,641, which has been included in the statement of operations. In addition, the Company released into income a previously deferred unamortized gain resulting from the original transaction in the amount of $37,311, which included the recapture of IMR gains in the amount of $46,156 on an after-tax basis. Subsequently, on December 16, 2011, the Company ceded a portion of this business to a non-affiliate on a coinsurance basis. The Company paid a ceding commission of $19,537, transferred other assets in the amount of $2,497,844, released reserves of $2,497,844 and released an after-tax IMR liability associated with the block of business in the amount of $115,729, resulting in a net of tax gain in the amount of $103,030, which has been credited directly to unassigned surplus. During 2012 and 2011, respectively, the Company amortized $17,543 and $309 (net of tax) of this gain into earnings with a corresponding charge to unassigned surplus.

Effective December 16, 2011, the Company reinsured medium term notes to a non-affiliate on a coinsurance basis. The Company paid a ceding commission of $8,000, transferred other assets in the amount of $600,594 and released reserves of the same amount, resulting in a pre-tax loss of $8,000, which has been included in the statement of operations.

82

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

Effective December 31, 2010, the Company entered into a reinsurance agreement with an affiliate to assume on a 100% quota share basis a block of variable universal life business on a modified coinsurance basis. Reserves on the block were $1,013,110, with assets backing the block comprised of $853,669 of separate account assets and $159,441 of general account assets. The Company paid consideration of $193,000, resulting in a pre-tax loss of $193,000 which was included in the statement of operations.

During 2010, the Company entered into assumption reinsurance agreements in which the Company ceded group annuity and accident and health policies to an affiliate. Reserves of $71,040 were ceded, net assets in the amount of $83,170 were transferred and $12,118 consideration was paid. This transaction resulted in a net pre-tax loss to the Company of $24,248, which has been reflected in the statement of operations, as this transaction was deemed economic.

During 2010, the Company entered into assumption reinsurance agreements in which the Company assumed term life policies from an affiliate. Life and claim reserves of $56,845 and $8,004, respectively, and other assets of $5,539 were assumed by the Company. The Company received consideration of $5,897. This transaction resulted in a net pre-tax loss to the Company of $53,413, which was reclassified to the balance sheet and presented as goodwill, as this transaction was deemed economic. The goodwill was to be amortized into operations over the period in which the Company benefits economically, not to exceed 10 years. Amortization of goodwill for the year ended December 31, 2010 was $2,651. This business was a component of the business that was moved as a result of the divestiture of the Transamerica Reinsurance operations to SCOR, effective August 9, 2011. As a result, the goodwill associated with this business was fully written off in 2011.

Effective December 31, 2008, the Company ceded certain term life business to an affiliate on a funds withheld basis. Life and claim reserves of $505,004 and $6,874, respectively were released and the Company established other reserves of $28,680. The net of tax gain of $314,079 resulting from this transaction was credited directly to unassigned surplus. During the first quarter of 2010, the Company amortized $6,969, on a net of tax basis of this gain back into earnings. Effective April 1, 2010, the Company recaptured these term life insurance policies from the affiliate. Life and claim reserves of $484,646 and $3,108, respectively, were assumed along with other net assets of $24,933, resulting in a pre-tax loss of $462,821 which was recognized in the statement of operations. With the recapture of this business, the previously deferred gain associated with the original July 1, 2009 cession to the affiliate was released into the statement of operations in the amount of $454,900 ($295,685 after-tax).

Subsequent to the recapture and also effective April 1, 2010, the Company entered into an indemnity reinsurance agreement to cede the same block of term life insurance policies to another affiliate on a coinsurance basis. The Company released life and claim reserves of $484,646 and $3,108, respectively, and other net assets of $24,933, resulting in a net of tax gain of $300,833, which was deferred directly into unassigned surplus. During 2010, the Company

83

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

amortized $11,200 of this gain into earnings on a net of tax basis with a corresponding charge to unassigned surplus. With the recapture of this business during 2011, the remaining unamortized previously deferred gain associated with the original April 1, 2010 cession to the affiliate was released into income from surplus in the amount of $289,633 on a net of tax basis.

The Company entered into an assumption reinsurance agreement with MLIC effective September 30, 2008. The Company was the issuer of a series of corporate-owned life insurance policies issued to LIICA. The assumption reinsurance transaction resulted in the Company novating all liabilities arising under these policies to MLIC. The Company ceded reserves of $138,025 and paid consideration of $125,828. The Company recorded a liability of $12,197 within the remittances line related to this transaction. The Company amortized $1,130, $1,073 and $1,019 of the liability in 2012, 2011 and 2010, respectively.

During 2012, 2011 and 2010, the Company amortized deferred gains from reinsurance transactions occurring prior to 2010 of $28,528, $29,355 and $58,297, respectively, into earnings on a net of tax basis with a corresponding charge to unassigned surplus.

TLB acquired the direct liability to the policyholder through a court order from the Hong Kong Special Administrative Region Court, effective December 31, 2006, for most of the business issued from Transamerica Occidental Life Insurance Company’s (TOLIC) branch in Hong Kong. TOLIC merged in to the Company effective October 1, 2008. TLB also acquired the direct liability to the policyholder through a court order from the High Court of the Republic of Singapore, effective December 31, 2006 for all business issued from TOLIC’s branch in Singapore. The novation of the contracts was approved by the Iowa Insurance Department and all policyholder liabilities were transferred to TLB. All balances assumed by TLB were reflected as direct adjustments to the balance sheet. As the transfer occurred between affiliated companies no gain or loss was recognized, and the difference between the assets transferred and the statutory liabilities assumed in the amount of $78,993 was recorded as goodwill and will be amortized into operations over the life of the business, not to exceed ten years. Goodwill in the amount of $7,767, $8,053 and $8,335 was amortized during 2012, 2011 and 2010, respectively, related to this transaction. TLB is valued on a U.S. statutory basis and includes a deferred gain liability of a similar amount to the goodwill reflected in the financials of the Company.

During 2001, TOLIC novated certain traditional life insurance contracts to TFLIC, an affiliate of the Company, via an assumption reinsurance transaction. Under the terms of this agreement, a significant portion of the future statutory-basis profits from the contracts assumed by TFLIC will be passed through to the Company as an experience rated refund. TOLIC recorded a deferred liability of $14,334 as a result of this transaction, which had been fully amortized at December 31, 2010. The accretion of the deferred liability was $1,433 for 2010.

84

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

The Company reports a reinsurance deposit receivable of $167,223 and $156,620 as of December 31, 2012 and 2011, respectively. In 1996, TOLIC entered into a reinsurance agreement with an unaffiliated company where, for a net consideration of $59,716, TOLIC ceded certain portions of future obligations under single premium annuity contracts originally written by the Company in 1993. Consistent with the requirements of SSAP No. 75, Reinsurance Deposit Accounting, the Company reports the net consideration paid as a deposit. The amount reported is the present value of the future payment streams discounted at the effective yield rate determined at inception.

During 2012, 2011 and 2010, the Company obtained letters of credit of $790,269, $841,411 and $804,032, respectively, for the benefit of affiliated and nonaffiliated companies that have reinsured business to the Company where the ceding company’s state of domicile does not recognize the Company as an authorized reinsurer.

85

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

7. Income Taxes

The net deferred income tax asset at December 31, 2012 and 2011 and the change from the prior year are comprised of the following components:

	December 31, 2012
	Ordinary	Capital	Total
Gross Deferred Tax Assets	$1,112,530	$339,889	$1,452,419
Statutory Valuation Allowance Adjustment	—	—	—

Adjusted Gross Deferred Tax Assets	1,112,530	339,889	1,452,419
Deferred Tax Assets Nonadmitted	349,584	—	349,584

Subtotal (Net Deferred Tax Assets)	762,946	339,889	1,102,835
Deferred Tax Liabilities	320,092	129,770	449,862

Net Admitted Deferred Tax Assets	$442,854	$210,119	$652,973

	December 31, 2011
	Ordinary	Capital	Total
Gross Deferred Tax Assets	$1,195,054	$426,364	$1,621,418
Statutory Valuation Allowance Adjustment	—	—	—

Adjusted Gross Deferred Tax Assets	1,195,054	426,364	1,621,418
Deferred Tax Assets Nonadmitted	412,663	—	412,663

Subtotal (Net Deferred Tax Assets)	782,391	426,364	1,208,755
Deferred Tax Liabilities	329,726	162,421	492,147

Net Admitted Deferred Tax Assets	$452,665	$263,943	$716,608

	Ordinary	Change Capital	Total
Gross Deferred Tax Assets	$(82,524)	$(86,475)	$(168,999)
Statutory Valuation Allowance Adjustment	—	—	—

Adjusted Gross Deferred Tax Assets	(82,524)	(86,475)	(168,999)
Deferred Tax Assets Nonadmitted	(63,079)	—	(63,079)

Subtotal (Net Deferred Tax Assets)	(19,445)	(86,475)	(105,920)
Deferred Tax Liabilities	(9,634)	(32,651)	(42,285)

Net Admitted Deferred Tax Assets	$(9,811)	$(53,824)	$(63,635)

86

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

The main components of deferred income tax amounts are as follows:

	Year Ended December 31
	2012	2011	Change
Deferred Tax Assets:
Ordinary:
Discounting of unpaid losses	$2,848	$3,007	$(159)
Policyholder reserves	351,951	455,136	(103,185)
Investments	46,034	89,412	(43,378)
Deferred acquisition costs	505,352	532,831	(27,479)
Compensation and benefits accrual	31,260	24,149	7,111
Receivables—nonadmitted	28,128	23,090	5,038
Tax credit carry-forward	82,421	—	82,421
Assumption reinsurance	16,946	18,968	(2,022)
Corporate Provision	892	2,295	(1,403)
Other (including items <5% of ordinary tax assets)	46,698	46,166	532

Subtotal	1,112,530	1,195,054	(82,524)
Nonadmitted	349,584	412,663	(63,079)

Admitted ordinary deferred tax assets	762,946	782,391	(19,445)
Capital:
Investments	339,889	426,364	(86,475)

Subtotal	339,889	426,364	(86,475)

Admitted deferred tax assets	$1,102,835	$1,208,755	$(105,920)

	Year Ended December 31
	2012	2011	Change
Deferred Tax Liabilities:
Ordinary:
Investments	$103,663	$144,993	$(41,330)
Excess capital to offset ordinary	147,464	104,004	43,460
§807(f) adjustment	52,736	61,737	(9,001)
Separate account adjustments	16,229	17,572	(1,343)
Other (including items <5% of total ordinary tax liabilities)	—	1,420	(1,420)

Subtotal	320,092	329,726	(9,634)
Capital:
Investments	277,234	265,968	11,266
Excess capital to offset ordinary	(147,464)	(104,004)	(43,460)
Other (including items <5% of total capital tax liabilities)	—	457	(457)

Subtotal	129,770	162,421	(32,651)

Deferred tax liabilities	449,862	492,147	(42,285)

Net deferred tax assets/liabilities	$652,973	$716,608	$(63,635)

87

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

As discussed in Note 1, for the year ended December 31, 2012 the Company admits deferred income tax assets pursuant to SSAP No. 101. The amount of admitted adjusted gross deferred income tax assets under each component of SSAP No. 101 is as follows:

	December 31, 2012
	Ordinary	Capital	Total
Admission Calculation Components SSAP No. 101
2(a) Federal Income Taxes Paid in Prior Years Recoverable Through Loss Carrybacks	$116,426	$108,343	$224,769
2(b) Adjusted Gross Deferred Tax Assets Expected to be Realized (Excluding The Amount of Deferred Tax Assets From 2(a) above) After Application of the Threshold Limitation (the Lesser of 2(b)1 and 2(b)2 below)	326,428	101,776	428,204
1. Adjusted Gross Deferred Tax Assets Expected to be Realized Following the Balance Sheet Date	326,428	101,776	428,204
2. Adjusted Gross Deferred Tax Assets Allowed per Limitation Threshold	XXX	XXX	717,641
2(c) Adjusted Gross Deferred Tax Assets (Excluding The Amount Of Deferred Tax Assets From 2(a) and 2(b) above) Offset by Gross Deferred Tax Liabilities	320,092	129,770	449,862

2(d) Deferred Tax Assets Admitted as the result of application of SSAP No. 101, Total (2(a) + 2(b) + 2(c))	$762,946	$339,889	$1,102,835

	December 31, 2011*
	Ordinary	Capital	Total
Admission Calculation Components SSAP No. 101
2(a) Federal Income Taxes Paid in Prior Years Recoverable Through Loss Carrybacks	$141,807	$154,653	$296,460
2(b) Adjusted Gross Deferred Tax Assets Expected to be Realized (Excluding The Amount of Deferred Tax Assets From 2(a) above) After Application of the Threshold Limitation (the Lesser of 2(b)1 and 2(b)2 below)	310,858	109,291	420,149
1. Adjusted Gross Deferred Tax Assets Expected to be Realized Following the Balance Sheet Date	310,858	109,291	420,149
2. Adjusted Gross Deferred Tax Assets Allowed per Limitation Threshold	XXX	XXX	700,221
2(c) Adjusted Gross Deferred Tax Assets (Excluding The Amount Of Deferred Tax Assets From 2(a) and 2(b) above) Offset by Gross Deferred Tax Liabilities	329,726	162,420	492,146

2(d) Deferred Tax Assets Admitted as the result of application of SSAP No. 101, Total (2(a) + 2(b) + 2(c))	$782,391	$426,364	$1,208,755

88

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

	Ordinary	Change Capital	Total
Admission Calculation Components SSAP No. 101
2(a) Federal Income Taxes Paid in Prior Years Recoverable Through Loss Carrybacks	$(25,381)	$(46,310)	$(71,691)
2(b) Adjusted Gross Deferred Tax Assets Expected to be Realized (Excluding The Amount of Deferred Tax Assets From 2(a) above) After Application of the Threshold Limitation (the Lesser of 2(b)1 and 2(b)2 below)	15,570	(7,515)	8,055
1. Adjusted Gross Deferred Tax Assets Expected to be Realized Following the Balance Sheet Date	15,570	(7,515)	8,055
2. Adjusted Gross Deferred Tax Assets Allowed per Limitation Threshold	XXX	XXX	17,420
2(c) Adjusted Gross Deferred Tax Assets (Excluding The Amount Of Deferred Tax Assets From 2(a) and 2(b) above) Offset by Gross Deferred Tax Liabilities	(9,634)	(32,650)	(42,284)

2(d) Deferred Tax Assets Admitted as the result of application of SSAP No. 101, Total (2(a) + 2(b) + 2(c))	$(19,445)	$(86,475)	$(105,920)

*	As reported on the statutory balance sheet for the most recently filed statement with the domiciliary state commissioner adjusted in accordance with SSAP No. 10R.

89

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

	December 31
	2012	2011
Ratio Percentage Used To Determine Recovery Period and Threshold Limitation Amount	895%	806%

Amount of Adjusted Capital and Surplus Used To Determine Recovery Period and Threshold Limitation in 2(b)2 above	$4,789,621	$4,369,299

The impact of tax planning strategies at December 31, 2012 and 2011 was as follows:

	December 31, 2012
	Ordinary Percent	Capital Percent	Total Percent
Impact of Tax Planning Strategies:
Adjusted Gross DTAs (% of Total Adjusted Gross DTAs)	0%	30%	7%

Net Admitted Adjusted Gross DTAs (% of Total Net Admitted Adjusted Gross DTAs)	38%	48%	41%

	December 31, 2011
	Ordinary Percent	Capital Percent	Total Percent
Impact of Tax Planning Strategies:
Adjusted Gross DTAs (% of Total Adjusted Gross DTAs)	0%	0%	0%

Net Admitted Adjusted Gross DTAs (% of Total Net Admitted Adjusted Gross DTAs)	69%	41%	59%

	Ordinary Percent	Change Capital Percent	Total Percent
Impact of Tax Planning Strategies:
Adjusted Gross DTAs (% of Total Adjusted Gross DTAs)	0%	30%	7%

Net Admitted Adjusted Gross DTAs (% of Total Net Admitted Adjusted Gross DTAs)	-31%	7%	-18%

The Company’s tax planning strategies do not include the use of reinsurance-related tax planning strategies.

90

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

Current income taxes incurred consist of the following major components:

	Year Ended December 31
	2012	2011	Change
Current Income Tax
Federal	$(161,806)	$(174,039)	$12,233
Foreign	(698)	(879)	181

Subtotal	(162,504)	(174,918)	12,414

Federal income tax on net capital gains	94,705	185,043	(90,338)

Federal and foreign income taxes incurred	$(67,799)	$10,125	$(77,924)

	Year Ended December 31
	2011	2010	Change
Federal	$(174,039)	$(268,109)	$94,070
Foreign	(879)	(2,119)	1,240

Subtotal	(174,918)	(270,228)	95,310

Federal income tax on net capital gains	185,043	450,184	(265,141)

Federal and foreign income taxes incurred	$10,125	$179,956	$(169,831)

The Company did not report a valuation allowance for deferred income tax assets as of December 31, 2012 or 2011.

91

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

The Company’s current income tax incurred and change in deferred income tax differs from the amount obtained by applying the federal statutory rate of 35% to income before tax as follows:

	Year Ended December 31
	2012	2011	2010
Current income taxes incurred	$(67,799)	$10,125	$179,956
Change in deferred income taxes	105,935	(136,907)	126,689
(without tax on unrealized gains and losses)

Total income tax reported	$38,136	$(126,782)	$306,645

Income before taxes	$795,047	$(2,260,735)	$1,443,732
	35.00%	35.00%	35.00%

Expected income tax expense (benefit) at 35% statutory rate	$278,266	$(791,257)	$505,306
Increase (decrease) in actual tax reported resulting from:
Dividends received deduction	(36,188)	(31,014)	(27,413)
Tax credits	(58,619)	(62,184)	(57,815)
Tax-exempt income	(27)	(276)	(90)
Tax adjustment for IMR	(34,101)	(133,408)	(1,513)
Surplus adjustment for inforce ceded	(14,483)	863,606	(22,522)
Nondeductible expenses	774	8,166	3,213
Deferred tax benefit on other items in surplus	(4,103)	(15,569)	35,989
Provision to return	(13,629)	1,525	(5,730)
Life-owned life insurance	(4,268)	(3,786)	(3,741)
Dividends from certain foreign corporations	546	331	374
Statutory valuation allowance	—	—	(81,188)
Prior period adjustment	(51,467)	(26,684)	(57,775)
Pre-tax income of Single Member Liability Companies (SMLLC’s)	28,889	25,763	32,281
Transfer of basis	—	51,597	—
Intercompany dividends	(55,618)	(11,653)	(11,620)
Partnership permanent adjustment	1,014	2,290	2,402
Other	1,150	(4,229)	(3,513)

Total income tax reported	$38,136	$(126,782)	$306,645

For federal income tax purposes, the Company joins in a consolidated income tax return filing with its parent and other affiliated companies. The method of allocation between the companies is subject to a written tax allocation agreement. Under the terms of the tax allocation agreement, allocations are based on separate income tax return calculations. The Company is entitled to recoup federal income taxes paid in the event the future losses and credits reduce the greater of the Company’s separately computed income tax liability or the consolidated group’s income tax

92

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

liability in the year generated. The Company is also entitled to recoup federal income taxes paid in the event the losses and credits reduce the greater of the Company’s separately computed income tax liability or the consolidated group’s income tax liability in any carryback or carryforward year when so applied. Intercompany income tax balances are settled within thirty days of payment to or filing with the Internal Revenue Service. A tax return has not yet been filed for 2012.

As of December 31, 2012, the Company had an $82,421 tax credit carryforward available for tax purposes. As of December 31, 2011, the Company had no tax credit carryforwards. As of December 31, 2012 and 2011, the Company had no operating loss or capital loss carryforwards available for tax purposes.

The Company incurred income taxes of $24,337, $25,193 and $187,671 during 2012, 2011 and 2010, respectively, which will be available for recoupment in the event of future net losses.

The amount of tax contingencies calculated for the Company as of December 31, 2012 and 2011 is $1,448 and $1,178, respectively. The total amount of tax contingencies that, if recognized, would affect the effective income tax rate is $1,448. The Company classifies interest and penalties related to income taxes as income tax expense. The Company’s interest (benefit) expense related to income taxes for the years ending December 31, 2012, 2011 and 2010 is $1,102, ($3,883) and ($12,048), respectively. The total interest payable balance as of December 31, 2012 and 2011 is $95 and $1,197, respectively. The Company recorded no liability for penalties. It is not anticipated that the total amounts of unrecognized tax benefits will significantly increase within twelve months of the reporting date.

The Company’s federal income tax returns have been examined by the Internal Revenue Service and closing agreements have been executed through 2004. The examination for the years 2005 through 2006 have been completed and resulted in tax return adjustments that are currently undergoing final calculation at appeal. The examination for the years 2007 through 2008 has been completed and resulted in tax return adjustments that are currently being appealed. An examination is already in progress for the years 2009 and 2010. The Company believes that there are adequate defenses against or sufficient provisions established related to any open or contested tax positions.

8. Policy and Contract Attributes

Participating life insurance policies were issued by the Company which entitle policyholders to a share in the earnings of the participating policies, provided that a dividend distribution, which is determined annually based on mortality and persistency experience of the participating policies, is authorized by the Company. Participating insurance constituted approximately 0.06% of ordinary life insurance in force at December 31, 2012 and 2011.

93

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

For the years ended December 31, 2012, 2011 and 2010, premiums for life participating policies were $16,028, $17,183 and $18,274, respectively. The Company accounts for its policyholder dividends based on dividend scales and experience of the policies. The Company paid dividends in the amount of $8,651, $9,496 and $10,074 to policyholders during 2012, 2011 and 2010, respectively, and did not allocate any additional income to such policyholders.

A portion of the Company’s policy reserves and other policyholders’ funds (including separate account liabilities) relates to liabilities established on a variety of the Company’s annuity and deposit fund products. There may be certain restrictions placed upon the amount of funds that can be withdrawn without penalty. The amount of reserves on these products, by withdrawal characteristics, is summarized as follows:

	December 31 2012
	General Account	Separate Account with Guarantees	Separate Account Non- Guaranteed	Total	Percent
Subject to discretionary withdrawal With fair value adjustment	$1,613,239	$—	$—	$1,613,239	2%
At book value less surrender charge of 5% or more	570,607	—	—	570,607	1
At fair value	83,912	—	40,472,788	40,556,700	51

Total with adjustment or at fair value	2,267,758	—	40,472,788	42,740,546	54
At book value without adjustment (minimal or no charge or adjustment)	21,018,430	83,567	—	21,101,997	27
Not subject to discretionary withdrawal provision	15,474,341	65,241	36,789	15,576,371	19

Total annuity reserves and deposit liabilities	38,760,529	148,808	40,509,577	79,418,914	100%

Less reinsurance ceded	17,304,424	—	—	17,304,424

Net annuity reserves and deposit liabilities	$21,456,105	$148,808	$40,509,577	$62,114,490

94

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

	December 31 2011
	General Account	Separate Account with Guarantees	Separate Account Non- Guaranteed	Total	Percent
Subject to discretionary withdrawal With fair value adjustment	$1,756,726	$82,332	$—	$1,839,058	2%
At book value less surrender charge of 5% or more	3,561,563	—	—	3,561,563	5
At fair value	77,738	—	33,124,204	33,201,942	44

Total with adjustment or at fair value	5,396,027	82,332	33,124,204	38,602,563	51
At book value without adjustment (minimal or no charge or adjustment)	19,838,059	—	—	19,838,059	26
Not subject to discretionary withdrawal provision	17,057,943	66,860	34,803	17,159,606	23

Total annuity reserves and deposit liabilities	42,292,029	149,192	33,159,007	75,600,228	100%

Less reinsurance ceded	19,243,486	—	—	19,243,486

Net annuity reserves and deposit liabilities	$23,048,543	$149,192	$33,159,007	$56,356,742

Included in the liability for deposit-type contracts at December 31, 2012 and 2011 are $257,327 and $287,687, respectively, of funding agreements issued by an affiliate to special purpose entities in conjunction with non-recourse medium-term note programs. Under these programs, the proceeds from each note series issuance are used to purchase a funding agreement from an affiliated Company which secures that particular series of notes. The funding agreement is reinsured to the Company. In general, the payment terms of the note series match the payment terms of the funding agreement that secures that series. Claims for principal and interest for these funding agreements are afforded equal priority as other policyholders.

At December 31, 2012, the contractual maturities were as follows:

Year	Amount
2013	$—
2014	257,327
2015	—
2016	—
2017	—
Thereafter	—

95

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

The Company’s liability for deposit-type contracts includes GIC’s and funding agreements assumed from MLIC. The liabilities assumed are $1,659,668 and $1,721,235 at December 31, 2012 and 2011, respectively.

Certain separate and variable accounts held by the Company relate to individual variable life insurance policies. The benefits provided on the policies are determined by the performance and/or fair value of the investments held in the separate account. The net investment experience of the separate account is credited directly to the policyholder and can be positive or negative. The assets of these separate accounts are carried at fair value. The life insurance policies typically provide a guaranteed minimum death benefit.

Certain separate accounts held by the Company represent funds which are administered for pension plans. The assets consist primarily of fixed maturities and equity securities and are carried at fair value. The Company provides a minimum guaranteed return to policyholders of certain separate accounts. Certain other separate accounts do not have any minimum guarantees and the investment risks associated with fair value changes are borne entirely by the policyholder.

96

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

Information regarding the separate accounts of the Company as of and for the years ended December 31, 2012, 2011 and 2010 is as follows:

	Guaranteed Indexed	Nonindexed Guarantee Less Than or Equal to 4%	Nonindexed Guarantee Greater Than 4%	Nonguaranteed Separate Accounts	Total
Premiums, deposits and other considerations for the year ended December 31, 2012	$—	$396	$9,951	$9,341,436	$9,351,783

Reserves for separate accounts as of December 31, 2012 with assets at:
Fair value	$—	$22,152	$43,089	$43,514,998	$43,580,239
Amortized cost	—	632,530	—	—	632,530

Total as of December 31, 2012	$—	$654,682	$43,089	$43,514,998	$44,212,769

Reserves for separate accounts by withdrawal characteristics as of December 31, 2012:
Subject to discretionary withdrawal	$—	$—	$—	$—	$—
With fair value adjustment	—	—	—	—	—
At fair value	—	—	—	43,478,209	43,478,209
At book value without fair value adjustment and with current surrender charge of less than 5%	—	632,530	—	—	632,530

Subtotal	—	632,530	—	43,478,209	44,110,739
Not subject to discretionary withdrawal	—	22,152	43,089	36,789	102,030

Total separate account liabilities at December 31, 2012	$—	$654,682	$43,089	$43,514,998	$44,212,769

97

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

	Guaranteed Indexed	Nonindexed Guarantee Less Than or Equal to 4%	Nonindexed Guarantee Greater Than 4%	Nonguaranteed Separate Accounts	Total
Premiums, deposits and other considerations for the year ended December 31, 2011	$—	$226	$9,994	$9,381,447	$9,391,667

Reserves for separate accounts as of December 31, 2011 with assets at:
Fair value	$—	$20,144	$46,716	$38,480,821	$38,547,681
Amortized cost	—	610,951	—	—	610,951

Total as of December 31, 2011	$—	$631,095	$46,716	$38,480,821	$39,158,632

Reserves for separate accounts by withdrawal characteristics as of December 31, 2011:
Subject to discretionary withdrawal	$—	$—	$—	$—	$—
With fair value adjustment	—	82,332	—	—	82,332
At fair value	—	—	—	38,446,018	38,446,018
At book value without fair value adjustment and with current surrender charge of less than 5%	—	528,619	—	—	528,619

Subtotal	—	610,951	—	38,446,018	39,056,969
Not subject to discretionary withdrawal	—	20,144	46,716	34,803	101,663

Total separate account liabilities at December 31, 2011	$—	$631,095	$46,716	$38,480,821	$39,158,632

98

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

	Guaranteed Indexed	Nonindexed Guarantee Less Than or Equal to 4%	Nonindexed Guarantee Greater Than 4%	Nonguaranteed Separate Accounts	Total
Premiums, deposits and other considerations for the year ended December 31, 2010	$—	$14,373	$12,735	$6,368,599	$6,395,707

Reserves for separate accounts as of December 31, 2010 with assets at:
Fair value	$—	$18,416	$45,818	$35,632,948	$35,697,182
Amortized cost	—	589,789	—	—	589,789

Total as of December 31, 2010	$—	$608,205	$45,818	$35,632,948	$36,286,971

Reserves for separate accounts by withdrawal characteristics as of December 31, 2010:
Subject to discretionary withdrawal	$—	$—	$—	$—	$—
With fair value adjustment	—	80,801	—	—	80,801
At fair value	—	—	—	35,595,332	35,595,332
At book value without fair value adjustment and with current surrender charge of less than 5%	—	508,989	—	—	508,989

Subtotal	—	589,790	—	35,595,332	36,185,122
Not subject to discretionary withdrawal	—	18,415	45,818	37,616	101,849

Total separate account liabilities at December 31, 2010	$—	$608,205	$45,818	$35,632,948	$36,286,971

99

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

A reconciliation of the amounts transferred to and from the Company’s separate accounts is presented below:

	Year Ended December 31
	2012	2011	2010
Transfer as reported in the summary of operations of the separate accounts statement:
Transfers to separate accounts	$9,341,436	$9,383,003	$6,369,429
Transfers from separate accounts	(7,125,237)	(4,988,224)	(4,622,672)

Net transfers to separate accounts	2,216,199	4,394,779	1,746,757
Miscellaneous reconciling adjustments	817,767	772,389	154,773

Net transfers as reported in the statements of operations of the life, accident and health annual statement	$3,033,966	$5,167,168	$1,901,530

The legal insulation of separate account assets prevents such assets from being generally available to satisfy claims resulting from the general account. At December 31, 2012 and 2011, the Company’s separate account statement included legally insulated assets of $48,683,536 and $41,472,571, respectively. The assets legally insulated from general account claims at December 31, 2012 and 2011 are attributed to the following products:

	2012	2011
Group annuities	$17,051,144	$13,431,208
Variable annuities	25,509,279	21,175,176
Fixed universal life	610,585	593,065
Variable universal life	5,232,516	6,019,780
Variable life	171,104	158,187
Modified separate accounts	108,908	95,155

Total separate account assets	$48,683,536	$41,472,571

Some separate account liabilities are guaranteed by the general account. In accordance with the guarantees provided, if the investment proceeds are insufficient to cover the rate of return guaranteed for the product, the policyholder proceeds will be remitted by the general account. As of December 31, 2012 and 2011, the general account of the Company had a maximum guarantee for separate account liabilities of $2,158,788 and $2,870,835, respectively. To compensate the general account for the risk taken, the separate account paid risk charges of $180,634, $124,027 and $107,662 to the general account in 2012, 2011 and 2010, respectively. During the years ended December 31, 2012, 2011 and 2010, the general account of the Company had paid $61,745, $28,556 and $76,405, respectively, toward separate account guarantees.

100

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

At December 31, 2012 and 2011, the Company reported guaranteed separate account assets at amortized cost in the amount of $619,780 and $616,365, respectively, based upon the prescribed practice granted by the State of Iowa as described in Note 2. These assets had a fair value of $693,462 and $658,928 at December 31, 2012 and 2011, respectively, which would have resulted in an unrealized gain of $73,682 and $42,563, respectively, had these assets been reported at fair value.

The Company does not participate in securities lending transactions within the separate account.

For variable annuities with guaranteed living benefits and variable annuities with minimum guaranteed death benefits the Company complies with Actuarial Guideline XLIII (AG 43), which replaces Actuarial Guidelines 34 and 39. AG 43 specifies statutory reserve requirements for variable annuity contracts with benefit guarantees (VACARVM) and without benefit guarantees and related products. The AG 43 reserve calculation includes variable annuity products issued after January 1, 1981. Examples of covered guaranteed benefits include guaranteed minimum accumulation benefits, return of premium death benefits, guaranteed minimum income benefits, guaranteed minimum withdrawal benefits and guaranteed payout annuity floors. The aggregate reserve for contracts falling within the scope of AG 43 is equal to the conditional tail expectation (CTE) Amount, but not less than the standard scenario amount (SSA).

To determine the CTE Amount, the Company used 1,000 of the pre-packaged scenarios developed by the American Academy of Actuaries (AAA) produced in October 2005 and prudent estimate assumptions based on Company experience. The SSA was determined using the assumptions and methodology prescribed in AG 43 for determining the SSA.

101

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

At December 31, 2012 and 2011, the Company had variable and separate account annuities with minimum guaranteed benefits as follows:

Benefit and Type of Risk	Subjected Account Value	Amount of Reserve Held	Reinsurance Reserve Credit
December 31, 2012
Minimum guaranteed death benefit	$8,547,006	$531,351	$485,123
Minimum guaranteed income benefit	5,385,861	2,335,881	1,909,075
Guaranteed premium accumulation fund	188,099	17,064	—
Minimum guaranteed withdrawal benefit	16,521,109	33,780	1,757
December 31, 2011
Minimum guaranteed death benefit	$8,216,929	$699,903	$620,534
Minimum guaranteed income benefit	5,564,562	2,886,163	2,364,909
Guaranteed premium accumulation fund	151,702	13,223	—
Minimum guaranteed withdrawal benefit	12,501,566	43,089	3,445

Reserves on the Company’s traditional life insurance products are computed using mean reserving methodologies. These methodologies result in the establishment of assets for the amount of the net valuation premiums that are anticipated to be received between the policy’s paid-through date to the policy’s next anniversary date. At December 31, 2012 and 2011, the gross premium and loading amounts related to these assets (which are reported as premiums deferred and uncollected), are as follows:

	Gross	Loading	Net
December 31, 2012
Life and annuity:
Ordinary first-year business	$3,434	$1,678	$1,756
Ordinary renewal business	559,469	3,741	555,728
Group life business	4,716	2,760	1,956
Credit life business	1,322	—	1,322
Reinsurance ceded	(458,956)	—	(458,956)

	109,985	8,179	101,806
Accident and health	23,485	—	23,485

	$133,470	$8,179	$125,291

102

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

	Gross	Loading	Net
December 31, 2011
Life and annuity:
Ordinary first-year business	$5,227	$244	$4,983
Ordinary renewal business	586,196	4,737	581,459
Group life business	17,545	2,251	15,294
Credit life business	1,175	—	1,175
Reinsurance ceded	(492,439)	—	(492,439)

	117,704	7,232	110,472
Accident and health	20,711	—	20,711

	$138,415	$7,232	$131,183

The Company anticipates investment income as a factor in the premium deficiency calculation, in accordance with SSAP No. 54, Individual and Group Accident and Health Contracts. As of December 31, 2012 and 2011, the Company had insurance in force aggregating $95,138,990 and $119,164,169, respectively, in which the gross premiums are less than the net premiums required by the valuation standards established by the Insurance Division, Department of Commerce, of the State of Iowa. The Company established policy reserves of $676,461 and $817,479 to cover these deficiencies as of December 31, 2012 and 2011, respectively.

For indeterminate premium products, a full schedule of current and anticipated premium rates is developed at the point of issue. Premium rate adjustments are considered when anticipated future experience foretells deviations from the original profit standards. The source of deviation (mortality, persistency, expense, etc.) is an important consideration in the re-rating decision as well as the potential effect of a rate change on the future experience of the existing block of business.

9. Capital and Surplus

The Company is subject to limitations, imposed by the State of Iowa, on the payment of dividends to its shareholders. Generally, dividends during any twelve-month period may not be paid, without prior regulatory approval, in excess of the greater of (a) 10 percent of the Company’s statutory surplus as of the preceding December 31, or (b) the Company’s statutory gain from operations before net realized capital gains (losses) on investments for the preceding year. Subject to the availability of unassigned surplus at the time of such dividend, the maximum payment which may be made in 2013, without the prior approval of insurance regulatory authorities, is $1,174,090.

103

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

The Company paid an ordinary common stock dividend of $159,410 to its common stock shareholder, Transamerica International Holdings, Inc. on December 21, 2012. The Company paid ordinary preferred stock dividends of $103,910 and $36,680 to its preferred stock shareholders, Transamerica Corporation and Aegon USA, LLC, respectively, on December 21, 2012.

The Company received common stock dividends of $150,000 on October 9, 2012 and $5,000 on June 1, 2012, from its subsidiaries, TLB and Garnet Assurance Corporation III, respectively.

The Company received a return of capital of $59 from its subsidiary, Life Investors Alliance, on September 30, 2011. The Company made an initial capital contribution of $255,000 to its subsidiary, TRRI, on September 27, 2011. This amount consisted of a $252,500 cash capital contribution and $2,500 in consideration for TRRI’s stock.

The Company received a capital contribution of $200,000 from its parent company, Transamerica International Holdings, Inc., on May 27, 2011.

The Company did not pay any dividends in 2011. The Company paid a common stock dividend of $1,260,830 to its common stock shareholder, TIHI, on December 23, 2010. The Company paid preferred stock dividends of $36,260 and $102,910 to its preferred stock shareholders, Aegon and Transamerica, respectively, on December 23, 2010.

The Company received preferred and common stock dividends of $430 and $37,370, respectively, from TFLIC on December 21, 2011.

Life and health insurance companies are subject to certain RBC requirements as specified by the NAIC. Under those requirements, the amount of capital and surplus maintained by a life or health insurance company is to be determined based on the various risk factors related to it. At December 31, 2012, the Company meets the minimum RBC requirements.

On September 30, 2002, LIICA, which merged in to the Company effective October 2, 2008, received $150,000 from Aegon in exchange for surplus notes. These notes are due 20 years from the date of issuance at an interest rate of 6%, and are subordinate and junior in right of payment to all obligations and liabilities of the Company. In the event of liquidation of the Company, the holders of the issued and outstanding preferred stock shall be entitled to priority only with respect to accumulated but unpaid dividends before the holder of the surplus notes and full payment of the surplus notes shall be made before the holders of common stock become entitled to any distribution of the remaining assets of the Company. The Company received approval from the Insurance Division, Department of Commerce, of the State of Iowa prior to paying quarterly interest payments.

104

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

Additional information related to the outstanding surplus notes at December 31, 2012 and 2011 is as follows:

For Year Ending	Balance Outstanding	Interest Paid Current Year	Cumulative Interest Paid	Accrued Interest
2012	$150,000	$9,000	$90,000	$2,250
2011	$150,000	$9,000	$81,000	$2,250

10. Securities Lending

The Company participates in an agent-managed securities lending program. The Company receives collateral equal to 102% of the fair value of the loaned domestic securities as of the transaction date. If the fair value of the collateral is at any time less than 102% of the fair value of the loaned securities, the counterparty is mandated to deliver additional collateral, the fair value of which, together with the collateral already held in connection with the lending transaction, is at least equal to 102% of the fair value of the loaned government or other domestic securities. In the event the Company loans a foreign security and the denomination of the currency of the collateral is other than the denomination of the currency of the loaned foreign security, the Company receives and maintains collateral equal to 105% of the fair value of the loaned security.

At December 31, 2012 and 2011, respectively, securities in the amount of $2,064,426 and $3,425,216 were on loan under securities lending agreements as a part of this program. At December 31, 2012, the collateral the Company received from securities lending activities was in the form of cash and on open terms. This cash collateral is reinvested and is not available for general corporate purposes. The reinvested cash collateral has a fair value of $2,159,184 and $3,517,849 at December 31, 2012 and 2011, respectively.

105

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

The contractual maturities of the securities lending collateral positions are as follows:

Fair Value
Open	$2,142,404
30 days or less	—
31 to 60 days	—
61 to 90 days	—
Greater than 90 days	—

Total	2,142,404
Securities received	—

Total collateral received	$2,142,404

The Company receives primarily cash collateral in an amount in excess of the fair value of the securities lent. The Company reinvests the cash collateral into higher yielding securities than the securities which the Company has lent to other entities under the arrangement.

The maturity dates of the reinvested securities lending collateral are as follows:

	Amortized Cost	Fair Value
Open	$191,636	$191,636
30 days or less	820,819	820,815
31 to 60 days	762,167	762,167
61 to 90 days	257,173	257,173
91 to 120 days	97,568	97,568
1 to 2 years	17,117	17,133
2 to 3 years	13,738	12,692

Total	2,160,218	2,159,184
Securities received	—	—

Total collateral reinvested	$2,160,218	$2,159,184

For securities lending, the Company’s sources of cash that it uses to return the cash collateral is dependent upon the liquidity of the current market conditions. Under current conditions, the Company has securities with a par value of $2,160,580 (fair value of $2,159,184) that are currently tradable securities that could be sold and used to pay for the $2,142,404 in collateral calls that could come due under a worst-case scenario.

106

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

11. Retirement and Compensation Plans

The Company’s employees participate in a qualified benefit pension plan sponsored by Aegon. The Company has no legal obligation for the plan. The Company recognizes pension expense equal to its allocation from Aegon. The pension expense is allocated among the participating companies based on International Accounting Standards 19 (IAS 19), Accounting for Employee Benefits, and based upon actuarial participant benefit calculations. The benefits are based on years of service and the employee’s eligible annual compensation. Pension expenses were $23,983, $20,647 and $18,324 for the years ended December 31, 2012, 2011 and 2010, respectively. The plan is subject to the reporting and disclosure requirements of the Employee Retirement Income Security Act of 1974.

The Company’s employees participate in a contributory defined contribution plan sponsored by Aegon, which is qualified under Section 401(k) of the Internal Revenue Code. Employees of the Company who customarily work at least 1,000 hours during each calendar year and meet the other eligibility requirements are participants of the plan. Participants may elect to contribute up to twenty-five percent of their salary to the plan. The Company will match an amount up to three percent of the participant’s salary. Participants may direct all of their contributions and plan balances to be invested in a variety of investment options. The plan is subject to the reporting and disclosure requirements of the Employee Retirement Income Security Act of 1974. Expense related to this plan was $11,501, $10,237 and $10,390 for the years ended December 31, 2012, 2011 and 2010, respectively.

Aegon sponsors supplemental retirement plans to provide the Company’s senior management with benefits in excess of normal pension benefits. The Company has no legal obligation for the plan. The plans are noncontributory and benefits are based on years of service and the employee’s eligible annual compensation. The plans are unfunded and nonqualified under the Internal Revenue Service Code. In addition, Aegon has established incentive deferred compensation plans for certain key employees of the Company. The Company’s allocation of expense for these plans for each of the years ended December 31, 2012, 2011 and 2010 was negligible. Aegon also sponsors an employee stock option plan/stock appreciation rights for employees of the Company and a stock purchase plan for its producers, with the participating affiliated companies establishing their own eligibility criteria, producer contribution limits and company matching formula. These plans have been funded as deemed appropriate by management of Aegon and the Company.

In addition to pension benefits, the Company participates in plans sponsored by Aegon that provide postretirement medical, dental and life insurance benefits to employees meeting certain eligibility requirements. The Company has no legal obligation for the plan. Portions of the medical and dental plans are contributory. The expenses of the postretirement plans are allocated among the participating companies based on IAS 19 and based upon actuarial participant benefit calculations. The Company expensed $7,018, $3,951 and $4,609 related to these plans for the years ended December 31, 2012, 2011 and 2010, respectively.

107

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

12. Related Party Transactions

The Company shares certain officers, employees and general expenses with affiliated companies.

The Company is party to a common cost allocation service agreement between Aegon companies, in which various affiliated companies may perform specified administrative functions in connection with the operation of the Company, in consideration of reimbursement of actual costs of services rendered. The Company is also party to two additional service agreements with Transamerica Advisors Life Insurance Company of New York (TALICNY) and TFLIC, in which the Company provides services, including accounting, data processing and other professional services, in consideration of reimbursement of the actual costs of services rendered. The Company is also a party to a Management and Administrative and Advisory agreement with Aegon USA Realty Advisors, Inc. whereby the advisor serves as the administrator and advisor for the Company’s mortgage loan operations. Aegon USA Investment Management, LLC acts as a discretionary investment manager under an Investment Management Agreement with the Company. The net amount received by the Company as a result of being a party to these agreements was $209,527, $75,124 and $46,373 during 2012, 2011 and 2010, respectively. Fees charged between affiliates approximate their cost. The Company has an administration service agreement with Transamerica Asset Management, Inc. to provide administrative services to the Aegon/Transamerica Series Trust. The Company received $74,457, $60,237 and $51,177 for these services during 2012, 2011 and 2010, respectively.

Transamerica Capital, Inc. provides wholesaling distribution services for the Company under a distribution agreement. The Company incurred expenses under this agreement of $70,768, $79,375 and $67,790 for the years ended December 31, 2012, 2011 and 2010, respectively.

At December 31, 2012 and 2011, respectively, the Company reported a net amount of receivables (payables) from (to) affiliates of $44,001 and $(88,949). Terms of settlement require that these amounts be settled within 90 days. Receivables from and payables to affiliates bear interest at the thirty-day commercial paper rate.

108

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

At December 31, 2012, the Company had short-term intercompany notes receivable of $411,200 as follows. In accordance with SSAP No. 25, Accounting for and Disclosures about Transactions with Affiliates and Other Related Parties, these notes are reported as short-term investments.

Receivable from	Amount	Due By	Interest Rate
AEGON	$20,900	August 30, 2013	0.12%
AEGON	200,000	September 4, 2013	0.12
AEGON	22,800	September 24, 2013	0.12
AEGON	62,400	September 25, 2013	0.12
AEGON	32,500	October 25, 2013	0.12
AEGON	72,600	October 26, 2013	0.12

At December 31, 2011, the Company had short-term intercompany notes receivable of $185,100 as follows. This note was repaid prior to its due date.

Receivable from	Amount	Due By	Interest Rate
AEGON	$185,100	December 28, 2012	0.12%

During 2012, 2011 and 2010, the Company paid net interest of $112, $252 and $142, respectively, to affiliates.

During 1998, the Company issued life insurance policies to two affiliated companies, covering the lives of certain employees of those affiliates. Aggregate reserves for policies and contracts related to these policies are $152,524 and $148,230 at December 31, 2012 and 2011, respectively.

In prior years, the Company purchased life insurance policies covering the lives of certain employees of the Company from an affiliate. At December 31, 2012 and 2011, the cash surrender value of these policies was $156,981 and $153,701, respectively.

13. Commitments and Contingencies

At December 31, 2012 and 2011, the Company has mortgage loan commitments of $29,562 and $65,654, respectively. The Company has contingent commitments for $245,514 and $384,572 as of December 31, 2012 and 2011, respectively, to provide additional funding for various joint ventures, partnerships, and limited liability companies, which includes LIHTC commitments of $23,053 and $53,963, respectively.

109

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

At December 31, 2012, the Company has private placement commitments outstanding of $9,979. There were no private placement commitments outstanding as of December 31, 2011.

There were no securities being acquired on a “to be announced” (TBA) basis as of December 31, 2012. At December 31, 2011, the net amount of securities being acquired on a TBA basis was $10,206.

The Company may pledge assets as collateral for derivative transactions. At December 31, 2012 and 2011, the Company has pledged invested assets with a carrying value of $68,410 and $161,542, respectively, and fair value of $76,776 and $184,431, respectively, in conjunction with these transactions.

Cash collateral received from derivative counterparties as well as the obligation to return the collateral is recorded on the Company’s balance sheet. The amount of cash collateral posted as of December 31, 2012 and 2011, respectively, was $971,255 and $1,094,873. In addition, securities in the amount of $619,879 and $382,069 were also posted to the Company as of December 31, 2012 and 2011, respectively, which were not included on the balance sheet of the Company as the Company does not have the ability to sell or repledge the collateral.

The Company may pledge assets as collateral for transactions involving funding agreements. At December 31, 2012 and 2011, the Company has pledged invested assets with a carrying amount of $95,275 and $138,841, respectively, and fair value of $97,707 and $138,667, respectively, in conjunction with these transactions.

The Company has provided back-stop guarantees for the performance of non-insurance affiliates or subsidiaries that are involved in the guaranteed sale of investments in low-income housing tax credit partnerships. The nature of the obligation is to provide third party investors with a minimum guaranteed annual and cumulative return on their contributed capital which is based on tax credits and tax losses generated from the low income housing tax credit partnerships. Guarantee payments arise if low income housing tax credit partnerships experience unexpected significant decreases in tax credits and tax losses or there are compliance issues with the partnerships. A significant portion of the remaining term of the guarantees is between 13-21 years. The Company did not recognize a liability for the low income housing tax credit guarantees due to the adoption of SSAP No. 5R at December 31, 2012 or 2011, as the maximum potential amount of future payments the Company could be required to make is immaterial to the Company’s financial results. In the event the Company is required to make a payment under this guarantee, the payment would be reflected in the Company’s financial statements as a decrease in net investment income. The maximum potential amount of future payments (undiscounted) that the Company could be required to make under these guarantees was $245 and $309 at December 31, 2012 and 2011, respectively. No payments are required as of December 31, 2012. The current assessment of risk of making payments under these guarantees is remote.

110

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

The Company has guaranteed to the Monetary Authority of Singapore (MAS) that it will provide adequate funds to make up for any liquidity shortfall in its wholly-owned foreign life insurance subsidiary, TLB (Singapore Branch), and continue to meet, pay and settle all present and future obligations of TLB. As of December 31, 2012, there is no payment or performance risk because TLB has adequate liquidity as of this date.

The Company has guaranteed to the Hong Kong Insurance Authority that it will provide the financial support to TLB for maintaining TLB’s solvency at all times so as to enable TLB to promptly meet its obligations and liabilities. If at any time the value of TLB’s assets do not exceed its liabilities by the prevailing acceptable level of solvency, the Company will increase the paid up share capital of TLB or provide financial assistance to TLB to maintain the acceptable level of solvency, defined as net assets at one hundred and fifty percent of the required margin of solvency as stipulated under the Insurance Companies (Margin of Solvency) Regulation. As of December 31, 2012, there is no payment or performance risk because TLB is able to meet its obligations and has assets in excess of its liabilities by the prevailing level of solvency as of this date.

The Company has guaranteed that TLB will (1) maintain tangible net worth of at least equal to the greater of 165% of Standard & Poor’s (S&P) Risk-Based Capital and the minimum required by regulatory authorities in all jurisdictions in which TLB operates, (2) have, at all times, sufficient cash to pay all contractual obligations in a timely manner and (3) have a maximum operating leverage ratio of 20 times. TLIC can terminate this agreement upon thirty days written notice, but not until TLB attains a rating from S&P the same as without the support from this agreement, or the entire book of TLB business is transferred provided that it is transferred to an entity with a rating from S&P that is the same as or better than TLIC’s then current rating or AA, whichever is lower. As of December 31, 2012, there is no payment or performance risk because TLB has adequate tangible net worth, sufficient cash to meet its obligations and an operating leverage ratio not in excess of 20 times as of this date.

The Company is not able to estimate the financial statement impact or the maximum potential amount of future payments it could be required to make under these three guarantees as they are considered to be unlimited under the provisions of SSAP No. 5R.

The Company has provided a guarantee to TLB’s (Singapore Branch) policyholders. If TLB fails to pay a valid claim solely by reason of it becoming insolvent as defined by Bermuda law, then the Company shall pay directly to the policy owner or named beneficiary the amount of the valid claim. At December 31, 2012 and 2011, TLB holds related statutory-basis policy and claim reserves of $384,529 and $267,940, respectively, which would be the maximum potential amount of future payments the Company could be required to make under this guarantee. In the event the Company is required to make a payment under this guarantee, the payment would be reflected in the Company’s financial statements as an increase to incurred claims. As of December 31, 2012, there is no payment or performance risk because TLB is not insolvent as of this date.

111

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

The Company did not recognize a liability for any of the TLB guarantees due to the adoption of SSAP No. 5R at December 31, 2012 or 2011, as a liability is not required for guarantees to or on behalf of a wholly-owned subsidiary. Management monitors TLB’s financial condition, and there are no indications that TLB will become insolvent. As such, management feels the risk of payment under these guarantees on behalf of TLB is remote.

The Company has provided guarantees for the obligations of noninsurance affiliates who have accepted assignments of structured settlement payment obligations from other insurers and purchase structured settlement insurance policies from subsidiaries of the Company that match those obligations. The guarantees made by the Company are specific to each structured settlement contract and vary in date and duration of the obligation. These are numerous and are backed by the reserves established by the Company to represent the present value of the future payments for those contracts. The statutory reserve established at December 31, 2012 and 2011 for the total payout block is $3,688,696 and $3,770,907, respectively. As this reserve is already recorded on the balance sheet of the Company, there was no additional liability recorded due to the adoption of SSAP No. 5R.

The following table provides an aggregate compilation of guarantee obligations as of December 31, 2012 and 2011:

	December 31
	2012	2011
Aggregate maximum potential of future payments of all guarantees (undiscounted)	$384,774	$268,249

Current liability recognized in financial statements:
Noncontingent liabilities	—	—

Contingent liabilities	—	—

Ultimate financial statement impact if action required:
Incurred claims	384,529	267,940
Other	245	309

Total impact if action required	$384,774	$268,249

112

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

The Company has issued funding agreements to FHLB, and the funds received are reported as deposit-type liabilities per SSAP No. 52, Deposit-Type Contracts. Total reserves are equal to the funding agreements balance. These funding agreements are used for investment spread management purposes and are subject to the same asset/liability management practices as other deposit-type business. All of the funding agreements issued to FHLB are classified in the general account as it is a general obligation of the Company. Collateral is required by FHLB to support repayment of the funding agreements. In addition, FHLB requires their common stock to be purchased.

	Year Ended December 31
	2012	2011
FHLB stock purchased/owned as part of the agreement	$137,938	$160,188
Collateral pledged to the FHLB	3,185,216	3,099,800
Borrowing capacity currently available	5,865,876	6,764,980
Agreement General Account
Assets	2,568,722	2,499,839
Liabilities	1,975,268	2,475,393

The Company has issued synthetic GIC contracts to benefit plan sponsors totaling $2,545,786 and $1,848,101 as of December 31, 2012 and 2011, respectively. A synthetic GIC is an off-balance sheet fee-based product sold primarily to tax qualified plans. The plan sponsor retains ownership and control of the related plan assets. The Company provides book value benefit responsiveness in the event that qualified plan benefit requests exceed plan cash flows. In certain contracts, the Company agrees to make advances to meet benefit payment needs and earns a market interest rate on these advances. The periodically adjusted contract-crediting rate is the means by which investment and benefit responsive experience is passed through to participants. In return for the book value benefit responsive guarantee, the Company receives a premium that varies based on such elements as benefit responsive exposure and contract size. The Company underwrites the plans for the possibility of having to make benefit payments and also must agree to the investment guidelines to ensure appropriate credit quality and cash flow. A contract reserve of $3,000 has been established for the possibility of unexpected benefit payments at below market interest rates at December 31, 2012 and 2011.

As of December 31, 2012 and 2011, the Company had entered into a credit enhancement and a standby liquidity asset purchase agreement on a municipal variable rate demand note facility with commitment amounts of $470 and $490, respectively, for which it was paid a fee. Prior to a change in the remarketing agent, this agreement was drawn upon and repaid during 2009. The Company does not believe there will be an additional draw under this agreement. However, if there were, any such draws would be purchases of municipal bonds, which would be repaid with interest.

113

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

The Company is a party to legal proceedings involving a variety of issues incidental to its business, including class actions. Lawsuits may be brought in nearly any federal or state court in the United States or in an arbitral forum. In addition, there continues to be significant federal and state regulatory activity relating to financial services companies. The Company’s legal proceedings are subject to many variables, and given its complexity and scope, outcomes cannot be predicted with certainty. Although legal proceedings sometimes include substantial demands for compensatory and punitive damages, and injunctive relief, it is management’s opinion that damages arising from such demands will not be material to the Company’s financial position.

During 2010, the Company recorded a one-time provision to general insurance expenses of $140,000 for settlement of a dispute related to a Bank Owned Life Insurance (BOLI) policy in the United States. Subsequent to the disruption in the credit market, which affected the investment value of the policy’s underlying assets, a suit was filed alleging that the policy terms were not sufficiently fulfilled by Aegon.

The Company is subject to insurance guaranty laws in the states in which it writes business. These laws provide for assessments against insurance companies for the benefit of policyholders and claimants in the event of insolvency of other insurance companies. Assessments are charged to operations when received by the Company, except where right of offset against other taxes paid is allowed by law. Amounts available for future offsets are recorded as an asset on the Company’s balance sheet. The future obligation for known insolvencies has been accrued based on the most recent information available from the National Organization of Life and Health Insurance Guaranty Associations. Potential future obligations for unknown insolvencies are not determinable by the Company and are not required to be accrued for financial reporting purposes. The Company has established a reserve of $26,107 and $33,490 and an offsetting premium tax benefit of $5,044 and $4,744 at December 31, 2012 and 2011, respectively, for its estimated share of future guaranty fund assessments related to several major insurer insolvencies. The guaranty fund (benefit) expense was $(4,325), $(3,645) and $2,465, for the years ended December 31, 2012, 2011 and 2010, respectively.

14. Sales, Transfer, and Servicing of Financial Assets and Extinguishments of Liabilities

The Company has recorded liabilities of $89,724 and $88,828 for municipal repurchase agreements as of December 31, 2012 and 2011, respectively. The repurchase agreements are primarily collateralized by investment-grade corporate bonds with book values of $85,713 and $94,288, respectively, and fair values of $92,872 and $99,880, respectively, as of December 31, 2012 and 2011. These securities have maturity dates that range from 2013 to 2025.

114

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

For repurchase agreements, the Company rigorously manages asset/liability risks via an integrated risk management framework. The Company’s liquidity position is monitored constantly, and factors heavily in the management of the asset portfolio. Projections comparing liquidity needs to available resources in both adverse and routine scenarios are refreshed monthly. The results of these projections on time horizons ranging from seven days to sixteen months are the basis for the near-term liquidity planning. This liquidity model excludes new business (non applicable for the spread business), renewals and other sources of cash and assumes all liabilities are paid off on the earliest dates required. Interest rate risk is carefully managed, in part through rigorously defined and monitored derivatives programs.

At December 31, 2012, the Company had dollar repurchase agreements outstanding in the amount of $82,026. The Company did not participate in dollar repurchase agreements at December 31, 2011.

The contractual maturities of the dollar repurchase agreement positions are as follows:

Fair Value
Open	$85,269
30 days or less	—
31 to 60 days	—
61 to 90 days	—
Greater than 90 days	—

Total	85,269
Securities received	—

Total collateral received	$85,269

In the course of the Company’s asset management, securities are sold and reacquired within 30 days of the sale date to enhance the Company’s yield on its investment portfolio. The details by NAIC designation 3 or below of securities sold during 2012 and reacquired within 30 days of the sale date are:

	Number of Transactions	Book Value of Securities Sold	Cost of Securities Repurchased	Gain/ (Loss)
Bonds:
NAIC 3	4	$6,827	$7,041	$240
NAIC 4	12	17,865	18,792	949
NAIC 5	4	5,756	5,759	(28)
NAIC 6	1	1,020	1,023	(40)

115

Transamerica Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share amounts)

15. Subsequent Events

The financial statements are adjusted to reflect events that occurred between the balance sheet date and the date when the financial statements are issued, provided they give evidence of conditions that existed at the balance sheet date (Type I). Events that are indicative of conditions that arose after the balance sheet date are disclosed, but do not result in an adjustment of the financial statements themselves (Type II). The Company has not identified any Type I or Type II subsequent events for the year ended December 31, 2012 through the date the financial statements are issued.

116

Transamerica Life Insurance Company

Summary of Investments – Other Than

Investments in Related Parties

(Dollars in Thousands)

December 31, 2012

SCHEDULE I

Type of Investment	Cost (1)	Fair Value	Amount at Which Shown in the Balance Sheet (2)
Fixed maturities
Bonds:
United States government and government agencies and authorities	$3,944,595	$4,798,184	$3,944,753
States, municipalities and political subdivisions	765,707	838,916	765,556
Foreign governments	527,762	574,808	527,762
Hybrid securities	933,577	792,433	930,882
All other corporate bonds	30,667,839	33,740,350	30,512,613
Preferred stocks	111,506	111,258	111,471

Total fixed maturities	36,950,986	40,855,949	36,793,037
Equity securities
Common stocks:
Industrial, miscellaneous and all other	167,843	218,026	218,026

Total equity securities	167,843	218,026	218,026
Mortgage loans on real estate	5,730,665		5,730,665
Real estate	83,054		83,054
Policy loans	708,794		708,794
Other long-term investments	1,318,082		1,318,082
Receivable for Securities	4,475		4,475
Securities Lending	2,160,218		2,160,218
Cash, cash equivalents and short-term investments	3,974,902		3,974,902

Total investments	$51,099,019		$50,991,253

(1)	Original cost of equity securities and, as to fixed maturities, original cost reduced by repayments and adjusted for amortization of premiums or accrual of discounts.
(2)	United States government, state, municipal and political, hybrid and corporate bonds of $115,527 are held at fair value rather than amortized cost due to having an NAIC 6 rating. A preferred stock security is held at its fair value of $0 due to having an NAIC 6 rating.

117

Transamerica Life Insurance Company

Supplementary Insurance Information

(Dollars in Thousands)

SCHEDULE III

	Future Policy Benefits and Expenses	Unearned Premiums	Policy and Contract Liabilities	Premium Revenue	Net Investment Income*	Benefits, Claims Losses and Settlement Expenses	Other Operating Expenses*
Year ended December 31, 2012
Individual life	$13,805,986	$—	$197,787	$1,058,471	$803,205	$1,731,950	$(1,363,563)
Individual health	3,154,346	95,888	126,252	457,502	218,644	458,994	68,566
Group life and health	1,452,548	13,761	61,621	342,755	117,963	267,986	164,138
Annuity	15,866,274	—	22,285	9,948,086	1,589,715	5,569,306	5,850,131

	$34,279,154	$109,649	$407,945	$11,806,814	$2,729,527	$8,028,236	$4,719,272

Year ended December 31, 2011
Individual life	$13,797,712	$—	$179,695	$242,721	$767,798	$1,288,152	$934,829
Individual health	2,993,069	97,990	134,931	438,582	202,494	420,327	151,433
Group life and health	1,430,308	14,510	58,498	337,648	88,118	272,474	119,561
Annuity	16,637,184	—	23,495	8,845,105	1,557,448	5,006,408	6,597,799

	$34,858,273	$112,500	$396,619	$9,864,056	$2,615,858	$6,987,361	$7,803,622

Year ended December 31, 2010
Individual life	$14,015,969	$—	$256,354	$1,411,484	$993,846	$1,938,525	$1,109,156
Individual health	2,906,758	102,601	137,513	492,364	199,500	437,569	150,292
Group life and health	1,413,616	15,466	96,571	330,139	75,398	281,807	114,825
Annuity	17,990,509	—	26,915	6,931,132	1,650,427	5,378,791	3,520,890

	$36,326,852	$118,067	$517,353	$9,165,119	$2,919,171	$8,036,692	$4,895,163

*	Allocations of net investment income and other operating expenses are based on a number of assumptions and estimates, and the results would change if different methods were applied.

118

Transamerica Life Insurance Company

Reinsurance

(Dollars in Thousands)

SCHEDULE IV

	Gross Amount	Ceded to Other Companies	Assumed From Other Companies	Net Amount	Percentage of Amount Assumed to Net
Year ended December 31, 2012
Life insurance in force	$455,851,953	$987,454,502	$666,160,317	$134,557,768	495%

Premiums:
Individual life	2,390,267	3,106,662	1,774,866	1,058,471	168%
Individual health	531,328	153,252	79,426	457,502	17%
Group life and health	452,512	129,841	20,084	342,755	6%
Annuity	10,052,831	166,570	61,825	9,948,086	1%

	$13,426,938	$3,556,325	$1,936,201	$11,806,814	16%

Year ended December 31, 2011
Life insurance in force	$452,085,562	$1,075,361,646	$732,908,307	$109,632,223	669%

Premiums:
Individual life	$2,300,979	$3,793,088	$1,734,830	$242,721	715%
Individual health	535,034	215,579	119,127	438,582	27%
Group life and health	417,156	109,724	30,216	337,648	9%
Annuity	10,043,863	1,247,624	48,866	8,845,105	1%

	$13,297,032	$5,366,015	$1,933,039	$9,864,056	20%

Year ended December 31, 2010
Life insurance in force	$459,820,666	$969,368,385	$731,229,732	$221,682,013	330%

Premiums:
Individual life	$2,631,499	$3,101,663	$1,881,648	$1,411,484	133%
Individual health	536,163	154,031	110,232	492,364	22%
Group life and health	398,638	87,932	19,433	330,139	6%
Annuity	7,197,141	334,516	68,507	6,931,132	1%

	$10,763,441	$3,678,142	$2,079,820	$9,165,119	23%

119

FINANCIAL STATEMENTS

Transamerica Life Insurance Company

Separate Account VA A

Years Ended December 31, 2012 and 2011

Transamerica Life Insurance Company

Separate Account VA A

Financial Statements

Years Ended December 31, 2012 and 2011

The Board of Directors and Contract Owners

Of Separate Account VA A

Transamerica Life Insurance Company

We have audited the accompanying statements of assets and liabilities of the subaccounts of Transamerica Life Insurance Company Separate Account VA A (the Separate Account), comprised of subaccounts as listed in the accompanying statements of assets and liabilities, as of December 31, 2012, the related statements of operations and changes in net assets for the periods indicated thereon. These financial statements are the responsibility of the Separate Account’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2012 by correspondence with the fund companies or their transfer agents. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of each of the respective subaccounts of Transamerica Life Insurance Company Separate Account VA A, at December 31, 2012, and the results of their operations and changes in their net assets for the periods indicated thereon, in conformity with U.S. generally accepted accounting principles.

Des Moines, Iowa

April 29, 2013

A member firm of Ernst & Young Global Limited

Transamerica Life Insurance Company

Separate Account VA A

Statements of Assets and Liabilities

December 31, 2012

	Invesco Van Kampen V.I. American Franchise Subaccount	Invesco V.I. Core Equity Subaccount	AllianceBernstein VPS Growth Subaccount	AllianceBernstein VPS Large Cap Growth Subaccount	AllianceBernstein VPS Global Thematic Growth Subaccount
Assets
Investment in securities:
Number of shares	3,165.843	21,296.650	3,839.620	13,239.151	16,057.187

Cost	$117,010	$539,083	$71,576	$321,557	$278,014

Investments in mutual funds, Level 1 quoted prices at net asset value	$114,857	$641,881	$86,391	$402,205	$263,659
Receivable for units sold	—	—	—	1	—

Total assets	114,857	641,881	86,391	402,206	263,659

Liabilities
Payable for units redeemed	—	2	4	—	4

Total net assets	$114,857	$641,879	$86,387	$402,206	$263,655

Net Assets:
Deferred annuity contracts terminable by owners	$114,857	$641,879	$86,387	$402,206	$263,655

Total net assets	$114,857	$641,879	$86,387	$402,206	$263,655

Accumulation units outstanding:
M&E—1.40%	117,789	411,366	108,928	600,351	653,955

M&E—1.60%	1,132	—	4,735	—	1,737

Accumulation unit value:
M&E—1.40%	0.965838	1.560358	0.726036	0.669951	0.399619

M&E—1.60%	0.964548	1.695647	1.542003	1.423706	1.336940

See accompanying notes.

2

Transamerica Life Insurance Company

Separate Account VA A

Statements of Assets and Liabilities

December 31, 2012

	The Dreyfus Socially Responsible Growth Subaccount	Dreyfus VIF- Appreciation Subaccount	Dreyfus VIF- Growth and Income Subaccount	Dreyfus VIF- Quality Bond Subaccount	Dreyfus VIF- Opportunistic Small Cap Subaccount
Assets
Investment in securities:
Number of shares	3,002.600	43,314.433	35,908.686	206,084.965	31,831.318

Cost	$75,592	$1,499,101	$773,055	$2,267,368	$1,060,694

Investments in mutual funds, Level 1 quoted prices at net asset value	$99,806	$1,752,935	$792,505	$2,551,332	$1,007,780
Receivable for units sold	8	10	—	7	2

Total assets	99,814	1,752,945	792,505	2,551,339	1,007,782

Liabilities
Payable for units redeemed	—	—	3	—	—

Total net assets	$99,814	$1,752,945	$792,502	$2,551,339	$1,007,782

Net Assets:
Deferred annuity contracts terminable by owners	$99,814	$1,752,945	$792,502	$2,551,339	$1,007,782

Total net assets	$99,814	$1,752,945	$792,502	$2,551,339	$1,007,782

Accumulation units outstanding:
M&E—1.40%	132,080	980,064	609,620	1,371,623	805,476

M&E—1.60%	—	8,877	36	17,008	32,279

Accumulation unit value:
M&E—1.40%	0.755707	1.773541	1.299905	1.843152	1.199512

M&E—1.60%	1.527850	1.662751	1.498998	1.365766	1.288874

See accompanying notes.

3

Transamerica Life Insurance Company

Separate Account VA A

Statements of Assets and Liabilities

December 31, 2012

	Federated High Income Bond Subaccount	Federated Managed Volatility Subaccount	Federated Prime Money Subaccount	Janus Aspen - Enterprise Subaccount	Janus Aspen - Balanced Subaccount
Assets
Investment in securities:
Number of shares	139,592.365	78,166.025	5,125,830.910	15,020.451	94,183.727

Cost	$923,203	$671,678	$5,125,831	$542,008	$2,608,887

Investments in mutual funds, Level 1 quoted prices at net asset value	$1,000,877	$747,267	$5,125,831	$648,583	$2,676,702
Receivable for units sold	3	1	—	—	—

Total assets	1,000,880	747,268	5,125,831	648,583	2,676,702

Liabilities
Payable for units redeemed	—	—	2	2	25

Total net assets	$1,000,880	$747,268	$5,125,829	$648,581	$2,676,677

Net Assets:
Deferred annuity contracts terminable by owners	$1,000,880	$747,268	$5,125,829	$648,581	$2,676,677

Total net assets	$1,000,880	$747,268	$5,125,829	$648,581	$2,676,677

Accumulation units outstanding:
M&E—1.40%	485,397	515,952	4,439,050	856,921	1,729,360

M&E—1.60%	11,380	—	580,275	10,608	4,215

Accumulation unit value:
M&E—1.40%	2.016462	1.448330	1.023264	0.727505	1.543497

M&E—1.60%	1.941554	1.959927	1.005574	2.372495	1.759005

See accompanying notes.

4

Transamerica Life Insurance Company

Separate Account VA A

Statements of Assets and Liabilities

December 31, 2012

	Janus Aspen - Janus Subaccount	Janus Aspen - Overseas Subaccount	Janus Aspen - Worldwide Subaccount	TA AEGON U.S. Government Securities - PAM Subaccount	TA Asset Allocation- Growth Subaccount
Assets
Investment in securities:
Number of shares	19,015.230	61,808.526	7,420.002	91,819.841	416,818.544

Cost	$381,397	$2,829,610	$225,513	$1,242,733	$3,407,816

Investments in mutual funds, Level 1 quoted prices at net asset value	$496,868	$2,288,770	$224,974	$1,236,813	$3,759,703
Receivable for units sold	—	—	4	14	—

Total assets	496,868	2,288,770	224,978	1,236,827	3,759,703

Liabilities
Payable for units redeemed	1	12	—	—	5

Total net assets	$496,867	$2,288,758	$224,978	$1,236,827	$3,759,698

Net Assets:
Deferred annuity contracts terminable by owners	$496,867	$2,288,758	$224,978	$1,236,827	$3,759,698

Total net assets	$496,867	$2,288,758	$224,978	$1,236,827	$3,759,698

Accumulation units outstanding:
M&E—1.40%	696,005	1,822,367	325,876	892,386	2,669,680

M&E—1.60%	—	18,418	888	32,066	6,866

Accumulation unit value:
M&E—1.40%	0.713884	1.227355	0.686613	1.338732	1.404033

M&E—1.60%	1.508292	2.826958	1.380561	1.314794	1.657383

See accompanying notes.

5

Transamerica Life Insurance Company

Separate Account VA A

Statements of Assets and Liabilities

December 31, 2012

	TA Asset Allocation- Conservative Subaccount	TA Asset Allocation- Moderate Subaccount	TA Asset Allocation- Moderate Growth Subaccount	TA WMC Diversified Growth Subaccount	TA BlackRock Large Cap Value Subaccount
Assets
Investment in securities:
Number of shares	306,548.486	425,934.051	462,653.562	365,646.179	387,839.716

Cost	$3,092,504	$4,443,333	$4,589,635	$8,550,814	$5,232,921

Investments in mutual funds, Level 1 quoted prices at net asset value	$3,277,003	$4,655,459	$5,061,430	$8,881,546	$5,848,623
Receivable for units sold	—	—	27	9	19

Total assets	3,277,003	4,655,459	5,061,457	8,881,555	5,848,642

Liabilities
Payable for units redeemed	10	6	—	—	—

Total net assets	$3,276,993	$4,655,453	$5,061,457	$8,881,555	$5,848,642

Net Assets:
Deferred annuity contracts terminable by owners	$3,276,993	$4,655,453	$5,061,457	$8,881,555	$5,848,642

Total net assets	$3,276,993	$4,655,453	$5,061,457	$8,881,555	$5,848,642

Accumulation units outstanding:
M&E—1.40%	2,012,039	2,855,322	3,106,996	13,745,090	4,638,775

M&E—1.60%	125,522	144,995	239,570	12,051	161,065

Accumulation unit value:
M&E—1.40%	1.528836	1.545347	1.499056	0.644814	1.218759

M&E—1.60%	1.600647	1.675845	1.685916	1.537475	1.211264

See accompanying notes.

6

Transamerica Life Insurance Company

Separate Account VA A

Statements of Assets and Liabilities

December 31, 2012

	TA Systematic Small/MidCap Value Subaccount	TA Morgan Stanley Mid-Cap Growth Subaccount	TA International Moderate Growth Subaccount	TA Jennison Growth Subaccount
Assets
Investment in securities:
Number of shares	151,942.692	99,553.017	20,802.189	499,369.400

Cost	$2,755,603	$1,875,572	$197,919	$3,683,299

Investments in mutual funds, Level 1 quoted prices at net asset value	$2,654,439	$2,792,462	$188,260	$4,214,678
Receivable for units sold	—	2	5	11

Total assets	2,654,439	2,792,464	188,265	4,214,689

Liabilities
Payable for units redeemed	4	—	—	—

Total net assets	$2,654,435	$2,792,464	$188,265	$4,214,689

Net Assets:
Deferred annuity contracts terminable by owners	$2,654,435	$2,792,464	$188,265	$4,214,689

Total net assets	$2,654,435	$2,792,464	$188,265	$4,214,689

Accumulation units outstanding:
M&E—1.40%	347,110	1,402,102	190,492	3,559,407

M&E—1.60%	—	5,140	—	19,289

Accumulation unit value:
M&E—1.40%	7.647247	1.984725	0.988306	1.177750

M&E—1.60%	—	1.882548	0.975375	1.171542

See accompanying notes.

7

Transamerica Life Insurance Company

Separate Account VA A

Statements of Operations and Changes in Net Assets

Years Ended December 31, 2011 and 2012, Except as Noted

	Invesco Van Kampen V.I. American Franchise Subaccount(1)	Invesco V.I. Core Equity Subaccount	AllianceBernstein VPS Growth Subaccount	AllianceBernstein VPS Large Cap Growth Subaccount
Net Assets as of January 1, 2011	$—	$736,197	$90,808	$501,788

Investment income:
Dividends	—	6,579	—	408
Investment expenses:
Mortality and expense risk and other charges	—	9,653	1,212	6,529

Net investment income (loss)	—	(3,074)	(1,212)	(6,121)
Net realized and unrealized gains (losses) on investments:
Capital gain distributions	—	—	—	—
Realized gain (loss) on investments	—	11,558	2,223	25,617

Net realized capital gains (losses) on investments	—	11,558	2,223	25,617
Net change in unrealized appreciation (depreciation)	—	(14,951)	(1,044)	(42,723)

Net gain (loss) on investment	—	(3,393)	1,179	(17,106)
Increase (decrease) in net assets from operations	—	(6,467)	(33)	(23,227)

Increase (decrease) in net assets from contract transactions	—	(91,427)	(9,682)	(49,772)

Total increase (decrease) in net assets	—	(97,894)	(9,715)	(72,999)

Net Assets as of December 31, 2011	$—	$638,303	$81,093	$428,789

Investment income:
Dividends	—	6,060	—	123
Investment expenses:
Mortality and expense risk and other charges	1,070	9,144	1,232	6,059
Net investment income (loss)	(1,070)	(3,084)	(1,232)	(5,936)

Net realized and unrealized gains (losses) on investments:
Capital gain distributions	—	—	—	—
Realized gain (loss) on investments	(610)	12,378	1,674	27,814

Net realized capital gains (losses) on investments	(610)	12,378	1,674	27,814
Net change in unrealized appreciation (depreciation)	(2,153)	65,441	9,060	40,264

Net gain (loss) on investment	(2,763)	77,819	10,734	68,078
Increase (decrease) in net assets from operations	(3,833)	74,735	9,502	62,142

Increase (decrease) in net assets from contract transactions	118,690	(71,159)	(4,208)	(88,725)

Total increase (decrease) in net assets	114,857	3,576	5,294	(26,583)

Net Assets as of December 31, 2012	$114,857	$641,879	$86,387	$402,206

See accompanying notes.

(1)	See footnote 1

8

Transamerica Life Insurance Company

Separate Account VA A

Statements of Operations and Changes in Net Assets

Years Ended December 31, 2011 and 2012, Except as Noted

	AllianceBernstein VPS Global Thematic Growth Subaccount	The Dreyfus Socially Responsible Growth Subaccount	Dreyfus VIF- Appreciation Subaccount	Dreyfus VIF- Growth and Income Subaccount
Net Assets as of January 1, 2011	$334,504	$96,453	$1,871,143	$882,195

Investment income:
Dividends	1,035	859	30,799	9,949
Investment expenses:
Mortality and expense risk and other charges	4,216	1,298	25,347	11,091

Net investment income (loss)	(3,181)	(439)	5,452	(1,142)

Net realized and unrealized gains (losses) on investments:
Capital gain distributions	—	—	—	—
Realized gain (loss) on investments	3,582	3,723	49,252	(1,356)

Net realized capital gains (losses) on investments	3,582	3,723	49,252	(1,356)
Net change in unrealized appreciation (depreciation)	(80,460)	(3,231)	77,307	(26,388)

Net gain (loss) on investment	(76,878)	492	126,559	(27,744)

Increase (decrease) in net assets from operations	(80,059)	53	132,011	(28,886)

Increase (decrease) in net assets from contract transactions	(7,609)	(12,238)	(257,214)	(123,080)

Total increase (decrease) in net assets	(87,668)	(12,185)	(125,203)	(151,966)

Net Assets as of December 31, 2011	$246,836	$84,268	$1,745,940	$730,229

Investment income:
Dividends	—	789	65,300	11,214
Investment expenses:
Mortality and expense risk and other charges	3,619	1,377	25,009	10,818

Net investment income (loss)	(3,619)	(588)	40,291	396

Net realized and unrealized gains (losses) on investments:
Capital gain distributions	—	—	—	—
Realized gain (loss) on investments	4,426	741	35,674	2,297

Net realized capital gains (losses) on investments	4,426	741	35,674	2,297
Net change in unrealized appreciation (depreciation)	28,143	8,860	77,611	113,292

Net gain (loss) on investment	32,569	9,601	113,285	115,589

Increase (decrease) in net assets from operations	28,950	9,013	153,576	115,985

Increase (decrease) in net assets from contract transactions	(12,131)	6,533	(146,571)	(53,712)

Total increase (decrease) in net assets	16,819	15,546	7,005	62,273

Net Assets as of December 31, 2012	$263,655	$99,814	$1,752,945	$792,502

See accompanying notes.

(1)	See footnote 1

9

Transamerica Life Insurance Company

Separate Account VA A

Statements of Operations and Changes in Net Assets

Years Ended December 31, 2011 and 2012, Except as Noted

	Dreyfus VIF- Quality Bond Subaccount	Dreyfus VIF- Opportunistic Small Cap Subaccount	Federated High Income Bond Subaccount	Federated Managed Volatility Subaccount
Net Assets as of January 1, 2011	$2,775,378	$1,260,048	$1,143,063	$660,898

Investment income:
Dividends	99,632	4,405	102,409	25,396
Investment expenses:
Mortality and expense risk and other charges	37,837	15,308	15,277	9,246

Net investment income (loss)	61,795	(10,903)	87,132	16,150

Net realized and unrealized gains (losses) on investments:
Capital gain distributions	—	—	—	—
Realized gain (loss) on investments	21,314	(56,575)	55,291	(5,067)

Net realized capital gains (losses) on investments	21,314	(56,575)	55,291	(5,067)
Net change in unrealized appreciation (depreciation)	64,833	(106,003)	(106,219)	12,430

Net gain (loss) on investment	86,147	(162,578)	(50,928)	7,363

Increase (decrease) in net assets from operations	147,942	(173,481)	36,204	23,513

Increase (decrease) in net assets from contract transactions	(298,197)	(105,185)	(238,552)	13,127

Total increase (decrease) in net assets	(150,255)	(278,666)	(202,348)	36,640

Net Assets as of December 31, 2011	$2,625,123	$981,382	$940,715	$697,538

Investment income:
Dividends	78,156	—	78,990	21,561
Investment expenses:
Mortality and expense risk and other charges	36,546	14,331	14,348	10,218

Net investment income (loss)	41,610	(14,331)	64,642	11,343

Net realized and unrealized gains (losses) on investments:
Capital gain distributions	—	—	—	43,298
Realized gain (loss) on investments	38,327	(97,739)	47,073	(833)

Net realized capital gains (losses) on investments	38,327	(97,739)	47,073	42,465
Net change in unrealized appreciation (depreciation)	59,830	287,477	12,199	28,900

Net gain (loss) on investment	98,157	189,738	59,272	71,365

Increase (decrease) in net assets from operations	139,767	175,407	123,914	82,708

Increase (decrease) in net assets from contract transactions	(213,551)	(149,007)	(63,749)	(32,978)

Total increase (decrease) in net assets	(73,784)	26,400	60,165	49,730

Net Assets as of December 31, 2012	$2,551,339	$1,007,782	$1,000,880	$747,268

See accompanying notes.

(1)	See footnote 1

10

Transamerica Life Insurance Company

Separate Account VA A

Statements of Operations and Changes in Net Assets

Years Ended December 31, 2011 and 2012, Except as Noted

	Federated Prime Money Subaccount	Janus Aspen - Enterprise Subaccount	Janus Aspen - Balanced Subaccount	Janus Aspen - Janus Subaccount
Net Assets as of January 1, 2011	$6,035,726	$1,898,560	$2,935,330	$547,891

Investment income:
Dividends	—	—	66,724	2,234
Investment expenses:
Mortality and expense risk and other charges	82,911	10,506	39,411	7,085

Net investment income (loss)	(82,911)	(10,506)	27,313	(4,851)

Net realized and unrealized gains (losses) on investments:
Capital gain distributions	—	—	138,879	—
Realized gain (loss) on investments	—	181,262	55,071	12,888

Net realized capital gains (losses) on investments	—	181,262	193,950	12,888
Net change in unrealized appreciation (depreciation)	—	(178,051)	(221,260)	(43,480)

Net gain (loss) on investment	—	3,211	(27,310)	(30,592)

Increase (decrease) in net assets from operations	(82,911)	(7,295)	3	(35,443)

Increase (decrease) in net assets from contract transactions	(194,548)	(1,272,232)	(282,844)	(58,517)

Total increase (decrease) in net assets	(277,459)	(1,279,527)	(282,841)	(93,960)

Net Assets as of December 31, 2011	$5,758,267	$619,033	$2,652,489	$453,931

Investment income:
Dividends	—	—	67,485	2,168
Investment expenses:
Mortality and expense risk and other charges	79,133	8,803	37,735	6,867

Net investment income (loss)	(79,133)	(8,803)	29,750	(4,699)

Net realized and unrealized gains (losses) on investments:
Capital gain distributions	—	—	184,325	8,424
Realized gain (loss) on investments	—	5,175	81,624	17,034

Net realized capital gains (losses) on investments	—	5,175	265,949	25,458
Net change in unrealized appreciation (depreciation)	—	92,147	13,488	52,572

Net gain (loss) on investment	—	97,322	279,437	78,030

Increase (decrease) in net assets from operations	(79,133)	88,519	309,187	73,331

Increase (decrease) in net assets from contract transactions	(553,305)	(58,971)	(284,999)	(30,395)

Total increase (decrease) in net assets	(632,438)	29,548	24,188	42,936

Net Assets as of December 31, 2012	$5,125,829	$648,581	$2,676,677	$496,867

See accompanying notes.

(1)	See footnote 1

11

Transamerica Life Insurance Company

Separate Account VA A

Statements of Operations and Changes in Net Assets

Years Ended December 31, 2011 and 2012, Except as Noted

	Janus Aspen - Overseas Subaccount	Janus Aspen - Worldwide Subaccount	TA AEGON U.S. Government Securities - PAM Subaccount	TA Asset Allocation-Growth Subaccount
Net Assets as of January 1, 2011	$4,024,359	$310,199	$990,060	$4,970,367

Investment income:
Dividends	12,374	1,388	31,211	51,433
Investment expenses:
Mortality and expense risk and other charges	44,894	4,000	13,903	62,370

Net investment income (loss)	(32,520)	(2,612)	17,308	(10,937)

Net realized and unrealized gains (losses) on investments:
Capital gain distributions	32,546	—	21,214	—
Realized gain (loss) on investments	(108,165)	2,807	(22,533)	(886,451)

Net realized capital gains (losses) on investments	(75,619)	2,807	(1,319)	(886,451)
Net change in unrealized appreciation (depreciation)	(1,109,828)	(45,340)	18,325	569,127

Net gain (loss) on investment	(1,185,447)	(42,533)	17,006	(317,324)

Increase (decrease) in net assets from operations	(1,217,967)	(45,145)	34,314	(328,261)

Increase (decrease) in net assets from contract transactions	(602,397)	(16,548)	980,124	(1,130,347)

Total increase (decrease) in net assets	(1,820,364)	(61,693)	1,014,438	(1,458,608)

Net Assets as of December 31, 2011	$2,203,995	$248,506	$2,004,498	$3,511,759

Investment income:
Dividends	13,862	1,699	19,357	51,057
Investment expenses:
Mortality and expense risk and other charges	32,017	3,230	16,695	55,475

Net investment income (loss)	(18,155)	(1,531)	2,662	(4,418)

Net realized and unrealized gains (losses) on investments:
Capital gain distributions	245,465	—	31,474	—
Realized gain (loss) on investments	(181,764)	345	(1,546)	(53,766)

Net realized capital gains (losses) on investments	63,701	345	29,928	(53,766)
Net change in unrealized appreciation (depreciation)	190,150	42,528	5,824	445,756

Net gain (loss) on investment	253,851	42,873	35,752	391,990

Increase (decrease) in net assets from operations	235,696	41,342	38,414	387,572

Increase (decrease) in net assets from contract transactions	(150,933)	(64,870)	(806,085)	(139,633)

Total increase (decrease) in net assets	84,763	(23,528)	(767,671)	247,939

Net Assets as of December 31, 2012	$2,288,758	$224,978	$1,236,827	$3,759,698

See accompanying notes.

(1)	See footnote 1

12

Transamerica Life Insurance Company

Separate Account VA A

Statements of Operations and Changes in Net Assets

Years Ended December 31, 2011 and 2012, Except as Noted

	TA Asset Allocation- Conservative Subaccount	TA Asset Allocation- Moderate Subaccount	TA Asset Allocation- Moderate Growth Subaccount	TA WMC Diversified Growth Subaccount
Net Assets as of January 1, 2011	$4,081,891	$5,280,754	$7,345,734	$6,030,109

Investment income:
Dividends	104,741	118,216	133,013	21,947
Investment expenses:
Mortality and expense risk and other charges	53,377	72,099	93,932	80,322

Net investment income (loss)	51,364	46,117	39,081	(58,375)

Net realized and unrealized gains (losses) on investments:
Capital gain distributions	—	—	—	—
Realized gain (loss) on investments	(96,744)	(161,395)	(691,039)	(105,219)

Net realized capital gains (losses) on investments	(96,744)	(161,395)	(691,039)	(105,219)
Net change in unrealized appreciation (depreciation)	95,078	81,299	430,373	(116,628)

Net gain (loss) on investment	(1,666)	(80,096)	(260,666)	(221,847)

Increase (decrease) in net assets from operations	49,698	(33,979)	(221,585)	(280,222)

Increase (decrease) in net assets from contract transactions	(658,030)	(588,612)	(1,819,838)	2,875,850

Total increase (decrease) in net assets	(608,332)	(622,591)	(2,041,423)	2,595,628

Net Assets as of December 31, 2011	$3,473,559	$4,658,163	$5,304,311	$8,625,737

Investment income:
Dividends	105,261	125,932	124,586	28,489
Investment expenses:
Mortality and expense risk and other charges	48,085	66,832	74,885	128,702

Net investment income (loss)	57,176	59,100	49,701	(100,213)

Net realized and unrealized gains (losses) on investments:
Capital gain distributions	—	—	—	—
Realized gain (loss) on investments	(43,748)	(114,270)	(187,854)	(57,978)

Net realized capital gains (losses) on investments	(43,748)	(114,270)	(187,854)	(57,978)
Net change in unrealized appreciation (depreciation)	186,150	414,969	580,898	1,148,934

Net gain (loss) on investment	142,402	300,699	393,044	1,090,956

Increase (decrease) in net assets from operations	199,578	359,799	442,745	990,743

Increase (decrease) in net assets from contract transactions	(396,144)	(362,509)	(685,599)	(734,925)

Total increase (decrease) in net assets	(196,566)	(2,710)	(242,854)	255,818

Net Assets as of December 31, 2012	$3,276,993	$4,655,453	$5,061,457	$8,881,555

See accompanying notes.

(1)	See footnote 1

13

Transamerica Life Insurance Company

Separate Account VA A

Statements of Operations and Changes in Net Assets

Years Ended December 31, 2011 and 2012, Except as Noted

	TA BlackRock Large Cap Value Subaccount	TA Systematic Small/MidCap Value Subaccount	TA Morgan Stanley Mid-Cap Growth Subaccount	TA International Moderate Growth Subaccount
Net Assets as of January 1, 2011	$6,657,034	$3,207,638	$3,299,219	$333,063

Investment income:
Dividends	111,177	4,525	10,496	6,457
Investment expenses:
Mortality and expense risk and other charges	89,921	41,360	45,771	4,303

Net investment income (loss)	21,256	(36,835)	(35,275)	2,154

Net realized and unrealized gains (losses) on investments:
Capital gain distributions	—	—	—	—
Realized gain (loss) on investments	146,329	111,293	109,531	(18,219)

Net realized capital gains (losses) on investments	146,329	111,293	109,531	(18,219)
Net change in unrealized appreciation (depreciation)	(57,160)	(163,874)	(323,219)	(9,959)

Net gain (loss) on investment	89,169	(52,581)	(213,688)	(28,178)

Increase (decrease) in net assets from operations	110,425	(89,416)	(248,963)	(26,024)

Increase (decrease) in net assets from contract transactions	(934,976)	(451,485)	(172,672)	(83,881)

Total increase (decrease) in net assets	(824,551)	(540,901)	(421,635)	(109,905)

Net Assets as of December 31, 2011	$5,832,483	$2,666,737	$2,877,584	$223,158

Investment income:
Dividends	105,667	13,782	—	6,079
Investment expenses:
Mortality and expense risk and other charges	83,190	37,699	41,134	2,865

Net investment income (loss)	22,477	(23,917)	(41,134)	3,214

Net realized and unrealized gains (losses) on investments:
Capital gain distributions	—	667,135	146,078	—
Realized gain (loss) on investments	92,311	31,612	127,264	(11,713)

Net realized capital gains (losses) on investments	92,311	698,747	273,342	(11,713)
Net change in unrealized appreciation (depreciation)	455,332	(306,195)	(16,571)	31,098

Net gain (loss) on investment	547,643	392,552	256,771	19,385

Increase (decrease) in net assets from operations	570,120	368,635	215,637	22,599

Increase (decrease) in net assets from contract transactions	(553,961)	(380,937)	(300,757)	(57,492)

Total increase (decrease) in net assets	16,159	(12,302)	(85,120)	(34,893)

Net Assets as of December 31, 2012	$5,848,642	$2,654,435	$2,792,464	$188,265

See accompanying notes.

(1)	See footnote 1

14

Transamerica Life Insurance Company

Separate Account VA A

Statements of Operations and Changes in Net Assets

Years Ended December 31, 2011 and 2012, Except as Noted

TA Jennison Growth Subaccount
Net Assets as of January 1, 2011	$4,623,402

Investment income:
Dividends	5,384
Investment expenses:
Mortality and expense risk and other charges	62,408

Net investment income (loss)	(57,024)

Net realized and unrealized gains (losses) on investments:
Capital gain distributions	—
Realized gain (loss) on investments	69,790

Net realized capital gains (losses) on investments	69,790
Net change in unrealized appreciation (depreciation)	(74,498)

Net gain (loss) on investment	(4,708)

Increase (decrease) in net assets from operations	(61,732)

Increase (decrease) in net assets from contract transactions	(468,329)

Total increase (decrease) in net assets	(530,061)

Net Assets as of December 31, 2011	$4,093,341

Investment income:
Dividends	2,938
Investment expenses:
Mortality and expense risk and other charges	60,978

Net investment income (loss)	(58,040)

Net realized and unrealized gains (losses) on investments:
Capital gain distributions	299,690
Realized gain (loss) on investments	83,130

Net realized capital gains (losses) on investments	382,820
Net change in unrealized appreciation (depreciation)	248,147

Net gain (loss) on investment	630,967

Increase (decrease) in net assets from operations	572,927

Increase (decrease) in net assets from contract transactions	(451,579)

Total increase (decrease) in net assets	121,348

Net Assets as of December 31, 2012	$4,214,689

See accompanying notes.

(1)	See footnote 1

15

Transamerica Life Insurance Company

Separate Account VA A

Notes to Financial Statements

December 31, 2012

1. Organization and Summary of Significant Accounting Policies

Organization

Separate Account VA A (the Separate Account) is a segregated investment account of Transamerica Life Insurance Company (TLIC), an indirect wholly owned subsidiary of AEGON N.V., a holding company organized under the laws of The Netherlands.

The Separate Account is registered with the Securities and Exchange Commission as a Unit Investment Trust pursuant to provisions of the Investment Company Act of 1940. The Separate Account consists of multiple investment subaccounts. Each subaccount invests exclusively in the corresponding portfolio of a Mutual Fund. Each Mutual Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended. Activity in these specified investment subaccounts is available to contract owners of The Atlas Portfolio BuilderSM Variable Annuity.

The TA AEGON U.S. Government Securities-Portfolio Asset Manager-Service Class (PAM) is included in the subaccount listing only to facilitate a contract owner purchase option.

Subaccount Investments by Mutual Fund:

Subaccount	Mutual Fund
AIM Variable Insurance Funds (Invesco Variable Insurance Funds) – Series I Shares:	AIM Variable Insurance Funds (Invesco Variable Insurance Funds) – Series I Shares:
Invesco Van Kampen V.I. American Franchise	Invesco Van Kampen V.I. American Franchise Fund
Invesco V.I. Core Equity	Invesco V.I. Core Equity Fund
AllianceBernstein Variable Products Series Fund, Inc.-Class B:	AllianceBernstein Variable Products Series Fund, Inc.-Class B:
AllianceBernstein VPS Growth	AllianceBernstein VPS Growth Portfolio
AllianceBernstein VPS Large Cap Growth	AllianceBernstein VPS Large Cap Growth Portfolio
AllianceBernstein VPS Global Thematic Growth	AllianceBernstein VPS Global Thematic Growth Portfolio
The Dreyfus Socially Responsible Growth Fund, Inc.-Initial Class	The Dreyfus Socially Responsible Growth Fund, Inc.-Initial Class
The Dreyfus Socially Responsible Growth	The Dreyfus Socially Responsible Growth Fund, Inc.
Dreyfus Variable Investment Fund-Initial Class:	Dreyfus Variable Investment Fund-Initial Class:
Dreyfus VIF-Appreciation	Dreyfus VIF-Appreciation Portfolio
Dreyfus VIF-Growth and Income	Dreyfus VIF-Growth and Income Portfolio
Dreyfus VIF-Quality Bond	Dreyfus VIF-Quality Bond Portfolio
Dreyfus VIF-Opportunistic Small Cap	Dreyfus VIF-Opportunistic Small Cap Portfolio
Federated Insurance Series:	Federated Insurance Series:
Federated High Income Bond	Federated High Income Bond Fund II - Primary Shares
Federated Managed Volatility	Federated Managed Volatility Fund II
Federated Prime Money	Federated Prime Money Fund II
Janus Aspen Series-Service Shares:	Janus Aspen Series-Service Shares:
Janus Aspen - Enterprise	Janus Aspen - Enterprise Portfolio
Janus Aspen - Balanced	Janus Aspen - Balanced Portfolio
Janus Aspen - Janus	Janus Aspen - Janus Portfolio
Janus Aspen - Overseas	Janus Aspen - Overseas Portfolio
Janus Aspen - Worldwide	Janus Aspen - Worldwide Portfolio

16

Transamerica Life Insurance Company

Separate Account VA A

Notes to Financial Statements

December 31, 2012

1. Organization and Summary of Significant Accounting Policies (continued)

Subaccount Investment by Mutual Fund: (continued)

Transamerica Series Trust-Service Class:	Transamerica Series Trust-Service Class:
TA AEGON U.S. Government Securities - PAM	Transamerica AEGON U.S. Government Securities VP
Transamerica Series Trust-Initial Class:	Transamerica Series Trust-Initial Class:
TA Asset Allocation-Growth	Transamerica Asset Allocation-Growth VP
TA Asset Allocation-Conservative	Transamerica Asset Allocation-Conservative VP
TA Asset Allocation-Moderate	Transamerica Asset Allocation-Moderate VP
TA Asset Allocation-Moderate Growth	Transamerica Asset Allocation-Moderate Growth VP
TA WMC Diversified Growth	Transamerica WMC Diversified Growth VP
TA BlackRock Large Cap Value	Transamerica BlackRock Large Cap Value VP
TA Systematic Small/MidCap Value	Transamerica Systematic Small/MidCap Value VP
TA Morgan Stanley Mid-Cap Growth	Transamerica Morgan Stanley Mid-Cap Growth VP
TA International Moderate Growth	Transamerica International Moderate Growth VP
TA Jennison Growth	Transamerica Jennison Growth VP

Each period reported on reflects a full twelve month period except as follows:

Subaccount	Inception Date
Invesco Van Kampen V.I. American Franchise	April 27, 2012
TA Jennison Growth	April 29, 2010
TA BlackRock Large Cap Value	November 19, 2009

During the current year the following subaccounts were liquidated and subsequently reinvested:

Reinvested Subaccount	Liquidated Subaccount
Invesco Van Kampen V.I. American Franchise	Invesco V.I. Capital Appreciation

Investments

Net purchase payments received by the Separate Account are invested in the portfolios of the Mutual Funds as selected by the contract owner. Investments are stated at the closing net asset values per share on December 31, 2012.

Realized capital gains and losses from sales of shares in the Separate Account are determined on the first-in, first-out basis. Investment transactions are accounted for on the trade date (date the order to buy or sell is executed) and dividend income is recorded on the ex-dividend date. Unrealized gains or losses from investments in the Mutual Funds are included in the Statements of Operations and Changes in Net Assets.

17

Transamerica Life Insurance Company

Separate Account VA A

Notes to Financial Statements

December 31, 2012

1. Organization and Summary of Significant Accounting Policies (continued)

Dividend Income

Dividends received from the Mutual Fund investments are reinvested to purchase additional mutual fund shares.

Accounting Policy

The financial statements included herein have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) for variable annuity separate accounts registered as unit investment trusts. The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions regarding matters that affect the reported amount of assets and liabilities. Actual results could differ from those estimates.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, authoritative guidance that clarifies and changes fair value measurement and disclosure requirements. This guidance expands existing disclosure requirements for fair value measurements and includes other amendments but does not require additional fair value measurements. This guidance is effective for annual periods beginning on or after December 15, 2011, which for the Separate Account was January 1, 2012. The adoption did not have a material impact on the financial statements.

18

Transamerica Life Insurance Company

Separate Account VA A

Notes to Financial Statements

December 31, 2012

2. Investments

The aggregate cost of purchases and proceeds from sales of investments for the period ended December 31, 2012 were as follows:

Subaccount	Purchases	Sales
Invesco Van Kampen V.I. American Franchise	$125,872	$8,252
Invesco V.I. Core Equity	24,331	98,574
AllianceBernstein VPS Growth	1,646	7,087
AllianceBernstein VPS Large Cap Growth	123	94,785
AllianceBernstein VPS Global Thematic Growth	4,411	20,159
The Dreyfus Socially Responsible Growth	8,426	2,482
Dreyfus VIF-Appreciation	100,160	206,442
Dreyfus VIF-Growth and Income	15,111	68,424
Dreyfus VIF-Quality Bond	295,992	467,942
Dreyfus VIF-Opportunistic Small Cap	53,292	216,632
Federated High Income Bond	267,398	266,506
Federated Managed Volatility	93,027	71,365
Federated Prime Money	301,047	933,502
Janus Aspen—Enterprise	—	67,771
Janus Aspen—Balanced	533,041	603,950
Janus Aspen—Janus	25,821	52,491
Janus Aspen—Overseas	320,850	244,471
Janus Aspen—Worldwide	1,697	68,101
TA AEGON U.S. Government Securities—PAM	796,771	1,568,725
TA Asset Allocation-Growth	584,209	728,255
TA Asset Allocation-Conservative	246,248	585,201
TA Asset Allocation-Moderate	238,670	542,073
TA Asset Allocation-Moderate Growth	657,009	1,292,929
TA WMC Diversified Growth	134,953	970,096
TA BlackRock Large Cap Value	492,460	1,023,960
TA Systematic Small/MidCap Value	681,678	419,396
TA Morgan Stanley Mid-Cap Growth	189,077	384,893
TA International Moderate Growth	6,079	60,358
TA Jennison Growth	321,666	531,594

19

Transamerica Life Insurance Company

Separate Account VA A

Notes to Financial Statements

3. Change in Units

The changes in units outstanding were as follows:

	Year ended December 31,
	2012			2011
Subaccount	Units Purchased	Units Redeemed and Transferred to/from	Net Increase (Decrease)	Units Purchased	Units Redeemed and Transferred to/from	Net Increase (Decrease)
Invesco Van Kampen V.I. American Franchise	2	118,919	118,921	—	—	—
Invesco V.I. Core Equity	9,281	(57,313)	(48,032)	—	(62,824)	(62,824)
AllianceBernstein VPS Growth	—	(5,739)	(5,739)	—	(14,271)	(14,271)
AllianceBernstein VPS Large Cap Growth	—	(136,217)	(136,217)	78	(81,687)	(81,609)
AllianceBernstein VPS Global Thematic Growth	—	(29,974)	(29,974)	105	(16,375)	(16,270)
The Dreyfus Socially Responsible Growth	—	8,951	8,951	—	(17,116)	(17,116)
Dreyfus VIF-Appreciation	1,539	(85,169)	(83,630)	2,425	(165,571)	(163,146)
Dreyfus VIF-Growth and Income	1,901	(46,317)	(44,416)	262	(103,719)	(103,457)
Dreyfus VIF-Quality Bond	9,088	(127,577)	(118,489)	—	(174,314)	(174,314)
Dreyfus VIF-Opportunistic Small Cap	43,491	(175,951)	(132,460)	6,200	(90,938)	(84,738)
Federated High Income Bond	2,006	(33,283)	(31,277)	1,131	(140,279)	(139,148)
Federated Managed Volatility	—	(23,335)	(23,335)	—	11,314	11,314
Federated Prime Money	244,241	(783,043)	(538,802)	6,429	(185,415)	(178,986)
Janus Aspen—Enterprise	—	(90,033)	(90,033)	75	(1,878,308)	(1,878,233)
Janus Aspen—Balanced	109,300	(296,368)	(187,068)	—	(204,007)	(204,007)
Janus Aspen—Janus	—	(45,681)	(45,681)	75	(92,345)	(92,270)
Janus Aspen—Overseas	15,950	(155,814)	(139,864)	1,350	(357,860)	(356,510)
Janus Aspen—Worldwide	—	(100,125)	(100,125)	—	(25,172)	(25,172)
TA AEGON U.S. Government Securities—PAM	—	(626,024)	(626,024)	—	737,002	737,002
TA Asset Allocation-Growth	—	(99,326)	(99,326)	—	(889,232)	(889,232)
TA Asset Allocation-Conservative	35,833	(299,747)	(263,914)	—	(454,239)	(454,239)
TA Asset Allocation-Moderate	40,682	(278,437)	(237,755)	1,688	(404,360)	(402,672)
TA Asset Allocation-Moderate Growth	11,659	(487,714)	(476,055)	11,659	(1,305,100)	(1,293,441)

20

Transamerica Life Insurance Company

Separate Account VA A

Notes to Financial Statements

3. Change in Units (continued)

	Year ended December 31,
	2012			2011
Subaccount	Units Purchased	Units Redeemed and Transferred to/from	Net Increase (Decrease)	Units Purchased	Units Redeemed and Transferred to/from	Net Increase (Decrease)
TA WMC Diversified Growth	100,754	(1,255,484)	(1,154,730)	180,894	4,891,664	5,072,558
TA BlackRock Large Cap Value	266,838	(740,115)	(473,277)	45,290	(870,258)	(824,968)
TA Systematic Small/MidCap Value	—	(53,119)	(53,119)	221	(62,149)	(61,928)
TA Morgan Stanley Mid-Cap Growth	2,183	(154,777)	(152,594)	539	(86,073)	(85,534)
TA International Moderate Growth	—	(60,687)	(60,687)	—	(91,285)	(91,285)
TA Jennison Growth	3,265	(392,432)	(389,167)	6,424	(430,795)	(424,371)

21

Transamerica Life Insurance Company

Separate Account VA A

Notes to Financial Statements

December 31, 2012

4. Financial Highlights

The Separate Account offers various death benefit options, which have differing fees that are charged against the contract owner’s account balance. These charges are discussed in more detail in the individual’s policy. Differences in the fee structures for these units result in different unit values, expense ratios, and total returns.

Subaccount	Year Ended		Units	Unit Fair Value Corresponding to Lowest to Highest Expense Ratio			Net Assets	Investment Income Ratio*	Expense Ratio Lowest to Highest **			Total Return*** Corresponding to Lowest to Highest Expense Ratio
Invesco Van Kampen V.I. American Franchise
	12/31/2012	(1)	118,921	$0.97	to	$0.96	$114,857	—%	1.40%	to	1.60%	— %	to	— %
Invesco V.I. Core Equity
	12/31/2012		411,366	1.56	to	1.70	641,879	0.93	1.40	to	1.60	12.30	to	12.08
	12/31/2011		459,398	1.39	to	1.51	638,303	0.94	1.40	to	1.60	(1.44)	to	(1.63)
	12/31/2010		522,222	1.41	to	1.54	736,197	0.98	1.40	to	1.60	8.04	to	7.83
	12/31/2009		539,394	1.30	to	1.43	703,793	1.85	1.40	to	1.60	26.53	to	26.28
	12/31/2008		604,588	1.03	to	1.13	623,471	1.95	1.40	to	1.60	(31.11)	to	(31.25)
AllianceBernstein VPS Growth
	12/31/2012		113,663	0.73	to	1.54	86,387	—	1.40	to	1.60	12.00	to	11.78
	12/31/2011		119,402	0.65	to	1.38	81,093	—	1.40	to	1.60	(0.42)	to	(0.62)
	12/31/2010		133,673	0.65	to	1.39	90,808	0.05	1.40	to	1.60	13.21	to	12.99
	12/31/2009		130,541	0.58	to	1.23	80,137	—	1.40	to	1.60	31.03	to	30.78
	12/31/2008		148,645	0.44	to	0.94	68,859	—	1.40	to	1.60	(43.39)	to	(43.51)
AllianceBernstein VPS Large Cap Growth
	12/31/2012		600,351	0.67	to	1.42	402,206	0.03	1.40	to	1.60	15.08	to	14.85
	12/31/2011		736,568	0.58	to	1.24	428,789	0.09	1.40	to	1.60	(5.08)	to	(5.27)
	12/31/2010		818,177	0.61	to	1.31	501,788	0.28	1.40	to	1.60	8.32	to	8.10
	12/31/2009		841,346	0.57	to	1.21	476,381	—	1.40	to	1.60	35.21	to	34.95
	12/31/2008		924,982	0.42	to	0.90	387,345	—	1.40	to	1.60	(40.66)	to	(40.77)
AllianceBernstein VPS Global Thematic Growth
	12/31/2012		655,692	0.40	to	1.34	263,655	—	1.40	to	1.60	11.67	to	11.45
	12/31/2011		685,666	0.36	to	1.20	246,836	0.34	1.40	to	1.60	(24.47)	to	(24.61)
	12/31/2010		701,936	0.47	to	1.59	334,504	1.95	1.40	to	1.60	16.95	to	16.72
	12/31/2009		720,101	0.41	to	1.36	310,903	—	1.40	to	1.60	51.03	to	50.73
	12/31/2008		749,861	0.27	to	0.90	202,256	—	1.40	to	1.60	(48.19)	to	(48.30)
The Dreyfus Socially Responsible Growth
	12/31/2012		132,080	0.76	to	1.53	99,814	0.80	1.40	to	1.60	10.42	to	10.20
	12/31/2011		123,129	0.68	to	1.39	84,268	0.91	1.40	to	1.60	(0.49)	to	(0.68)
	12/31/2010		140,245	0.69	to	1.40	96,453	0.91	1.40	to	1.60	13.23	to	13.01
	12/31/2009		153,238	0.61	to	1.24	95,707	0.95	1.40	to	1.60	31.91	to	31.65
	12/31/2008		161,722	0.46	to	0.94	76,469	0.74	1.40	to	1.60	(35.33)	to	(35.46)
Dreyfus VIF-Appreciation
	12/31/2012		988,941	1.77	to	1.66	1,752,945	3.66	1.40	to	1.60	8.90	to	8.68
	12/31/2011		1,072,571	1.63	to	1.53	1,745,940	1.67	1.40	to	1.60	7.51	to	7.30
	12/31/2010		1,235,717	1.51	to	1.43	1,871,143	2.22	1.40	to	1.60	13.73	to	13.50
	12/31/2009		1,532,872	1.33	to	1.26	2,039,658	2.67	1.40	to	1.60	20.87	to	20.63
	12/31/2008		1,707,314	1.10	to	1.04	1,881,013	2.12	1.40	to	1.60	(30.53)	to	(30.66)

22

Transamerica Life Insurance Company

Separate Account VA A

Notes to Financial Statements

December 31, 2012

4. Financial Highlights (continued)

Subaccount	Year Ended	Units	Unit Fair Value Corresponding to Lowest to Highest Expense Ratio			Net Assets	Investment Income Ratio*	Expense Ratio** Lowest to Highest			Total Return*** Corresponding to Lowest to Highest Expense Ratio
Dreyfus VIF-Growth and Income
	12/31/2012	609,656	$1.30	to	$1.50	$792,502	1.45%	1.40%	to	1.60%	16.43%	to	16.21%
	12/31/2011	654,072	1.12	to	1.29	730,229	1.23	1.40	to	1.60	(4.13)	to	(4.32)
	12/31/2010	757,529	1.16	to	1.35	882,195	1.20	1.40	to	1.60	16.97	to	16.74
	12/31/2009	860,996	1.00	to	1.15	857,726	1.32	1.40	to	1.60	27.01	to	26.76
	12/31/2008	1,019,732	0.78	to	0.91	799,733	0.61	1.40	to	1.60	(41.24)	to	(41.35)
Dreyfus VIF-Quality Bond
	12/31/2012	1,388,631	1.84	to	1.37	2,551,339	2.98	1.40	to	1.60	5.51	to	5.30
	12/31/2011	1,507,120	1.75	to	1.30	2,625,123	3.65	1.40	to	1.60	5.56	to	5.35
	12/31/2010	1,681,434	1.65	to	1.23	2,775,378	3.88	1.40	to	1.60	6.88	to	6.67
	12/31/2009	1,815,654	1.55	to	1.15	2,803,574	4.79	1.40	to	1.60	13.37	to	13.15
	12/31/2008	2,102,316	1.37	to	1.02	2,844,798	4.97	1.40	to	1.60	(5.51)	to	(5.69)
Dreyfus VIF-Opportunistic Small Cap
	12/31/2012	837,755	1.20	to	1.29	1,007,782	—	1.40	to	1.60	18.89	to	18.65
	12/31/2011	970,215	1.01	to	1.09	981,382	0.40	1.40	to	1.60	(15.03)	to	(15.20)
	12/31/2010	1,054,953	1.19	to	1.28	1,260,048	0.83	1.40	to	1.60	29.34	to	29.09
	12/31/2009	1,136,295	0.92	to	0.99	1,045,767	1.64	1.40	to	1.60	24.30	to	24.05
	12/31/2008	1,235,736	0.74	to	0.80	914,741	0.93	1.40	to	1.60	(38.46)	to	(38.58)
Federated High Income Bond
	12/31/2012	496,777	2.02	to	1.94	1,000,880	7.75	1.40	to	1.60	13.11	to	12.88
	12/31/2011	528,054	1.78	to	1.72	940,715	9.38	1.40	to	1.60	3.72	to	3.51
	12/31/2010	667,202	1.72	to	1.66	1,143,063	7.65	1.40	to	1.60	13.15	to	12.92
	12/31/2009	752,308	1.52	to	1.47	1,140,458	11.57	1.40	to	1.60	50.74	to	50.44
	12/31/2008	1,020,280	1.01	to	0.98	1,026,723	10.60	1.40	to	1.60	(27.02)	to	(27.16)
Federated Managed Volatility
	12/31/2012	515,952	1.45	to	1.96	747,268	2.95	1.40	to	1.60	11.97	to	11.75
	12/31/2011	539,287	1.29	to	1.75	697,538	3.77	1.40	to	1.60	3.33	to	3.13
	12/31/2010	527,973	1.25	to	1.70	660,898	6.00	1.40	to	1.60	10.54	to	10.32
	12/31/2009	580,040	1.13	to	1.54	657,809	6.31	1.40	to	1.60	26.51	to	26.26
	12/31/2008	704,345	0.90	to	1.22	636,479	6.12	1.40	to	1.60	(21.48)	to	(21.64)
Federated Prime Money
	12/31/2012	5,019,325	1.02	to	1.01	5,125,829	—	1.40	to	1.60	(1.38)	to	(1.58)
	12/31/2011	5,558,127	1.04	to	1.02	5,758,267	—	1.40	to	1.60	(1.38)	to	(1.57)
	12/31/2010	5,737,113	1.05	to	1.04	6,035,726	—	1.40	to	1.60	(1.38)	to	(1.57)
	12/31/2009	6,440,176	1.07	to	1.05	6,867,404	0.47	1.40	to	1.60	(0.94)	to	(1.13)
	12/31/2008	7,521,191	1.08	to	1.07	8,094,086	2.56	1.40	to	1.60	1.12	to	0.92

23

Transamerica Life Insurance Company

Separate Account VA A

Notes to Financial Statements

December 31, 2012

4. Financial Highlights (continued)

Subaccount	Year Ended	Units	Unit Fair Value Corresponding to Lowest to Highest Expense Ratio			Net Assets	Investment Income Ratio*	Expense Ratio** Lowest to Highest			Total Return*** Corresponding to Lowest to Highest Expense Ratio
Janus Aspen—Enterprise
	12/31/2012	867,529	$0.73	to	$2.37	$648,581	—%	1.40%	to	1.60%	15.36%	to	15.14%
	12/31/2011	957,562	0.63	to	2.06	619,033	—	1.40	to	1.60	(3.01)	to	(3.20)
	12/31/2010	2,835,795	0.65	to	2.13	1,898,560	—	1.40	to	1.60	23.79	to	23.54
	12/31/2009	2,559,244	0.53	to	1.72	1,359,084	—	1.40	to	1.60	42.45	to	42.17
	12/31/2008	2,144,005	0.37	to	1.21	799,737	0.06	1.40	to	1.60	(44.64)	to	(44.75)
Janus Aspen—Balanced
	12/31/2012	1,733,575	1.54	to	1.76	2,676,677	2.50	1.40	to	1.60	11.80	to	11.58
	12/31/2011	1,920,643	1.38	to	1.58	2,652,489	2.34	1.40	to	1.60	(0.04)	to	(0.24)
	12/31/2010	2,124,650	1.38	to	1.58	2,935,330	2.53	1.40	to	1.60	6.63	to	6.42
	12/31/2009	2,330,331	1.30	to	1.48	3,019,208	2.71	1.40	to	1.60	23.85	to	23.61
	12/31/2008	2,565,434	1.05	to	1.20	2,683,912	2.25	1.40	to	1.60	(17.22)	to	(17.39)
Janus Aspen—Janus
	12/31/2012	696,005	0.71	to	1.51	496,867	0.44	1.40	to	1.60	16.64	to	16.41
	12/31/2011	741,686	0.61	to	1.30	453,931	0.43	1.40	to	1.60	(6.84)	to	(7.02)
	12/31/2010	833,956	0.66	to	1.39	547,891	0.37	1.40	to	1.60	12.68	to	12.46
	12/31/2009	907,934	0.58	to	1.24	529,358	0.39	1.40	to	1.60	34.14	to	33.87
	12/31/2008	996,767	0.43	to	0.93	433,247	0.56	1.40	to	1.60	(40.75)	to	(40.86)
Janus Aspen—Overseas
	12/31/2012	1,840,785	1.23	to	2.83	2,288,758	0.61	1.40	to	1.60	11.61	to	11.39
	12/31/2011	1,980,649	1.10	to	2.54	2,203,995	0.38	1.40	to	1.60	(33.27)	to	(33.40)
	12/31/2010	2,337,159	1.65	to	3.81	4,024,359	0.52	1.40	to	1.60	23.29	to	23.05
	12/31/2009	2,967,590	1.34	to	3.10	4,074,139	0.42	1.40	to	1.60	76.60	to	76.25
	12/31/2008	3,741,254	0.76	to	1.76	2,879,297	1.08	1.40	to	1.60	(52.89)	to	(52.99)
Janus Aspen—Worldwide
	12/31/2012	326,764	0.69	to	1.38	224,978	0.74	1.40	to	1.60	18.20	to	17.96
	12/31/2011	426,889	0.58	to	1.17	248,506	0.48	1.40	to	1.60	(15.17)	to	(15.34)
	12/31/2010	452,061	0.68	to	1.38	310,199	0.51	1.40	to	1.60	13.93	to	13.70
	12/31/2009	514,882	0.60	to	1.22	310,044	1.27	1.40	to	1.60	35.51	to	35.24
	12/31/2008	578,433	0.44	to	0.90	256,998	0.93	1.40	to	1.60	(45.57)	to	(45.68)
TA AEGON U.S. Government Securities—PAM
	12/31/2012	924,452	1.34	to	1.31	1,236,827	1.63	1.40	to	1.60	3.41	to	3.21
	12/31/2011	1,550,476	1.29	to	1.27	2,004,498	3.14	1.40	to	1.60	5.81	to	5.60
	12/31/2010	813,474	1.22	to	1.21	990,060	3.59	1.40	to	1.60	2.78	to	2.58
	12/31/2009	2,248,278	1.19	to	1.18	2,671,484	1.92	1.40	to	1.60	2.76	to	2.56
	12/31/2008	4,897,076	1.16	to	1.15	5,667,026	2.11	1.40	to	1.60	5.93	to	5.72

24

Transamerica Life Insurance Company

Separate Account VA A

Notes to Financial Statements

December 31, 2012

4. Financial Highlights (continued)

Subaccount	Year Ended		Units	Unit Fair Value Corresponding to Lowest to Highest Expense Ratio			Net Assets	Investment Income Ratio*	Expense Ratio** Lowest to Highest			Total Return*** Corresponding to Lowest to Highest Expense Ratio
TA Asset Allocation-Growth
	12/31/2012		2,676,546	$1.40	to	$1.66	$3,759,698	1.29%	1.40%	to	1.60%	11.03%	to	10.81%
	12/31/2011		2,775,872	1.26	to	1.50	3,511,759	1.13	1.40	to	1.60	(6.72)	to	(6.90)
	12/31/2010		3,665,104	1.36	to	1.61	4,970,367	1.04	1.40	to	1.60	13.36	to	13.14
	12/31/2009		3,954,509	1.20	to	1.42	4,730,817	2.77	1.40	to	1.60	28.03	to	27.77
	12/31/2008		4,504,051	0.93	to	1.11	4,211,211	2.79	1.40	to	1.60	(40.47)	to	(40.59)
TA Asset Allocation-Conservative
	12/31/2012		2,137,561	1.53	to	1.60	3,276,993	3.08	1.40	to	1.60	5.97	to	5.76
	12/31/2011		2,401,475	1.44	to	1.51	3,473,559	2.74	1.40	to	1.60	1.24	to	1.04
	12/31/2010		2,855,714	1.43	to	1.50	4,081,891	3.19	1.40	to	1.60	7.43	to	7.22
	12/31/2009		3,714,046	1.33	to	1.40	4,941,883	4.36	1.40	to	1.60	23.50	to	23.25
	12/31/2008		3,835,717	1.07	to	1.13	4,135,073	3.01	1.40	to	1.60	(22.27)	to	(22.43)
TA Asset Allocation-Moderate
	12/31/2012		3,000,317	1.55	to	1.68	4,655,453	2.65	1.40	to	1.60	7.92	to	7.70
	12/31/2011		3,238,072	1.43	to	1.56	4,658,163	2.29	1.40	to	1.60	(0.80)	to	(0.99)
	12/31/2010		3,640,744	1.44	to	1.57	5,280,754	3.07	1.40	to	1.60	8.85	to	8.64
	12/31/2009		4,296,531	1.33	to	1.45	5,737,931	4.70	1.40	to	1.60	24.66	to	24.41
	12/31/2008		4,433,808	1.06	to	1.16	4,752,283	3.31	1.40	to	1.60	(26.99)	to	(27.14)
TA Asset Allocation-Moderate Growth
	12/31/2012		3,346,566	1.50	to	1.69	5,061,457	2.34	1.40	to	1.60	9.11	to	8.90
	12/31/2011		3,822,621	1.37	to	1.55	5,304,311	1.98	1.40	to	1.60	(3.36)	to	(3.55)
	12/31/2010		5,116,062	1.42	to	1.61	7,345,734	2.10	1.40	to	1.60	11.17	to	10.95
	12/31/2009		5,651,979	1.28	to	1.45	7,297,882	3.28	1.40	to	1.60	26.39	to	26.14
	12/31/2008		6,361,868	1.01	to	1.15	6,499,981	2.88	1.40	to	1.60	(33.70)	to	(33.83)
TA WMC Diversified Growth
	12/31/2012		13,757,141	0.64	to	1.54	8,881,555	0.31	1.40	to	1.60	11.60	to	11.38
	12/31/2011		14,911,871	0.58	to	1.38	8,625,737	0.36	1.40	to	1.60	(5.06)	to	(5.24)
	12/31/2010		9,839,313	0.61	to	1.46	6,030,109	0.53	1.40	to	1.60	16.18	to	15.96
	12/31/2009		10,633,321	0.52	to	1.26	5,609,137	0.95	1.40	to	1.60	27.41	to	27.16
	12/31/2008		11,568,527	0.41	to	0.99	4,784,309	0.22	1.40	to	1.60	(46.75)	to	(46.86)
TA BlackRock Large Cap Value
	12/31/2012		4,799,840	1.22	to	1.21	5,848,642	1.79	1.40	to	1.60	10.17	to	9.95
	12/31/2011		5,273,117	1.11	to	1.10	5,832,483	1.71	1.40	to	1.60	1.32	to	1.12
	12/31/2010		6,098,085	1.09	to	1.09	6,657,034	0.94	1.40	to	1.60	8.92	to	8.71
	12/31/2009	(1)	1,521,958	1.00	to	1.00	1,525,557	—	1.40	to	1.60	1.80	to	1.78

25

Transamerica Life Insurance Company

Separate Account VA A

Notes to Financial Statements

December 31, 2012

4. Financial Highlights (continued)

Subaccount	Year Ended		Units	Unit Fair Value Corresponding to Lowest to Highest Expense Ratio			Net Assets	Investment Income Ratio*	Expense Ratio** Lowest to Highest			Total Return*** Corresponding to Lowest to Highest Expense Ratio
TA Systematic Small/MidCap Value
	12/31/2012		347,110	$7.65	to	$7.65	$2,654,435	0.51%	1.40%	to	1.40%	14.77%	to	14.77%
	12/31/2011		400,229	6.66	to	6.66	2,666,737	0.15	1.40	to	1.40	(4.00)	to	(4.00)
	12/31/2010		462,157	6.94	to	6.94	3,207,638	0.73	1.40	to	1.40	28.61	to	28.61
	12/31/2009		502,336	5.40	to	5.40	2,710,825	3.25	1.40	to	1.40	41.24	to	41.24
	12/31/2008		540,199	3.82	to	3.82	2,064,031	1.66	1.40	to	1.40	(41.69)	to	(41.69)
TA Morgan Stanley Mid-Cap Growth
	12/31/2012		1,407,242	1.98	to	1.88	2,792,464	—	1.40	to	1.60	7.57	to	7.35
	12/31/2011		1,559,836	1.85	to	1.75	2,877,584	0.32	1.40	to	1.60	(8.00)	to	(8.18)
	12/31/2010		1,645,370	2.01	to	1.91	3,299,219	0.12	1.40	to	1.60	32.05	to	31.79
	12/31/2009		1,771,945	1.52	to	1.45	2,687,943	—	1.40	to	1.60	58.34	to	58.03
	12/31/2008		1,933,660	0.96	to	0.92	1,854,247	1.96	1.40	to	1.60	(47.03)	to	(47.14)
TA International Moderate Growth
	12/31/2012		190,492	0.99	to	0.98	188,265	2.95	1.40	to	1.60	11.24	to	11.02
	12/31/2011		251,179	0.89	to	0.88	223,158	2.07	1.40	to	1.60	(8.65)	to	(8.83)
	12/31/2010		342,464	0.97	to	0.96	333,063	2.69	1.40	to	1.60	8.98	to	8.76
	12/31/2009		383,601	0.89	to	0.89	342,337	2.68	1.40	to	1.60	27.90	to	27.65
	12/31/2008		398,745	0.70	to	0.69	278,221	2.26	1.40	to	1.60	(37.01)	to	(37.13)
TA Jennison Growth
	12/31/2012		3,578,696	1.18	to	1.17	4,214,689	0.07	1.40	to	1.60	14.16	to	13.94
	12/31/2011		3,967,863	1.03	to	1.03	4,093,341	0.12	1.40	to	1.60	(2.00)	to	(2.19)
	12/31/2010	(1)	4,392,234	1.05	to	1.05	4,623,402	0.04	1.40	to	1.60	5.27	to	5.13

(1)	See footnote 1
*	These amounts represent the dividends, excluding distributions of capital gains, received by the subaccount from the Mutual Fund, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense charges, that are assessed against contract owner accounts either through reductions in the unit values or the redemption of units. The recognition of investment income by the subaccount is affected by the timing of the declaration of dividends by the Mutual Fund in which the subaccounts invest.
**	These amounts represent the annualized contract expenses of the subaccount, consisting primarily of mortality and expense charges, for each period indicated. These ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the Mutual Fund have been excluded.
***	These amounts represent the total return for the periods indicated, including changes in the value of the Mutual Fund, and expenses assessed through the reduction of unit values. These ratios do not include any expenses assessed through the redemption of units. Investment options with a date notation indicate the effective date of that investment option in the variable account. The total return is calculated for each period indicated. Effective 2012, total returns reflect a full twelve month period and total returns for subaccounts opened during the year have not been disclosed as they may not be indicative of a full year return. Effective 2011, expense ratios not in effect for the full twelve months are not reflected in the total return as they may not be indicative of a full year return.

26

Transamerica Life Insurance Company

Separate Account VA A

Notes to Financial Statements

December 31, 2012

5. Administrative and Mortality and Expense Risk Charges

TLIC deducts a daily administrative charge equal to an annual rate of .15% of the daily net assets value of each subaccount for administrative expenses. An annual charge ranging from 1.25% to 1.45% is deducted (based on the death benefit selected) from the unit values of the subaccounts of the Separate Account for TLIC’s assumption of certain mortality and expense risks incurred in connection with the contract. The charge is assessed daily based on the net asset value of the Mutual Fund. Charges for administrative and mortality and expense risk are an expense of the subaccount. Charges reflected above are those currently assessed and may be subject to change. Contract owners should see their actual policy and any related attachments to determine their specific charges.

6. Income Taxes

Operations of the Separate Account form a part of TLIC, which is taxed as a life insurance company under Subchapter L of the Internal Revenue Code of 1986, as amended (the Code). The operations of the Separate Account are accounted for separately from other operations of TLIC for purposes of federal income taxation. The Separate Account is not separately taxable as a regulated investment company under Subchapter M of the Code and is not otherwise taxable as an entity separate from TLIC. Under existing federal income tax laws, the income of the Separate Account is not taxable to TLIC, as long as earnings are credited under the variable annuity contracts.

7. Dividend Distributions

Dividends are not declared by the Separate Account, since the increase in the value of the underlying investment in the Mutual Funds is reflected daily in the accumulation unit price used to calculate the equity value within the Separate Account. Consequently, a dividend distribution by the Mutual Funds does not change either the accumulation unit price or equity values within the Separate Account.

27

Transamerica Life Insurance Company

Separate Account VA A

Notes to Financial Statements

December 31, 2012

8. Fair Value Measurements and Fair Value Hierarchy

The Accounting Standards Codification™ (ASC) 820 defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the nature of inputs used to measure fair value and enhances disclosure requirements for fair value measurements.

The Separate Account has categorized its financial instruments into a three level hierarchy which is based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure fair value fall within different levels of the hierarchy, the category level is based on the lowest priority level input that is significant to the fair value measurement of the instrument.

Financial assets and liabilities recorded at fair value on the Statements of Assets and Liabilities are categorized as follows:

Level 1. Unadjusted quoted prices for identical assets or liabilities in an active market.

Level 2. Quoted prices in markets that are not active or inputs that are observable either directly or indirectly for substantially the full term of the asset or liability. Level 2 inputs include the following:

a) Quoted prices for similar assets or liabilities in active markets

b) Quoted prices for identical or similar assets or liabilities in non-active markets

c) Inputs other than quoted market prices that are observable

d) Inputs that are derived principally from or corroborated by observable market data through correlation or other means.

Level 3. Prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. They reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability.

All investments in the Mutual Funds included in the Statements of Assets and Liabilities are stated at fair value and are based upon daily unadjusted quoted prices, therefore are considered Level 1.

9. Subsequent Events

The Separate Account has evaluated the financial statements for subsequent events through the date which the financial statements were issued. During this period, there were no subsequent events requiring recognition or disclosure in the financial statements.

28

FINANCIAL STATEMENTS

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Years Ended December 31, 2012 and 2011

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Financial Statements

Years Ended December 31, 2012 and 2011

The Board of Directors and Contract Owners

Of Retirement Builder Variable Annuity Account

Transamerica Life Insurance Company

We have audited the accompanying statements of assets and liabilities of the subaccounts of Transamerica Life Insurance Company Retirement Builder Variable Annuity Account (the Separate Account), comprised of subaccounts as listed in the accompanying statements of assets and liabilities, as of December 31, 2012, the related statements of operations and changes in net assets for the periods indicated thereon. These financial statements are the responsibility of the Separate Account’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2012 by correspondence with the fund companies or their transfer agents. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of each of the respective subaccounts of Transamerica Life Insurance Company Retirement Builder Variable Annuity Account, at December 31, 2012, and the results of their operations and changes in their net assets for the periods indicated thereon, in conformity with U.S. generally accepted accounting principles.

Des Moines, Iowa

April 29, 2013

A member firm of Ernst & Young Global Limited

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Invesco V.I. Core Equity Subaccount	Invesco V.I. Government Securities Subaccount	Invesco V.I. International Growth Subaccount	Invesco Van Kampen V.I. American Franchise Subaccount
Assets
Investment in securities:
Number of shares—Initial	335,068.436	82,960.523	36,043.265	50,071.984

Cost	$8,441,583	$1,027,554	$1,038,125	$1,850,525

Number of shares—Service	2,189.693	—	5,439.549	1,335.712

Cost	$55,575	$—	$150,051	$48,460

Number of shares—Service Class II	—	—	—	—

Cost	$—	$—	$—	$—

Investments in mutual funds, Level 1 quoted prices at net asset value	$10,164,347	$1,028,710	$1,243,825	$1,864,097
Receivable for units sold	—	3	1	—

Total assets	10,164,347	1,028,713	1,243,826	1,864,097

Liabilities
Payable for units redeemed	11	—	—	42

Total net assets	$10,164,336	$1,028,713	$1,243,826	$1,864,055

Net Assets:
Deferred annuity contracts terminable by owners	$10,164,336	$1,028,713	$1,243,826	$1,864,055

Total net assets	$10,164,336	$1,028,713	$1,243,826	$1,864,055

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Invesco V.I. Core Equity Subaccount	Invesco V.I. Government Securities Subaccount	Invesco V.I. International Growth Subaccount	Invesco Van Kampen V.I. American Franchise Subaccount
Accumulation units outstanding: Initial
M&E—1.05%—First Union	—	—	—	—

M&E—1.15%—The One	—	—	—	—

M&E—1.15%—Immediate Income Builder	—	—	—	—

M&E—1.25%—First Union	577,311	—	117,370	174,771

M&E—1.25%—RIB	—	—	—	—

M&E—1.25%—RIB II	759,736	393,401	—	187,981

M&E—1.30%—First Union	—	—	—	—

M&E—1.35%—The One	—	—	—	—

M&E—1.35%—Immediate Income Builder	—	—	—	—

M&E—1.40%—First Union	3,413,840	—	319,987	417,683

M&E—1.40%—RIB	—	—	—	—

M&E—1.40%—RIB II	1,381,938	250,113	—	421,532

M&E—1.50%—First Union	330,400	—	157,027	678,945

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—1.90%—The One	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

M&E—2.10%—The One	—	—	—	—

M&E—2.40%—Immediate Income Builder	—	—	—	—

M&E—2.50%—First Union	—	—	—	—

M&E—2.50%—The One	—	—	—	—

M&E—2.60%—Immediate Income Builder	—	—	—	—

M&E—2.70%—The One	—	—	—	—

M&E—3.65%—Immediate Income Builder	—	—	—	—

M&E—3.85%—Immediate Income Builder	—	—	—	—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Invesco V.I. Core Equity Subaccount	Invesco V.I. Government Securities Subaccount	Invesco V.I. International Growth Subaccount	Invesco Van Kampen V.I. American Franchise Subaccount
Accumulation unit value: Initial
M&E—1.05%—First Union	$—	$—	$—	$—

M&E—1.15%—The One	$—	$—	$—	$—

M&E—1.15%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.25%—First Union	$1.593685	$—	$1.813630	$0.966805

M&E—1.25%—RIB	$—	$—	$—	$—

M&E—1.25%—RIB II	$1.593685	$1.611681	$—	$0.966805

M&E—1.30%—First Union	$—	$—	$—	$—

M&E—1.35%—The One	$—	$—	$—	$—

M&E—1.35%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.40%—First Union	$1.560358	$—	$1.775953	$0.965838

M&E—1.40%—RIB	$—	$—	$—	$—

M&E—1.40%—RIB II	$1.560358	$1.577989	$—	$0.965838

M&E—1.50%—First Union	$1.467893	$—	$1.918350	$0.965196

M&E—1.75%—First Union	$1.429788	$—	$1.868628	$0.963581

M&E—1.80%—First Union	$—	$—	$—	$—

M&E—1.90%—First Union	$1.407487	$—	$1.839456	$0.962620

M&E—1.90%—The One	$—	$—	$—	$—

M&E—2.00%—First Union	$1.392855	$—	$1.820280	$0.961979

M&E—2.10%—The One	$—	$—	$—	$—

M&E—2.40%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.50%—First Union	$—	$—	$—	$—

M&E—2.50%—The One	$—	$—	$—	$—

M&E—2.60%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.70%—The One	$—	$—	$—	$—

M&E—3.65%—Immediate Income Builder	$—	$—	$—	$—

M&E—3.85%—Immediate Income Builder	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Invesco V.I. Core Equity Subaccount	Invesco V.I. Government Securities Subaccount	Invesco V.I. International Growth Subaccount	Invesco Van Kampen V.I. American Franchise Subaccount
Accumulation units outstanding: Service
M&E—1.05%—First Union	3,516	—	23,487	5,344

M&E—1.15%—The One	—	—	—	—

M&E—1.15%—Immediate Income Builder	—	—	—	—

M&E—1.25%—First Union	2,684	—	11,918	7,745

M&E—1.25%—RIB	—	—	—	—

M&E—1.25%—RIB II	—	—	—	—

M&E—1.30%—First Union	21,792	—	18,875	11,644

M&E—1.35%—The One	—	—	—	—

M&E—1.35%—Immediate Income Builder	—	—	—	—

M&E—1.40%—First Union	—	—	—	—

M&E—1.40%—RIB	—	—	—	—

M&E—1.40%—RIB II	—	—	—	—

M&E—1.50%—First Union	10,481	—	14,030	24,513

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—1.90%—The One	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

M&E—2.10%—The One	—	—	—	—

M&E—2.40%—Immediate Income Builder	—	—	—	—

M&E—2.50%—The One	—	—	—	—

M&E—2.60%—Immediate Income Builder	—	—	—	—

M&E—2.70%—The One	—	—	—	—

M&E—3.65%—Immediate Income Builder	—	—	—	—

M&E—3.85%—Immediate Income Builder	—	—	—	—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Invesco V.I. Core Equity Subaccount	Invesco V.I. Government Securities Subaccount	Invesco V.I. International Growth Subaccount	Invesco Van Kampen V.I. American Franchise Subaccount
Accumulation unit value: Service
M&E—1.05%—First Union	$1.745113	$—	$2.407954	$0.966286

M&E—1.15%—The One	$—	$—	$—	$—

M&E—1.15%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.25%—First Union	$1.712063	$—	$2.362300	$0.964999

M&E—1.25%—RIB	$—	$—	$—	$—

M&E—1.25%—RIB II	$—	$—	$—	$—

M&E—1.30%—First Union	$1.703872	$—	$2.351038	$0.964665

M&E—1.35%—The One	$—	$—	$—	$—

M&E—1.35%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.40%—First Union	$—	$—	$—	$—

M&E—1.40%—RIB	$—	$—	$—	$—

M&E—1.40%—RIB II	$—	$—	$—	$—

M&E—1.50%—First Union	$1.671691	$—	$2.306631	$0.963374

M&E—1.75%—First Union	$—	$—	$—	$—

M&E—1.80%—First Union	$1.624599	$—	$2.241655	$—

M&E—1.90%—First Union	$—	$—	$—	$—

M&E—1.90%—The One	$—	$—	$—	$—

M&E—2.00%—First Union	$1.594049	$—	$2.199455	$—

M&E—2.10%—The One	$—	$—	$—	$—

M&E—2.40%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.50%—The One	$—	$—	$—	$—

M&E—2.60%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.70%—The One	$—	$—	$—	$—

M&E—3.65%—Immediate Income Builder	$—	$—	$—	$—

M&E—3.85%—Immediate Income Builder	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Invesco V.I. Core Equity Subaccount	Invesco V.I. Government Securities Subaccount	Invesco V.I. International Growth Subaccount	Invesco Van Kampen V.I. American Franchise Subaccount
Accumulation units outstanding: Service Class II
M&E—1.05%—First Union	—	—	—	—

M&E—1.25%—First Union	—	—	—	—

M&E—1.25%—RIB II	—	—	—	—

M&E—1.30%—First Union	—	—	—	—

M&E—1.40%—First Union	—	—	—	—

M&E—1.40%—RIB II	—	—	—	—

M&E—1.50%—First Union	—	—	—	—

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

Accumulation unit value: Service Class II
M&E—1.05%—First Union	$—	$—	$—	$—

M&E—1.25%—First Union	$—	$—	$—	$—

M&E—1.25%—RIB II	$—	$—	$—	$—

M&E—1.30%—First Union	$—	$—	$—	$—

M&E—1.40%—First Union	$—	$—	$—	$—

M&E—1.40%—RIB II	$—	$—	$—	$—

M&E—1.50%—First Union	$—	$—	$—	$—

M&E—1.75%—First Union	$—	$—	$—	$—

M&E—1.80%—First Union	$—	$—	$—	$—

M&E—1.90%—First Union	$—	$—	$—	$—

M&E—2.00%—First Union	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	AllianceBernstein Global Thematic Growth Subaccount	AllianceBernstein Large Cap Growth Subaccount	Columbia - Mid Cap Growth Subaccount	Columbia - High Income Subaccount
Assets
Investment in securities:
Number of shares—Initial	—	—	44,278.766	55,087.347

Cost	$—	$—	$320,047	$520,236

Number of shares—Service	29,236.698	33,158.999	—	—

Cost	$475,852	$781,822	$—	$—

Number of shares—Service Class II	—	—	—	—

Cost	$—	$—	$—	$—

Investments in mutual funds, Level 1 quoted prices at net asset value	$480,067	$1,007,370	$362,643	$588,333
Receivable for units sold	—	—	—	—

Total assets	480,067	1,007,370	362,643	588,333

Liabilities
Payable for units redeemed	8	3	1	6

Total net assets	$480,059	$1,007,367	$362,642	$588,327

Net Assets:
Deferred annuity contracts terminable by owners	$480,059	$1,007,367	$362,642	$588,327

Total net assets	$480,059	$1,007,367	$362,642	$588,327

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	AllianceBernstein Global Thematic Growth Subaccount	AllianceBernstein Large Cap Growth Subaccount	Columbia - Mid Cap Growth Subaccount	Columbia - High Income Subaccount
Accumulation units outstanding: Initial
M&E—1.05%—First Union	—	—	—	—

M&E—1.15%—The One	—	—	—	—

M&E—1.15%—Immediate Income Builder	—	—	—	—

M&E—1.25%—First Union	—	—	—	—

M&E—1.25%—RIB	—	—	—	—

M&E—1.25%—RIB II	—	—	19,536	90,002

M&E—1.30%—First Union	—	—	—	—

M&E—1.35%—The One	—	—	—	—

M&E—1.35%—Immediate Income Builder	—	—	—	—

M&E—1.40%—First Union	—	—	—	—

M&E—1.40%—RIB	—	—	—	—

M&E—1.40%—RIB II	—	—	301,811	171,923

M&E—1.50%—First Union	—	—	—	—

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—1.90%—The One	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

M&E—2.10%—The One	—	—	—	—

M&E—2.40%—Immediate Income Builder	—	—	—	—

M&E—2.50%—First Union	—	—	—	—

M&E—2.50%—The One	—	—	—	—

M&E—2.60%—Immediate Income Builder	—	—	—	—

M&E—2.70%—The One	—	—	—	—

M&E—3.65%—Immediate Income Builder	—	—	—	—

M&E—3.85%—Immediate Income Builder	—	—	—	—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	AllianceBernstein Global Thematic Growth Subaccount	AllianceBernstein Large Cap Growth Subaccount	Columbia - Mid Cap Growth Subaccount	Columbia - High Income Subaccount
Accumulation unit value: Initial
M&E—1.05%—First Union	$—	$—	$—	$—

M&E—1.15%—The One	$—	$—	$—	$—

M&E—1.15%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.25%—First Union	$—	$—	$—	$—

M&E—1.25%—RIB	$—	$—	$—	$—

M&E—1.25%—RIB II	$—	$—	$1.146941	$2.271697

M&E—1.30%—First Union	$—	$—	$—	$—

M&E—1.35%—The One	$—	$—	$—	$—

M&E—1.35%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.40%—First Union	$—	$—	$—	$—

M&E—1.40%—RIB	$—	$—	$—	$—

M&E—1.40%—RIB II	$—	$—	$1.127311	$2.232801

M&E—1.50%—First Union	$—	$—	$—	$—

M&E—1.75%—First Union	$—	$—	$—	$—

M&E—1.80%—First Union	$—	$—	$—	$—

M&E—1.90%—First Union	$—	$—	$—	$—

M&E—1.90%—The One	$—	$—	$—	$—

M&E—2.00%—First Union	$—	$—	$—	$—

M&E—2.10%—The One	$—	$—	$—	$—

M&E—2.40%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.50%—First Union	$0.800512	$—	$—	$—

M&E—2.50%—The One	$—	$—	$—	$—

M&E—2.60%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.70%—The One	$—	$—	$—	$—

M&E—3.65%—Immediate Income Builder	$—	$—	$—	$—

M&E—3.85%—Immediate Income Builder	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	AllianceBernstein Global Thematic Growth Subaccount	AllianceBernstein Large Cap Growth Subaccount	Columbia - Mid Cap Growth Subaccount	Columbia - High Income Subaccount
Accumulation units outstanding: Service
M&E—1.05%—First Union	21,274	—	—	—

M&E—1.15%—The One	—	—	—	—

M&E—1.15%—Immediate Income Builder	—	—	—	—

M&E—1.25%—First Union	12,596	374,116	—	—

M&E—1.25%—RIB	—	—	—	—

M&E—1.25%—RIB II	—	—	—	—

M&E—1.30%—First Union	17,532	14,594	—	—

M&E—1.35%—The One	—	—	—	—

M&E—1.35%—Immediate Income Builder	—	—	—	—

M&E—1.40%—First Union	680,557	470,045	—	—

M&E—1.40%—RIB	—	—	—	—

M&E—1.40%—RIB II	—	—	—	—

M&E—1.50%—First Union	147,999	280,490	—	—

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—1.90%—The One	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

M&E—2.10%—The One	—	—	—	—

M&E—2.40%—Immediate Income Builder	—	—	—	—

M&E—2.50%—The One	—	—	—	—

M&E—2.60%—Immediate Income Builder	—	—	—	—

M&E—2.70%—The One	—	—	—	—

M&E—3.65%—Immediate Income Builder	—	—	—	—

M&E—3.85%—Immediate Income Builder	—	—	—	—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	AllianceBernstein Global Thematic Growth Subaccount	AllianceBernstein Large Cap Growth Subaccount	Columbia - Mid Cap Growth Subaccount	Columbia - High Income Subaccount
Accumulation unit value: Service
M&E—1.05%—First Union	$1.409068	$1.500507	$—	$—

M&E—1.15%—The One	$—	$—	$—	$—

M&E—1.15%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.25%—First Union	$0.681821	$0.902422	$—	$—

M&E—1.25%—RIB	$—	$—	$—	$—

M&E—1.25%—RIB II	$—	$—	$—	$—

M&E—1.30%—First Union	$1.375737	$1.465037	$—	$—

M&E—1.35%—The One	$—	$—	$—	$—

M&E—1.35%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.40%—First Union	$0.399619	$0.669951	$—	$—

M&E—1.40%—RIB	$—	$—	$—	$—

M&E—1.40%—RIB II	$—	$—	$—	$—

M&E—1.50%—First Union	$0.982516	$1.188877	$—	$—

M&E—1.75%—First Union	$0.957031	$1.158061	$—	$—

M&E—1.80%—First Union	$1.311750	$1.396833	$—	$—

M&E—1.90%—First Union	$0.942082	$1.139986	$—	$—

M&E—1.90%—The One	$—	$—	$—	$—

M&E—2.00%—First Union	$0.932255	$1.128103	$—	$—

M&E—2.10%—The One	$—	$—	$—	$—

M&E—2.40%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.50%—The One	$—	$—	$—	$—

M&E—2.60%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.70%—The One	$—	$—	$—	$—

M&E—3.65%—Immediate Income Builder	$—	$—	$—	$—

M&E—3.85%—Immediate Income Builder	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	AllianceBernstein Global Thematic Growth Subaccount	AllianceBernstein Large Cap Growth Subaccount	Columbia - Mid Cap Growth Subaccount	Columbia - High Income Subaccount
Accumulation units outstanding: Service Class II
M&E—1.05%—First Union	—	—	—	—

M&E—1.25%—First Union	—	—	—	—

M&E—1.25%—RIB II	—	—	—	—

M&E—1.30%—First Union	—	—	—	—

M&E—1.40%—First Union	—	—	—	—

M&E—1.40%—RIB II	—	—	—	—

M&E—1.50%—First Union	—	—	—	—

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

Accumulation unit value: Service Class II
M&E—1.05%—First Union	$—	$—	$—	$—

M&E—1.25%—First Union	$—	$—	$—	$—

M&E—1.25%—RIB II	$—	$—	$—	$—

M&E—1.30%—First Union	$—	$—	$—	$—

M&E—1.40%—First Union	$—	$—	$—	$—

M&E—1.40%—RIB II	$—	$—	$—	$—

M&E—1.50%—First Union	$—	$—	$—	$—

M&E—1.75%—First Union	$—	$—	$—	$—

M&E—1.80%—First Union	$—	$—	$—	$—

M&E—1.90%—First Union	$—	$—	$—	$—

M&E—2.00%—First Union	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Columbia - Marsico Focused Equities Subaccount	Columbia - Marsico Growth Subaccount	Columbia - Marsico 21st Century Subaccount	Columbia - Marsico International Opportunities - C2 Subaccount
Assets
Investment in securities:
Number of shares—Initial	38,253.239	20,541.154	5,317.172	—

Cost	$627,536	$338,077	$59,467	$—

Number of shares—Service	—	—	—	40,638.719

Cost	$—	$—	$—	$692,489

Number of shares—Service Class II	—	—	—	—

Cost	$—	$—	$—	$—

Investments in mutual funds, Level 1 quoted prices at net asset value	$631,944	$455,808	$62,955	$629,087
Receivable for units sold	2	—	3	5

Total assets	631,946	455,808	62,958	629,092

Liabilities
Payable for units redeemed	—	5	—	—

Total net assets	$631,946	$455,803	$62,958	$629,092

Net Assets:
Deferred annuity contracts terminable by owners	$631,946	$455,803	$62,958	$629,092

Total net assets	$631,946	$455,803	$62,958	$629,092

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Columbia - Marsico Focused Equities Subaccount	Columbia - Marsico Growth Subaccount	Columbia - Marsico 21st Century Subaccount	Columbia - Marsico International Opportunities - C2 Subaccount
Accumulation units outstanding: Initial
M&E—1.05%—First Union	—	—	—	—

M&E—1.15%—The One	—	—	—	—

M&E—1.15%—Immediate Income Builder	—	—	—	—

M&E—1.25%—First Union	—	—	—	—

M&E—1.25%—RIB	—	—	—	—

M&E—1.25%—RIB II	149,164	142,368	28,464	—

M&E—1.30%—First Union	—	—	—	—

M&E—1.35%—The One	—	—	—	—

M&E—1.35%—Immediate Income Builder	—	—	—	—

M&E—1.40%—First Union	—	—	—	—

M&E—1.40%—RIB	—	—	—	—

M&E—1.40%—RIB II	332,692	206,623	10,429	—

M&E—1.50%—First Union	—	—	—	—

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—1.90%—The One	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

M&E—2.10%—The One	—	—	—	—

M&E—2.40%—Immediate Income Builder	—	—	—	—

M&E—2.50%—First Union	—	—	—	—

M&E—2.50%—The One	—	—	—	—

M&E—2.60%—Immediate Income Builder	—	—	—	—

M&E—2.70%—The One	—	—	—	—

M&E—3.65%—Immediate Income Builder	—	—	—	—

M&E—3.85%—Immediate Income Builder	—	—	—	—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Columbia - Marsico Focused Equities Subaccount	Columbia - Marsico Growth Subaccount	Columbia - Marsico 21st Century Subaccount	Columbia - Marsico International Opportunities - C2 Subaccount
Accumulation unit value: Initial
M&E—1.05%—First Union	$—	$—	$—	$—

M&E—1.15%—The One	$—	$—	$—	$—

M&E—1.15%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.25%—First Union	$—	$—	$—	$—

M&E—1.25%—RIB	$—	$—	$—	$—

M&E—1.25%—RIB II	$1.327201	$1.319497	$1.626230	$—

M&E—1.30%—First Union	$—	$—	$—	$—

M&E—1.35%—The One	$—	$—	$—	$—

M&E—1.35%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.40%—First Union	$—	$—	$—	$—

M&E—1.40%—RIB	$—	$—	$—	$—

M&E—1.40%—RIB II	$1.304437	$1.296798	$1.598344	$—

M&E—1.50%—First Union	$—	$—	$—	$—

M&E—1.75%—First Union	$—	$—	$—	$—

M&E—1.80%—First Union	$—	$—	$—	$—

M&E—1.90%—First Union	$—	$—	$—	$—

M&E—1.90%—The One	$—	$—	$—	$—

M&E—2.00%—First Union	$—	$—	$—	$—

M&E—2.10%—The One	$—	$—	$—	$—

M&E—2.40%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.50%—First Union	$—	$—	$—	$—

M&E—2.50%—The One	$—	$—	$—	$—

M&E—2.60%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.70%—The One	$—	$—	$—	$—

M&E—3.65%—Immediate Income Builder	$—	$—	$—	$—

M&E—3.85%—Immediate Income Builder	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Columbia - Marsico Focused Equities Subaccount	Columbia - Marsico Growth Subaccount	Columbia - Marsico 21st Century Subaccount	Columbia - Marsico International Opportunities - C2 Subaccount
Accumulation units outstanding: Service
M&E—1.05%—First Union	—	—	—	—

M&E—1.15%—The One	—	—	—	—

M&E—1.15%—Immediate Income Builder	—	—	—	—

M&E—1.25%—First Union	—	—	—	—

M&E—1.25%—RIB	—	—	—	—

M&E—1.25%—RIB II	—	—	—	89,534

M&E—1.30%—First Union	—	—	—	—

M&E—1.35%—The One	—	—	—	—

M&E—1.35%—Immediate Income Builder	—	—	—	—

M&E—1.40%—First Union	—	—	—	—

M&E—1.40%—RIB	—	—	—	—

M&E—1.40%—RIB II	—	—	—	300,954

M&E—1.50%—First Union	—	—	—	—

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—1.90%—The One	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

M&E—2.10%—The One	—	—	—	—

M&E—2.40%—Immediate Income Builder	—	—	—	—

M&E—2.50%—The One	—	—	—	—

M&E—2.60%—Immediate Income Builder	—	—	—	—

M&E—2.70%—The One	—	—	—	—

M&E—3.65%—Immediate Income Builder	—	—	—	—

M&E—3.85%—Immediate Income Builder	—	—	—	—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Columbia - Marsico Focused Equities Subaccount	Columbia - Marsico Growth Subaccount	Columbia - Marsico 21st Century Subaccount	Columbia - Marsico International Opportunities - C2 Subaccount
Accumulation unit value: Service
M&E—1.05%—First Union	$—	$—	$—	$—

M&E—1.15%—The One	$—	$—	$—	$—

M&E—1.15%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.25%—First Union	$—	$—	$—	$—

M&E—1.25%—RIB	$—	$—	$—	$—

M&E—1.25%—RIB II	$—	$—	$—	$1.632593

M&E—1.30%—First Union	$—	$—	$—	$—

M&E—1.35%—The One	$—	$—	$—	$—

M&E—1.35%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.40%—First Union	$—	$—	$—	$—

M&E—1.40%—RIB	$—	$—	$—	$—

M&E—1.40%—RIB II	$—	$—	$—	$1.604628

M&E—1.50%—First Union	$—	$—	$—	$—

M&E—1.75%—First Union	$—	$—	$—	$—

M&E—1.80%—First Union	$—	$—	$—	$—

M&E—1.90%—First Union	$—	$—	$—	$—

M&E—1.90%—The One	$—	$—	$—	$—

M&E—2.00%—First Union	$—	$—	$—	$—

M&E—2.10%—The One	$—	$—	$—	$—

M&E—2.40%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.50%—The One	$—	$—	$—	$—

M&E—2.60%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.70%—The One	$—	$—	$—	$—

M&E—3.65%—Immediate Income Builder	$—	$—	$—	$—

M&E—3.85%—Immediate Income Builder	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Columbia - Marsico Focused Equities Subaccount	Columbia - Marsico Growth Subaccount	Columbia - Marsico 21st Century Subaccount	Columbia - Marsico International Opportunities - C2 Subaccount
Accumulation units outstanding: Service Class II
M&E—1.05%—First Union	—	—	—	—

M&E—1.25%—First Union	—	—	—	—

M&E—1.25%—RIB II	—	—	—	—

M&E—1.30%—First Union	—	—	—	—

M&E—1.40%—First Union	—	—	—	—

M&E—1.40%—RIB II	—	—	—	—

M&E—1.50%—First Union	—	—	—	—

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

Accumulation unit value: Service Class II
M&E—1.05%—First Union	$—	$—	$—	$—

M&E—1.25%—First Union	$—	$—	$—	$—

M&E—1.25%—RIB II	$—	$—	$—	$—

M&E—1.30%—First Union	$—	$—	$—	$—

M&E—1.40%—First Union	$—	$—	$—	$—

M&E—1.40%—RIB II	$—	$—	$—	$—

M&E—1.50%—First Union	$—	$—	$—	$—

M&E—1.75%—First Union	$—	$—	$—	$—

M&E—1.80%—First Union	$—	$—	$—	$—

M&E—1.90%—First Union	$—	$—	$—	$—

M&E—2.00%—First Union	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Davis Value Subaccount	Dreyfus Stock Index Subaccount	Dreyfus VIF - Money Market Subaccount	Federated Capital Appreciation Subaccount
Assets
Investment in securities:
Number of shares—Initial	463,342.590	70,860.574	1,761,776.470	90,824.587

Cost	$5,369,087	$1,948,373	$1,761,776	$539,570

Number of shares—Service	—	—	—	—

Cost	$—	$—	$—	$—

Number of shares—Service Class II	—	—	—	—

Cost	$—	$—	$—	$—

Investments in mutual funds, Level 1 quoted prices at net asset value	$5,064,335	$2,257,618	$1,761,776	$567,654
Receivable for units sold	—	—	—	—

Total assets	5,064,335	2,257,618	1,761,776	567,654

Liabilities
Payable for units redeemed	5	1	44	4

Total net assets	$5,064,330	$2,257,617	$1,761,732	$567,650

Net Assets:
Deferred annuity contracts terminable by owners	$5,064,330	$2,257,617	$1,761,732	$567,650

Total net assets	$5,064,330	$2,257,617	$1,761,732	$567,650

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Davis Value Subaccount	Dreyfus Stock Index Subaccount	Dreyfus VIF - Money Market Subaccount	Federated Capital Appreciation Subaccount
Accumulation units outstanding: Initial
M&E—1.05%—First Union	27,222	—	—	6,237

M&E—1.15%—The One	—	—	—	—

M&E—1.15%—Immediate Income Builder	—	—	—	—

M&E—1.25%—First Union	823,776	—	—	94,232

M&E—1.25%—RIB	—	—	—	—

M&E—1.25%—RIB II	—	582,881	436,359	—

M&E—1.30%—First Union	177,670	—	—	7,313

M&E—1.35%—The One	—	—	—	—

M&E—1.35%—Immediate Income Builder	—	—	—	—

M&E—1.40%—First Union	1,759,567	—	—	179,617

M&E—1.40%—RIB	—	—	—	—

M&E—1.40%—RIB II	—	970,894	1,097,396	—

M&E—1.50%—First Union	1,320,793	—	—	231,632

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—1.90%—The One	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

M&E—2.10%—The One	—	—	—	—

M&E—2.40%—Immediate Income Builder	—	—	—	—

M&E—2.50%—First Union	—	—	—	—

M&E—2.50%—The One	—	—	—	—

M&E—2.60%—Immediate Income Builder	—	—	—	—

M&E—2.70%—The One	—	—	—	—

M&E—3.65%—Immediate Income Builder	—	—	—	—

M&E—3.85%—Immediate Income Builder	—	—	—	—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Davis Value Subaccount	Dreyfus Stock Index Subaccount	Dreyfus VIF - Money Market Subaccount	Federated Capital Appreciation Subaccount
Accumulation unit value: Initial
M&E—1.05%—First Union	$1.610258	$—	$—	$1.104719

M&E—1.15%—The One	$—	$—	$—	$—

M&E—1.15%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.25%—First Union	$1.165702	$—	$—	$1.098597

M&E—1.25%—RIB	$—	$—	$—	$—

M&E—1.25%—RIB II	$—	$1.472205	$1.166095	$—

M&E—1.30%—First Union	$1.572221	$—	$—	$1.097070

M&E—1.35%—The One	$—	$—	$—	$—

M&E—1.35%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.40%—First Union	$1.144039	$—	$—	$1.094023

M&E—1.40%—RIB	$—	$—	$—	$—

M&E—1.40%—RIB II	$—	$1.441451	$1.141699	$—

M&E—1.50%—First Union	$1.338490	$—	$—	$1.090988

M&E—1.75%—First Union	$1.303756	$—	$—	$1.083484

M&E—1.80%—First Union	$1.499048	$—	$—	$1.081989

M&E—1.90%—First Union	$1.283424	$—	$—	$1.078981

M&E—1.90%—The One	$—	$—	$—	$—

M&E—2.00%—First Union	$1.270034	$—	$—	$1.076027

M&E—2.10%—The One	$—	$—	$—	$—

M&E—2.40%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.50%—First Union	$—	$—	$—	$—

M&E—2.50%—The One	$—	$—	$—	$—

M&E—2.60%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.70%—The One	$—	$—	$—	$—

M&E—3.65%—Immediate Income Builder	$—	$—	$—	$—

M&E—3.85%—Immediate Income Builder	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Davis Value Subaccount	Dreyfus Stock Index Subaccount	Dreyfus VIF - Money Market Subaccount	Federated Capital Appreciation Subaccount
Accumulation units outstanding: Service
M&E—1.05%—First Union	—	—	—	—

M&E—1.15%—The One	—	—	—	—

M&E—1.15%—Immediate Income Builder	—	—	—	—

M&E—1.25%—First Union	—	—	—	—

M&E—1.25%—RIB	—	—	—	—

M&E—1.25%—RIB II	—	—	—	—

M&E—1.30%—First Union	—	—	—	—

M&E—1.35%—The One	—	—	—	—

M&E—1.35%—Immediate Income Builder	—	—	—	—

M&E—1.40%—First Union	—	—	—	—

M&E—1.40%—RIB	—	—	—	—

M&E—1.40%—RIB II	—	—	—	—

M&E—1.50%—First Union	—	—	—	—

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—1.90%—The One	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

M&E—2.10%—The One	—	—	—	—

M&E—2.40%—Immediate Income Builder	—	—	—	—

M&E—2.50%—The One	—	—	—	—

M&E—2.60%—Immediate Income Builder	—	—	—	—

M&E—2.70%—The One	—	—	—	—

M&E—3.65%—Immediate Income Builder	—	—	—	—

M&E—3.85%—Immediate Income Builder	—	—	—	—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Davis Value Subaccount	Dreyfus Stock Index Subaccount	Dreyfus VIF - Money Market Subaccount	Federated Capital Appreciation Subaccount
Accumulation unit value: Service
M&E—1.05%—First Union	$—	$—	$—	$—

M&E—1.15%—The One	$—	$—	$—	$—

M&E—1.15%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.25%—First Union	$—	$—	$—	$—

M&E—1.25%—RIB	$—	$—	$—	$—

M&E—1.25%—RIB II	$—	$—	$—	$—

M&E—1.30%—First Union	$—	$—	$—	$—

M&E—1.35%—The One	$—	$—	$—	$—

M&E—1.35%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.40%—First Union	$—	$—	$—	$—

M&E—1.40%—RIB	$—	$—	$—	$—

M&E—1.40%—RIB II	$—	$—	$—	$—

M&E—1.50%—First Union	$—	$—	$—	$—

M&E—1.75%—First Union	$—	$—	$—	$—

M&E—1.80%—First Union	$—	$—	$—	$—

M&E—1.90%—First Union	$—	$—	$—	$—

M&E—1.90%—The One	$—	$—	$—	$—

M&E—2.00%—First Union	$—	$—	$—	$—

M&E—2.10%—The One	$—	$—	$—	$—

M&E—2.40%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.50%—The One	$—	$—	$—	$—

M&E—2.60%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.70%—The One	$—	$—	$—	$—

M&E—3.65%—Immediate Income Builder	$—	$—	$—	$—

M&E—3.85%—Immediate Income Builder	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Davis Value Subaccount	Dreyfus Stock Index Subaccount	Dreyfus VIF - Money Market Subaccount	Federated Capital Appreciation Subaccount
Accumulation units outstanding: Service Class II
M&E—1.05%—First Union	—	—	—	—

M&E—1.25%—First Union	—	—	—	—

M&E—1.25%—RIB II	—	—	—	—

M&E—1.30%—First Union	—	—	—	—

M&E—1.40%—First Union	—	—	—	—

M&E—1.40%—RIB II	—	—	—	—

M&E—1.50%—First Union	—	—	—	—

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

Accumulation unit value: Service Class II
M&E—1.05%—First Union	$—	$—	$—	$—

M&E—1.25%—First Union	$—	$—	$—	$—

M&E—1.25%—RIB II	$—	$—	$—	$—

M&E—1.30%—First Union	$—	$—	$—	$—

M&E—1.40%—First Union	$—	$—	$—	$—

M&E—1.40%—RIB II	$—	$—	$—	$—

M&E—1.50%—First Union	$—	$—	$—	$—

M&E—1.75%—First Union	$—	$—	$—	$—

M&E—1.80%—First Union	$—	$—	$—	$—

M&E—1.90%—First Union	$—	$—	$—	$—

M&E—2.00%—First Union	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Federated Kaufmann Subaccount	Federated High Income Bond Subaccount	Fidelity VIP Asset ManagerSM Subaccount	Fidelity VIP Asset Manager: Growth® Subaccount
Assets
Investment in securities:
Number of shares—Initial	145,489.194	373,798.503	162,157.441	58,685.955

Cost	$1,913,665	$2,383,783	$2,303,423	$744,793

Number of shares—Service	—	—	—	—

Cost	$—	$—	$—	$—

Number of shares—Service Class II	—	—	—	—

Cost	$—	$—	$—	$—

Investments in mutual funds, Level 1 quoted prices at net asset value	$2,191,067	$2,680,135	$2,459,929	$888,505
Receivable for units sold	10	7	—	3

Total assets	2,191,077	2,680,142	2,459,929	888,508

Liabilities
Payable for units redeemed	—	—	4	—

Total net assets	$2,191,077	$2,680,142	$2,459,925	$888,508

Net Assets:
Deferred annuity contracts terminable by owners	$2,191,077	$2,680,142	$2,459,925	$888,508

Total net assets	$2,191,077	$2,680,142	$2,459,925	$888,508

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Federated Kaufmann Subaccount	Federated High Income Bond Subaccount	Fidelity VIP Asset ManagerSM Subaccount	Fidelity VIP Asset Manager: Growth® Subaccount
Accumulation units outstanding: Initial
M&E—1.05%—First Union	45,529	14,421	—	—

M&E—1.15%—The One	—	—	—	—

M&E—1.15%—Immediate Income Builder	—	—	—	—

M&E—1.25%—First Union	133,922	179,654	—	—

M&E—1.25%—RIB	—	—	528,188	268,495

M&E—1.25%—RIB II	—	—	—	—

M&E—1.30%—First Union	144,956	84,566	—	—

M&E—1.35%—The One	—	—	—	—

M&E—1.35%—Immediate Income Builder	—	—	13,701	—

M&E—1.40%—First Union	342,297	511,980	—	—

M&E—1.40%—RIB	—	—	715,563	218,691

M&E—1.40%—RIB II	—	—	—	—

M&E—1.50%—First Union	495,395	520,573	—	—

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—1.90%—The One	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

M&E—2.10%—The One	—	—	—	—

M&E—2.40%—Immediate Income Builder	—	—	17,318	33,398

M&E—2.50%—First Union	—	—	—	—

M&E—2.50%—The One	—	—	—	—

M&E—2.60%—Immediate Income Builder	—	—	—	—

M&E—2.70%—The One	—	—	—	—

M&E—3.65%—Immediate Income Builder	—	—	—	—

M&E—3.85%—Immediate Income Builder	—	—	—	—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Federated Kaufmann Subaccount	Federated High Income Bond Subaccount	Fidelity VIP Asset ManagerSM Subaccount	Fidelity VIP Asset Manager: Growth® Subaccount
Accumulation unit value: Initial
M&E—1.05%—First Union	$1.949369	$2.046277	$—	$—

M&E—1.15%—The One	$—	$—	$—	$—

M&E—1.15%—Immediate Income Builder	$—	$—	$1.454457	$1.225176

M&E—1.25%—First Union	$1.912401	$2.106447	$—	$—

M&E—1.25%—RIB	$—	$—	$1.972001	$1.773238

M&E—1.25%—RIB II	$—	$—	$—	$—

M&E—1.30%—First Union	$1.903281	$1.997927	$—	$—

M&E—1.35%—The One	$—	$—	$—	$—

M&E—1.35%—Immediate Income Builder	$—	$—	$1.415898	$1.192720

M&E—1.40%—First Union	$1.885159	$2.016462	$—	$—

M&E—1.40%—RIB	$—	$—	$1.925797	$1.731770

M&E—1.40%—RIB II	$—	$—	$—	$—

M&E—1.50%—First Union	$1.867266	$2.057065	$—	$—

M&E—1.75%—First Union	$1.823353	$2.003712	$—	$—

M&E—1.80%—First Union	$1.814717	$1.902408	$—	$—

M&E—1.90%—First Union	$1.797541	$1.972458	$—	$—

M&E—1.90%—The One	$—	$—	$—	$—

M&E—2.00%—First Union	$1.780541	$1.951909	$—	$—

M&E—2.10%—The One	$—	$—	$—	$—

M&E—2.40%—Immediate Income Builder	$—	$—	$1.207386	$1.008471

M&E—2.50%—First Union	$—	$—	$—	$—

M&E—2.50%—The One	$—	$—	$—	$—

M&E—2.60%—Immediate Income Builder	$—	$—	$1.176710	$0.982891

M&E—2.70%—The One	$—	$—	$—	$—

M&E—3.65%—Immediate Income Builder	$—	$—	$1.029025	$0.859484

M&E—3.85%—Immediate Income Builder	$—	$—	$1.003224	$0.837937

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Federated Kaufmann Subaccount	Federated High Income Bond Subaccount	Fidelity VIP Asset ManagerSM Subaccount	Fidelity VIP Asset Manager: Growth® Subaccount
Accumulation units outstanding: Service
M&E—1.05%—First Union	—	—	—	—

M&E—1.15%—The One	—	—	—	—

M&E—1.15%—Immediate Income Builder	—	—	—	—

M&E—1.25%—First Union	—	—	—	—

M&E—1.25%—RIB	—	—	—	—

M&E—1.25%—RIB II	—	—	—	—

M&E—1.30%—First Union	—	—	—	—

M&E—1.35%—The One	—	—	—	—

M&E—1.35%—Immediate Income Builder	—	—	—	—

M&E—1.40%—First Union	—	—	—	—

M&E—1.40%—RIB	—	—	—	—

M&E—1.40%—RIB II	—	—	—	—

M&E—1.50%—First Union	—	—	—	—

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—1.90%—The One	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

M&E—2.10%—The One	—	—	—	—

M&E—2.40%—Immediate Income Builder	—	—	—	—

M&E—2.50%—The One	—	—	—	—

M&E—2.60%—Immediate Income Builder	—	—	—	—

M&E—2.70%—The One	—	—	—	—

M&E—3.65%—Immediate Income Builder	—	—	—	—

M&E—3.85%—Immediate Income Builder	—	—	—	—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Federated Kaufmann Subaccount	Federated High Income Bond Subaccount	Fidelity VIP Asset ManagerSM Subaccount	Fidelity VIP Asset Manager: Growth® Subaccount
Accumulation unit value: Service
M&E—1.05%—First Union	$—	$—	$—	$—

M&E—1.15%—The One	$—	$—	$—	$—

M&E—1.15%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.25%—First Union	$—	$—	$—	$—

M&E—1.25%—RIB	$—	$—	$—	$—

M&E—1.25%—RIB II	$—	$—	$—	$—

M&E—1.30%—First Union	$—	$—	$—	$—

M&E—1.35%—The One	$—	$—	$—	$—

M&E—1.35%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.40%—First Union	$—	$—	$—	$—

M&E—1.40%—RIB	$—	$—	$—	$—

M&E—1.40%—RIB II	$—	$—	$—	$—

M&E—1.50%—First Union	$—	$—	$—	$—

M&E—1.75%—First Union	$—	$—	$—	$—

M&E—1.80%—First Union	$—	$—	$—	$—

M&E—1.90%—First Union	$—	$—	$—	$—

M&E—1.90%—The One	$—	$—	$—	$—

M&E—2.00%—First Union	$—	$—	$—	$—

M&E—2.10%—The One	$—	$—	$—	$—

M&E—2.40%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.50%—The One	$—	$—	$—	$—

M&E—2.60%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.70%—The One	$—	$—	$—	$—

M&E—3.65%—Immediate Income Builder	$—	$—	$—	$—

M&E—3.85%—Immediate Income Builder	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Federated Kaufmann Subaccount	Federated High Income Bond Subaccount	Fidelity VIP Asset ManagerSM Subaccount	Fidelity VIP Asset Manager: Growth® Subaccount
Accumulation units outstanding: Service Class II
M&E—1.05%—First Union	—	—	—	—

M&E—1.25%—First Union	—	—	—	—

M&E—1.25%—RIB II	—	—	—	—

M&E—1.30%—First Union	—	—	—	—

M&E—1.40%—First Union	—	—	—	—

M&E—1.40%—RIB II	—	—	—	—

M&E—1.50%—First Union	—	—	—	—

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

Accumulation unit value: Service Class II
M&E—1.05%—First Union	$—	$—	$—	$—

M&E—1.25%—First Union	$—	$—	$—	$—

M&E—1.25%—RIB II	$—	$—	$—	$—

M&E—1.30%—First Union	$—	$—	$—	$—

M&E—1.40%—First Union	$—	$—	$—	$—

M&E—1.40%—RIB II	$—	$—	$—	$—

M&E—1.50%—First Union	$—	$—	$—	$—

M&E—1.75%—First Union	$—	$—	$—	$—

M&E—1.80%—First Union	$—	$—	$—	$—

M&E—1.90%—First Union	$—	$—	$—	$—

M&E—2.00%—First Union	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Fidelity VIP Balanced Subaccount	Fidelity VIP Contrafund® Subaccount	Fidelity VIP Equity- Income Subaccount	Fidelity VIP Growth Subaccount
Assets
Investment in securities:
Number of shares—Initial	200,829.709	296,717.807	238,538.616	123,177.552

Cost	$2,839,925	$7,970,103	$5,303,219	$3,948,284

Number of shares—Service	—	—	—	—

Cost	$—	$—	$—	$—

Number of shares—Service Class II	31,530.635	47,982.773	227,391.135	31,808.945

Cost	$450,951	$1,160,834	$4,774,204	$1,001,228

Investments in mutual funds, Level 1 quoted prices at net asset value	$3,654,747	$9,092,771	$9,217,874	$6,504,141
Receivable for units sold	9	—	13	4

Total assets	3,654,756	9,092,771	9,217,887	6,504,145

Liabilities
Payable for units redeemed	—	1	—	—

Total net assets	$3,654,756	$9,092,770	$9,217,887	$6,504,145

Net Assets:
Deferred annuity contracts terminable by owners	$3,654,756	$9,092,770	$9,217,887	$6,504,145

Total net assets	$3,654,756	$9,092,770	$9,217,887	$6,504,145

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Fidelity VIP Balanced Subaccount	Fidelity VIP Contrafund® Subaccount	Fidelity VIP Equity- Income Subaccount	Fidelity VIP Growth Subaccount
Accumulation units outstanding: Initial
M&E—1.05%—First Union	—	—	—	—

M&E—1.15%—The One	—	—	—	—

M&E—1.15%—Immediate Income Builder	6,171	16,943	—	15,691

M&E—1.25%—First Union	—	—	—	—

M&E—1.25%—RIB	731,001	1,005,529	867,069	1,102,536

M&E—1.25%—RIB II	—	—	—	—

M&E—1.30%—First Union	—	—	—	—

M&E—1.35%—The One	—	—	—	—

M&E—1.35%—Immediate Income Builder	—	—	—	—

M&E—1.40%—First Union	—	—	—	—

M&E—1.40%—RIB	913,447	1,697,403	1,425,984	1,597,447

M&E—1.40%—RIB II	—	—	—	—

M&E—1.50%—First Union	—	—	—	—

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—1.90%—The One	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

M&E—2.10%—The One	—	—	—	—

M&E—2.40%—Immediate Income Builder	15,082	32,177	85,352	66,540

M&E—2.50%—First Union	—	—	—	—

M&E—2.50%—The One	—	—	—	—

M&E—2.60%—Immediate Income Builder	4,030	—	8,687	12,144

M&E—2.70%—The One	—	—	—	—

M&E—3.65%—Immediate Income Builder	—	—	—	—

M&E—3.85%—Immediate Income Builder	—	—	—	—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Fidelity VIP Balanced Subaccount	Fidelity VIP Contrafund® Subaccount	Fidelity VIP Equity- Income Subaccount	Fidelity VIP Growth Subaccount
Accumulation unit value: Initial
M&E—1.05%—First Union	$—	$—	$—	$—

M&E—1.15%—The One	$—	$—	$—	$—

M&E—1.15%—Immediate Income Builder	$1.436287	$1.770132	$1.377858	$1.069769

M&E—1.25%—First Union	$—	$—	$—	$—

M&E—1.25%—RIB	$1.929528	$2.916804	$2.054671	$1.914530

M&E—1.25%—RIB II	$—	$—	$—	$—

M&E—1.30%—First Union	$—	$—	$—	$—

M&E—1.35%—The One	$—	$—	$—	$—

M&E—1.35%—Immediate Income Builder	$1.398141	$1.723168	$1.341310	$1.041402

M&E—1.40%—First Union	$—	$—	$—	$—

M&E—1.40%—RIB	$1.885255	$2.848532	$2.006526	$1.869660

M&E—1.40%—RIB II	$—	$—	$—	$—

M&E—1.50%—First Union	$—	$—	$—	$—

M&E—1.75%—First Union	$—	$—	$—	$—

M&E—1.80%—First Union	$—	$—	$—	$—

M&E—1.90%—First Union	$—	$—	$—	$—

M&E—1.90%—The One	$—	$—	$—	$—

M&E—2.00%—First Union	$—	$—	$—	$—

M&E—2.10%—The One	$—	$—	$—	$—

M&E—2.40%—Immediate Income Builder	$1.244390	$1.466384	$1.211251	$0.833325

M&E—2.50%—First Union	$—	$—	$—	$—

M&E—2.50%—The One	$—	$—	$—	$—

M&E—2.60%—Immediate Income Builder	$1.212835	$1.429166	$1.180474	$0.812197

M&E—2.70%—The One	$—	$—	$—	$—

M&E—3.65%—Immediate Income Builder	$1.060582	$1.249781	$1.032304	$0.710219

M&E—3.85%—Immediate Income Builder	$1.033960	$1.218386	$1.006373	$0.692392

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Fidelity VIP Balanced Subaccount	Fidelity VIP Contrafund® Subaccount	Fidelity VIP Equity- Income Subaccount	Fidelity VIP Growth Subaccount
Accumulation units outstanding: Service
M&E—1.05%—First Union	—	—	—	—

M&E—1.15%—The One	—	—	—	—

M&E—1.15%—Immediate Income Builder	—	—	—	—

M&E—1.25%—First Union	—	—	—	—

M&E—1.25%—RIB	—	—	—	—

M&E—1.25%—RIB II	—	—	—	—

M&E—1.30%—First Union	—	—	—	—

M&E—1.35%—The One	—	—	—	—

M&E—1.35%—Immediate Income Builder	—	—	—	—

M&E—1.40%—First Union	—	—	—	—

M&E—1.40%—RIB	—	—	—	—

M&E—1.40%—RIB II	—	—	—	—

M&E—1.50%—First Union	—	—	—	—

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—1.90%—The One	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

M&E—2.10%—The One	—	—	—	—

M&E—2.40%—Immediate Income Builder	—	—	—	—

M&E—2.50%—The One	—	—	—	—

M&E—2.60%—Immediate Income Builder	—	—	—	—

M&E—2.70%—The One	—	—	—	—

M&E—3.65%—Immediate Income Builder	—	—	—	—

M&E—3.85%—Immediate Income Builder	—	—	—	—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Fidelity VIP Balanced Subaccount	Fidelity VIP Contrafund® Subaccount	Fidelity VIP Equity- Income Subaccount	Fidelity VIP Growth Subaccount
Accumulation unit value: Service
M&E—1.05%—First Union	$—	$—	$—	$—

M&E—1.15%—The One	$—	$—	$—	$—

M&E—1.15%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.25%—First Union	$—	$—	$—	$—

M&E—1.25%—RIB	$—	$—	$—	$—

M&E—1.25%—RIB II	$—	$—	$—	$—

M&E—1.30%—First Union	$—	$—	$—	$—

M&E—1.35%—The One	$—	$—	$—	$—

M&E—1.35%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.40%—First Union	$—	$—	$—	$—

M&E—1.40%—RIB	$—	$—	$—	$—

M&E—1.40%—RIB II	$—	$—	$—	$—

M&E—1.50%—First Union	$—	$—	$—	$—

M&E—1.75%—First Union	$—	$—	$—	$—

M&E—1.80%—First Union	$—	$—	$—	$—

M&E—1.90%—First Union	$—	$—	$—	$—

M&E—1.90%—The One	$—	$—	$—	$—

M&E—2.00%—First Union	$—	$—	$—	$—

M&E—2.10%—The One	$—	$—	$—	$—

M&E—2.40%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.50%—The One	$—	$—	$—	$—

M&E—2.60%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.70%—The One	$—	$—	$—	$—

M&E—3.65%—Immediate Income Builder	$—	$—	$—	$—

M&E—3.85%—Immediate Income Builder	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Fidelity VIP Balanced Subaccount	Fidelity VIP Contrafund® Subaccount	Fidelity VIP Equity- Income Subaccount	Fidelity VIP Growth Subaccount
Accumulation units outstanding: Service Class II
M&E—1.05%—First Union	—	—	—	24,242

M&E—1.25%—First Union	—	—	409,395	449,797

M&E—1.25%—RIB II	148,270	436,432	409,308	99,131

M&E—1.30%—First Union	—	—	90,934	41,669

M&E—1.40%—First Union	—	—	831,404	389,188

M&E—1.40%—RIB II	210,240	430,804	600,216	288,125

M&E—1.50%—First Union	—	—	966,546	234,513

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

Accumulation unit value: Service Class II
M&E—1.05%—First Union	$—	$—	$1.647288	$1.594347

M&E—1.25%—First Union	$—	$—	$1.369026	$0.775841

M&E—1.25%—RIB II	$1.380885	$1.451953	$1.369026	$0.775841

M&E—1.30%—First Union	$—	$—	$1.608374	$1.556603

M&E—1.40%—First Union	$—	$—	$1.343597	$0.761368

M&E—1.40%—RIB II	$1.355235	$1.424962	$1.343597	$0.761368

M&E—1.50%—First Union	$—	$—	$1.314820	$1.191608

M&E—1.75%—First Union	$—	$—	$1.280721	$1.160701

M&E—1.80%—First Union	$—	$—	$—	$—

M&E—1.90%—First Union	$—	$—	$1.260725	$1.142552

M&E—2.00%—First Union	$—	$—	$1.247607	$1.130653

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Fidelity VIP Growth & Income Subaccount	Fidelity VIP Growth Opportunities Subaccount	Fidelity VIP High Income Subaccount	Fidelity VIP Investment Grade Bond Subaccount
Assets
Investment in securities:
Number of shares—Initial	242,898.654	87,030.268	349,487.248	852,405.257

Cost	$3,333,347	$1,279,099	$1,913,878	$10,664,593

Number of shares—Service	—	59,872.531	228,631.356	—

Cost	$—	$918,616	$1,131,193	$—

Number of shares—Service Class II	28,542.086	3,567.321	111,690.213	179,352.881

Cost	$388,286	$74,074	$615,113	$2,221,973

Investments in mutual funds, Level 1 quoted prices at net asset value	$3,953,470	$3,277,140	$3,984,177	$13,426,336
Receivable for units sold	4	—	—	—

Total assets	3,953,474	3,277,140	3,984,177	13,426,336

Liabilities
Payable for units redeemed	—	2	22	15

Total net assets	$3,953,474	$3,277,138	$3,984,155	$13,426,321

Net Assets:
Deferred annuity contracts terminable by owners	$3,953,474	$3,277,138	$3,984,155	$13,426,321

Total net assets	$3,953,474	$3,277,138	$3,984,155	$13,426,321

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Fidelity VIP Growth & Income Subaccount	Fidelity VIP Growth Opportunities Subaccount	Fidelity VIP High Income Subaccount	Fidelity VIP Investment Grade Bond Subaccount
Accumulation units outstanding: Initial
M&E—1.05%—First Union	—	—	—	—

M&E—1.15%—The One	—	—	—	—

M&E—1.15%—Immediate Income Builder	37,063	—	—	—

M&E—1.25%—First Union	—	—	—	574,376

M&E—1.25%—RIB	763,173	426,160	562,281	881,144

M&E—1.25%—RIB II	—	—	—	—

M&E—1.30%—First Union	—	—	—	—

M&E—1.35%—The One	—	—	—	—

M&E—1.35%—Immediate Income Builder	—	—	—	—

M&E—1.40%—First Union	—	—	—	1,171,669

M&E—1.40%—RIB	985,245	914,378	651,604	1,476,626

M&E—1.40%—RIB II	—	—	—	—

M&E—1.50%—First Union	—	—	—	1,531,269

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—1.90%—The One	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

M&E—2.10%—The One	—	—	—	—

M&E—2.40%—Immediate Income Builder	118,325	—	—	16,285

M&E—2.50%—First Union	—	—	—	—

M&E—2.50%—The One	—	—	—	—

M&E—2.60%—Immediate Income Builder	1,995	—	—	3,213

M&E—2.70%—The One	—	—	—	—

M&E—3.65%—Immediate Income Builder	—	—	—	—

M&E—3.85%—Immediate Income Builder	—	—	—	—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Fidelity VIP Growth & Income Subaccount	Fidelity VIP Growth Opportunities Subaccount	Fidelity VIP High Income Subaccount	Fidelity VIP Investment Grade Bond Subaccount
Accumulation unit value: Initial
M&E—1.05%—First Union	$—	$—	$—	$—

M&E—1.15%—The One	$—	$—	$—	$—

M&E—1.15%—Immediate Income Builder	$1.217727	$0.949150	$1.459792	$1.914480

M&E—1.25%—First Union	$—	$—	$—	$2.158885

M&E—1.25%—RIB	$1.956121	$1.437785	$1.694023	$2.158885

M&E—1.25%—RIB II	$—	$—	$—	$—

M&E—1.30%—First Union	$—	$—	$—	$—

M&E—1.35%—The One	$—	$—	$—	$—

M&E—1.35%—Immediate Income Builder	$1.185419	$0.923952	$1.420996	$1.863705

M&E—1.40%—First Union	$—	$—	$—	$2.108320

M&E—1.40%—RIB	$1.911225	$1.404813	$1.654354	$2.108320

M&E—1.40%—RIB II	$—	$—	$—	$—

M&E—1.50%—First Union	$—	$—	$—	$1.551036

M&E—1.75%—First Union	$—	$—	$—	$1.510837

M&E—1.80%—First Union	$—	$—	$—	$—

M&E—1.90%—First Union	$—	$—	$—	$1.487289

M&E—1.90%—The One	$—	$—	$—	$—

M&E—2.00%—First Union	$—	$—	$—	$1.471757

M&E—2.10%—The One	$—	$—	$—	$—

M&E—2.40%—Immediate Income Builder	$1.021639	$0.819633	$1.286919	$1.627303

M&E—2.50%—First Union	$—	$—	$—	$—

M&E—2.50%—The One	$—	$—	$—	$—

M&E—2.60%—Immediate Income Builder	$0.995705	$0.798829	$1.254246	$1.586030

M&E—2.70%—The One	$—	$—	$—	$—

M&E—3.65%—Immediate Income Builder	$0.870675	$0.698524	$1.096817	$1.386989

M&E—3.85%—Immediate Income Builder	$0.848819	$0.681014	$1.069343	$1.352196

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Fidelity VIP Growth & Income Subaccount	Fidelity VIP Growth Opportunities Subaccount	Fidelity VIP High Income Subaccount	Fidelity VIP Investment Grade Bond Subaccount
Accumulation units outstanding: Service
M&E—1.05%—First Union	—	—	—	—

M&E—1.15%—The One	—	—	—	—

M&E—1.15%—Immediate Income Builder	—	—	—	—

M&E—1.25%—First Union	—	87,757	227,804	—

M&E—1.25%—RIB	—	—	—	—

M&E—1.25%—RIB II	—	—	—	—

M&E—1.30%—First Union	—	—	—	—

M&E—1.35%—The One	—	—	—	—

M&E—1.35%—Immediate Income Builder	—	—	—	—

M&E—1.40%—First Union	—	547,460	278,872	—

M&E—1.40%—RIB	—	—	—	—

M&E—1.40%—RIB II	—	—	—	—

M&E—1.50%—First Union	—	306,492	236,418	—

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—1.90%—The One	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

M&E—2.10%—The One	—	—	—	—

M&E—2.40%—Immediate Income Builder	—	—	—	—

M&E—2.50%—The One	—	—	—	—

M&E—2.60%—Immediate Income Builder	—	—	—	—

M&E—2.70%—The One	—	—	—	—

M&E—3.65%—Immediate Income Builder	—	—	—	—

M&E—3.85%—Immediate Income Builder	—	—	—	—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Fidelity VIP Growth & Income Subaccount	Fidelity VIP Growth Opportunities Subaccount	Fidelity VIP High Income Subaccount	Fidelity VIP Investment Grade Bond Subaccount
Accumulation unit value: Service
M&E—1.05%—First Union	$—	$—	$—	$—

M&E—1.15%—The One	$—	$—	$—	$—

M&E—1.15%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.25%—First Union	$—	$1.421399	$1.669977	$—

M&E—1.25%—RIB	$—	$—	$—	$—

M&E—1.25%—RIB II	$—	$—	$—	$—

M&E—1.30%—First Union	$—	$—	$—	$—

M&E—1.35%—The One	$—	$—	$—	$—

M&E—1.35%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.40%—First Union	$—	$1.388795	$1.630880	$—

M&E—1.40%—RIB	$—	$—	$—	$—

M&E—1.40%—RIB II	$—	$—	$—	$—

M&E—1.50%—First Union	$—	$1.363096	$2.056756	$—

M&E—1.75%—First Union	$—	$1.327741	$2.003490	$—

M&E—1.80%—First Union	$—	$—	$—	$—

M&E—1.90%—First Union	$—	$1.307022	$1.972262	$—

M&E—1.90%—The One	$—	$—	$—	$—

M&E—2.00%—First Union	$—	$1.293327	$1.951675	$—

M&E—2.10%—The One	$—	$—	$—	$—

M&E—2.40%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.50%—The One	$—	$—	$—	$—

M&E—2.60%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.70%—The One	$—	$—	$—	$—

M&E—3.65%—Immediate Income Builder	$—	$—	$—	$—

M&E—3.85%—Immediate Income Builder	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Fidelity VIP Growth & Income Subaccount	Fidelity VIP Growth Opportunities Subaccount	Fidelity VIP High Income Subaccount	Fidelity VIP Investment Grade Bond Subaccount
Accumulation units outstanding: Service Class II
M&E—1.05%—First Union	—	33,201	29,027	58,216

M&E—1.25%—First Union	—	7,997	18,193	10,699

M&E—1.25%—RIB II	163,184	—	49,328	342,522

M&E—1.30%—First Union	—	2,551	58,484	110,516

M&E—1.40%—First Union	—	—	—	—

M&E—1.40%—RIB II	198,595	—	167,435	583,673

M&E—1.50%—First Union	—	4,052	68,409	274,438

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

Accumulation unit value: Service Class II
M&E—1.05%—First Union	$—	$1.625014	$1.880796	$1.438210

M&E—1.25%—First Union	$—	$1.594177	$1.845173	$1.410945

M&E—1.25%—RIB II	$1.143846	$—	$1.466632	$1.815501

M&E—1.30%—First Union	$—	$1.586660	$1.836417	$1.404212

M&E—1.40%—First Union	$—	$—	$—	$—

M&E—1.40%—RIB II	$1.122524	$—	$1.439368	$1.781774

M&E—1.50%—First Union	$—	$1.556639	$1.801727	$1.377664

M&E—1.75%—First Union	$—	$—	$—	$—

M&E—1.80%—First Union	$—	$—	$—	$—

M&E—1.90%—First Union	$—	$—	$—	$—

M&E—2.00%—First Union	$—	$1.484296	$1.718034	$1.313701

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Fidelity VIP Index 500 Subaccount	Fidelity VIP Mid Cap Subaccount	Fidelity VIP Money Market Subaccount	Fidelity VIP Overseas Subaccount
Assets
Investment in securities:
Number of shares—Initial	118,099.581	167,975.838	2,307,874.214	107,388.578

Cost	$14,800,773	$4,911,295	$2,307,874	$2,006,710

Number of shares—Service	—	—	—	—

Cost	$—	$—	$—	$—

Number of shares—Service Class II	2,447.519	77,155.613	—	—

Cost	$289,845	$2,212,473	$—	$—

Investments in mutual funds, Level 1 quoted prices at net asset value	$17,466,577	$7,444,787	$2,307,874	$1,727,882
Receivable for units sold	51	—	—	—

Total assets	17,466,628	7,444,787	2,307,874	1,727,882

Liabilities
Payable for units redeemed	—	5	4	10

Total net assets	$17,466,628	$7,444,782	$2,307,870	$1,727,872

Net Assets:
Deferred annuity contracts terminable by owners	$17,466,628	$7,444,782	$2,307,870	$1,727,872

Total net assets	$17,466,628	$7,444,782	$2,307,870	$1,727,872

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Fidelity VIP Index 500 Subaccount	Fidelity VIP Mid Cap Subaccount	Fidelity VIP Money Market Subaccount	Fidelity VIP Overseas Subaccount
Accumulation units outstanding: Initial
M&E—1.05%—First Union	—	—	—	—

M&E—1.15%—The One	—	—	—	—

M&E—1.15%—Immediate Income Builder	11,362	28,738	—	—

M&E—1.25%—First Union	718,825	—	—	—

M&E—1.25%—RIB	2,379,414	459,357	769,667	437,430

M&E—1.25%—RIB II	—	—	—	—

M&E—1.30%—First Union	—	—	—	—

M&E—1.35%—The One	—	—	—	—

M&E—1.35%—Immediate Income Builder	—	—	—	—

M&E—1.40%—First Union	1,946,332	—	—	—

M&E—1.40%—RIB	2,709,429	741,603	1,016,683	612,750

M&E—1.40%—RIB II	—	—	—	—

M&E—1.50%—First Union	926,520	—	—	—

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—1.90%—The One	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

M&E—2.10%—The One	—	—	—	—

M&E—2.40%—Immediate Income Builder	25,939	69,738	—	36,345

M&E—2.50%—First Union	—	—	—	—

M&E—2.50%—The One	—	—	—	—

M&E—2.60%—Immediate Income Builder	2,093	10,390	—	2,761

M&E—2.70%—The One	—	—	—	—

M&E—3.65%—Immediate Income Builder	—	—	—	—

M&E—3.85%—Immediate Income Builder	—	—	—	—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Fidelity VIP Index 500 Subaccount	Fidelity VIP Mid Cap Subaccount	Fidelity VIP Money Market Subaccount	Fidelity VIP Overseas Subaccount
Accumulation unit value: Initial
M&E—1.05%—First Union	$—	$—	$—	$—

M&E—1.15%—The One	$—	$—	$—	$—

M&E—1.15%—Immediate Income Builder	$1.187162	$4.160540	$1.205271	$1.309837

M&E—1.25%—First Union	$2.066514	$—	$—	$—

M&E—1.25%—RIB	$2.066514	$4.014325	$1.309406	$1.631983

M&E—1.25%—RIB II	$—	$—	$—	$—

M&E—1.30%—First Union	$—	$—	$—	$—

M&E—1.35%—The One	$—	$—	$—	$—

M&E—1.35%—Immediate Income Builder	$1.155710	$4.050201	$1.173273	$1.275068

M&E—1.40%—First Union	$2.018141	$—	$—	$—

M&E—1.40%—RIB	$2.018141	$3.933883	$1.278730	$1.593701

M&E—1.40%—RIB II	$—	$—	$—	$—

M&E—1.50%—First Union	$1.377026	$—	$—	$—

M&E—1.75%—First Union	$1.341373	$—	$—	$—

M&E—1.80%—First Union	$—	$—	$—	$—

M&E—1.90%—First Union	$1.320395	$—	$—	$—

M&E—1.90%—The One	$—	$—	$—	$—

M&E—2.00%—First Union	$1.306656	$—	$—	$—

M&E—2.10%—The One	$—	$—	$—	$—

M&E—2.40%—Immediate Income Builder	$0.971259	$3.139152	$1.007879	$0.959435

M&E—2.50%—First Union	$—	$—	$—	$—

M&E—2.50%—The One	$—	$—	$—	$—

M&E—2.60%—Immediate Income Builder	$0.946624	$3.059593	$0.982321	$0.935084

M&E—2.70%—The One	$—	$—	$—	$—

M&E—3.65%—Immediate Income Builder	$0.827745	$2.675523	$0.859004	$0.817664

M&E—3.85%—Immediate Income Builder	$0.806991	$2.608476	$0.837498	$0.797171

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Fidelity VIP Index 500 Subaccount	Fidelity VIP Mid Cap Subaccount	Fidelity VIP Money Market Subaccount	Fidelity VIP Overseas Subaccount
Accumulation units outstanding: Service
M&E—1.05%—First Union	—	—	—	—

M&E—1.15%—The One	—	—	—	—

M&E—1.15%—Immediate Income Builder	—	—	—	—

M&E—1.25%—First Union	—	—	—	—

M&E—1.25%—RIB	—	—	—	—

M&E—1.25%—RIB II	—	—	—	—

M&E—1.30%—First Union	—	—	—	—

M&E—1.35%—The One	—	—	—	—

M&E—1.35%—Immediate Income Builder	—	—	—	—

M&E—1.40%—First Union	—	—	—	—

M&E—1.40%—RIB	—	—	—	—

M&E—1.40%—RIB II	—	—	—	—

M&E—1.50%—First Union	—	—	—	—

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—1.90%—The One	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

M&E—2.10%—The One	—	—	—	—

M&E—2.40%—Immediate Income Builder	—	—	—	—

M&E—2.50%—The One	—	—	—	—

M&E—2.60%—Immediate Income Builder	—	—	—	—

M&E—2.70%—The One	—	—	—	—

M&E—3.65%—Immediate Income Builder	—	—	—	—

M&E—3.85%—Immediate Income Builder	—	—	—	—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Fidelity VIP Index 500 Subaccount	Fidelity VIP Mid Cap Subaccount	Fidelity VIP Money Market Subaccount	Fidelity VIP Overseas Subaccount
Accumulation unit value: Service
M&E—1.05%—First Union	$—	$—	$—	$—

M&E—1.15%—The One	$—	$—	$—	$—

M&E—1.15%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.25%—First Union	$—	$—	$—	$—

M&E—1.25%—RIB	$—	$—	$—	$—

M&E—1.25%—RIB II	$—	$—	$—	$—

M&E—1.30%—First Union	$—	$—	$—	$—

M&E—1.35%—The One	$—	$—	$—	$—

M&E—1.35%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.40%—First Union	$—	$—	$—	$—

M&E—1.40%—RIB	$—	$—	$—	$—

M&E—1.40%—RIB II	$—	$—	$—	$—

M&E—1.50%—First Union	$—	$—	$—	$—

M&E—1.75%—First Union	$—	$—	$—	$—

M&E—1.80%—First Union	$—	$—	$—	$—

M&E—1.90%—First Union	$—	$—	$—	$—

M&E—1.90%—The One	$—	$—	$—	$—

M&E—2.00%—First Union	$—	$—	$—	$—

M&E—2.10%—The One	$—	$—	$—	$—

M&E—2.40%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.50%—The One	$—	$—	$—	$—

M&E—2.60%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.70%—The One	$—	$—	$—	$—

M&E—3.65%—Immediate Income Builder	$—	$—	$—	$—

M&E—3.85%—Immediate Income Builder	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Fidelity VIP Index 500 Subaccount	Fidelity VIP Mid Cap Subaccount	Fidelity VIP Money Market Subaccount	Fidelity VIP Overseas Subaccount
Accumulation units outstanding: Service Class II
M&E—1.05%—First Union	11,638	—	—	—

M&E—1.25%—First Union	8,554	—	—	—

M&E—1.25%—RIB II	—	421,860	—	—

M&E—1.30%—First Union	69,163	—	—	—

M&E—1.40%—First Union	—	—	—	—

M&E—1.40%—RIB II	—	536,875	—	—

M&E—1.50%—First Union	129,607	—	—	—

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

Accumulation unit value: Service Class II
M&E—1.05%—First Union	$1.660719	$—	$—	$—

M&E—1.25%—First Union	$1.629241	$—	$—	$—

M&E—1.25%—RIB II	$—	$2.438057	$—	$—

M&E—1.30%—First Union	$1.621454	$—	$—	$—

M&E—1.40%—First Union	$—	$—	$—	$—

M&E—1.40%—RIB II	$—	$2.392732	$—	$—

M&E—1.50%—First Union	$1.590784	$—	$—	$—

M&E—1.75%—First Union	$—	$—	$—	$—

M&E—1.80%—First Union	$—	$—	$—	$—

M&E—1.90%—First Union	$—	$—	$—	$—

M&E—2.00%—First Union	$1.516921	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Franklin Small-Midcap Growth Securities - C2 Subaccount	Franklin Small Cap Value Securities - C2 Subaccount	Mutual Shares Securities - C2 Subaccount	Templeton Developing Markets Securities - C2 Subaccount
Assets
Investment in securities:
Number of shares—Initial	—	—	—	—

Cost	$—	$—	$—	$—

Number of shares—Service	186,989.776	51,663.301	94,544.500	133,067.928

Cost	$3,778,061	$707,334	$1,450,820	$1,239,209

Number of shares—Service Class II	—	—	—	—

Cost	$—	$—	$—	$—

Investments in mutual funds, Level 1 quoted prices at net asset value	$3,934,265	$941,822	$1,628,056	$1,397,213
Receivable for units sold	11	4	—	—

Total assets	3,934,276	941,826	1,628,056	1,397,213

Liabilities
Payable for units redeemed	—	—	8	7

Total net assets	$3,934,276	$941,826	$1,628,048	$1,397,206

Net Assets:
Deferred annuity contracts terminable by owners	$3,934,276	$941,826	$1,628,048	$1,397,206

Total net assets	$3,934,276	$941,826	$1,628,048	$1,397,206

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Franklin Small-Midcap Growth Securities - C2 Subaccount	Franklin Small Cap Value Securities - C2 Subaccount	Mutual Shares Securities - C2 Subaccount	Templeton Developing Markets Securities - C2 Subaccount
Accumulation units outstanding: Initial
M&E—1.05%—First Union	—	—	—	—

M&E—1.15%—The One	—	—	—	—

M&E—1.15%—Immediate Income Builder	—	—	—	—

M&E—1.25%—First Union	—	—	—	—

M&E—1.25%—RIB	—	—	—	—

M&E—1.25%—RIB II	—	—	—	—

M&E—1.30%—First Union	—	—	—	—

M&E—1.35%—The One	—	—	—	—

M&E—1.35%—Immediate Income Builder	—	—	—	—

M&E—1.40%—First Union	—	—	—	—

M&E—1.40%—RIB	—	—	—	—

M&E—1.40%—RIB II	—	—	—	—

M&E—1.50%—First Union	—	—	—	—

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—1.90%—The One	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

M&E—2.10%—The One	—	—	—	—

M&E—2.40%—Immediate Income Builder	—	—	—	—

M&E—2.50%—First Union	—	—	—	—

M&E—2.50%—The One	—	—	—	—

M&E—2.60%—Immediate Income Builder	—	—	—	—

M&E—2.70%—The One	—	—	—	—

M&E—3.65%—Immediate Income Builder	—	—	—	—

M&E—3.85%—Immediate Income Builder	—	—	—	—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Franklin Small-Midcap Growth Securities - C2 Subaccount	Franklin Small Cap Value Securities - C2 Subaccount	Mutual Shares Securities - C2 Subaccount	Templeton Developing Markets Securities - C2 Subaccount
Accumulation unit value: Initial
M&E—1.05%—First Union	$—	$—	$—	$—

M&E—1.15%—The One	$—	$—	$—	$—

M&E—1.15%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.25%—First Union	$—	$—	$—	$—

M&E—1.25%—RIB	$—	$—	$—	$—

M&E—1.25%—RIB II	$—	$—	$—	$—

M&E—1.30%—First Union	$—	$—	$—	$—

M&E—1.35%—The One	$—	$—	$—	$—

M&E—1.35%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.40%—First Union	$—	$—	$—	$—

M&E—1.40%—RIB	$—	$—	$—	$—

M&E—1.40%—RIB II	$—	$—	$—	$—

M&E—1.50%—First Union	$—	$—	$—	$—

M&E—1.75%—First Union	$—	$—	$—	$—

M&E—1.80%—First Union	$—	$—	$—	$—

M&E—1.90%—First Union	$—	$—	$—	$—

M&E—1.90%—The One	$—	$—	$—	$—

M&E—2.00%—First Union	$—	$—	$—	$—

M&E—2.10%—The One	$—	$—	$—	$—

M&E—2.40%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.50%—First Union	$—	$—	$—	$—

M&E—2.50%—The One	$—	$—	$—	$—

M&E—2.60%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.70%—The One	$—	$—	$—	$—

M&E—3.65%—Immediate Income Builder	$—	$—	$—	$—

M&E—3.85%—Immediate Income Builder	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Franklin Small-Midcap Growth Securities - C2 Subaccount	Franklin Small Cap Value Securities - C2 Subaccount	Mutual Shares Securities - C2 Subaccount	Templeton Developing Markets Securities - C2 Subaccount
Accumulation units outstanding: Service
M&E—1.05%—First Union	3,791	6,859	21,885	20,669

M&E—1.15%—The One	—	—	—	—

M&E—1.15%—Immediate Income Builder	—	—	—	—

M&E—1.25%—First Union	554,461	70,709	97,313	117,800

M&E—1.25%—RIB	—	—	—	—

M&E—1.25%—RIB II	—	—	—	—

M&E—1.30%—First Union	55,482	47,668	124,162	9,196

M&E—1.35%—The One	—	—	—	—

M&E—1.35%—Immediate Income Builder	—	—	—	—

M&E—1.40%—First Union	1,214,732	182,050	283,839	221,775

M&E—1.40%—RIB	—	—	—	—

M&E—1.40%—RIB II	—	—	—	—

M&E—1.50%—First Union	861,294	107,879	486,537	190,887

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—1.90%—The One	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

M&E—2.10%—The One	—	—	—	—

M&E—2.40%—Immediate Income Builder	—	—	—	—

M&E—2.50%—The One	—	—	—	—

M&E—2.60%—Immediate Income Builder	—	—	—	—

M&E—2.70%—The One	—	—	—	—

M&E—3.65%—Immediate Income Builder	—	—	—	—

M&E—3.85%—Immediate Income Builder	—	—	—	—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Franklin Small-Midcap Growth Securities - C2 Subaccount	Franklin Small Cap Value Securities - C2 Subaccount	Mutual Shares Securities - C2 Subaccount	Templeton Developing Markets Securities - C2 Subaccount
Accumulation unit value: Service
M&E—1.05%—First Union	$1.886675	$2.341846	$1.662747	$3.164582

M&E—1.15%—The One	$—	$—	$—	$—

M&E—1.15%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.25%—First Union	$1.495530	$2.297476	$1.631224	$2.322370

M&E—1.25%—RIB	$—	$—	$—	$—

M&E—1.25%—RIB II	$—	$—	$—	$—

M&E—1.30%—First Union	$1.842075	$2.286540	$1.623456	$3.089808

M&E—1.35%—The One	$—	$—	$—	$—

M&E—1.35%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.40%—First Union	$1.465548	$2.264826	$1.607991	$2.279111

M&E—1.40%—RIB	$—	$—	$—	$—

M&E—1.40%—RIB II	$—	$—	$—	$—

M&E—1.50%—First Union	$1.411202	$2.243300	$1.592763	$2.746969

M&E—1.75%—First Union	$1.374612	$2.190494	$1.555299	$2.675747

M&E—1.80%—First Union	$1.756401	$2.180107	$1.547923	$2.946094

M&E—1.90%—First Union	$1.353174	$2.159524	$1.533310	$2.634038

M&E—1.90%—The One	$—	$—	$—	$—

M&E—2.00%—First Union	$1.339057	$2.139101	$1.518797	$2.606558

M&E—2.10%—The One	$—	$—	$—	$—

M&E—2.40%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.50%—The One	$—	$—	$—	$—

M&E—2.60%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.70%—The One	$—	$—	$—	$—

M&E—3.65%—Immediate Income Builder	$—	$—	$—	$—

M&E—3.85%—Immediate Income Builder	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Franklin Small-Midcap Growth Securities - C2 Subaccount	Franklin Small Cap Value Securities - C2 Subaccount	Mutual Shares Securities - C2 Subaccount	Templeton Developing Markets Securities - C2 Subaccount
Accumulation units outstanding: Service Class II
M&E—1.05%—First Union	—	—	—	—

M&E—1.25%—First Union	—	—	—	—

M&E—1.25%—RIB II	—	—	—	—

M&E—1.30%—First Union	—	—	—	—

M&E—1.40%—First Union	—	—	—	—

M&E—1.40%—RIB II	—	—	—	—

M&E—1.50%—First Union	—	—	—	—

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

Accumulation unit value: Service Class II
M&E—1.05%—First Union	$—	$—	$—	$—

M&E—1.25%—First Union	$—	$—	$—	$—

M&E—1.25%—RIB II	$—	$—	$—	$—

M&E—1.30%—First Union	$—	$—	$—	$—

M&E—1.40%—First Union	$—	$—	$—	$—

M&E—1.40%—RIB II	$—	$—	$—	$—

M&E—1.50%—First Union	$—	$—	$—	$—

M&E—1.75%—First Union	$—	$—	$—	$—

M&E—1.80%—First Union	$—	$—	$—	$—

M&E—1.90%—First Union	$—	$—	$—	$—

M&E—2.00%—First Union	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Templeton Foreign Securities - C2 Subaccount	JPMorgan Insurance Trust Core Bond Subaccount	JPMorgan Insurance Trust Equity Index Subaccount	JPMorgan Insurance Trust Intrepid Growth Subaccount
Assets
Investment in securities:
Number of shares—Initial	—	759,216.766	290,752.281	137,175.169

Cost	$—	$8,569,425	$3,043,800	$1,978,050

Number of shares—Service	163,865.705	—	—	—

Cost	$2,235,142	$—	$—	$—

Number of shares—Service Class II	—	—	—	—

Cost	$—	$—	$—	$—

Investments in mutual funds, Level 1 quoted prices at net asset value	$2,354,750	$8,943,574	$3,605,328	$2,414,283
Receivable for units sold	1	—	—	—

Total assets	2,354,751	8,943,574	3,605,328	2,414,283

Liabilities
Payable for units redeemed	—	41	22	16

Total net assets	$2,354,751	$8,943,533	$3,605,306	$2,414,267

Net Assets:
Deferred annuity contracts terminable by owners	$2,354,751	$8,943,533	$3,605,306	$2,414,267

Total net assets	$2,354,751	$8,943,533	$3,605,306	$2,414,267

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Templeton Foreign Securities - C2 Subaccount	JPMorgan Insurance Trust Core Bond Subaccount	JPMorgan Insurance Trust Equity Index Subaccount	JPMorgan Insurance Trust Intrepid Growth Subaccount
Accumulation units outstanding: Initial
M&E—1.05%—First Union	—	—	—	—

M&E—1.15%—The One	—	2,256	5,735	6,541

M&E—1.15%—Immediate Income Builder	—	—	—	—

M&E—1.25%—First Union	—	—	—	—

M&E—1.25%—RIB	—	—	—	—

M&E—1.25%—RIB II	—	—	—	—

M&E—1.30%—First Union	—	—	—	—

M&E—1.35%—The One	—	—	—	—

M&E—1.35%—Immediate Income Builder	—	—	—	—

M&E—1.40%—First Union	—	—	—	—

M&E—1.40%—RIB	—	—	—	—

M&E—1.40%—RIB II	—	—	—	—

M&E—1.50%—First Union	—	—	—	—

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—1.90%—The One	—	2,671,943	1,998,114	1,901,774

M&E—2.00%—First Union	—	—	—	—

M&E—2.10%—The One	—	2,354	2,331	2,341

M&E—2.40%—Immediate Income Builder	—	—	—	—

M&E—2.50%—First Union	—	—	—	—

M&E—2.50%—The One	—	2,898,657	1,613,053	1,177,778

M&E—2.60%—Immediate Income Builder	—	—	—	—

M&E—2.70%—The One	—	6,859	5,633	4,637

M&E—3.65%—Immediate Income Builder	—	—	—	—

M&E—3.85%—Immediate Income Builder	—	—	—	—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Templeton Foreign Securities - C2 Subaccount	JPMorgan Insurance Trust Core Bond Subaccount	JPMorgan Insurance Trust Equity Index Subaccount	JPMorgan Insurance Trust Intrepid Growth Subaccount
Accumulation unit value: Initial
M&E—1.05%—First Union	$—	$—	$—	$—

M&E—1.15%—The One	$—	$1.921548	$1.080687	$0.792973

M&E—1.15%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.25%—First Union	$—	$—	$—	$—

M&E—1.25%—RIB	$—	$—	$—	$—

M&E—1.25%—RIB II	$—	$—	$—	$—

M&E—1.30%—First Union	$—	$—	$—	$—

M&E—1.35%—The One	$—	$1.871069	$1.052244	$0.772090

M&E—1.35%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.40%—First Union	$—	$—	$—	$—

M&E—1.40%—RIB	$—	$—	$—	$—

M&E—1.40%—RIB II	$—	$—	$—	$—

M&E—1.50%—First Union	$—	$—	$—	$—

M&E—1.75%—First Union	$—	$—	$—	$—

M&E—1.80%—First Union	$—	$—	$—	$—

M&E—1.90%—First Union	$—	$—	$—	$—

M&E—1.90%—The One	$—	$1.743579	$0.980576	$0.719444

M&E—2.00%—First Union	$—	$—	$—	$—

M&E—2.10%—The One	$—	$1.699219	$0.955574	$0.701131

M&E—2.40%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.50%—First Union	$—	$—	$—	$—

M&E—2.50%—The One	$—	$1.471918	$1.011750	$0.878973

M&E—2.60%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.70%—The One	$—	$1.438738	$0.988925	$0.859127

M&E—3.65%—Immediate Income Builder	$—	$—	$—	$—

M&E—3.85%—Immediate Income Builder	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Templeton Foreign Securities - C2 Subaccount	JPMorgan Insurance Trust Core Bond Subaccount	JPMorgan Insurance Trust Equity Index Subaccount	JPMorgan Insurance Trust Intrepid Growth Subaccount
Accumulation units outstanding: Service
M&E—1.05%—First Union	4,352	—	—	—

M&E—1.15%—The One	—	—	—	—

M&E—1.15%—Immediate Income Builder	—	—	—	—

M&E—1.25%—First Union	348,318	—	—	—

M&E—1.25%—RIB	—	—	—	—

M&E—1.25%—RIB II	—	—	—	—

M&E—1.30%—First Union	47,781	—	—	—

M&E—1.35%—The One	—	—	—	—

M&E—1.35%—Immediate Income Builder	—	—	—	—

M&E—1.40%—First Union	639,115	—	—	—

M&E—1.40%—RIB	—	—	—	—

M&E—1.40%—RIB II	—	—	—	—

M&E—1.50%—First Union	556,779	—	—	—

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—1.90%—The One	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

M&E—2.10%—The One	—	—	—	—

M&E—2.40%—Immediate Income Builder	—	—	—	—

M&E—2.50%—The One	—	—	—	—

M&E—2.60%—Immediate Income Builder	—	—	—	—

M&E—2.70%—The One	—	—	—	—

M&E—3.65%—Immediate Income Builder	—	—	—	—

M&E—3.85%—Immediate Income Builder	—	—	—	—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Templeton Foreign Securities - C2 Subaccount	JPMorgan Insurance Trust Core Bond Subaccount	JPMorgan Insurance Trust Equity Index Subaccount	JPMorgan Insurance Trust Intrepid Growth Subaccount
Accumulation unit value: Service
M&E—1.05%—First Union	$2.052118	$—	$—	$—

M&E—1.15%—The One	$—	$—	$—	$—

M&E—1.15%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.25%—First Union	$1.434155	$—	$—	$—

M&E—1.25%—RIB	$—	$—	$—	$—

M&E—1.25%—RIB II	$—	$—	$—	$—

M&E—1.30%—First Union	$2.003657	$—	$—	$—

M&E—1.35%—The One	$—	$—	$—	$—

M&E—1.35%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.40%—First Union	$1.405388	$—	$—	$—

M&E—1.40%—RIB	$—	$—	$—	$—

M&E—1.40%—RIB II	$—	$—	$—	$—

M&E—1.50%—First Union	$1.530836	$—	$—	$—

M&E—1.75%—First Union	$1.491138	$—	$—	$—

M&E—1.80%—First Union	$1.910427	$—	$—	$—

M&E—1.90%—First Union	$1.467881	$—	$—	$—

M&E—1.90%—The One	$—	$—	$—	$—

M&E—2.00%—First Union	$1.452557	$—	$—	$—

M&E—2.10%—The One	$—	$—	$—	$—

M&E—2.40%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.50%—The One	$—	$—	$—	$—

M&E—2.60%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.70%—The One	$—	$—	$—	$—

M&E—3.65%—Immediate Income Builder	$—	$—	$—	$—

M&E—3.85%—Immediate Income Builder	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Templeton Foreign Securities - C2 Subaccount	JPMorgan Insurance Trust Core Bond Subaccount	JPMorgan Insurance Trust Equity Index Subaccount	JPMorgan Insurance Trust Intrepid Growth Subaccount
Accumulation units outstanding: Service Class II
M&E—1.05%—First Union	—	—	—	—

M&E—1.25%—First Union	—	—	—	—

M&E—1.25%—RIB II	—	—	—	—

M&E—1.30%—First Union	—	—	—	—

M&E—1.40%—First Union	—	—	—	—

M&E—1.40%—RIB II	—	—	—	—

M&E—1.50%—First Union	—	—	—	—

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

Accumulation unit value: Service Class II
M&E—1.05%—First Union	$—	$—	$—	$—

M&E—1.25%—First Union	$—	$—	$—	$—

M&E—1.25%—RIB II	$—	$—	$—	$—

M&E—1.30%—First Union	$—	$—	$—	$—

M&E—1.40%—First Union	$—	$—	$—	$—

M&E—1.40%—RIB II	$—	$—	$—	$—

M&E—1.50%—First Union	$—	$—	$—	$—

M&E—1.75%—First Union	$—	$—	$—	$—

M&E—1.80%—First Union	$—	$—	$—	$—

M&E—1.90%—First Union	$—	$—	$—	$—

M&E—2.00%—First Union	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	JPMorgan Insurance Trust Intrepid Mid Cap Subaccount	JPMorgan Insurance Trust Mid Cap Growth Subaccount	JPMorgan Insurance Trust Mid Cap Value Subaccount	JPMorgan Insurance Trust U.S. Equity Subaccount
Assets
Investment in securities:
Number of shares—Initial	143,758.837	191,698.003	429,380.157	305,426.658

Cost	$2,096,658	$2,934,611	$2,601,421	$4,484,554

Number of shares—Service	—	—	—	—

Cost	$—	$—	$—	$—

Number of shares—Service Class II	—	—	—	—

Cost	$—	$—	$—	$—

Investments in mutual funds, Level 1 quoted prices at net asset value	$2,527,280	$3,490,821	$3,508,036	$5,387,726
Receivable for units sold	—	—	—	—

Total assets	2,527,280	3,490,821	3,508,036	5,387,726

Liabilities
Payable for units redeemed	3	13	2	15

Total net assets	$2,527,277	$3,490,808	$3,508,034	$5,387,711

Net Assets:
Deferred annuity contracts terminable by owners	$2,527,277	$3,490,808	$3,508,034	$5,387,711

Total net assets	$2,527,277	$3,490,808	$3,508,034	$5,387,711

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	JPMorgan Insurance Trust Intrepid Mid Cap Subaccount	JPMorgan Insurance Trust Mid Cap Growth Subaccount	JPMorgan Insurance Trust Mid Cap Value Subaccount	JPMorgan Insurance Trust U.S. Equity Subaccount
Accumulation units outstanding: Initial
M&E—1.05%—First Union	—	—	—	—

M&E—1.15%—The One	3,348	4,279	2,849	9,066

M&E—1.15%—Immediate Income Builder	—	—	—	—

M&E—1.25%—First Union	—	—	—	—

M&E—1.25%—RIB	—	—	—	—

M&E—1.25%—RIB II	—	—	—	—

M&E—1.30%—First Union	—	—	—	—

M&E—1.35%—The One	—	—	—	—

M&E—1.35%—Immediate Income Builder	—	—	—	—

M&E—1.40%—First Union	—	—	—	—

M&E—1.40%—RIB	—	—	—	—

M&E—1.40%—RIB II	—	—	—	—

M&E—1.50%—First Union	—	—	—	—

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—1.90%—The One	812,134	1,256,740	851,411	2,855,656

M&E—2.00%—First Union	—	—	—	—

M&E—2.10%—The One	1,042	1,477	941	3,100

M&E—2.40%—Immediate Income Builder	—	—	—	—

M&E—2.50%—First Union	—	—	—	—

M&E—2.50%—The One	728,741	1,191,143	931,250	2,169,565

M&E—2.60%—Immediate Income Builder	—	—	—	—

M&E—2.70%—The One	3,492	4,204	3,606	7,822

M&E—3.65%—Immediate Income Builder	—	—	—	—

M&E—3.85%—Immediate Income Builder	—	—	—	—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	JPMorgan Insurance Trust Intrepid Mid Cap Subaccount	JPMorgan Insurance Trust Mid Cap Growth Subaccount	JPMorgan Insurance Trust Mid Cap Value Subaccount	JPMorgan Insurance Trust U.S. Equity Subaccount
Accumulation unit value: Initial
M&E—1.05%—First Union	$—	$—	$—	$—

M&E—1.15%—The One	$2.028300	$1.677964	$2.563120	$1.180516

M&E—1.15%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.25%—First Union	$—	$—	$—	$—

M&E—1.25%—RIB	$—	$—	$—	$—

M&E—1.25%—RIB II	$—	$—	$—	$—

M&E—1.30%—First Union	$—	$—	$—	$—

M&E—1.35%—The One	$1.974961	$1.633839	$2.495684	$1.149459

M&E—1.35%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.40%—First Union	$—	$—	$—	$—

M&E—1.40%—RIB	$—	$—	$—	$—

M&E—1.40%—RIB II	$—	$—	$—	$—

M&E—1.50%—First Union	$—	$—	$—	$—

M&E—1.75%—First Union	$—	$—	$—	$—

M&E—1.80%—First Union	$—	$—	$—	$—

M&E—1.90%—First Union	$—	$—	$—	$—

M&E—1.90%—The One	$1.840352	$1.522471	$2.325681	$1.071169

M&E—2.00%—First Union	$—	$—	$—	$—

M&E—2.10%—The One	$1.793497	$1.483678	$2.266432	$1.043879

M&E—2.40%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.50%—First Union	$—	$—	$—	$—

M&E—2.50%—The One	$1.398617	$1.311931	$1.624443	$1.063233

M&E—2.60%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.70%—The One	$1.367131	$1.282332	$1.587897	$1.039308

M&E—3.65%—Immediate Income Builder	$—	$—	$—	$—

M&E—3.85%—Immediate Income Builder	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	JPMorgan Insurance Trust Intrepid Mid Cap Subaccount	JPMorgan Insurance Trust Mid Cap Growth Subaccount	JPMorgan Insurance Trust Mid Cap Value Subaccount	JPMorgan Insurance Trust U.S. Equity Subaccount
Accumulation units outstanding: Service
M&E—1.05%—First Union	—	—	—	—

M&E—1.15%—The One	—	—	—	—

M&E—1.15%—Immediate Income Builder	—	—	—	—

M&E—1.25%—First Union	—	—	—	—

M&E—1.25%—RIB	—	—	—	—

M&E—1.25%—RIB II	—	—	—	—

M&E—1.30%—First Union	—	—	—	—

M&E—1.35%—The One	—	—	—	—

M&E—1.35%—Immediate Income Builder	—	—	—	—

M&E—1.40%—First Union	—	—	—	—

M&E—1.40%—RIB	—	—	—	—

M&E—1.40%—RIB II	—	—	—	—

M&E—1.50%—First Union	—	—	—	—

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—1.90%—The One	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

M&E—2.10%—The One	—	—	—	—

M&E—2.40%—Immediate Income Builder	—	—	—	—

M&E—2.50%—The One	—	—	—	—

M&E—2.60%—Immediate Income Builder	—	—	—	—

M&E—2.70%—The One	—	—	—	—

M&E—3.65%—Immediate Income Builder	—	—	—	—

M&E—3.85%—Immediate Income Builder	—	—	—	—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	JPMorgan Insurance Trust Intrepid Mid Cap Subaccount	JPMorgan Insurance Trust Mid Cap Growth Subaccount	JPMorgan Insurance Trust Mid Cap Value Subaccount	JPMorgan Insurance Trust U.S. Equity Subaccount
Accumulation unit value: Service
M&E—1.05%—First Union	$—	$—	$—	$—

M&E—1.15%—The One	$—	$—	$—	$—

M&E—1.15%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.25%—First Union	$—	$—	$—	$—

M&E—1.25%—RIB	$—	$—	$—	$—

M&E—1.25%—RIB II	$—	$—	$—	$—

M&E—1.30%—First Union	$—	$—	$—	$—

M&E—1.35%—The One	$—	$—	$—	$—

M&E—1.35%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.40%—First Union	$—	$—	$—	$—

M&E—1.40%—RIB	$—	$—	$—	$—

M&E—1.40%—RIB II	$—	$—	$—	$—

M&E—1.50%—First Union	$—	$—	$—	$—

M&E—1.75%—First Union	$—	$—	$—	$—

M&E—1.80%—First Union	$—	$—	$—	$—

M&E—1.90%—First Union	$—	$—	$—	$—

M&E—1.90%—The One	$—	$—	$—	$—

M&E—2.00%—First Union	$—	$—	$—	$—

M&E—2.10%—The One	$—	$—	$—	$—

M&E—2.40%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.50%—The One	$—	$—	$—	$—

M&E—2.60%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.70%—The One	$—	$—	$—	$—

M&E—3.65%—Immediate Income Builder	$—	$—	$—	$—

M&E—3.85%—Immediate Income Builder	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	JPMorgan Insurance Trust Intrepid Mid Cap Subaccount	JPMorgan Insurance Trust Mid Cap Growth Subaccount	JPMorgan Insurance Trust Mid Cap Value Subaccount	JPMorgan Insurance Trust U.S. Equity Subaccount
Accumulation units outstanding: Service Class II
M&E—1.05%—First Union	—	—	—	—

M&E—1.25%—First Union	—	—	—	—

M&E—1.25%—RIB II	—	—	—	—

M&E—1.30%—First Union	—	—	—	—

M&E—1.40%—First Union	—	—	—	—

M&E—1.40%—RIB II	—	—	—	—

M&E—1.50%—First Union	—	—	—	—

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

Accumulation unit value: Service Class II
M&E—1.05%—First Union	$—	$—	$—	$—

M&E—1.25%—First Union	$—	$—	$—	$—

M&E—1.25%—RIB II	$—	$—	$—	$—

M&E—1.30%—First Union	$—	$—	$—	$—

M&E—1.40%—First Union	$—	$—	$—	$—

M&E—1.40%—RIB II	$—	$—	$—	$—

M&E—1.50%—First Union	$—	$—	$—	$—

M&E—1.75%—First Union	$—	$—	$—	$—

M&E—1.80%—First Union	$—	$—	$—	$—

M&E—1.90%—First Union	$—	$—	$—	$—

M&E—2.00%—First Union	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	MFS® Growth Subaccount	MFS® Research Subaccount	MFS® Total Return Subaccount	MFS® Utilities Subaccount
Assets
Investment in securities:
Number of shares—Initial	113,230.943	85,949.017	590,302.652	284,668.036

Cost	$1,917,128	$1,332,650	$11,340,171	$7,592,987

Number of shares—Service	1,849.452	341.451	57,734.818	9,651.748

Cost	$43,956	$6,811	$1,019,261	$251,902

Number of shares—Service Class II	—	—	—	—

Cost	$—	$—	$—	$—

Investments in mutual funds, Level 1 quoted prices at net asset value	$3,316,695	$1,885,395	$12,978,718	$8,128,774
Receivable for units sold	1	—	—	—

Total assets	3,316,696	1,885,395	12,978,718	8,128,774

Liabilities
Payable for units redeemed	—	9	10	8

Total net assets	$3,316,696	$1,885,386	$12,978,708	$8,128,766

Net Assets:
Deferred annuity contracts terminable by owners	$3,316,696	$1,885,386	$12,978,708	$8,128,766

Total net assets	$3,316,696	$1,885,386	$12,978,708	$8,128,766

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	MFS® Growth Subaccount	MFS® Research Subaccount	MFS® Total Return Subaccount	MFS® Utilities Subaccount
Accumulation units outstanding: Initial
M&E—1.05%—First Union	—	—	—	—

M&E—1.15%—The One	—	—	—	—

M&E—1.15%—Immediate Income Builder	—	—	—	—

M&E—1.25%—First Union	301,450	185,648	958,241	259,015

M&E—1.25%—RIB	—	—	—	—

M&E—1.25%—RIB II	151,902	110,961	820,609	425,812

M&E—1.30%—First Union	—	—	—	—

M&E—1.35%—The One	—	—	—	—

M&E—1.35%—Immediate Income Builder	—	—	—	—

M&E—1.40%—First Union	1,349,631	740,139	2,152,892	956,455

M&E—1.40%—RIB	—	—	—	—

M&E—1.40%—RIB II	210,798	83,822	813,984	687,637

M&E—1.50%—First Union	27,070	96,845	2,333,402	340,287

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—1.90%—The One	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

M&E—2.10%—The One	—	—	—	—

M&E—2.40%—Immediate Income Builder	—	—	—	—

M&E—2.50%—First Union	—	—	—	—

M&E—2.50%—The One	—	—	—	—

M&E—2.60%—Immediate Income Builder	—	—	—	—

M&E—2.70%—The One	—	—	—	—

M&E—3.65%—Immediate Income Builder	—	—	—	—

M&E—3.85%—Immediate Income Builder	—	—	—	—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	MFS® Growth Subaccount	MFS® Research Subaccount	MFS® Total Return Subaccount	MFS® Utilities Subaccount
Accumulation unit value: Initial
M&E—1.05%—First Union	$—	$—	$—	$—

M&E—1.15%—The One	$—	$—	$—	$—

M&E—1.15%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.25%—First Union	$1.626307	$1.571480	$1.826551	$3.002486

M&E—1.25%—RIB	$—	$—	$—	$—

M&E—1.25%—RIB II	$1.626307	$1.571480	$1.826551	$3.002486

M&E—1.30%—First Union	$—	$—	$—	$—

M&E—1.35%—The One	$—	$—	$—	$—

M&E—1.35%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.40%—First Union	$1.592256	$1.538630	$1.788345	$2.939714

M&E—1.40%—RIB	$—	$—	$—	$—

M&E—1.40%—RIB II	$1.592256	$1.538630	$1.788345	$2.939714

M&E—1.50%—First Union	$1.571983	$1.487790	$1.405934	$2.868238

M&E—1.75%—First Union	$1.531249	$1.449230	$1.369500	$2.793855

M&E—1.80%—First Union	$—	$—	$—	$—

M&E—1.90%—First Union	$1.507294	$1.426598	$1.348175	$2.750232

M&E—1.90%—The One	$—	$—	$—	$—

M&E—2.00%—First Union	$1.491557	$1.411733	$1.334113	$2.721666

M&E—2.10%—The One	$—	$—	$—	$—

M&E—2.40%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.50%—First Union	$—	$—	$—	$—

M&E—2.50%—The One	$—	$—	$—	$—

M&E—2.60%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.70%—The One	$—	$—	$—	$—

M&E—3.65%—Immediate Income Builder	$—	$—	$—	$—

M&E—3.85%—Immediate Income Builder	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	MFS® Growth Subaccount	MFS® Research Subaccount	MFS® Total Return Subaccount	MFS® Utilities Subaccount
Accumulation units outstanding: Service
M&E—1.05%—First Union	—	—	406	11,993

M&E—1.15%—The One	—	—	—	—

M&E—1.15%—Immediate Income Builder	—	—	—	—

M&E—1.25%—First Union	17,349	—	—	16,237

M&E—1.25%—RIB	—	—	—	—

M&E—1.25%—RIB II	—	—	—	—

M&E—1.30%—First Union	6,430	3,240	430,193	13,625

M&E—1.35%—The One	—	—	—	—

M&E—1.35%—Immediate Income Builder	—	—	—	—

M&E—1.40%—First Union	—	—	—	—

M&E—1.40%—RIB	—	—	—	—

M&E—1.40%—RIB II	—	—	—	—

M&E—1.50%—First Union	2,943	854	339,815	42,697

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—1.90%—The One	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

M&E—2.10%—The One	—	—	—	—

M&E—2.40%—Immediate Income Builder	—	—	—	—

M&E—2.50%—The One	—	—	—	—

M&E—2.60%—Immediate Income Builder	—	—	—	—

M&E—2.70%—The One	—	—	—	—

M&E—3.65%—Immediate Income Builder	—	—	—	—

M&E—3.85%—Immediate Income Builder	—	—	—	—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	MFS® Growth Subaccount	MFS® Research Subaccount	MFS® Total Return Subaccount	MFS® Utilities Subaccount
Accumulation unit value: Service
M&E—1.05%—First Union	$2.000666	$1.861925	$1.532440	$3.207277

M&E—1.15%—The One	$—	$—	$—	$—

M&E—1.15%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.25%—First Union	$1.962710	$1.826604	$1.503403	$3.146501

M&E—1.25%—RIB	$—	$—	$—	$—

M&E—1.25%—RIB II	$—	$—	$—	$—

M&E—1.30%—First Union	$1.953397	$1.817930	$1.496253	$3.131488

M&E—1.35%—The One	$—	$—	$—	$—

M&E—1.35%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.40%—First Union	$—	$—	$—	$—

M&E—1.40%—RIB	$—	$—	$—	$—

M&E—1.40%—RIB II	$—	$—	$—	$—

M&E—1.50%—First Union	$1.916430	$1.783545	$1.467988	$3.072264

M&E—1.75%—First Union	$—	$—	$—	$—

M&E—1.80%—First Union	$1.862484	$1.733307	$1.426657	$2.985787

M&E—1.90%—First Union	$—	$—	$—	$—

M&E—1.90%—The One	$—	$—	$—	$—

M&E—2.00%—First Union	$1.827405	$1.700706	$1.399786	$2.929629

M&E—2.10%—The One	$—	$—	$—	$—

M&E—2.40%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.50%—The One	$—	$—	$—	$—

M&E—2.60%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.70%—The One	$—	$—	$—	$—

M&E—3.65%—Immediate Income Builder	$—	$—	$—	$—

M&E—3.85%—Immediate Income Builder	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	MFS® Growth Subaccount	MFS® Research Subaccount	MFS® Total Return Subaccount	MFS® Utilities Subaccount
Accumulation units outstanding: Service Class II
M&E—1.05%—First Union	—	—	—	—

M&E—1.25%—First Union	—	—	—	—

M&E—1.25%—RIB II	—	—	—	—

M&E—1.30%—First Union	—	—	—	—

M&E—1.40%—First Union	—	—	—	—

M&E—1.40%—RIB II	—	—	—	—

M&E—1.50%—First Union	—	—	—	—

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

Accumulation unit value: Service Class II
M&E—1.05%—First Union	$—	$—	$—	$—

M&E—1.25%—First Union	$—	$—	$—	$—

M&E—1.25%—RIB II	$—	$—	$—	$—

M&E—1.30%—First Union	$—	$—	$—	$—

M&E—1.40%—First Union	$—	$—	$—	$—

M&E—1.40%—RIB II	$—	$—	$—	$—

M&E—1.50%—First Union	$—	$—	$—	$—

M&E—1.75%—First Union	$—	$—	$—	$—

M&E—1.80%—First Union	$—	$—	$—	$—

M&E—1.90%—First Union	$—	$—	$—	$—

M&E—2.00%—First Union	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Oppenheimer Balanced Subaccount	Oppenheimer Capital Appreciation Subaccount	Oppenheimer Global Securities Subaccount	Oppenheimer Global Strategic Income Subaccount
Assets
Investment in securities:
Number of shares—Initial	136,964.172	166,456.562	63,029.952	813,054.028

Cost	$1,946,836	$5,426,502	$1,887,106	$4,311,963

Number of shares—Service	6,786.267	6,583.847	—	155,047.734

Cost	$74,944	$272,045	$—	$850,708

Number of shares—Service Class II	—	—	—	—

Cost	$—	$—	$—	$—

Investments in mutual funds, Level 1 quoted prices at net asset value	$1,798,737	$7,794,568	$2,051,625	$5,507,742
Receivable for units sold	—	9	5	13

Total assets	1,798,737	7,794,577	2,051,630	5,507,755

Liabilities
Payable for units redeemed	4	—	—	—

Total net assets	$1,798,733	$7,794,577	$2,051,630	$5,507,755

Net Assets:
Deferred annuity contracts terminable by owners	$1,798,733	$7,794,577	$2,051,630	$5,507,755

Total net assets	$1,798,733	$7,794,577	$2,051,630	$5,507,755

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Oppenheimer Balanced Subaccount	Oppenheimer Capital Appreciation Subaccount	Oppenheimer Global Securities Subaccount	Oppenheimer Global Strategic Income Subaccount
Accumulation units outstanding: Initial
M&E—1.05%—First Union	—	—	—	—

M&E—1.15%—The One	—	—	—	—

M&E—1.15%—Immediate Income Builder	—	—	—	—

M&E—1.25%—First Union	283,847	541,552	—	420,865

M&E—1.25%—RIB	—	—	—	—

M&E—1.25%—RIB II	—	379,655	263,298	264,183

M&E—1.30%—First Union	—	—	—	—

M&E—1.35%—The One	—	—	—	—

M&E—1.35%—Immediate Income Builder	—	—	—	—

M&E—1.40%—First Union	480,745	1,791,741	—	564,757

M&E—1.40%—RIB	—	—	—	—

M&E—1.40%—RIB II	—	521,149	423,345	536,772

M&E—1.50%—First Union	578,486	1,769,484	—	477,499

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—1.90%—The One	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

M&E—2.10%—The One	—	—	—	—

M&E—2.40%—Immediate Income Builder	—	—	—	—

M&E—2.50%—First Union	—	—	—	—

M&E—2.50%—The One	—	—	—	—

M&E—2.60%—Immediate Income Builder	—	—	—	—

M&E—2.70%—The One	—	—	—	—

M&E—3.65%—Immediate Income Builder	—	—	—	—

M&E—3.85%—Immediate Income Builder	—	—	—	—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Oppenheimer Balanced Subaccount	Oppenheimer Capital Appreciation Subaccount	Oppenheimer Global Securities Subaccount	Oppenheimer Global Strategic Income Subaccount
Accumulation unit value: Initial
M&E—1.05%—First Union	$—	$—	$—	$—

M&E—1.15%—The One	$—	$—	$—	$—

M&E—1.15%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.25%—First Union	$1.411602	$1.690890	$—	$2.112906

M&E—1.25%—RIB	$—	$—	$—	$—

M&E—1.25%—RIB II	$—	$1.690890	$3.026889	$2.112906

M&E—1.30%—First Union	$—	$—	$—	$—

M&E—1.35%—The One	$—	$—	$—	$—

M&E—1.35%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.40%—First Union	$1.382269	$1.655550	$—	$2.068684

M&E—1.40%—RIB	$—	$—	$—	$—

M&E—1.40%—RIB II	$—	$1.655550	$2.963674	$2.068684

M&E—1.50%—First Union	$1.122916	$1.194570	$—	$1.851015

M&E—1.75%—First Union	$1.093797	$1.163588	$—	$1.803018

M&E—1.80%—First Union	$—	$—	$—	$—

M&E—1.90%—First Union	$1.076724	$1.145396	$—	$1.774874

M&E—1.90%—The One	$—	$—	$—	$—

M&E—2.00%—First Union	$1.065498	$1.133522	$—	$1.756378

M&E—2.10%—The One	$—	$—	$—	$—

M&E—2.40%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.50%—First Union	$—	$—	$—	$—

M&E—2.50%—The One	$—	$—	$—	$—

M&E—2.60%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.70%—The One	$—	$—	$—	$—

M&E—3.65%—Immediate Income Builder	$—	$—	$—	$—

M&E—3.85%—Immediate Income Builder	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Oppenheimer Balanced Subaccount	Oppenheimer Capital Appreciation Subaccount	Oppenheimer Global Securities Subaccount	Oppenheimer Global Strategic Income Subaccount
Accumulation units outstanding: Service
M&E—1.05%—First Union	15,386	56,133	—	50,484

M&E—1.15%—The One	—	—	—	—

M&E—1.15%—Immediate Income Builder	—	—	—	—

M&E—1.25%—First Union	—	86,432	—	34,784

M&E—1.25%—RIB	—	—	—	—

M&E—1.25%—RIB II	—	—	—	—

M&E—1.30%—First Union	16,488	35,415	—	245,938

M&E—1.35%—The One	—	—	—	—

M&E—1.35%—Immediate Income Builder	—	—	—	—

M&E—1.40%—First Union	—	—	—	—

M&E—1.40%—RIB	—	—	—	—

M&E—1.40%—RIB II	—	—	—	—

M&E—1.50%—First Union	38,758	24,503	—	210,813

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—1.90%—The One	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

M&E—2.10%—The One	—	—	—	—

M&E—2.40%—Immediate Income Builder	—	—	—	—

M&E—2.50%—The One	—	—	—	—

M&E—2.60%—Immediate Income Builder	—	—	—	—

M&E—2.70%—The One	—	—	—	—

M&E—3.65%—Immediate Income Builder	—	—	—	—

M&E—3.85%—Immediate Income Builder	—	—	—	—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Oppenheimer Balanced Subaccount	Oppenheimer Capital Appreciation Subaccount	Oppenheimer Global Securities Subaccount	Oppenheimer Global Strategic Income Subaccount
Accumulation unit value: Service
M&E—1.05%—First Union	$1.223471	$1.477741	$—	$1.704521

M&E—1.15%—The One	$—	$—	$—	$—

M&E—1.15%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.25%—First Union	$1.200279	$1.449753	$—	$1.672205

M&E—1.25%—RIB	$—	$—	$—	$—

M&E—1.25%—RIB II	$—	$—	$—	$—

M&E—1.30%—First Union	$1.194573	$1.442825	$—	$1.664282

M&E—1.35%—The One	$—	$—	$—	$—

M&E—1.35%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.40%—First Union	$—	$—	$—	$—

M&E—1.40%—RIB	$—	$—	$—	$—

M&E—1.40%—RIB II	$—	$—	$—	$—

M&E—1.50%—First Union	$1.171974	$1.415557	$—	$1.632779

M&E—1.75%—First Union	$—	$—	$—	$—

M&E—1.80%—First Union	$1.138965	$1.375682	$—	$1.586792

M&E—1.90%—First Union	$—	$—	$—	$—

M&E—1.90%—The One	$—	$—	$—	$—

M&E—2.00%—First Union	$1.117538	$1.349788	$—	$1.556983

M&E—2.10%—The One	$—	$—	$—	$—

M&E—2.40%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.50%—The One	$—	$—	$—	$—

M&E—2.60%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.70%—The One	$—	$—	$—	$—

M&E—3.65%—Immediate Income Builder	$—	$—	$—	$—

M&E—3.85%—Immediate Income Builder	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Oppenheimer Balanced Subaccount	Oppenheimer Capital Appreciation Subaccount	Oppenheimer Global Securities Subaccount	Oppenheimer Global Strategic Income Subaccount
Accumulation units outstanding: Service Class II
M&E—1.05%—First Union	—	—	—	—

M&E—1.25%—First Union	—	—	—	—

M&E—1.25%—RIB II	—	—	—	—

M&E—1.30%—First Union	—	—	—	—

M&E—1.40%—First Union	—	—	—	—

M&E—1.40%—RIB II	—	—	—	—

M&E—1.50%—First Union	—	—	—	—

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

Accumulation unit value: Service Class II
M&E—1.05%—First Union	$—	$—	$—	$—

M&E—1.25%—First Union	$—	$—	$—	$—

M&E—1.25%—RIB II	$—	$—	$—	$—

M&E—1.30%—First Union	$—	$—	$—	$—

M&E—1.40%—First Union	$—	$—	$—	$—

M&E—1.40%—RIB II	$—	$—	$—	$—

M&E—1.50%—First Union	$—	$—	$—	$—

M&E—1.75%—First Union	$—	$—	$—	$—

M&E—1.80%—First Union	$—	$—	$—	$—

M&E—1.90%—First Union	$—	$—	$—	$—

M&E—2.00%—First Union	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Oppenheimer Main Street® Subaccount	Putnam VT Equity Income Subaccount	Putnam VT Global Equity Subaccount	Putnam VT Growth and Income Subaccount
Assets
Investment in securities:
Number of shares—Initial	182,638.552	76,985.991	121,784.197	48,130.961

Cost	$3,604,792	$795,601	$1,299,989	$756,262

Number of shares—Service	4,592.543	—	—	—

Cost	$97,683	$—	$—	$—

Number of shares—Service Class II	—	—	—	—

Cost	$—	$—	$—	$—

Investments in mutual funds, Level 1 quoted prices at net asset value	$4,487,057	$1,210,220	$1,455,321	$862,988
Receivable for units sold	8	—	—	2

Total assets	4,487,065	1,210,220	1,455,321	862,990

Liabilities
Payable for units redeemed	—	3	3	—

Total net assets	$4,487,065	$1,210,217	$1,455,318	$862,990

Net Assets:
Deferred annuity contracts terminable by owners	$4,487,065	$1,210,217	$1,455,318	$862,990

Total net assets	$4,487,065	$1,210,217	$1,455,318	$862,990

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Oppenheimer Main Street® Subaccount	Putnam VT Equity Income Subaccount	Putnam VT Global Equity Subaccount	Putnam VT Growth and Income Subaccount
Accumulation units outstanding: Initial
M&E—1.05%—First Union	—	11,267	—	—

M&E—1.15%—The One	—	—	—	—

M&E—1.15%—Immediate Income Builder	—	—	—	—

M&E—1.25%—First Union	348,815	101,784	100,072	189,222

M&E—1.25%—RIB	—	—	—	—

M&E—1.25%—RIB II	513,170	—	—	—

M&E—1.30%—First Union	—	13,300	182,998	—

M&E—1.35%—The One	—	—	—	—

M&E—1.35%—Immediate Income Builder	—	—	—	—

M&E—1.40%—First Union	510,710	359,851	782,083	386,915

M&E—1.40%—RIB	—	—	—	—

M&E—1.40%—RIB II	910,977	—	—	—

M&E—1.50%—First Union	707,461	201,868	97,999	160,855

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—1.90%—The One	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

M&E—2.10%—The One	—	—	—	—

M&E—2.40%—Immediate Income Builder	—	—	—	—

M&E—2.50%—First Union	—	—	—	—

M&E—2.50%—The One	—	—	—	—

M&E—2.60%—Immediate Income Builder	—	—	—	—

M&E—2.70%—The One	—	—	—	—

M&E—3.65%—Immediate Income Builder	—	—	—	—

M&E—3.85%—Immediate Income Builder	—	—	—	—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Oppenheimer Main Street® Subaccount	Putnam VT Equity Income Subaccount	Putnam VT Global Equity Subaccount	Putnam VT Growth and Income Subaccount
Accumulation unit value: Initial
M&E—1.05%—First Union	$—	$1.782607	$1.680023	$1.478839

M&E—1.15%—The One	$—	$—	$—	$—

M&E—1.15%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.25%—First Union	$1.530149	$1.768968	$1.180155	$1.184081

M&E—1.25%—RIB	$—	$—	$—	$—

M&E—1.25%—RIB II	$1.530149	$—	$—	$—

M&E—1.30%—First Union	$—	$1.765573	$1.640335	$1.443884

M&E—1.35%—The One	$—	$—	$—	$—

M&E—1.35%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.40%—First Union	$1.498220	$1.758805	$1.155621	$1.162065

M&E—1.40%—RIB	$—	$—	$—	$—

M&E—1.40%—RIB II	$1.498220	$—	$—	$—

M&E—1.50%—First Union	$1.312983	$1.752095	$1.359679	$1.176938

M&E—1.75%—First Union	$1.278917	$1.735422	$1.324436	$1.146413

M&E—1.80%—First Union	$—	$1.732110	$1.564027	$1.376684

M&E—1.90%—First Union	$1.258978	$1.725517	$1.303776	$1.128528

M&E—1.90%—The One	$—	$—	$—	$—

M&E—2.00%—First Union	$1.245863	$1.718922	$1.290169	$1.116713

M&E—2.10%—The One	$—	$—	$—	$—

M&E—2.40%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.50%—First Union	$—	$—	$—	$—

M&E—2.50%—The One	$—	$—	$—	$—

M&E—2.60%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.70%—The One	$—	$—	$—	$—

M&E—3.65%—Immediate Income Builder	$—	$—	$—	$—

M&E—3.85%—Immediate Income Builder	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Oppenheimer Main Street® Subaccount	Putnam VT Equity Income Subaccount	Putnam VT Global Equity Subaccount	Putnam VT Growth and Income Subaccount
Accumulation units outstanding: Service
M&E—1.05%—First Union	—	—	—	—

M&E—1.15%—The One	—	—	—	—

M&E—1.15%—Immediate Income Builder	—	—	—	—

M&E—1.25%—First Union	20,331	—	—	—

M&E—1.25%—RIB	—	—	—	—

M&E—1.25%—RIB II	—	—	—	—

M&E—1.30%—First Union	31,105	—	—	—

M&E—1.35%—The One	—	—	—	—

M&E—1.35%—Immediate Income Builder	—	—	—	—

M&E—1.40%—First Union	—	—	—	—

M&E—1.40%—RIB	—	—	—	—

M&E—1.40%—RIB II	—	—	—	—

M&E—1.50%—First Union	18,270	—	—	—

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—1.90%—The One	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

M&E—2.10%—The One	—	—	—	—

M&E—2.40%—Immediate Income Builder	—	—	—	—

M&E—2.50%—The One	—	—	—	—

M&E—2.60%—Immediate Income Builder	—	—	—	—

M&E—2.70%—The One	—	—	—	—

M&E—3.65%—Immediate Income Builder	—	—	—	—

M&E—3.85%—Immediate Income Builder	—	—	—	—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Oppenheimer Main Street® Subaccount	Putnam VT Equity Income Subaccount	Putnam VT Global Equity Subaccount	Putnam VT Growth and Income Subaccount
Accumulation unit value: Service
M&E—1.05%—First Union	$1.610409	$—	$—	$—

M&E—1.15%—The One	$—	$—	$—	$—

M&E—1.15%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.25%—First Union	$1.579877	$—	$—	$—

M&E—1.25%—RIB	$—	$—	$—	$—

M&E—1.25%—RIB II	$—	$—	$—	$—

M&E—1.30%—First Union	$1.572378	$—	$—	$—

M&E—1.35%—The One	$—	$—	$—	$—

M&E—1.35%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.40%—First Union	$—	$—	$—	$—

M&E—1.40%—RIB	$—	$—	$—	$—

M&E—1.40%—RIB II	$—	$—	$—	$—

M&E—1.50%—First Union	$1.542652	$—	$—	$—

M&E—1.75%—First Union	$—	$—	$—	$—

M&E—1.80%—First Union	$1.499261	$—	$—	$—

M&E—1.90%—First Union	$—	$—	$—	$—

M&E—1.90%—The One	$—	$—	$—	$—

M&E—2.00%—First Union	$1.471019	$—	$—	$—

M&E—2.10%—The One	$—	$—	$—	$—

M&E—2.40%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.50%—The One	$—	$—	$—	$—

M&E—2.60%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.70%—The One	$—	$—	$—	$—

M&E—3.65%—Immediate Income Builder	$—	$—	$—	$—

M&E—3.85%—Immediate Income Builder	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Oppenheimer Main Street® Subaccount	Putnam VT Equity Income Subaccount	Putnam VT Global Equity Subaccount	Putnam VT Growth and Income Subaccount
Accumulation units outstanding: Service Class II
M&E—1.05%—First Union	—	—	—	—

M&E—1.25%—First Union	—	—	—	—

M&E—1.25%—RIB II	—	—	—	—

M&E—1.30%—First Union	—	—	—	—

M&E—1.40%—First Union	—	—	—	—

M&E—1.40%—RIB II	—	—	—	—

M&E—1.50%—First Union	—	—	—	—

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

Accumulation unit value: Service Class II
M&E—1.05%—First Union	$—	$—	$—	$—

M&E—1.25%—First Union	$—	$—	$—	$—

M&E—1.25%—RIB II	$—	$—	$—	$—

M&E—1.30%—First Union	$—	$—	$—	$—

M&E—1.40%—First Union	$—	$—	$—	$—

M&E—1.40%—RIB II	$—	$—	$—	$—

M&E—1.50%—First Union	$—	$—	$—	$—

M&E—1.75%—First Union	$—	$—	$—	$—

M&E—1.80%—First Union	$—	$—	$—	$—

M&E—1.90%—First Union	$—	$—	$—	$—

M&E—2.00%—First Union	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Putnam VT Growth Opportunities Subaccount	Putnam VT Money Market Subaccount	TA AEGON Money Market Subaccount	TA Asset Allocation - Conservative Subaccount
Assets
Investment in securities:
Number of shares—Initial	95,744.864	5,597,148.770	816,364.080	68,920.697

Cost	$468,398	$5,597,149	$816,364	$699,215

Number of shares—Service	—	—	—	1,270,043.806

Cost	$—	$—	$—	$11,933,212

Number of shares—Service Class II	—	—	—	—

Cost	$—	$—	$—	$—

Investments in mutual funds, Level 1 quoted prices at net asset value	$605,108	$5,597,149	$816,364	$14,186,526
Receivable for units sold	—	—	10	—

Total assets	605,108	5,597,149	816,374	14,186,526

Liabilities
Payable for units redeemed	2	28	—	61

Total net assets	$605,106	$5,597,121	$816,374	$14,186,465

Net Assets:
Deferred annuity contracts terminable by owners	$605,106	$5,597,121	$816,374	$14,186,465

Total net assets	$605,106	$5,597,121	$816,374	$14,186,465

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Putnam VT Growth Opportunities Subaccount	Putnam VT Money Market Subaccount	TA AEGON Money Market Subaccount	TA Asset Allocation - Conservative Subaccount
Accumulation units outstanding: Initial
M&E—1.05%—First Union	—	5,226	—	—

M&E—1.15%—The One	—	—	—	—

M&E—1.15%—Immediate Income Builder	—	—	—	—

M&E—1.25%—First Union	286,174	815,654	—	—

M&E—1.25%—RIB	—	—	—	233,509

M&E—1.25%—RIB II	—	—	—	—

M&E—1.30%—First Union	1,587	359,650	—	—

M&E—1.35%—The One	—	—	—	—

M&E—1.35%—Immediate Income Builder	—	—	—	—

M&E—1.40%—First Union	462,492	2,173,232	—	—

M&E—1.40%—RIB	—	—	—	244,683

M&E—1.40%—RIB II	—	—	—	—

M&E—1.50%—First Union	184,261	1,838,114	—	—

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—1.90%—The One	—	—	368,522	—

M&E—2.00%—First Union	—	—	—	—

M&E—2.10%—The One	—	—	699	—

M&E—2.40%—Immediate Income Builder	—	—	—	—

M&E—2.50%—First Union	—	—	—	—

M&E—2.50%—The One	—	—	496,463	—

M&E—2.60%—Immediate Income Builder	—	—	—	—

M&E—2.70%—The One	—	—	1,566	—

M&E—3.65%—Immediate Income Builder	—	—	—	—

M&E—3.85%—Immediate Income Builder	—	—	—	—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Putnam VT Growth Opportunities Subaccount	Putnam VT Money Market Subaccount	TA AEGON Money Market Subaccount	TA Asset Allocation- Conservative Subaccount
Accumulation unit value: Initial
M&E—1.05%—First Union	$1.470068	$1.052229	$—	$—

M&E—1.15%—The One	$—	$—	$0.969379	$—

M&E—1.15%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.25%—First Union	$0.518384	$1.147667	$—	$—

M&E—1.25%—RIB	$—	$—	$—	$1.553164

M&E—1.25%—RIB II	$—	$—	$—	$—

M&E—1.30%—First Union	$1.435282	$1.027595	$—	$—

M&E—1.35%—The One	$—	$—	$0.964180	$—

M&E—1.35%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.40%—First Union	$0.508727	$1.123772	$—	$—

M&E—1.40%—RIB	$—	$—	$—	$1.528836

M&E—1.40%—RIB II	$—	$—	$—	$—

M&E—1.50%—First Union	$1.189605	$1.003056	$—	$—

M&E—1.75%—First Union	$1.158713	$0.977083	$—	$—

M&E—1.80%—First Union	$1.368486	$0.979774	$—	$—

M&E—1.90%—First Union	$1.140636	$0.961676	$—	$—

M&E—1.90%—The One	$—	$—	$0.950031	$—

M&E—2.00%—First Union	$1.128774	$0.951789	$—	$—

M&E—2.10%—The One	$—	$—	$0.944938	$—

M&E—2.40%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.50%—First Union	$—	$—	$—	$—

M&E—2.50%—The One	$—	$—	$0.934911	$—

M&E—2.60%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.70%—The One	$—	$—	$0.929936	$—

M&E—3.65%—Immediate Income Builder	$—	$—	$—	$—

M&E—3.85%—Immediate Income Builder	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Putnam VT Growth Opportunities Subaccount	Putnam VT Money Market Subaccount	TA AEGON Money Market Subaccount	TA Asset Allocation - Conservative Subaccount
Accumulation units outstanding: Service
M&E—1.05%—First Union	—	—	—	193,830

M&E—1.15%—The One	—	—	—	—

M&E—1.15%—Immediate Income Builder	—	—	—	—

M&E—1.25%—First Union	—	—	—	930,147

M&E—1.25%—RIB	—	—	—	—

M&E—1.25%—RIB II	—	—	—	109,838

M&E—1.30%—First Union	—	—	—	3,367,559

M&E—1.35%—The One	—	—	—	—

M&E—1.35%—Immediate Income Builder	—	—	—	—

M&E—1.40%—First Union	—	—	—	867,112

M&E—1.40%—RIB	—	—	—	—

M&E—1.40%—RIB II	—	—	—	312,418

M&E—1.50%—First Union	—	—	—	2,710,219

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—1.90%—The One	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

M&E—2.10%—The One	—	—	—	—

M&E—2.40%—Immediate Income Builder	—	—	—	—

M&E—2.50%—The One	—	—	—	—

M&E—2.60%—Immediate Income Builder	—	—	—	—

M&E—2.70%—The One	—	—	—	—

M&E—3.65%—Immediate Income Builder	—	—	—	—

M&E—3.85%—Immediate Income Builder	—	—	—	—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Putnam VT Growth Opportunities Subaccount	Putnam VT Money Market Subaccount	TA AEGON Money Market Subaccount	TA Asset Allocation - Conservative Subaccount
Accumulation unit value: Service
M&E—1.05%—First Union	$—	$—	$—	$1.647000

M&E—1.15%—The One	$—	$—	$—	$—

M&E—1.15%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.25%—First Union	$—	$—	$—	$1.615766

M&E—1.25%—RIB	$—	$—	$—	$—

M&E—1.25%—RIB II	$—	$—	$—	$1.325849

M&E—1.30%—First Union	$—	$—	$—	$1.608077

M&E—1.35%—The One	$—	$—	$—	$—

M&E—1.35%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.40%—First Union	$—	$—	$—	$1.592824

M&E—1.40%—RIB	$—	$—	$—	$—

M&E—1.40%—RIB II	$—	$—	$—	$1.310908

M&E—1.50%—First Union	$—	$—	$—	$1.577709

M&E—1.75%—First Union	$—	$—	$—	$1.540577

M&E—1.80%—First Union	$—	$—	$—	$1.533280

M&E—1.90%—First Union	$—	$—	$—	$1.518791

M&E—1.90%—The One	$—	$—	$—	$—

M&E—2.00%—First Union	$—	$—	$—	$1.504440

M&E—2.10%—The One	$—	$—	$—	$—

M&E—2.40%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.50%—The One	$—	$—	$—	$—

M&E—2.60%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.70%—The One	$—	$—	$—	$—

M&E—3.65%—Immediate Income Builder	$—	$—	$—	$—

M&E—3.85%—Immediate Income Builder	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	Putnam VT Growth Opportunities Subaccount	Putnam VT Money Market Subaccount	TA AEGON Money Market Subaccount	TA Asset Allocation - Conservative Subaccount
Accumulation units outstanding: Service Class II
M&E—1.05%—First Union	—	—	—	—

M&E—1.25%—First Union	—	—	—	—

M&E—1.25%—RIB II	—	—	—	—

M&E—1.30%—First Union	—	—	—	—

M&E—1.40%—First Union	—	—	—	—

M&E—1.40%—RIB II	—	—	—	—

M&E—1.50%—First Union	—	—	—	—

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

Accumulation unit value: Service Class II
M&E—1.05%—First Union	$—	$—	$—	$—

M&E—1.25%—First Union	$—	$—	$—	$—

M&E—1.25%—RIB II	$—	$—	$—	$—

M&E—1.30%—First Union	$—	$—	$—	$—

M&E—1.40%—First Union	$—	$—	$—	$—

M&E—1.40%—RIB II	$—	$—	$—	$—

M&E—1.50%—First Union	$—	$—	$—	$—

M&E—1.75%—First Union	$—	$—	$—	$—

M&E—1.80%—First Union	$—	$—	$—	$—

M&E—1.90%—First Union	$—	$—	$—	$—

M&E—2.00%—First Union	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	TA Asset Allocation - Growth Subaccount	TA Asset Allocation - Moderate Subaccount	TA Asset Allocation - Moderate Growth Subaccount	TA Morgan Stanley Mid-Cap Growth Subaccount
Assets
Investment in securities:
Number of shares—Initial	27,633.574	137,850.656	152,844.419	82,468.290

Cost	$244,315	$1,364,527	$1,738,362	$1,478,863

Number of shares—Service	639,084.075	2,386,486.716	3,698,023.260	—

Cost	$5,358,105	$23,525,174	$36,847,920	$—

Number of shares—Service Class II	—	—	—	—

Cost	$—	$—	$—	$—

Investments in mutual funds, Level 1 quoted prices at net asset value	$5,975,448	$27,328,494	$41,684,729	$2,313,236
Receivable for units sold	—	23	—	—

Total assets	5,975,448	27,328,517	41,684,729	2,313,236

Liabilities
Payable for units redeemed	3	—	57	4

Total net assets	$5,975,445	$27,328,517	$41,684,672	$2,313,232

Net Assets:
Deferred annuity contracts terminable by owners	$5,975,445	$27,328,517	$41,684,672	$2,313,232

Total net assets	$5,975,445	$27,328,517	$41,684,672	$2,313,232

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	TA Asset Allocation - Growth Subaccount	TA Asset Allocation - Moderate Subaccount	TA Asset Allocation - Moderate Growth Subaccount	TA Morgan Stanley Mid-Cap Growth Subaccount
Accumulation units outstanding: Initial
M&E—1.05%—First Union	—	—	—	—

M&E—1.15%—The One	—	—	—	—

M&E—1.15%—Immediate Income Builder	—	—	—	—

M&E—1.25%—First Union	—	—	—	—

M&E—1.25%—RIB	53,893	442,315	216,055	—

M&E—1.25%—RIB II	—	—	—	525,813

M&E—1.30%—First Union	—	—	—	—

M&E—1.35%—The One	—	—	—	—

M&E—1.35%—Immediate Income Builder	—	—	—	—

M&E—1.40%—First Union	—	—	—	—

M&E—1.40%—RIB	122,774	525,619	895,948	—

M&E—1.40%—RIB II	—	—	—	628,580

M&E—1.50%—First Union	—	—	—	—

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—1.90%—The One	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

M&E—2.10%—The One	—	—	—	—

M&E—2.40%—Immediate Income Builder	—	—	—	—

M&E—2.50%—First Union	—	—	—	—

M&E—2.50%—The One	—	—	—	—

M&E—2.60%—Immediate Income Builder	—	—	—	—

M&E—2.70%—The One	—	—	—	—

M&E—3.65%—Immediate Income Builder	—	—	—	—

M&E—3.85%—Immediate Income Builder	—	—	—	—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	TA Asset Allocation - Growth Subaccount	TA Asset Allocation - Moderate Subaccount	TA Asset Allocation - Moderate Growth Subaccount	TA Morgan Stanley Mid-Cap Growth Subaccount
Accumulation unit value: Initial
M&E—1.05%—First Union	$—	$—	$—	$—

M&E—1.15%—The One	$—	$—	$—	$—

M&E—1.15%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.25%—First Union	$—	$—	$—	$—

M&E—1.25%—RIB	$1.426436	$1.570026	$1.522976	$—

M&E—1.25%—RIB II	$—	$—	$—	$2.026718

M&E—1.30%—First Union	$—	$—	$—	$—

M&E—1.35%—The One	$—	$—	$—	$—

M&E—1.35%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.40%—First Union	$—	$—	$—	$—

M&E—1.40%—RIB	$1.404033	$1.545347	$1.499056	$—

M&E—1.40%—RIB II	$—	$—	$—	$1.984725

M&E—1.50%—First Union	$—	$—	$—	$—

M&E—1.75%—First Union	$—	$—	$—	$—

M&E—1.80%—First Union	$—	$—	$—	$—

M&E—1.90%—First Union	$—	$—	$—	$—

M&E—1.90%—The One	$—	$—	$—	$—

M&E—2.00%—First Union	$—	$—	$—	$—

M&E—2.10%—The One	$—	$—	$—	$—

M&E—2.40%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.50%—First Union	$—	$—	$—	$—

M&E—2.50%—The One	$—	$—	$—	$—

M&E—2.60%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.70%—The One	$—	$—	$—	$—

M&E—3.65%—Immediate Income Builder	$—	$—	$—	$—

M&E—3.85%—Immediate Income Builder	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	TA Asset Allocation - Growth Subaccount	TA Asset Allocation - Moderate Subaccount	TA Asset Allocation - Moderate Growth Subaccount	TA Morgan Stanley Mid-Cap Growth Subaccount
Accumulation units outstanding: Service
M&E—1.05%—First Union	150,396	1,358,204	2,699,623	—

M&E—1.15%—The One	—	—	—	—

M&E—1.15%—Immediate Income Builder	—	—	—	—

M&E—1.25%—First Union	500,702	1,674,813	3,072,794	—

M&E—1.25%—RIB	—	—	—	—

M&E—1.25%—RIB II	16,713	114,121	228,141	—

M&E—1.30%—First Union	506,904	4,769,159	4,551,266	—

M&E—1.35%—The One	—	—	—	—

M&E—1.35%—Immediate Income Builder	—	—	—	—

M&E—1.40%—First Union	1,288,946	2,070,633	4,010,442	—

M&E—1.40%—RIB	—	—	—	—

M&E—1.40%—RIB II	181,445	348,938	275,045	—

M&E—1.50%—First Union	865,780	5,179,112	9,012,869	—

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—1.90%—The One	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

M&E—2.10%—The One	—	—	—	—

M&E—2.40%—Immediate Income Builder	—	—	—	—

M&E—2.50%—The One	—	—	—	—

M&E—2.60%—Immediate Income Builder	—	—	—	—

M&E—2.70%—The One	—	—	—	—

M&E—3.65%—Immediate Income Builder	—	—	—	—

M&E—3.85%—Immediate Income Builder	—	—	—	—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	TA Asset Allocation - Growth Subaccount	TA Asset Allocation - Moderate Subaccount	TA Asset Allocation - Moderate Growth Subaccount	TA Morgan Stanley Mid-Cap Growth Subaccount
Accumulation unit value: Service
M&E—1.05%—First Union	$1.706473	$1.723539	$1.735963	$—

M&E—1.15%—The One	$—	$—	$—	$—

M&E—1.15%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.25%—First Union	$1.674129	$1.690859	$1.703106	$—

M&E—1.25%—RIB	$—	$—	$—	$—

M&E—1.25%—RIB II	$1.245859	$1.353537	$1.315252	$—

M&E—1.30%—First Union	$1.666162	$1.682810	$1.694938	$—

M&E—1.35%—The One	$—	$—	$—	$—

M&E—1.35%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.40%—First Union	$1.650299	$1.666826	$1.678892	$—

M&E—1.40%—RIB	$—	$—	$—	$—

M&E—1.40%—RIB II	$1.231792	$1.338285	$1.300425	$—

M&E—1.50%—First Union	$1.634649	$1.650977	$1.662940	$—

M&E—1.75%—First Union	$1.596160	$1.612129	$1.623809	$—

M&E—1.80%—First Union	$1.588650	$1.604492	$1.616089	$—

M&E—1.90%—First Union	$1.573574	$1.589310	$1.600821	$—

M&E—1.90%—The One	$—	$—	$—	$—

M&E—2.00%—First Union	$1.558709	$1.574321	$1.585737	$—

M&E—2.10%—The One	$—	$—	$—	$—

M&E—2.40%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.50%—The One	$—	$—	$—	$—

M&E—2.60%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.70%—The One	$—	$—	$—	$—

M&E—3.65%—Immediate Income Builder	$—	$—	$—	$—

M&E—3.85%—Immediate Income Builder	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	TA Asset Allocation - Growth Subaccount	TA Asset Allocation - Moderate Subaccount	TA Asset Allocation - Moderate Growth Subaccount	TA Morgan Stanley Mid-Cap Growth Subaccount
Accumulation units outstanding: Service Class II
M&E—1.05%—First Union	—	—	—	—

M&E—1.25%—First Union	—	—	—	—

M&E—1.25%—RIB II	—	—	—	—

M&E—1.30%—First Union	—	—	—	—

M&E—1.40%—First Union	—	—	—	—

M&E—1.40%—RIB II	—	—	—	—

M&E—1.50%—First Union	—	—	—	—

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

Accumulation unit value: Service Class II
M&E—1.05%—First Union	$—	$—	$—	$—

M&E—1.25%—First Union	$—	$—	$—	$—

M&E—1.25%—RIB II	$—	$—	$—	$—

M&E—1.30%—First Union	$—	$—	$—	$—

M&E—1.40%—First Union	$—	$—	$—	$—

M&E—1.40%—RIB II	$—	$—	$—	$—

M&E—1.50%—First Union	$—	$—	$—	$—

M&E—1.75%—First Union	$—	$—	$—	$—

M&E—1.80%—First Union	$—	$—	$—	$—

M&E—1.90%—First Union	$—	$—	$—	$—

M&E—2.00%—First Union	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	TA WMC Diversified Growth Subaccount	TA AEGON U.S. Government Securities - PAM - SC Subaccount	TA International Moderate Growth - SC Subaccount	TA BlackRock Large Cap Value - SC Subaccount
Assets
Investment in securities:
Number of shares—Initial	206,083.478	—	—	—

Cost	$4,846,725	$—	$—	$—

Number of shares—Service	49,455.607	334,878.943	69,010.762	52,594.802

Cost	$1,070,751	$4,511,739	$589,332	$725,515

Number of shares—Service Class II	—	—	—	—

Cost	$—	$—	$—	$—

Investments in mutual funds, Level 1 quoted prices at net asset value	$6,192,208	$4,510,819	$619,717	$794,707
Receivable for units sold	22	—	—	—

Total assets	6,192,230	4,510,819	619,717	794,707

Liabilities
Payable for units redeemed	—	15	3	—

Total net assets	$6,192,230	$4,510,804	$619,714	$794,707

Net Assets:
Deferred annuity contracts terminable by owners	$6,192,230	$4,510,804	$619,714	$794,707

Total net assets	$6,192,230	$4,510,804	$619,714	$794,707

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	TA WMC Diversified Growth Subaccount	TA AEGON U.S. Government Securities - PAM - SC Subaccount	TA International Moderate Growth - SC Subaccount	TA BlackRock Large Cap Value - SC Subaccount
Accumulation units outstanding: Initial
M&E—1.05%—First Union	—	—	—	—

M&E—1.15%—The One	—	—	—	—

M&E—1.15%—Immediate Income Builder	—	—	—	—

M&E—1.25%—First Union	—	—	—	—

M&E—1.25%—RIB	—	—	—	—

M&E—1.25%—RIB II	2,116,114	—	—	—

M&E—1.30%—First Union	—	—	—	—

M&E—1.35%—The One	—	—	—	—

M&E—1.35%—Immediate Income Builder	—	—	—	—

M&E—1.40%—First Union	—	—	—	—

M&E—1.40%—RIB	—	—	—	—

M&E—1.40%—RIB II	3,389,933	—	—	—

M&E—1.50%—First Union	—	—	—	—

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—1.90%—The One	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

M&E—2.10%—The One	—	—	—	—

M&E—2.40%—Immediate Income Builder	—	—	—	—

M&E—2.50%—First Union	—	—	—	—

M&E—2.50%—The One	—	—	—	—

M&E—2.60%—Immediate Income Builder	—	—	—	—

M&E—2.70%—The One	—	—	—	—

M&E—3.65%—Immediate Income Builder	—	—	—	—

M&E—3.85%—Immediate Income Builder	—	—	—	—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	TA WMC Diversified Growth Subaccount	TA AEGON U.S. Government Securities - PAM - SC Subaccount	TA International Moderate Growth - SC Subaccount	TA BlackRock Large Cap Value - SC Subaccount
Accumulation unit value: Initial
M&E—1.05%—First Union	$—	$—	$—	$—

M&E—1.15%—The One	$—	$—	$—	$—

M&E—1.15%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.25%—First Union	$—	$—	$—	$—

M&E—1.25%—RIB	$—	$—	$—	$—

M&E—1.25%—RIB II	$0.919676	$—	$—	$—

M&E—1.30%—First Union	$—	$—	$—	$—

M&E—1.35%—The One	$—	$—	$—	$—

M&E—1.35%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.40%—First Union	$—	$—	$—	$—

M&E—1.40%—RIB	$—	$—	$—	$—

M&E—1.40%—RIB II	$0.902570	$—	$—	$—

M&E—1.50%—First Union	$—	$—	$—	$—

M&E—1.75%—First Union	$—	$—	$—	$—

M&E—1.80%—First Union	$—	$—	$—	$—

M&E—1.90%—First Union	$—	$—	$—	$—

M&E—1.90%—The One	$—	$—	$—	$—

M&E—2.00%—First Union	$—	$—	$—	$—

M&E—2.10%—The One	$—	$—	$—	$—

M&E—2.40%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.50%—First Union	$—	$—	$—	$—

M&E—2.50%—The One	$—	$—	$—	$—

M&E—2.60%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.70%—The One	$—	$—	$—	$—

M&E—3.65%—Immediate Income Builder	$—	$—	$—	$—

M&E—3.85%—Immediate Income Builder	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	TA WMC Diversified Growth Subaccount	TA AEGON U.S. Government Securities - PAM - SC Subaccount	TA International Moderate Growth - SC Subaccount	TA BlackRock Large Cap Value - SC Subaccount
Accumulation units outstanding: Service
M&E—1.05%—First Union	98,557	575,368	16,515	4,788

M&E—1.15%—The One	—	—	—	—

M&E—1.15%—Immediate Income Builder	—	—	—	—

M&E—1.25%—First Union	94,202	983,690	104,100	29,550

M&E—1.25%—RIB	—	24,240	—	—

M&E—1.25%—RIB II	—	2,109	—	—

M&E—1.30%—First Union	127,870	594,144	—	33,410

M&E—1.35%—The One	—	—	—	—

M&E—1.35%—Immediate Income Builder	—	—	—	—

M&E—1.40%—First Union	139,717	58,655	127,608	138,215

M&E—1.40%—RIB	—	—	—	—

M&E—1.40%—RIB II	—	—	—	—

M&E—1.50%—First Union	279,052	1,103,518	390,475	452,752

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—1.90%—The One	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

M&E—2.10%—The One	—	—	—	—

M&E—2.40%—Immediate Income Builder	—	—	—	—

M&E—2.50%—The One	—	—	—	—

M&E—2.60%—Immediate Income Builder	—	—	—	—

M&E—2.70%—The One	—	—	—	—

M&E—3.65%—Immediate Income Builder	—	—	—	—

M&E—3.85%—Immediate Income Builder	—	—	—	—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	TA WMC Diversified Growth Subaccount	TA AEGON U.S. Government Securities - PAM - SC Subaccount	TA International Moderate Growth - SC Subaccount	TA BlackRock Large Cap Value - SC Subaccount
Accumulation unit value: Service
M&E—1.05%—First Union	$1.651827	$1.381799	$0.994723	$1.221584

M&E—1.15%—The One	$—	$—	$—	$—

M&E—1.15%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.25%—First Union	$1.620538	$1.356996	$0.981688	$1.214056

M&E—1.25%—RIB	$—	$1.356996	$—	$—

M&E—1.25%—RIB II	$—	$1.356996	$—	$—

M&E—1.30%—First Union	$1.612851	$1.350865	$0.978437	$1.212198

M&E—1.35%—The One	$—	$—	$—	$—

M&E—1.35%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.40%—First Union	$1.597497	$1.338732	$0.972012	$1.208481

M&E—1.40%—RIB	$—	$1.338732	$—	$—

M&E—1.40%—RIB II	$—	$1.338732	$—	$—

M&E—1.50%—First Union	$1.582325	$1.326677	$0.965634	$1.204748

M&E—1.75%—First Union	$1.545084	$1.297044	$0.949894	$1.195537

M&E—1.80%—First Union	$1.537808	$1.291245	$0.946795	$1.193702

M&E—1.90%—First Union	$1.523216	$1.279681	$0.940599	$1.190060

M&E—1.90%—The One	$—	$—	$—	$—

M&E—2.00%—First Union	$1.508818	$1.268238	$0.934481	$1.186424

M&E—2.10%—The One	$—	$—	$—	$—

M&E—2.40%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.50%—The One	$—	$—	$—	$—

M&E—2.60%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.70%—The One	$—	$—	$—	$—

M&E—3.65%—Immediate Income Builder	$—	$—	$—	$—

M&E—3.85%—Immediate Income Builder	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	TA WMC Diversified Growth Subaccount	TA AEGON U.S. Government Securities - PAM - SC Subaccount	TA International Moderate Growth - SC Subaccount	TA BlackRock Large Cap Value - SC Subaccount
Accumulation units outstanding: Service Class II
M&E—1.05%—First Union	—	—	—	—

M&E—1.25%—First Union	—	—	—	—

M&E—1.25%—RIB II	—	—	—	—

M&E—1.30%—First Union	—	—	—	—

M&E—1.40%—First Union	—	—	—	—

M&E—1.40%—RIB II	—	—	—	—

M&E—1.50%—First Union	—	—	—	—

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

Accumulation unit value: Service Class II
M&E—1.05%—First Union	$—	$—	$—	$—

M&E—1.25%—First Union	$—	$—	$—	$—

M&E—1.25%—RIB II	$—	$—	$—	$—

M&E—1.30%—First Union	$—	$—	$—	$—

M&E—1.40%—First Union	$—	$—	$—	$—

M&E—1.40%—RIB II	$—	$—	$—	$—

M&E—1.50%—First Union	$—	$—	$—	$—

M&E—1.75%—First Union	$—	$—	$—	$—

M&E—1.80%—First Union	$—	$—	$—	$—

M&E—1.90%—First Union	$—	$—	$—	$—

M&E—2.00%—First Union	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	TA JPMorgan Tactical Allocation - SC Subaccount	TA Multi Managed Large Cap Core - SC Subaccount	TA PIMCO Total Return - SC Subaccount	WFAVT International Equity Subaccount
Assets
Investment in securities:
Number of shares—Initial	—	—	—	275,352.818

Cost	$—	$—	$—	$1,772,193

Number of shares—Service	29,977.164	29,666.980	260,570.461	35,384.990

Cost	$382,969	$423,934	$2,984,940	$182,551

Number of shares—Service Class II	—	—	—	—

Cost	$—	$—	$—	$—

Investments in mutual funds, Level 1 quoted prices at net asset value	$400,195	$526,886	$3,129,451	$1,535,753
Receivable for units sold	—	—	6	—

Total assets	400,195	526,886	3,129,457	1,535,753

Liabilities
Payable for units redeemed	1	2	—	—

Total net assets	$400,194	$526,884	$3,129,457	$1,535,753

Net Assets:
Deferred annuity contracts terminable by owners	$400,194	$526,884	$3,129,457	$1,535,753

Total net assets	$400,194	$526,884	$3,129,457	$1,535,753

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	TA JPMorgan Tactical Allocation - SC Subaccount	TA Multi Managed Large Cap Core - SC Subaccount	TA PIMCO Total Return - SC Subaccount	WFAVT International Equity Subaccount
Accumulation units outstanding: Initial
M&E—1.05%—First Union	—	—	—	—

M&E—1.15%—The One	—	—	—	—

M&E—1.15%—Immediate Income Builder	—	—	—	—

M&E—1.25%—First Union	—	—	—	194,744

M&E—1.25%—RIB	—	—	—	—

M&E—1.25%—RIB II	—	—	—	—

M&E—1.30%—First Union	—	—	—	—

M&E—1.35%—The One	—	—	—	—

M&E—1.35%—Immediate Income Builder	—	—	—	—

M&E—1.40%—First Union	—	—	—	257,244

M&E—1.40%—RIB	—	—	—	—

M&E—1.40%—RIB II	—	—	—	—

M&E—1.50%—First Union	—	—	—	449,931

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—1.90%—The One	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

M&E—2.10%—The One	—	—	—	—

M&E—2.40%—Immediate Income Builder	—	—	—	—

M&E—2.50%—First Union	—	—	—	—

M&E—2.50%—The One	—	—	—	—

M&E—2.60%—Immediate Income Builder	—	—	—	—

M&E—2.70%—The One	—	—	—	—

M&E—3.65%—Immediate Income Builder	—	—	—	—

M&E—3.85%—Immediate Income Builder	—	—	—	—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	TA JPMorgan Tactical Allocation - SC Subaccount	TA Multi Managed Large Cap Core - SC Subaccount	TA PIMCO Total Return - SC Subaccount	WFAVT International Equity Subaccount
Accumulation unit value: Initial
M&E—1.05%—First Union	$—	$—	$—	$—

M&E—1.15%—The One	$—	$—	$—	$—

M&E—1.15%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.25%—First Union	$—	$—	$—	$1.611413

M&E—1.25%—RIB	$—	$—	$—	$—

M&E—1.25%—RIB II	$—	$—	$—	$—

M&E—1.30%—First Union	$—	$—	$—	$—

M&E—1.35%—The One	$—	$—	$—	$—

M&E—1.35%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.40%—First Union	$—	$—	$—	$1.579089

M&E—1.40%—RIB	$—	$—	$—	$—

M&E—1.40%—RIB II	$—	$—	$—	$—

M&E—1.50%—First Union	$—	$—	$—	$1.422937

M&E—1.75%—First Union	$—	$—	$—	$1.386020

M&E—1.80%—First Union	$—	$—	$—	$—

M&E—1.90%—First Union	$—	$—	$—	$1.364400

M&E—1.90%—The One	$—	$—	$—	$—

M&E—2.00%—First Union	$—	$—	$—	$1.350190

M&E—2.10%—The One	$—	$—	$—	$—

M&E—2.40%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.50%—First Union	$—	$—	$—	$—

M&E—2.50%—The One	$—	$—	$—	$—

M&E—2.60%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.70%—The One	$—	$—	$—	$—

M&E—3.65%—Immediate Income Builder	$—	$—	$—	$—

M&E—3.85%—Immediate Income Builder	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	TA JPMorgan Tactical Allocation - SC Subaccount	TA Multi Managed Large Cap Core - SC Subaccount	TA PIMCO Total Return - SC Subaccount	WFAVT International Equity Subaccount
Accumulation units outstanding: Service
M&E—1.05%—First Union	58,370	—	37,793	17,968

M&E—1.15%—The One	—	—	—	—

M&E—1.15%—Immediate Income Builder	—	—	—	—

M&E—1.25%—First Union	12,037	28,163	291,418	20,928

M&E—1.25%—RIB	—	—	—	—

M&E—1.25%—RIB II	—	—	—	—

M&E—1.30%—First Union	81,932	31,828	360,471	48,572

M&E—1.35%—The One	—	—	—	—

M&E—1.35%—Immediate Income Builder	—	—	—	—

M&E—1.40%—First Union	96,148	87,954	474,207	—

M&E—1.40%—RIB	—	—	—	—

M&E—1.40%—RIB II	—	—	—	—

M&E—1.50%—First Union	48,070	159,396	975,729	13,161

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—1.90%—The One	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

M&E—2.10%—The One	—	—	—	—

M&E—2.40%—Immediate Income Builder	—	—	—	—

M&E—2.50%—The One	—	—	—	—

M&E—2.60%—Immediate Income Builder	—	—	—	—

M&E—2.70%—The One	—	—	—	—

M&E—3.65%—Immediate Income Builder	—	—	—	—

M&E—3.85%—Immediate Income Builder	—	—	—	—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	TA JPMorgan Tactical Allocation - SC Subaccount	TA Multi Managed Large Cap Core - SC Subaccount	TA PIMCO Total Return - SC Subaccount	WFAVT International Equity Subaccount
Accumulation unit value: Service
M&E—1.05%—First Union	$1.383770	$1.737974	$1.512559	$1.781207

M&E—1.15%—The One	$—	$—	$—	$—

M&E—1.15%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.25%—First Union	$1.357551	$1.725418	$1.483916	$1.747460

M&E—1.25%—RIB	$—	$—	$—	$—

M&E—1.25%—RIB II	$—	$—	$—	$—

M&E—1.30%—First Union	$1.351081	$1.722278	$1.476859	$1.739153

M&E—1.35%—The One	$—	$—	$—	$—

M&E—1.35%—Immediate Income Builder	$—	$—	$—	$—

M&E—1.40%—First Union	$1.338223	$1.716040	$1.462832	$—

M&E—1.40%—RIB	$—	$—	$—	$—

M&E—1.40%—RIB II	$—	$—	$—	$—

M&E—1.50%—First Union	$1.325508	$1.709838	$1.448972	$1.706226

M&E—1.75%—First Union	$1.294325	$1.694455	$1.414875	$—

M&E—1.80%—First Union	$1.288207	$1.691397	$1.408160	$1.658248

M&E—1.90%—First Union	$1.276007	$1.685321	$1.394826	$—

M&E—1.90%—The One	$—	$—	$—	$—

M&E—2.00%—First Union	$1.263961	$1.679254	$1.381645	$1.627003

M&E—2.10%—The One	$—	$—	$—	$—

M&E—2.40%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.50%—The One	$—	$—	$—	$—

M&E—2.60%—Immediate Income Builder	$—	$—	$—	$—

M&E—2.70%—The One	$—	$—	$—	$—

M&E—3.65%—Immediate Income Builder	$—	$—	$—	$—

M&E—3.85%—Immediate Income Builder	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	TA JPMorgan Tactical Allocation - SC Subaccount	TA Multi Managed Large Cap Core - SC Subaccount	TA PIMCO Total Return - SC Subaccount	WFAVT International Equity Subaccount
Accumulation units outstanding: Service Class II
M&E—1.05%—First Union	—	—	—	—

M&E—1.25%—First Union	—	—	—	—

M&E—1.25%—RIB II	—	—	—	—

M&E—1.30%—First Union	—	—	—	—

M&E—1.40%—First Union	—	—	—	—

M&E—1.40%—RIB II	—	—	—	—

M&E—1.50%—First Union	—	—	—	—

M&E—1.75%—First Union	—	—	—	—

M&E—1.80%—First Union	—	—	—	—

M&E—1.90%—First Union	—	—	—	—

M&E—2.00%—First Union	—	—	—	—

Accumulation unit value: Service Class II
M&E—1.05%—First Union	$—	$—	$—	$—

M&E—1.25%—First Union	$—	$—	$—	$—

M&E—1.25%—RIB II	$—	$—	$—	$—

M&E—1.30%—First Union	$—	$—	$—	$—

M&E—1.40%—First Union	$—	$—	$—	$—

M&E—1.40%—RIB II	$—	$—	$—	$—

M&E—1.50%—First Union	$—	$—	$—	$—

M&E—1.75%—First Union	$—	$—	$—	$—

M&E—1.80%—First Union	$—	$—	$—	$—

M&E—1.90%—First Union	$—	$—	$—	$—

M&E—2.00%—First Union	$—	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	WFAVT Omega Growth Subaccount	WFAVT OpportunitySM Subaccount	WFAVT Small Cap Growth Subaccount
Assets
Investment in securities:
Number of shares—Initial	56,228.792	107,517.884	153,855.476

Cost	$968,958	$1,783,172	$1,020,021

Number of shares—Service	12,057.168	10,143.900	12,736.393

Cost	$264,753	$180,122	$104,232

Number of shares—Service Class II	—	—	—

Cost	$—	$—	$—

Investments in mutual funds, Level 1 quoted prices at net asset value	$1,740,205	$2,355,893	$1,320,437
Receivable for units sold	5	—	—

Total assets	1,740,210	2,355,893	1,320,437

Liabilities
Payable for units redeemed	—	3	11

Total net assets	$1,740,210	$2,355,890	$1,320,426

Net Assets:
Deferred annuity contracts terminable by owners	$1,740,210	$2,355,890	$1,320,426

Total net assets	$1,740,210	$2,355,890	$1,320,426

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	WFAVT Omega Growth Subaccount	WFAVT OpportunitySM Subaccount	WFAVT Small Cap Growth Subaccount
Accumulation units outstanding: Initial
M&E—1.05%—First Union	—	—	—

M&E—1.15%—The One	—	—	—

M&E—1.15%—Immediate Income Builder	—	—	—

M&E—1.25%—First Union	194,882	220,645	179,773

M&E—1.25%—RIB	—	—	—

M&E—1.25%—RIB II	—	—	—

M&E—1.30%—First Union	—	—	—

M&E—1.35%—The One	—	—	—

M&E—1.35%—Immediate Income Builder	—	—	—

M&E—1.40%—First Union	253,309	1,036,400	275,865

M&E—1.40%—RIB	—	—	—

M&E—1.40%—RIB II	—	—	—

M&E—1.50%—First Union	415,604	541,438	493,817

M&E—1.75%—First Union	—	—	—

M&E—1.80%—First Union	—	—	—

M&E—1.90%—First Union	—	—	—

M&E—1.90%—The One	—	—	—

M&E—2.00%—First Union	—	—	—

M&E—2.10%—The One	—	—	—

M&E—2.40%—Immediate Income Builder	—	—	—

M&E—2.50%—First Union	—	—	—

M&E—2.50%—The One	—	—	—

M&E—2.60%—Immediate Income Builder	—	—	—

M&E—2.70%—The One	—	—	—

M&E—3.65%—Immediate Income Builder	—	—	—

M&E—3.85%—Immediate Income Builder	—	—	—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	WFAVT Omega Growth Subaccount	WFAVT OpportunitySM Subaccount	WFAVT Small Cap Growth Subaccount
Accumulation unit value: Initial
M&E—1.05%—First Union	$—	$—	$—

M&E—1.15%—The One	$—	$—	$—

M&E—1.15%—Immediate Income Builder	$—	$—	$—

M&E—1.25%—First Union	$1.526579	$1.199430	$1.290463

M&E—1.25%—RIB	$—	$—	$—

M&E—1.25%—RIB II	$—	$—	$—

M&E—1.30%—First Union	$—	$—	$—

M&E—1.35%—The One	$—	$—	$—

M&E—1.35%—Immediate Income Builder	$—	$—	$—

M&E—1.40%—First Union	$1.499655	$1.197024	$1.285747

M&E—1.40%—RIB	$—	$—	$—

M&E—1.40%—RIB II	$—	$—	$—

M&E—1.50%—First Union	$1.828261	$1.195445	$1.282626

M&E—1.75%—First Union	$1.780818	$1.191470	$1.274905

M&E—1.80%—First Union	$—	$—	$—

M&E—1.90%—First Union	$1.753027	$1.189098	$1.270256

M&E—1.90%—The One	$—	$—	$—

M&E—2.00%—First Union	$1.734780	$1.187522	$1.267204

M&E—2.10%—The One	$—	$—	$—

M&E—2.40%—Immediate Income Builder	$—	$—	$—

M&E—2.50%—First Union	$—	$—	$0.955543

M&E—2.50%—The One	$—	$—	$—

M&E—2.60%—Immediate Income Builder	$—	$—	$—

M&E—2.70%—The One	$—	$—	$—

M&E—3.65%—Immediate Income Builder	$—	$—	$—

M&E—3.85%—Immediate Income Builder	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	WFAVT Omega Growth Subaccount	WFAVT OpportunitySM Subaccount	WFAVT Small Cap Growth Subaccount
Accumulation units outstanding: Service
M&E—1.05%—First Union	9,632	—	28,174

M&E—1.15%—The One	—	—	—

M&E—1.15%—Immediate Income Builder	—	—	—

M&E—1.25%—First Union	5,465	15,320	8,919

M&E—1.25%—RIB	—	—	—

M&E—1.25%—RIB II	—	—	—

M&E—1.30%—First Union	62,207	108,507	25,935

M&E—1.35%—The One	—	—	—

M&E—1.35%—Immediate Income Builder	—	—	—

M&E—1.40%—First Union	—	—	—

M&E—1.40%—RIB	—	—	—

M&E—1.40%—RIB II	—	—	—

M&E—1.50%—First Union	65,107	46,577	18,547

M&E—1.75%—First Union	—	—	—

M&E—1.80%—First Union	—	—	—

M&E—1.90%—First Union	—	—	—

M&E—1.90%—The One	—	—	—

M&E—2.00%—First Union	—	—	—

M&E—2.10%—The One	—	—	—

M&E—2.40%—Immediate Income Builder	—	—	—

M&E—2.50%—The One	—	—	—

M&E—2.60%—Immediate Income Builder	—	—	—

M&E—2.70%—The One	—	—	—

M&E—3.65%—Immediate Income Builder	—	—	—

M&E—3.85%—Immediate Income Builder	—	—	—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	WFAVT Omega Growth Subaccount	WFAVT OpportunitySM Subaccount	WFAVT Small Cap Growth Subaccount
Accumulation unit value: Service
M&E—1.05%—First Union	$2.194094	$1.198337	$1.236415

M&E—1.15%—The One	$—	$—	$—

M&E—1.15%—Immediate Income Builder	$—	$—	$—

M&E—1.25%—First Union	$2.152513	$1.195136	$1.230408

M&E—1.25%—RIB	$—	$—	$—

M&E—1.25%—RIB II	$—	$—	$—

M&E—1.30%—First Union	$2.142235	$1.194353	$1.228906

M&E—1.35%—The One	$—	$—	$—

M&E—1.35%—Immediate Income Builder	$—	$—	$—

M&E—1.40%—First Union	$—	$—	$—

M&E—1.40%—RIB	$—	$—	$—

M&E—1.40%—RIB II	$—	$—	$—

M&E—1.50%—First Union	$2.101757	$1.191172	$1.222948

M&E—1.75%—First Union	$—	$—	$—

M&E—1.80%—First Union	$2.042576	$1.186429	$1.214083

M&E—1.90%—First Union	$—	$—	$—

M&E—1.90%—The One	$—	$—	$—

M&E—2.00%—First Union	$2.004170	$1.183276	$1.208208

M&E—2.10%—The One	$—	$—	$—

M&E—2.40%—Immediate Income Builder	$—	$—	$—

M&E—2.50%—The One	$—	$—	$—

M&E—2.60%—Immediate Income Builder	$—	$—	$—

M&E—2.70%—The One	$—	$—	$—

M&E—3.65%—Immediate Income Builder	$—	$—	$—

M&E—3.85%—Immediate Income Builder	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Assets and Liabilities

December 31, 2012

	WFAVT Omega Growth Subaccount	WFAVT OpportunitySM Subaccount	WFAVT Small Cap Growth Subaccount
Accumulation units outstanding: Service Class II
M&E—1.05%—First Union	—	—	—

M&E—1.25%—First Union	—	—	—

M&E—1.25%—RIB II	—	—	—

M&E—1.30%—First Union	—	—	—

M&E—1.40%—First Union	—	—	—

M&E—1.40%—RIB II	—	—	—

M&E—1.50%—First Union	—	—	—

M&E—1.75%—First Union	—	—	—

M&E—1.80%—First Union	—	—	—

M&E—1.90%—First Union	—	—	—

M&E—2.00%—First Union	—	—	—

Accumulation unit value: Service Class II
M&E—1.05%—First Union	$—	$—	$—

M&E—1.25%—First Union	$—	$—	$—

M&E—1.25%—RIB II	$—	$—	$—

M&E—1.30%—First Union	$—	$—	$—

M&E—1.40%—First Union	$—	$—	$—

M&E—1.40%—RIB II	$—	$—	$—

M&E—1.50%—First Union	$—	$—	$—

M&E—1.75%—First Union	$—	$—	$—

M&E—1.80%—First Union	$—	$—	$—

M&E—1.90%—First Union	$—	$—	$—

M&E—2.00%—First Union	$—	$—	$—

See accompanying notes.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Operations and Changes in Net Assets

Years Ended December 31, 2011 and 2012, Except as Noted

	Invesco V.I. Core Equity Subaccount	Invesco V.I. Government Securities Subaccount	Invesco V.I. International Growth Subaccount	Invesco Van Kampen V.I. American Franchise Subaccount(1)
Net Assets as of January 1, 2011	$12,058,632	$1,180,709	$1,603,447	$—

Investment income:
Dividends	107,877	41,058	22,638	—
Investment expenses:
Mortality and expense risk and other charges	156,150	14,991	19,980	—

Net investment income (loss)	(48,273)	26,067	2,658	—
Net realized and unrealized gains (losses) on investments:
Capital gain distributions	—	—	—	—
Realized gain (loss) on investments	182,831	2,192	35,073	—

Net realized capital gains (losses) on investments	182,831	2,192	35,073	—
Net change in unrealized appreciation (depreciation)	(259,740)	44,141	(156,094)	—

Net gain (loss) on investment	(76,909)	46,333	(121,021)	—
Increase (decrease) in net assets from operations	(125,182)	72,400	(118,363)	—

Increase (decrease) in net assets from contract transactions	(1,510,749)	(118,098)	(240,831)	—

Total increase (decrease) in net assets	(1,635,931)	(45,698)	(359,194)	—

Net Assets as of December 31, 2011	$10,422,701	$1,135,011	$1,244,253	$—

Investment income:
Dividends	100,566	32,702	18,690	—
Investment expenses:
Mortality and expense risk and other charges	144,735	14,320	17,673	17,950

Net investment income (loss)	(44,169)	18,382	1,017	(17,950)

Net realized and unrealized gains (losses) on investments:
Capital gain distributions	—	—	—	—
Realized gain (loss) on investments	265,723	8,381	21,498	(10,603)

Net realized capital gains (losses) on investments	265,723	8,381	21,498	(10,603)
Net change in unrealized appreciation (depreciation)	1,010,274	(14,157)	144,715	(34,888)

Net gain (loss) on investment	1,275,997	(5,776)	166,213	(45,491)
Increase (decrease) in net assets from operations	1,231,828	12,606	167,230	(63,441)

Increase (decrease) in net assets from contract transactions	(1,490,193)	(118,904)	(167,657)	1,927,496

Total increase (decrease) in net assets	(258,365)	(106,298)	(427)	1,864,055

Net Assets as of December 31, 2012	$10,164,336	$1,028,713	$1,243,826	$1,864,055

See accompanying notes.

(1)	See footnote 1

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Operations and Changes in Net Assets

Years Ended December 31, 2011 and 2012, Except as Noted

	AllianceBernstein Global Thematic Growth Subaccount	AllianceBernstein Large Cap Growth Subaccount	Columbia - Mid Cap Growth Subaccount	Columbia - High Income Subaccount
Net Assets as of January 1, 2011	$762,518	$1,592,744	$619,885	$1,209,340

Investment income:
Dividends	2,451	1,221	—	88,709
Investment expenses:
Mortality and expense risk and other charges	9,325	19,253	7,010	16,314

Net investment income (loss)	(6,874)	(18,032)	(7,010)	72,395
Net realized and unrealized gains (losses) on investments:
Capital gain distributions	—	—	—	—
Realized gain (loss) on investments	(3,850)	81,984	2,848	(11,050)

Net realized capital gains (losses) on investments	(3,850)	81,984	2,848	(11,050)
Net change in unrealized appreciation (depreciation)	(180,318)	(122,843)	(12,904)	(2,883)

Net gain (loss) on investment	(184,168)	(40,859)	(10,056)	(13,933)
Increase (decrease) in net assets from operations	(191,042)	(58,891)	(17,066)	58,462

Increase (decrease) in net assets from contract transactions	(39,124)	(360,549)	(180,345)	(123,484)

Total increase (decrease) in net assets	(230,166)	(419,440)	(197,411)	(65,022)

Net Assets as of December 31, 2011	$532,352	$1,173,304	$422,474	$1,144,318

Investment income:
Dividends	—	336	—	43,135
Investment expenses:
Mortality and expense risk and other charges	7,413	15,802	5,809	12,773

Net investment income (loss)	(7,413)	(15,466)	(5,809)	30,362

Net realized and unrealized gains (losses) on investments:
Capital gain distributions	—	—	7,193	—
Realized gain (loss) on investments	49,940	51,176	(6,451)	(5,439)

Net realized capital gains (losses) on investments	49,940	51,176	742	(5,439)
Net change in unrealized appreciation (depreciation)	9,373	133,741	43,974	92,119

Net gain (loss) on investment	59,313	184,917	44,716	86,680
Increase (decrease) in net assets from operations	51,900	169,451	38,907	117,042

Increase (decrease) in net assets from contract transactions	(104,193)	(335,388)	(98,739)	(673,033)

Total increase (decrease) in net assets	(52,293)	(165,937)	(59,832)	(555,991)

Net Assets as of December 31, 2012	$480,059	$1,007,367	$362,642	$588,327

See accompanying notes.

(1)	See footnote 1

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Operations and Changes in Net Assets

Years Ended December 31, 2011 and 2012, Except as Noted

	Columbia - Marsico Focused Equities Subaccount	Columbia - Marsico Growth Subaccount	Columbia - Marsico 21st Century Subaccount	Columbia - Marsico International Opportunities - C2 Subaccount
Net Assets as of January 1, 2011	$967,474	$579,222	$72,455	$780,837

Investment income:
Dividends	3,947	1,759	—	5,936
Investment expenses:
Mortality and expense risk and other charges	12,227	7,493	887	9,807

Net investment income (loss)	(8,280)	(5,734)	(887)	(3,871)
Net realized and unrealized gains (losses) on investments:
Capital gain distributions	—	—	—	—
Realized gain (loss) on investments	24,987	20,902	(357)	(18,943)

Net realized capital gains (losses) on investments	24,987	20,902	(357)	(18,943)
Net change in unrealized appreciation (depreciation)	(53,348)	(37,008)	(8,063)	(112,478)

Net gain (loss) on investment	(28,361)	(16,106)	(8,420)	(131,421)
Increase (decrease) in net assets from operations	(36,641)	(21,840)	(9,307)	(135,292)

Increase (decrease) in net assets from contract transactions	(180,876)	(43,212)	(1,034)	(16,014)

Total increase (decrease) in net assets	(217,517)	(65,052)	(10,341)	(151,306)

Net Assets as of December 31, 2011	$749,957	$514,170	$62,114	$629,531

Investment income:
Dividends	2,763	3,392	—	6,035
Investment expenses:
Mortality and expense risk and other charges	10,412	7,023	812	9,041

Net investment income (loss)	(7,649)	(3,631)	(812)	(3,006)
Net realized and unrealized gains (losses) on investments:
Capital gain distributions	74,425	—	—	—
Realized gain (loss) on investments	26,788	41,309	(2,794)	(55,812)

Net realized capital gains (losses) on investments	101,213	41,309	(2,794)	(55,812)
Net change in unrealized appreciation (depreciation)	(15,762)	15,454	9,485	154,730

Net gain (loss) on investment	85,451	56,763	6,691	98,918
Increase (decrease) in net assets from operations	77,802	53,132	5,879	95,912

Increase (decrease) in net assets from contract transactions	(195,813)	(111,499)	(5,035)	(96,351)

Total increase (decrease) in net assets	(118,011)	(58,367)	844	(439)

Net Assets as of December 31, 2012	$631,946	$455,803	$62,958	$629,092

See accompanying notes.

(1)	See footnote 1

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Operations and Changes in Net Assets

Years Ended December 31, 2011 and 2012, Except as Noted

	Davis Value Subaccount	Dreyfus Stock Index Subaccount	Dreyfus VIF - Money Market Subaccount	Federated Capital Appreciation Subaccount
Net Assets as of January 1, 2011	$6,713,072	$2,427,116	$2,658,395	$888,582

Investment income:
Dividends	48,952	40,954	138	5,929
Investment expenses:
Mortality and expense risk and other charges	84,289	29,739	32,367	11,055

Net investment income (loss)	(35,337)	11,215	(32,229)	(5,126)
Net realized and unrealized gains (losses) on investments:
Capital gain distributions	426,751	15,952	—	—
Realized gain (loss) on investments	122,696	18,702	—	7,248

Net realized capital gains (losses) on investments	549,447	34,654	—	7,248
Net change in unrealized appreciation (depreciation)	(846,659)	(20,609)	—	(58,303)

Net gain (loss) on investment	(297,212)	14,045	—	(51,055)
Increase (decrease) in net assets from operations	(332,549)	25,260	(32,229)	(56,181)

Increase (decrease) in net assets from contract transactions	(937,276)	(319,418)	(480,587)	(157,797)

Total increase (decrease) in net assets	(1,269,825)	(294,158)	(512,816)	(213,978)

Net Assets as of December 31, 2011	$5,443,247	$2,132,958	$2,145,579	$674,604

Investment income:
Dividends	83,133	45,981	1	3,641
Investment expenses:
Mortality and expense risk and other charges	76,490	30,177	27,476	8,965

Net investment income (loss)	6,643	15,804	(27,475)	(5,324)
Net realized and unrealized gains (losses) on investments:
Capital gain distributions	304,805	109,693	—	37,076
Realized gain (loss) on investments	(16,985)	5,959	—	9,407

Net realized capital gains (losses) on investments	287,820	115,652	—	46,483
Net change in unrealized appreciation (depreciation)	297,807	165,642	—	13,471

Net gain (loss) on investment	585,627	281,294	—	59,954
Increase (decrease) in net assets from operations	592,270	297,098	(27,475)	54,630

Increase (decrease) in net assets from contract transactions	(971,187)	(172,439)	(356,372)	(161,584)

Total increase (decrease) in net assets	(378,917)	124,659	(383,847)	(106,954)

Net Assets as of December 31, 2012	$5,064,330	$2,257,617	$1,761,732	$567,650

See accompanying notes.

(1)	See footnote 1

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Operations and Changes in Net Assets

Years Ended December 31, 2011 and 2012, Except as Noted

	Federated Kaufmann Subaccount	Federated High Income Bond Subaccount	Fidelity VIP Asset ManagerSM Subaccount	Fidelity VIP Asset Manager: Growth® Subaccount
Net Assets as of January 1, 2011	$3,253,505	$3,593,436	$3,161,024	$1,180,174

Investment income:
Dividends	32,839	299,625	54,332	16,097
Investment expenses:
Mortality and expense risk and other charges	38,235	42,989	39,592	14,130

Net investment income (loss)	(5,396)	256,636	14,740	1,967
Net realized and unrealized gains (losses) on investments:
Capital gain distributions	—	—	13,321	1,937
Realized gain (loss) on investments	(62,583)	(92,451)	83,199	58,524

Net realized capital gains (losses) on investments	(62,583)	(92,451)	96,520	60,461
Net change in unrealized appreciation (depreciation)	(349,683)	(46,147)	(214,478)	(128,090)

Net gain (loss) on investment	(412,266)	(138,598)	(117,958)	(67,629)
Increase (decrease) in net assets from operations	(417,662)	118,038	(103,218)	(65,662)

Increase (decrease) in net assets from contract transactions	(522,747)	(1,015,722)	(438,938)	(204,563)

Total increase (decrease) in net assets	(940,409)	(897,684)	(542,156)	(270,225)

Net Assets as of December 31, 2011	$2,313,096	$2,695,752	$2,618,868	$909,949

Investment income:
Dividends	—	218,207	38,270	12,629
Investment expenses:
Mortality and expense risk and other charges	31,902	40,523	35,393	12,365

Net investment income (loss)	(31,902)	177,684	2,877	264
Net realized and unrealized gains (losses) on investments:
Capital gain distributions	—	—	18,324	3,246
Realized gain (loss) on investments	(82,180)	253,805	63,049	28,259

Net realized capital gains (losses) on investments	(82,180)	253,805	81,373	31,505
Net change in unrealized appreciation (depreciation)	458,380	(79,805)	191,239	89,357

Net gain (loss) on investment	376,200	174,000	272,612	120,862
Increase (decrease) in net assets from operations	344,298	351,684	275,489	121,126

Increase (decrease) in net assets from contract transactions	(466,317)	(367,294)	(434,432)	(142,567)

Total increase (decrease) in net assets	(122,019)	(15,610)	(158,943)	(21,441)

Net Assets as of December 31, 2012	$2,191,077	$2,680,142	$2,459,925	$888,508

See accompanying notes.

(1)	See footnote 1

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Operations and Changes in Net Assets

Years Ended December 31, 2011 and 2012, Except as Noted

	Fidelity VIP Balanced Subaccount	Fidelity VIP Contrafund® Subaccount	Fidelity VIP Equity- Income Subaccount	Fidelity VIP Growth Subaccount
Net Assets as of January 1, 2011	$4,290,813	$11,184,473	$10,498,045	$7,993,540

Investment income:
Dividends	64,224	94,754	235,195	22,868
Investment expenses:
Mortality and expense risk and other charges	53,345	135,499	136,393	101,078

Net investment income (loss)	10,879	(40,745)	98,802	(78,210)
Net realized and unrealized gains (losses) on investments:
Capital gain distributions	10,482	—	—	26,396
Realized gain (loss) on investments	127,410	281,842	(374,494)	16,928

Net realized capital gains (losses) on investments	137,892	281,842	(374,494)	43,324
Net change in unrealized appreciation (depreciation)	(341,675)	(585,321)	238,891	2,118

Net gain (loss) on investment	(203,783)	(303,479)	(135,603)	45,442
Increase (decrease) in net assets from operations	(192,904)	(344,224)	(36,801)	(32,768)

Increase (decrease) in net assets from contract transactions	(382,270)	(1,817,399)	(1,014,177)	(1,137,792)

Total increase (decrease) in net assets	(575,174)	(2,161,623)	(1,050,978)	(1,170,560)

Net Assets as of December 31, 2011	$3,715,639	$9,022,850	$9,447,067	$6,822,980

Investment income:
Dividends	60,138	119,103	273,846	36,267
Investment expenses:
Mortality and expense risk and other charges	50,822	126,237	131,468	95,001

Net investment income (loss)	9,316	(7,134)	142,378	(58,734)
Net realized and unrealized gains (losses) on investments:
Capital gain distributions	186,236	—	599,242	—
Realized gain (loss) on investments	83,811	(224,777)	(421,577)	198,618

Net realized capital gains (losses) on investments	270,047	(224,777)	177,665	198,618
Net change in unrealized appreciation (depreciation)	200,867	1,526,088	1,068,239	737,565

Net gain (loss) on investment	470,914	1,301,311	1,245,904	936,183
Increase (decrease) in net assets from operations	480,230	1,294,177	1,388,282	877,449

Increase (decrease) in net assets from contract transactions	(541,113)	(1,224,257)	(1,617,462)	(1,196,284)

Total increase (decrease) in net assets	(60,883)	69,920	(229,180)	(318,835)

Net Assets as of December 31, 2012	$3,654,756	$9,092,770	$9,217,887	$6,504,145

See accompanying notes.

(1)	See footnote 1

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Operations and Changes in Net Assets

Years Ended December 31, 2011 and 2012, Except as Noted

	Fidelity VIP Growth & Income Subaccount	Fidelity VIP Growth Opportunities Subaccount	Fidelity VIP High Income Subaccount	Fidelity VIP Investment Grade Bond Subaccount
Net Assets as of January 1, 2011	$4,707,373	$4,024,521	$4,926,741	$17,691,536

Investment income:
Dividends	71,682	4,136	296,436	498,105
Investment expenses:
Mortality and expense risk and other charges	58,301	51,393	62,640	220,490

Net investment income (loss)	13,381	(47,257)	233,796	277,615
Net realized and unrealized gains (losses) on investments:
Capital gain distributions	—	—	—	434,329
Realized gain (loss) on investments	61,922	212,341	(74,288)	161,699

Net realized capital gains (losses) on investments	61,922	212,341	(74,288)	596,028
Net change in unrealized appreciation (depreciation)	(67,734)	(104,372)	(34,146)	45,919

Net gain (loss) on investment	(5,812)	107,969	(108,434)	641,947
Increase (decrease) in net assets from operations	7,569	60,712	125,362	919,562

Increase (decrease) in net assets from contract transactions	(729,980)	(843,260)	(763,704)	(3,001,950)

Total increase (decrease) in net assets	(722,411)	(782,548)	(638,342)	(2,082,388)

Net Assets as of December 31, 2011	$3,984,962	$3,241,973	$4,288,399	$15,609,148

Investment income:
Dividends	86,808	11,972	227,236	310,253
Investment expenses:
Mortality and expense risk and other charges	56,596	48,244	57,216	202,696

Net investment income (loss)	30,212	(36,272)	170,020	107,557
Net realized and unrealized gains (losses) on investments:
Capital gain distributions	1,880	—	—	376,246
Realized gain (loss) on investments	166,805	204,004	(57,113)	257,320

Net realized capital gains (losses) on investments	168,685	204,004	(57,113)	633,566
Net change in unrealized appreciation (depreciation)	454,122	408,713	391,580	(91,703)

Net gain (loss) on investment	622,807	612,717	334,467	541,863
Increase (decrease) in net assets from operations	653,019	576,445	504,487	649,420

Increase (decrease) in net assets from contract transactions	(684,507)	(541,280)	(808,731)	(2,832,247)

Total increase (decrease) in net assets	(31,488)	35,165	(304,244)	(2,182,827)

Net Assets as of December 31, 2012	$3,953,474	$3,277,138	$3,984,155	$13,426,321

See accompanying notes.

(1)	See footnote 1

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Operations and Changes in Net Assets

Years Ended December 31, 2011 and 2012, Except as Noted

	Fidelity VIP Index 500 Subaccount	Fidelity VIP Mid Cap Subaccount	Fidelity VIP Money Market Subaccount	Fidelity VIP Overseas Subaccount
Net Assets as of January 1, 2011	$19,850,061	$10,070,199	$3,234,243	$2,445,902

Investment income:
Dividends	354,810	15,889	3,218	27,906
Investment expenses:
Mortality and expense risk and other charges	252,889	124,580	38,658	29,047

Net investment income (loss)	101,921	(108,691)	(35,440)	(1,141)
Net realized and unrealized gains (losses) on investments:
Capital gain distributions	457,342	14,531	—	4,317
Realized gain (loss) on investments	223,971	(12,030)	—	(81,806)

Net realized capital gains (losses) on investments	681,313	2,501	—	(77,489)
Net change in unrealized appreciation (depreciation)	(635,942)	(994,658)	—	(319,883)

Net gain (loss) on investment	45,371	(992,157)	—	(397,372)
Increase (decrease) in net assets from operations	147,292	(1,100,848)	(35,440)	(398,513)

Increase (decrease) in net assets from contract transactions	(2,293,818)	(1,300,816)	(598,711)	(365,054)

Total increase (decrease) in net assets	(2,146,526)	(2,401,664)	(634,151)	(763,567)

Net Assets as of December 31, 2011	$17,703,535	$7,668,535	$2,600,092	$1,682,335

Investment income:
Dividends	362,058	40,680	3,285	32,809
Investment expenses:
Mortality and expense risk and other charges	244,889	107,529	31,946	23,430

Net investment income (loss)	117,169	(66,849)	(28,661)	9,379
Net realized and unrealized gains (losses) on investments:
Capital gain distributions	236,547	586,852	—	5,646
Realized gain (loss) on investments	496,377	36,345	—	(131,690)

Net realized capital gains (losses) on investments	732,924	623,197	—	(126,044)
Net change in unrealized appreciation (depreciation)	1,585,790	409,163	—	417,665

Net gain (loss) on investment	2,318,714	1,032,360	—	291,621
Increase (decrease) in net assets from operations	2,435,883	965,511	(28,661)	301,000

Increase (decrease) in net assets from contract transactions	(2,672,790)	(1,189,264)	(263,561)	(255,463)

Total increase (decrease) in net assets	(236,907)	(223,753)	(292,222)	45,537

Net Assets as of December 31, 2012	$17,466,628	$7,444,782	$2,307,870	$1,727,872

See accompanying notes.

(1)	See footnote 1

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Operations and Changes in Net Assets

Years Ended December 31, 2011 and 2012, Except as Noted

	Franklin Small- Midcap Growth Securities - C2 Subaccount	Franklin Small Cap Value Securities - C2 Subaccount	Mutual Shares Securities - C2 Subaccount	Templeton Developing Markets Securities - C2 Subaccount
Net Assets as of January 1, 2011	$5,865,475	$1,225,033	$2,431,380	$2,090,983

Investment income:
Dividends	—	7,069	46,132	15,922
Investment expenses:
Mortality and expense risk and other charges	72,025	14,192	28,448	23,307

Net investment income (loss)	(72,025)	(7,123)	17,684	(7,385)
Net realized and unrealized gains (losses) on investments:
Capital gain distributions	—	—	—	—
Realized gain (loss) on investments	288,679	(65,478)	(134,324)	(128,642)

Net realized capital gains (losses) on investments	288,679	(65,478)	(134,324)	(128,642)
Net change in unrealized appreciation (depreciation)	(497,483)	16,880	83,156	(164,065)

Net gain (loss) on investment	(208,804)	(48,598)	(51,168)	(292,707)
Increase (decrease) in net assets from operations	(280,829)	(55,721)	(33,484)	(300,092)

Increase (decrease) in net assets from contract transactions	(1,274,833)	(275,221)	(540,610)	(449,695)

Total increase (decrease) in net assets	(1,555,662)	(330,942)	(574,094)	(749,787)

Net Assets as of December 31, 2011	$4,309,813	$894,091	$1,857,286	$1,341,196

Investment income:
Dividends	—	7,382	32,985	18,428
Investment expenses:
Mortality and expense risk and other charges	59,823	12,898	23,742	18,958

Net investment income (loss)	(59,823)	(5,516)	9,243	(530)
Net realized and unrealized gains (losses) on investments:
Capital gain distributions	311,227	—	—	—
Realized gain (loss) on investments	154,604	30,822	(143,582)	27,611

Net realized capital gains (losses) on investments	465,831	30,822	(143,582)	27,611
Net change in unrealized appreciation (depreciation)	(25,487)	112,101	340,106	120,680

Net gain (loss) on investment	440,344	142,923	196,524	148,291
Increase (decrease) in net assets from operations	380,521	137,407	205,767	147,761

Increase (decrease) in net assets from contract transactions	(756,058)	(89,672)	(435,005)	(91,751)

Total increase (decrease) in net assets	(375,537)	47,735	(229,238)	56,010

Net Assets as of December 31, 2012	$3,934,276	$941,826	$1,628,048	$1,397,206

See accompanying notes.

(1)	See footnote 1

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Operations and Changes in Net Assets

Years Ended December 31, 2011 and 2012, Except as Noted

	Templeton Foreign Securities - C2 Subaccount	JPMorgan Insurance Trust Core Bond Subaccount	JPMorgan Insurance Trust Equity Index Subaccount	JPMorgan Insurance Trust Intrepid Growth Subaccount
Net Assets as of January 1, 2011	$3,426,362	$10,185,279	$4,381,261	$2,967,308

Investment income:
Dividends	51,474	555,770	67,219	26,987
Investment expenses:
Mortality and expense risk and other charges	41,002	215,402	84,835	57,435

Net investment income (loss)	10,472	340,368	(17,616)	(30,448)
Net realized and unrealized gains (losses) on investments:
Capital gain distributions	—	—	—	—
Realized gain (loss) on investments	(106,336)	206,343	497,880	358,265

Net realized capital gains (losses) on investments	(106,336)	206,343	497,880	358,265
Net change in unrealized appreciation (depreciation)	(232,431)	(43,810)	(436,115)	(292,589)

Net gain (loss) on investment	(338,767)	162,533	61,765	65,676
Increase (decrease) in net assets from operations	(328,295)	502,901	44,149	35,228

Increase (decrease) in net assets from contract transactions	(630,667)	(1,080,335)	(591,047)	(433,140)

Total increase (decrease) in net assets	(958,962)	(577,434)	(546,898)	(397,912)

Net Assets as of December 31, 2011	$2,467,400	$9,607,845	$3,834,363	$2,569,396

Investment income:
Dividends	71,783	418,740	69,421	17,875
Investment expenses:
Mortality and expense risk and other charges	32,711	212,915	85,908	57,814

Net investment income (loss)	39,072	205,825	(16,487)	(39,939)
Net realized and unrealized gains (losses) on investments:
Capital gain distributions	—	—	—	—
Realized gain (loss) on investments	(282,139)	543,325	590,950	420,996

Net realized capital gains (losses) on investments	(282,139)	543,325	590,950	420,996
Net change in unrealized appreciation (depreciation)	594,749	(456,587)	(28,132)	16,860

Net gain (loss) on investment	312,610	86,738	562,818	437,856
Increase (decrease) in net assets from operations	351,682	292,563	546,331	397,917

Increase (decrease) in net assets from contract transactions	(464,331)	(956,875)	(775,388)	(553,046)

Total increase (decrease) in net assets	(112,649)	(664,312)	(229,057)	(155,129)

Net Assets as of December 31, 2012	$2,354,751	$8,943,533	$3,605,306	$2,414,267

See accompanying notes.

(1) See footnote 1

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Operations and Changes in Net Assets

Years Ended December 31, 2011 and 2012, Except as Noted

	JPMorgan Insurance Trust Intrepid Mid Cap Subaccount	JPMorgan Insurance Trust Mid Cap Growth Subaccount	JPMorgan Insurance Trust Mid Cap Value Subaccount	JPMorgan Insurance Trust U.S. Equity Subaccount
Net Assets as of January 1, 2011	$2,994,380	$4,298,715	$4,223,813	$6,536,470

Investment income:
Dividends	22,776	—	48,812	68,043
Investment expenses:
Mortality and expense risk and other charges	57,735	81,613	81,486	125,455

Net investment income (loss)	(34,959)	(81,613)	(32,674)	(57,412)
Net realized and unrealized gains (losses) on investments:
Capital gain distributions	—	—	—	—
Realized gain (loss) on investments	355,191	603,838	461,622	604,739

Net realized capital gains (losses) on investments	355,191	603,838	461,622	604,739
Net change in unrealized appreciation (depreciation)	(340,640)	(727,310)	(358,935)	(689,767)

Net gain (loss) on investment	14,551	(123,472)	102,687	(85,028)
Increase (decrease) in net assets from operations	(20,408)	(205,085)	70,013	(142,440)

Increase (decrease) in net assets from contract transactions	(322,244)	(493,318)	(575,937)	(742,539)

Total increase (decrease) in net assets	(342,652)	(698,403)	(505,924)	(884,979)

Net Assets as of December 31, 2011	$2,651,728	$3,600,312	$3,717,889	$5,651,491

Investment income:
Dividends	20,705	—	39,074	83,035
Investment expenses:
Mortality and expense risk and other charges	59,249	83,323	82,888	127,546

Net investment income (loss)	(38,544)	(83,323)	(43,814)	(44,511)
Net realized and unrealized gains (losses) on investments:
Capital gain distributions	—	42,950	—	—
Realized gain (loss) on investments	687,143	1,024,469	965,810	1,330,784

Net realized capital gains (losses) on investments	687,143	1,067,419	965,810	1,330,784
Net change in unrealized appreciation (depreciation)	(253,425)	(404,133)	(267,265)	(348,294)

Net gain (loss) on investment	433,718	663,286	698,545	982,490
Increase (decrease) in net assets from operations	395,174	579,963	654,731	937,979

Increase (decrease) in net assets from contract transactions	(519,625)	(689,467)	(864,586)	(1,201,759)

Total increase (decrease) in net assets	(124,451)	(109,504)	(209,855)	(263,780)

Net Assets as of December 31, 2012	$2,527,277	$3,490,808	$3,508,034	$5,387,711

See accompanying notes.

(1)	See footnote 1

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Operations and Changes in Net Assets

Years Ended December 31, 2011 and 2012, Except as Noted

	MFS® Growth Subaccount	MFS® Research Subaccount	MFS® Total Return Subaccount	MFS® Utilities Subaccount
Net Assets as of January 1, 2011	$3,690,177	$2,215,922	$16,916,285	$9,573,179

Investment income:
Dividends	6,247	17,423	401,122	290,579
Investment expenses:
Mortality and expense risk and other charges	47,575	27,370	217,775	125,642

Net investment income (loss)	(41,328)	(9,947)	183,347	164,937
Net realized and unrealized gains (losses) on investments:
Capital gain distributions	—	—	—	—
Realized gain (loss) on investments	219,765	185,722	(199,777)	457,842

Net realized capital gains (losses) on investments	219,765	185,722	(199,777)	457,842
Net change in unrealized appreciation (depreciation)	(228,457)	(211,673)	84,798	(118,423)

Net gain (loss) on investment	(8,692)	(25,951)	(114,979)	339,419
Increase (decrease) in net assets from operations	(50,020)	(35,898)	68,368	504,356

Increase (decrease) in net assets from contract transactions	(356,050)	(336,899)	(2,206,705)	(1,368,470)

Total increase (decrease) in net assets	(406,070)	(372,797)	(2,138,337)	(864,114)

Net Assets as of December 31, 2011	$3,284,107	$1,843,125	$14,777,948	$8,709,065

Investment income:
Dividends	—	15,589	390,827	568,977
Investment expenses:
Mortality and expense risk and other charges	49,256	26,844	197,068	116,718

Net investment income (loss)	(49,256)	(11,255)	193,759	452,259
Net realized and unrealized gains (losses) on investments:
Capital gain distributions	—	—	—	—
Realized gain (loss) on investments	286,965	148,543	27,449	215,528

Net realized capital gains (losses) on investments	286,965	148,543	27,449	215,528
Net change in unrealized appreciation (depreciation)	272,690	145,784	1,114,185	294,042

Net gain (loss) on investment	559,655	294,327	1,141,634	509,570
Increase (decrease) in net assets from operations	510,399	283,072	1,335,393	961,829

Increase (decrease) in net assets from contract transactions	(477,810)	(240,811)	(3,134,633)	(1,542,128)

Total increase (decrease) in net assets	32,589	42,261	(1,799,240)	(580,299)

Net Assets as of December 31, 2012	$3,316,696	$1,885,386	$12,978,708	$8,128,766

See accompanying notes.

(1)	See footnote 1

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Operations and Changes in Net Assets

Years Ended December 31, 2011 and 2012, Except as Noted

	Oppenheimer Balanced Subaccount	Oppenheimer Capital Appreciation Subaccount	Oppenheimer Global Securities Subaccount	Oppenheimer Global Strategic Income Subaccount
Net Assets as of January 1, 2011	$2,346,952	$9,559,325	$2,239,924	$6,743,464

Investment income:
Dividends	50,580	32,182	27,588	205,916
Investment expenses:
Mortality and expense risk and other charges	29,722	121,011	28,016	85,692

Net investment income (loss)	20,858	(88,829)	(428)	120,224
Net realized and unrealized gains (losses) on investments:
Capital gain distributions	—	—	—	81,194
Realized gain (loss) on investments	(220,149)	528,528	(21,103)	103,130

Net realized capital gains (losses) on investments	(220,149)	528,528	(21,103)	184,324
Net change in unrealized appreciation (depreciation)	193,804	(647,655)	(169,131)	(320,732)

Net gain (loss) on investment	(26,345)	(119,127)	(190,234)	(136,408)
Increase (decrease) in net assets from operations	(5,487)	(207,956)	(190,662)	(16,184)

Increase (decrease) in net assets from contract transactions	(452,142)	(1,401,298)	(201,162)	(914,568)

Total increase (decrease) in net assets	(457,629)	(1,609,254)	(391,824)	(930,752)

Net Assets as of December 31, 2011	$1,889,323	$7,950,071	$1,848,100	$5,812,712

Investment income:
Dividends	24,733	52,955	41,645	348,680
Investment expenses:
Mortality and expense risk and other charges	25,904	112,823	25,969	79,434

Net investment income (loss)	(1,171)	(59,868)	15,676	269,246
Net realized and unrealized gains (losses) on investments:
Capital gain distributions	—	—	—	64,931
Realized gain (loss) on investments	(119,949)	570,356	(22,741)	129,225

Net realized capital gains (losses) on investments	(119,949)	570,356	(22,741)	194,156
Net change in unrealized appreciation (depreciation)	309,679	450,436	359,227	191,290

Net gain (loss) on investment	189,730	1,020,792	336,486	385,446
Increase (decrease) in net assets from operations	188,559	960,924	352,162	654,692

Increase (decrease) in net assets from contract transactions	(279,149)	(1,116,418)	(148,632)	(959,649)

Total increase (decrease) in net assets	(90,590)	(155,494)	203,530	(304,957)

Net Assets as of December 31, 2012	$1,798,733	$7,794,577	$2,051,630	$5,507,755

See accompanying notes.

(1)	See footnote 1

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Operations and Changes in Net Assets

Years Ended December 31, 2011 and 2012, Except as Noted

	Oppenheimer Main Street® Subaccount	Putnam VT Equity Income Subaccount	Putnam VT Global Equity Subaccount	Putnam VT Growth and Income Subaccount
Net Assets as of January 1, 2011	$5,431,110	$1,304,129	$1,729,879	$1,372,160

Investment income:
Dividends	43,006	21,391	33,263	16,384
Investment expenses:
Mortality and expense risk and other charges	66,831	15,916	22,119	17,289

Net investment income (loss)	(23,825)	5,475	11,144	(905)
Net realized and unrealized gains (losses) on investments:
Capital gain distributions	—	—	—	—
Realized gain (loss) on investments	108,498	115,602	162,192	(156,586)

Net realized capital gains (losses) on investments	108,498	115,602	162,192	(156,586)
Net change in unrealized appreciation (depreciation)	(157,668)	(108,218)	(278,625)	80,544

Net gain (loss) on investment	(49,170)	7,384	(116,433)	(76,042)
Increase (decrease) in net assets from operations	(72,995)	12,859	(105,289)	(76,947)

Increase (decrease) in net assets from contract transactions	(850,522)	(239,759)	(343,577)	(182,051)

Total increase (decrease) in net assets	(923,517)	(226,900)	(448,866)	(258,998)

Net Assets as of December 31, 2011	$4,507,593	$1,077,229	$1,281,013	$1,113,162

Investment income:
Dividends	43,709	26,208	24,309	18,494
Investment expenses:
Mortality and expense risk and other charges	63,520	16,230	19,420	13,537

Net investment income (loss)	(19,811)	9,978	4,889	4,957
Net realized and unrealized gains (losses) on investments:
Capital gain distributions	—	—	—	—
Realized gain (loss) on investments	187,027	60,458	21,245	(263,389)

Net realized capital gains (losses) on investments	187,027	60,458	21,245	(263,389)
Net change in unrealized appreciation (depreciation)	492,489	119,757	193,539	424,587

Net gain (loss) on investment	679,516	180,215	214,784	161,198
Increase (decrease) in net assets from operations	659,705	190,193	219,673	166,155

Increase (decrease) in net assets from contract transactions	(680,233)	(57,205)	(45,368)	(416,327)

Total increase (decrease) in net assets	(20,528)	132,988	174,305	(250,172)

Net Assets as of December 31, 2012	$4,487,065	$1,210,217	$1,455,318	$862,990

See accompanying notes.

(1)	See footnote 1

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Operations and Changes in Net Assets

Years Ended December 31, 2011 and 2012, Except as Noted

	Putnam VT Growth Opportunities Subaccount	Putnam VT Money Market Subaccount	TA AEGON Money Market Subaccount	TA Asset Allocation - Conservative Subaccount
Net Assets as of January 1, 2011	$637,751	$9,901,954	$952,925	$19,454,524

Investment income:
Dividends	1,011	1,033	46	429,768
Investment expenses:
Mortality and expense risk and other charges	8,473	125,446	20,198	238,424

Net investment income (loss)	(7,462)	(124,413)	(20,152)	191,344
Net realized and unrealized gains (losses) on investments:
Capital gain distributions	—	—	—	—
Realized gain (loss) on investments	16,756	—	—	(457,607)

Net realized capital gains (losses) on investments	16,756	—	—	(457,607)
Net change in unrealized appreciation (depreciation)	(42,307)	—	—	485,976

Net gain (loss) on investment	(25,551)	—	—	28,369
Increase (decrease) in net assets from operations	(33,013)	(124,413)	(20,152)	219,713

Increase (decrease) in net assets from contract transactions	(26,715)	(1,550,788)	(61,234)	(4,246,472)

Total increase (decrease) in net assets	(59,728)	(1,675,201)	(81,386)	(4,026,759)

Net Assets as of December 31, 2011	$578,023	$8,226,753	$871,539	$15,427,765

Investment income:
Dividends	588	687	45	436,690
Investment expenses:
Mortality and expense risk and other charges	8,863	95,473	19,740	205,955

Net investment income (loss)	(8,275)	(94,786)	(19,695)	230,735
Net realized and unrealized gains (losses) on investments:
Capital gain distributions	—	—	—	—
Realized gain (loss) on investments	59,076	—	—	164,222

Net realized capital gains (losses) on investments	59,076	—	—	164,222
Net change in unrealized appreciation (depreciation)	34,523	—	—	459,809

Net gain (loss) on investment	93,599	—	—	624,031
Increase (decrease) in net assets from operations	85,324	(94,786)	(19,695)	854,766

Increase (decrease) in net assets from contract transactions	(58,241)	(2,534,846)	(35,470)	(2,096,066)

Total increase (decrease) in net assets	27,083	(2,629,632)	(55,165)	(1,241,300)

Net Assets as of December 31, 2012	$605,106	$5,597,121	$816,374	$14,186,465

See accompanying notes.

(1)	See footnote 1

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Operations and Changes in Net Assets

Years Ended December 31, 2011 and 2012, Except as Noted

	TA Asset Allocation - Growth Subaccount	TA Asset Allocation - Moderate Subaccount	TA Asset Allocation - Moderate Growth Subaccount	TA Morgan Stanley Mid-Cap Growth Subaccount
Net Assets as of January 1, 2011	$9,678,014	$40,642,691	$59,462,509	$2,957,981

Investment income:
Dividends	82,946	723,855	953,400	8,922
Investment expenses:
Mortality and expense risk and other charges	121,286	478,836	718,205	37,746

Net investment income (loss)	(38,340)	245,019	235,195	(28,824)
Net realized and unrealized gains (losses) on investments:
Capital gain distributions	—	—	—	—
Realized gain (loss) on investments	(1,024,944)	(1,939,157)	(3,131,872)	212,743

Net realized capital gains (losses) on investments	(1,024,944)	(1,939,157)	(3,131,872)	212,743
Net change in unrealized appreciation (depreciation)	411,933	1,440,802	1,149,104	(384,464)

Net gain (loss) on investment	(613,011)	(498,355)	(1,982,768)	(171,721)
Increase (decrease) in net assets from operations	(651,351)	(253,336)	(1,747,573)	(200,545)

Increase (decrease) in net assets from contract transactions	(1,755,444)	(10,396,674)	(12,179,008)	(386,056)

Total increase (decrease) in net assets	(2,406,795)	(10,650,010)	(13,926,581)	(586,601)

Net Assets as of December 31, 2011	$7,271,219	$29,992,681	$45,535,928	$2,371,380

Investment income:
Dividends	72,179	710,748	1,012,030	—
Investment expenses:
Mortality and expense risk and other charges	93,641	390,394	611,846	32,120

Net investment income (loss)	(21,462)	320,354	400,184	(32,120)
Net realized and unrealized gains (losses) on investments:
Capital gain distributions	—	—	—	119,277
Realized gain (loss) on investments	414,297	(1,071,728)	(2,915,551)	109,181

Net realized capital gains (losses) on investments	414,297	(1,071,728)	(2,915,551)	228,458
Net change in unrealized appreciation (depreciation)	347,253	2,921,606	6,354,045	(14,541)

Net gain (loss) on investment	761,550	1,849,878	3,438,494	213,917
Increase (decrease) in net assets from operations	740,088	2,170,232	3,838,678	181,797

Increase (decrease) in net assets from contract transactions	(2,035,862)	(4,834,396)	(7,689,934)	(239,945)

Total increase (decrease) in net assets	(1,295,774)	(2,664,164)	(3,851,256)	(58,148)

Net Assets as of December 31, 2012	$5,975,445	$27,328,517	$41,684,672	$2,313,232

See accompanying notes.

(1)	See footnote 1

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Operations and Changes in Net Assets

Years Ended December 31, 2011 and 2012, Except as Noted

	TA WMC Diversified Growth Subaccount	TA AEGON U.S. Government Securities - PAM - SC Subaccount	TA International Moderate Growth - SC Subaccount	TA BlackRock Large Cap Value - SC Subaccount
Net Assets as of January 1, 2011	$5,737,781	$4,941,811	$1,212,541	$861,683

Investment income:
Dividends	18,636	162,978	17,820	13,990
Investment expenses:
Mortality and expense risk and other charges	68,863	67,280	14,127	12,064

Net investment income (loss)	(50,227)	95,698	3,693	1,926
Net realized and unrealized gains (losses) on investments:
Capital gain distributions	—	110,772	—	—
Realized gain (loss) on investments	(190,255)	(93,085)	62,791	29,095

Net realized capital gains (losses) on investments	(190,255)	17,687	62,791	29,095
Net change in unrealized appreciation (depreciation)	(11,100)	94,880	(156,535)	(26,772)

Net gain (loss) on investment	(201,355)	112,567	(93,744)	2,323
Increase (decrease) in net assets from operations	(251,582)	208,265	(90,051)	4,249

Increase (decrease) in net assets from contract transactions	804,308	3,307,878	(441,397)	(39,471)

Total increase (decrease) in net assets	552,726	3,516,143	(531,448)	(35,222)

Net Assets as of December 31, 2011	$6,290,507	$8,457,954	$681,093	$826,461

Investment income:
Dividends	17,527	88,015	17,138	14,297
Investment expenses:
Mortality and expense risk and other charges	88,911	75,122	9,557	12,630

Net investment income (loss)	(71,384)	12,893	7,581	1,667
Net realized and unrealized gains (losses) on investments:
Capital gain distributions	—	143,109	—	—
Realized gain (loss) on investments	107,829	(14,762)	13,335	63,135

Net realized capital gains (losses) on investments	107,829	128,347	13,335	63,135
Net change in unrealized appreciation (depreciation)	690,138	54,307	37,091	19,226

Net gain (loss) on investment	797,967	182,654	50,426	82,361
Increase (decrease) in net assets from operations	726,583	195,547	58,007	84,028

Increase (decrease) in net assets from contract transactions	(824,860)	(4,142,697)	(119,386)	(115,782)

Total increase (decrease) in net assets	(98,277)	(3,947,150)	(61,379)	(31,754)

Net Assets as of December 31, 2012	$6,192,230	$4,510,804	$619,714	$794,707

See accompanying notes.

(1)	See footnote 1

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Operations and Changes in Net Assets

Years Ended December 31, 2011 and 2012, Except as Noted

	TA JPMorgan Tactical Allocation - SC Subaccount	TA Multi Managed Large Cap Core - SC Subaccount	TA PIMCO Total Return - SC Subaccount	WFAVT International Equity Subaccount
Net Assets as of January 1, 2011	$469,740	$1,216,726	$4,057,409	$2,470,839

Investment income:
Dividends	7,555	5,104	83,935	11,411
Investment expenses:
Mortality and expense risk and other charges	5,811	13,350	50,993	28,480

Net investment income (loss)	1,744	(8,246)	32,942	(17,069)
Net realized and unrealized gains (losses) on investments:
Capital gain distributions	—	—	95,632	89,992
Realized gain (loss) on investments	(25,815)	173,073	95,115	(214,163)

Net realized capital gains (losses) on investments	(25,815)	173,073	190,747	(124,171)
Net change in unrealized appreciation (depreciation)	32,699	(192,891)	(59,326)	(123,733)

Net gain (loss) on investment	6,884	(19,818)	131,421	(247,904)
Increase (decrease) in net assets from operations	8,628	(28,064)	164,363	(264,973)

Increase (decrease) in net assets from contract transactions	(54,137)	(374,461)	(683,204)	(661,408)

Total increase (decrease) in net assets	(45,509)	(402,525)	(518,841)	(926,381)

Net Assets as of December 31, 2011	$424,231	$814,201	$3,538,568	$1,544,458

Investment income:
Dividends	2,588	4,410	128,060	24,220
Investment expenses:
Mortality and expense risk and other charges	6,099	10,566	46,372	21,684

Net investment income (loss)	(3,511)	(6,156)	81,688	2,536
Net realized and unrealized gains (losses) on investments:
Capital gain distributions	—	—	—	100,519
Realized gain (loss) on investments	(5,404)	160,285	54,958	(178,702)

Net realized capital gains (losses) on investments	(5,404)	160,285	54,958	(78,183)
Net change in unrealized appreciation (depreciation)	35,033	(45,240)	53,423	241,965

Net gain (loss) on investment	29,629	115,045	108,381	163,782
Increase (decrease) in net assets from operations	26,118	108,889	190,069	166,318

Increase (decrease) in net assets from contract transactions	(50,155)	(396,206)	(599,180)	(175,023)

Total increase (decrease) in net assets	(24,037)	(287,317)	(409,111)	(8,705)

Net Assets as of December 31, 2012	$400,194	$526,884	$3,129,457	$1,535,753

See accompanying notes.

(1)	See footnote 1

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Statements of Operations and Changes in Net Assets

Years Ended December 31, 2011 and 2012, Except as Noted

	WFAVT Omega Growth Subaccount	WFAVT OpportunitySM Subaccount (1)	WFAVT Small Cap Growth Subaccount
Net Assets as of January 1, 2011	$2,508,588	$—	$1,911,352

Investment income:
Dividends	—	—	—
Investment expenses:
Mortality and expense risk and other charges	30,398	13,114	23,913

Net investment income (loss)	(30,398)	(13,114)	(23,913)
Net realized and unrealized gains (losses) on investments:
Capital gain distributions	18,651	—	—
Realized gain (loss) on investments	296,103	9,728	95,898

Net realized capital gains (losses) on investments	314,754	9,728	95,898
Net change in unrealized appreciation (depreciation)	(410,526)	131,603	(174,958)

Net gain (loss) on investment	(95,772)	141,331	(79,060)
Increase (decrease) in net assets from operations	(126,170)	128,217	(102,973)

Increase (decrease) in net assets from contract transactions	(679,008)	2,522,258	(218,720)

Total increase (decrease) in net assets	(805,178)	2,650,475	(321,693)

Net Assets as of December 31, 2011	$1,703,410	$2,650,475	$1,589,659

Investment income:
Dividends	—	13,612	—
Investment expenses:
Mortality and expense risk and other charges	25,887	36,165	21,647

Net investment income (loss)	(25,887)	(22,553)	(21,647)
Net realized and unrealized gains (losses) on investments:
Capital gain distributions	124,303	900	69,837
Realized gain (loss) on investments	131,820	100,881	105,535

Net realized capital gains (losses) on investments	256,123	101,781	175,372
Net change in unrealized appreciation (depreciation)	79,025	260,996	(44,844)

Net gain (loss) on investment	335,148	362,777	130,528
Increase (decrease) in net assets from operations	309,261	340,224	108,881

Increase (decrease) in net assets from contract transactions	(272,461)	(634,809)	(378,114)

Total increase (decrease) in net assets	36,800	(294,585)	(269,233)

Net Assets as of December 31, 2012	$1,740,210	$2,355,890	$1,320,426

See accompanying notes.

(1)	See footnote 1

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Notes to Financial Statements

December 31, 2012

1. Organization and Summary of Significant Accounting Policies

Organization

Retirement Builder Variable Annuity Account (the Separate Account) is a segregated investment account of Transamerica Life Insurance Company (TLIC), an indirect wholly owned subsidiary of AEGON N.V., a holding company organized under the laws of The Netherlands.

The Separate Account is registered with the Securities and Exchange Commission as a Unit Investment Trust pursuant to provisions of the Investment Company Act of 1940. The Separate Account consists of multiple investment subaccounts. Each subaccount invests exclusively in the corresponding portfolio of a Mutual Fund. Each Mutual Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended. Activity in these specified investment subaccounts is available to contract owners of Immediate Income BuilderSM, Retirement Income Builder® Variable Annuity, Retirement Income Builder II® Variable Annuity, Portfolio SelectSM Variable Annuity and The One Income AnnuitySM.

The TA AEGON U.S. Government Securities-Portfolio Asset Manager-Service Class (PAM) is included in the subaccount listing only to facilitate a contract owner purchase option.

Subaccount Investment by Mutual Fund:

Subaccount	Mutual Fund
AIM Variable Insurance Funds (Invesco Variable Insurance Funds)	AIM Variable Insurance Funds (Invesco Variable Insurance Funds)
Invesco V.I. Core Equity*	Invesco V.I. Core Equity Fund
Invesco V.I. Government Securities	Invesco V.I. Government Securities Fund
Invesco V.I. International Growth*	Invesco V.I. International Growth Fund
Invesco Van Kampen V.I. American Franchise*	Invesco Van Kampen V.I. American Franchise
AllianceBernstein Variable Products Series Fund, Inc. - Class B	AllianceBernstein Variable Products Series Fund, Inc. - Class B
AllianceBernstein Global Thematic Growth	AllianceBernstein Global Thematic Growth Portfolio
AllianceBernstein Large Cap Growth	AllianceBernstein Large Cap Growth Portfolio
Columbia Funds Variable Insurance Trust I - Class 1 Shares	Columbia Funds Variable Insurance Trust I - Class 1 Shares
Columbia - Mid Cap Growth	Columbia Variable Portfolio - Mid Cap Growth Fund
Columbia - High Income	Columbia Variable Portfolio - High Income Fund
Columbia - Marsico Focused Equities	Columbia Variable Portfolio - Marsico Focused Equities Fund
Columbia - Marsico Growth	Columbia Variable Portfolio - Marsico Growth Fund
Columbia - Marsico 21st Century	Columbia Variable Portfolio - Marsico 21st Century Fund
Columbia Funds Variable Insurance Trust I - Class 2 Shares	Columbia Funds Variable Insurance Trust I - Class 2 Shares
Columbia - Marsico International Opportunities - C2	Columbia Variable Portfolio - Marsico International Opportunities Fund
Davis Variable Account Fund, Inc.	Davis Variable Account Fund, Inc.
Davis Value	Davis Value Portfolio
Dreyfus Stock Index Fund, Inc. - Initial Class	Dreyfus Stock Index Fund, Inc. - Initial Class
Dreyfus Stock Index	Dreyfus Stock Index Fund
Dreyfus Variable Investment Fund	Dreyfus Variable Investment Fund
Dreyfus VIF - Money Market	Dreyfus VIF - Money Market Portfolio
Federated Insurance Series - Primary Shares	Federated Insurance Series - Primary Shares
Federated Capital Appreciation	Federated Capital Appreciation Fund II
Federated Kaufmann	Federated Kaufmann Fund II
Federated High Income Bond	Federated High Income Bond Fund II
Fidelity® Variable Insurance Products Fund	Fidelity® Variable Insurance Products Fund
Fidelity VIP Asset ManagerSM	Fidelity VIP Asset ManagerSM Portfolio
Fidelity VIP Asset Manager: Growth®	Fidelity VIP Asset Manager: Growth® Portfolio
Fidelity VIP Balanced*	Fidelity VIP Balanced Portfolio
Fidelity VIP Contrafund®*	Fidelity VIP Contrafund® Portfolio

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Notes to Financial Statements

December 31, 2012

1. Organization and Summary of Significant Accounting Policies (continued)

Subaccount Investment by Mutual Fund: (continued)

Subaccount	Mutual Fund
Fidelity VIP Equity-Income*	Fidelity VIP Equity-Income Portfolio
Fidelity VIP Growth*	Fidelity VIP Growth Portfolio
Fidelity VIP Growth & Income*	Fidelity VIP Growth & Income Portfolio
Fidelity VIP Growth Opportunities*	Fidelity VIP Growth Opportunities Portfolio
Fidelity VIP High Income*	Fidelity VIP High Income Portfolio
Fidelity VIP Investment Grade Bond*	Fidelity VIP Investment Grade Bond Portfolio
Fidelity VIP Index 500*	Fidelity VIP Index 500 Portfolio
Fidelity VIP Mid Cap*	Fidelity VIP Mid Cap Portfolio
Fidelity VIP Money Market	Fidelity VIP Money Market Portfolio
Fidelity VIP Overseas	Fidelity VIP Overseas Portfolio
Franklin Templeton Variable Insurance Products Trust - Class 2	Franklin Templeton Variable Insurance Products Trust - Class 2
Franklin Small-Midcap Growth Securities - C2	Franklin Small-Midcap Growth Securities Fund
Franklin Small Cap Value Securities - C2	Franklin Small Cap Value Securities Fund
Mutual Shares Securities - C2	Mutual Shares Securities Fund
Templeton Developing Markets Securities - C2	Templeton Developing Markets Securities Fund
Templeton Foreign Securities - C2	Templeton Foreign Securities Fund
JPMorgan Insurance Trust - Class 1 Shares	JPMorgan Insurance Trust - Class 1 Shares
JPMorgan Insurance Trust Core Bond	JPMorgan Insurance Trust Core Bond Portfolio
JPMorgan Insurance Trust Equity Index	JPMorgan Insurance Trust Equity Index Portfolio
JPMorgan Insurance Trust Intrepid Growth	JPMorgan Insurance Trust Intrepid Growth Portfolio
JPMorgan Insurance Trust Intrepid Mid Cap	JPMorgan Insurance Trust Intrepid Mid Cap Portfolio
JPMorgan Insurance Trust Mid Cap Growth	JPMorgan Insurance Trust Mid Cap Growth Portfolio
JPMorgan Insurance Trust Mid Cap Value	JPMorgan Insurance Trust Mid Cap Value Portfolio
JPMorgan Insurance Trust U.S. Equity	JPMorgan Insurance Trust U.S. Equity Portfolio
MFS® Variable Insurance Trust	MFS® Variable Insurance Trust
MFS® Growth*	MFS® Growth Series
MFS® Research*	MFS® Research Series
MFS® Total Return*	MFS® Total Return Series
MFS® Utilities*	MFS® Utilities Series
Oppenheimer Variable Account Funds	Oppenheimer Variable Account Funds
Oppenheimer Balanced*	Oppenheimer Balanced Fund/VA
Oppenheimer Capital Appreciation*	Oppenheimer Capital Appreciation Fund/VA
Oppenheimer Global Securities	Oppenheimer Global Securities Fund/VA
Oppenheimer Global Strategic Income*	Oppenheimer Global Strategic Income Fund/VA
Oppenheimer Main Street®*	Oppenheimer Main Street Fund®/VA
Putnam Variable Trust - Class IB Shares	Putnam Variable Trust - Class IB Shares
Putnam VT Equity Income	Putnam VT Equity Income Fund
Putnam VT Global Equity	Putnam VT Global Equity Fund
Putnam VT Growth and Income	Putnam VT Growth and Income Fund
Putnam VT Growth Opportunities	Putnam VT Growth Opportunities Fund
Putnam VT Money Market	Putnam VT Money Market Fund

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Notes to Financial Statements

December 31, 2012

1. Organization and Summary of Significant Accounting Policies (continued)

Subaccount Investment by Mutual Fund: (continued)

Subaccount	Mutual Fund
Transamerica Series Trust	Transamerica Series Trust
TA AEGON Money Market	Transamerica AEGON Money Market VP
TA Asset Allocation - Conservative*	Transamerica Asset Allocation - Conservative VP
TA Asset Allocation - Growth*	Transamerica Asset Allocation - Growth VP
TA Asset Allocation - Moderate*	Transamerica Asset Allocation - Moderate VP
TA Asset Allocation - Moderate Growth*	Transamerica Asset Allocation - Moderate Growth VP
TA Morgan Stanley Mid-Cap Growth	Transamerica Morgan Stanley Mid-Cap Growth VP
TA WMC Diversified Growth*	Transamerica WMC Diversified Growth VP
Transamerica Series Trust - Service Class	Transamerica Series Trust - Service Class
TA AEGON U.S. Government Securities - PAM—SC	Transamerica AEGON U.S. Government Securities VP
TA International Moderate Growth - SC	Transamerica International Moderate Growth VP
TA BlackRock Large Cap Value - SC	Transamerica BlackRock Large Cap Value VP
TA JPMorgan Tactical Allocation - SC	Transamerica JPMorgan Tactical Allocation VP
TA Multi Managed Large Cap Core - SC	Transamerica Multi Managed Large Cap Core VP
TA PIMCO Total Return - SC	Transamerica PIMCO Total Return VP
Wells Fargo Advantage Variable Trust	Wells Fargo Advantage Variable Trust
WFAVT International Equity*	WFAVT International Equity Fund
WFAVT Omega Growth*	WFAVT Omega Growth Fund
WFAVT OpportunitySM*	WFAVT Opportunity FundSM
WFAVT Small Cap Growth*	WFAVT Small Cap Growth Fund

*	Multiple share classes are combined on the financial statement pages.

Each period reported on reflects a full twelve month period except as follows:

Subaccount	Inception Date
Invesco Van Kampen V.I. American Franchise	April 27, 2012
WFAVT OpportunitySM	August 26, 2011
WFAVT Small Cap Growth	July 15, 2010
TA AEGON Money Market	April 9, 2010
Federated Capital Appreciation	March 11, 2010
TA BlackRock Large Cap Value—SC	November 19, 2009
TA Multi Managed Large Cap Core—SC	May 1, 2009
Putnam VT Equity Income	February 13, 2009

During the current year the following subaccounts were liquidated and subsequently reinvested:

Reinvested Subaccount	Liquidated Subaccount
Invesco Van Kampen V.I. American Franchise	Invesco VI Capital Appreciation
Oppenheimer Global Strategic Income	Oppenheimer High Income

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Notes to Financial Statements

December 31, 2012

1. Organization and Summary of Significant Accounting Policies (continued)

Investments

Net purchase payments received by the Separate Account are invested in the portfolios of the Mutual Funds as selected by the contract owner. Investments are stated at the closing net asset values per share on December 31, 2012.

Realized capital gains and losses from sales of shares in the Separate Account are determined on the first-in, first-out basis. Investment transactions are accounted for on the trade date (date the order to buy or sell is executed) and dividend income is recorded on the ex-dividend date. Unrealized gains or losses from investments in the Mutual Funds are included in the Statements of Operations and Changes in Net Assets.

Dividend Income

Dividends received from the Mutual Fund investments are reinvested to purchase additional mutual fund shares.

Accounting Policy

The financial statements included herein have been prepared in accordance with GAAP for variable annuity separate accounts registered as unit investment trusts. The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions regarding matters that affect the reported amount of assets and liabilities. Actual results could differ from those estimates.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, authoritative guidance that clarifies and changes fair value measurement and disclosure requirements. This guidance expands existing disclosure requirements for fair value measurements and includes other amendments but does not require additional fair value measurements. This guidance is effective for annual periods beginning on or after December 15, 2011, which for the Separate Account was January 1, 2012. The adoption did not have a material impact on the financial statements.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Notes to Financial Statements

December 31, 2012

2. Investments

The aggregate cost of purchases and proceeds from sales of investments for the period ended December 31, 2012 were as follows:

Subaccount	Purchases	Sales
Invesco V.I. Core Equity	$378,571	$1,912,927
Invesco V.I. Government Securities	95,122	195,647
Invesco V.I. International Growth	169,236	335,882
Invesco Van Kampen V.I. American Franchise	2,150,137	240,549
AllianceBernstein Global Thematic Growth	118,758	230,361
AllianceBernstein Large Cap Growth	23,382	374,235
Columbia—Mid Cap Growth	19,958	117,313
Columbia—High Income	55,221	697,892
Columbia—Marsico Focused Equities	106,325	235,366
Columbia—Marsico Growth	3,392	118,524
Columbia—Marsico 21st Century	5,636	11,484
Columbia—Marsico International Opportunities—C2	31,103	130,463
Davis Value	872,336	1,532,080
Dreyfus Stock Index	236,241	283,186
Dreyfus VIF—Money Market	426,347	810,147
Federated Capital Appreciation	54,134	183,962
Federated Kaufmann	205,833	704,054
Federated High Income Bond	795,128	984,745
Fidelity VIP Asset ManagerSM	66,654	479,886
Fidelity VIP Asset Manager: Growth®	64,992	204,049
Fidelity VIP Balanced	358,953	704,521
Fidelity VIP Contrafund®	324,587	1,555,968
Fidelity VIP Equity-Income	923,406	1,799,253
Fidelity VIP Growth	86,403	1,341,422
Fidelity VIP Growth & Income	291,125	943,536
Fidelity VIP Growth Opportunities	163,024	740,569
Fidelity VIP High Income	377,260	1,015,953
Fidelity VIP Investment Grade Bond	1,404,864	3,753,306
Fidelity VIP Index 500	1,062,675	3,381,785
Fidelity VIP Mid Cap	881,782	1,551,034
Fidelity VIP Money Market	143,062	435,287
Fidelity VIP Overseas	101,092	341,533
Franklin Small-Midcap Growth Securities—C2	510,392	1,015,057
Franklin Small Cap Value Securities—C2	111,399	206,588
Mutual Shares Securities—C2	32,984	458,740
Templeton Developing Markets Securities—C2	202,630	294,909
Templeton Foreign Securities—C2	147,565	572,823

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Notes to Financial Statements

December 31, 2012

2. Investments (continued)

Subaccount	Purchases	Sales
JPMorgan Insurance Trust Core Bond	$4,028,577	$4,779,588
JPMorgan Insurance Trust Equity Index	1,248,282	2,040,136
JPMorgan Insurance Trust Intrepid Growth	803,499	1,396,479
JPMorgan Insurance Trust Intrepid Mid Cap	926,410	1,484,577
JPMorgan Insurance Trust Mid Cap Growth	1,429,801	2,159,631
JPMorgan Insurance Trust Mid Cap Value	1,079,199	1,987,600
JPMorgan Insurance Trust U.S. Equity	1,867,308	3,113,559
MFS® Growth	249,274	776,332
MFS® Research	68,246	320,318
MFS® Total Return	417,839	3,358,717
MFS® Utilities	982,475	2,072,338
Oppenheimer Balanced	59,019	339,339
Oppenheimer Capital Appreciation	347,755	1,524,054
Oppenheimer Global Securities	60,406	193,365
Oppenheimer Global Strategic Income	937,324	1,562,786
Oppenheimer Main Street®	157,311	857,358
Putnam VT Equity Income	112,796	160,019
Putnam VT Global Equity	343,176	383,651
Putnam VT Growth and Income	110,830	522,202
Putnam VT Growth Opportunities	122,767	189,282
Putnam VT Money Market	1,229,093	3,858,691
TA AEGON Money Market	340,972	396,141
TA Asset Allocation—Conservative	1,548,163	3,413,440
TA Asset Allocation—Growth	835,469	2,892,790
TA Asset Allocation—Moderate	1,554,773	6,068,835
TA Asset Allocation—Moderate Growth	2,912,132	10,201,806
TA Morgan Stanley Mid-Cap Growth	122,653	275,444
TA WMC Diversified Growth	465,133	1,361,384
TA AEGON U.S. Government Securities—PAM—SC	2,456,474	6,443,159
TA International Moderate Growth—SC	115,347	227,150
TA BlackRock Large Cap Value—SC	284,736	398,855
TA JPMorgan Tactical Allocation—SC	133,901	187,565
TA Multi Managed Large Cap Core—SC	62,663	465,023
TA PIMCO Total Return—SC	430,835	948,330
WFAVT International Equity	316,245	388,213
WFAVT Omega Growth	192,372	366,418
WFAVT OpportunitySM	127,842	784,300
WFAVT Small Cap Growth	164,688	494,604

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Notes to Financial Statements

3. Change in Units

The changes in units outstanding were as follows:

	Year ended December 31,
	2012			2011
Subaccount	Units Purchased	Units Redeemed and Transferred to/from	Net Increase (Decrease)	Units Purchased	Units Redeemed and Transferred to/from	Net Increase (Decrease)
Invesco V.I. Core Equity	162,088	(1,144,138)	(982,050)	160,200	(1,209,883)	(1,049,683)
Invesco V.I. Government Securities	8,387	(83,500)	(75,113)	3,778	(81,377)	(77,599)
Invesco V.I. International Growth	20,498	(121,999)	(101,501)	30,235	(159,372)	(129,137)
Invesco Van Kampen V.I. American Franchise	14	1,930,144	1,930,158	—	—	—
AllianceBernstein Global Thematic Growth	136,830	(141,707)	(4,877)	135,814	(139,301)	(3,487)
AllianceBernstein Large Cap Growth	—	(433,458)	(433,458)	—	(384,156)	(384,156)
Columbia—Mid Cap Growth	—	(90,326)	(90,326)	—	(151,985)	(151,985)
Columbia—High Income	3,141	(321,243)	(318,102)	—	(64,266)	(64,266)
Columbia—Marsico Focused Equities	9,798	(160,755)	(150,957)	—	(151,850)	(151,850)
Columbia—Marsico Growth	—	(87,549)	(87,549)	—	(35,792)	(35,792)
Columbia—Marsico 21st Century	—	(3,338)	(3,338)	—	(603)	(603)
Columbia—Marsico International Opportunities—C2	4,193	(67,291)	(63,098)	—	(11,539)	(11,539)
Davis Value	31,336	(814,864)	(783,528)	31,122	(802,867)	(771,745)
Dreyfus Stock Index	23,164	(145,059)	(121,895)	30,326	(269,964)	(239,638)
Dreyfus VIF—Money Market	41,990	(351,479)	(309,489)	25,161	(433,283)	(408,122)
Federated Capital Appreciation	680	(151,659)	(150,979)	—	(154,213)	(154,213)
Federated Kaufmann	21,131	(274,760)	(253,629)	44,951	(332,436)	(287,485)
Federated High Income Bond	70,664	(248,152)	(177,488)	12,285	(580,583)	(568,298)
Fidelity VIP Asset ManagerSM	3,626	(232,741)	(229,115)	9,093	(249,284)	(240,191)
Fidelity VIP Asset Manager: Growth®	22,426	(109,686)	(87,260)	5,509	(124,927)	(119,418)
Fidelity VIP Balanced	29,135	(327,952)	(298,817)	19,313	(232,473)	(213,160)
Fidelity VIP Contrafund®	40,665	(524,755)	(484,090)	34,550	(791,445)	(756,895)
Fidelity VIP Equity-Income	—	(1,074,200)	(1,074,200)	118,402	(801,328)	(682,926)
Fidelity VIP Growth	—	(909,127)	(909,127)	128,214	(851,402)	(723,188)
Fidelity VIP Growth & Income	75,730	(455,041)	(379,311)	43,733	(513,853)	(470,120)
Fidelity VIP Growth Opportunities	35,910	(419,985)	(384,075)	34,324	(711,198)	(676,874)
Fidelity VIP High Income	18,530	(498,967)	(480,437)	5,314	(489,990)	(484,676)
Fidelity VIP Investment Grade Bond	90,112	(1,763,511)	(1,673,399)	67,856	(1,854,729)	(1,786,873)
Fidelity VIP Index 500	181,746	(1,594,542)	(1,412,796)	70,594	(1,381,253)	(1,310,659)
Fidelity VIP Mid Cap	54,848	(408,754)	(353,906)	16,187	(413,534)	(397,347)

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Notes to Financial Statements

3. Change in Units (continued)

	Year ended December 31,
	2012			2011
Subaccount	Units Purchased	Units Redeemed and Transferred to/from	Net Increase (Decrease)	Units Purchased	Units Redeemed and Transferred to/from	Net Increase (Decrease)
Fidelity VIP Money Market	—	(202,120)	(202,120)	22,448	(472,331)	(449,883)
Fidelity VIP Overseas	31,859	(205,998)	(174,139)	16,195	(251,690)	(235,495)
Franklin Small-Midcap Growth Securities—C2	15,840	(535,368)	(519,528)	23,621	(917,399)	(893,778)
Franklin Small Cap Value Securities—C2	4,937	(49,536)	(44,599)	15,020	(153,437)	(138,417)
Mutual Shares Securities—C2	—	(284,897)	(284,897)	4,520	(365,179)	(360,659)
Templeton Developing Markets Securities—C2	23,856	(67,726)	(43,870)	15,893	(183,001)	(167,108)
Templeton Foreign Securities—C2	27,781	(355,327)	(327,546)	20,930	(434,887)	(413,957)
JPMorgan Insurance Trust Core Bond	1,652,805	(2,249,600)	(596,795)	386,608	(1,094,224)	(707,616)
JPMorgan Insurance Trust Equity Index	916,036	(1,649,073)	(733,037)	666,662	(1,273,053)	(606,391)
JPMorgan Insurance Trust Intrepid Growth	727,282	(1,365,745)	(638,463)	499,021	(1,100,983)	(601,962)
JPMorgan Insurance Trust Intrepid Mid Cap	499,606	(817,701)	(318,095)	394,874	(524,630)	(129,756)
JPMorgan Insurance Trust Mid Cap Growth	826,446	(1,261,880)	(435,434)	603,685	(856,884)	(253,199)
JPMorgan Insurance Trust Mid Cap Value	465,618	(932,256)	(466,638)	424,248	(698,257)	(274,009)
JPMorgan Insurance Trust U.S. Equity	1,348,019	(2,397,315)	(1,049,296)	1,009,999	(1,687,421)	(677,422)
MFS® Growth	4,574	(286,108)	(281,534)	27,929	(296,791)	(268,862)
MFS® Research	29,470	(188,092)	(158,622)	65,096	(313,341)	(248,245)
MFS® Total Return	—	(1,932,042)	(1,932,042)	47,301	(1,511,001)	(1,463,700)
MFS® Utilities	58,829	(600,591)	(541,762)	15,987	(538,915)	(522,928)
Oppenheimer Balanced	674	(225,787)	(225,113)	3,816	(397,713)	(393,897)
Oppenheimer Capital Appreciation	92,533	(809,545)	(717,012)	37,074	(1,054,874)	(1,017,800)
Oppenheimer Global Securities	5,776	(59,237)	(53,461)	6,335	(77,652)	(71,317)
Oppenheimer Global Strategic Income	12,019	(550,926)	(538,907)	13,319	(532,613)	(519,294)
Oppenheimer Main Street®	38,418	(522,305)	(483,887)	41,278	(711,748)	(670,470)
Putnam VT Equity Income	30,212	(62,660)	(32,448)	—	(155,965)	(155,965)
Putnam VT Global Equity	38,120	(115,829)	(77,709)	9,345	(305,010)	(295,665)
Putnam VT Growth and Income	52,121	(431,630)	(379,509)	15,049	(191,526)	(176,477)
Putnam VT Growth Opportunities	123,134	(347,325)	(224,191)	28,423	(87,359)	(58,936)
Putnam VT Money Market	249,121	(2,575,547)	(2,326,426)	255,786	(1,681,672)	(1,425,886)
TA AEGON Money Market	224,012	(262,214)	(38,202)	68,614	(131,429)	(62,815)
TA Asset Allocation—Conservative	26,742	(1,346,512)	(1,319,770)	164,533	(2,936,642)	(2,772,109)
TA Asset Allocation—Growth	66,124	(1,319,078)	(1,252,954)	113,015	(1,272,160)	(1,159,145)
TA Asset Allocation—Moderate	49,249	(3,009,964)	(2,960,715)	152,200	(6,794,218)	(6,642,018)

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Notes to Financial Statements

3. Change in Units (continued)

	Year ended December 31,
	2012			2011
Subaccount	Units Purchased	Units Redeemed and Transferred to/from	Net Increase (Decrease)	Units Purchased	Units Redeemed and Transferred to/from	Net Increase (Decrease)
TA Asset Allocation—Moderate Growth	31,605	(4,744,586)	(4,712,981)	110,694	(7,765,201)	(7,654,507)
TA Morgan Stanley Mid-Cap Growth	1,039	(120,413)	(119,374)	3,914	(193,559)	(189,645)
TA WMC Diversified Growth	81,061	(828,918)	(747,857)	44,848	1,036,141	1,080,989
TA AEGON U.S. Government Securities—PAM—SC	—	(3,152,182)	(3,152,182)	—	2,477,735	2,477,735
TA International Moderate Growth—SC	7,526	(145,780)	(138,254)	55,722	(537,713)	(481,991)
TA BlackRock Large Cap Value—SC	2,316	(95,118)	(92,802)	414	(40,748)	(40,334)
TA JPMorgan Tactical Allocation—SC	—	(37,001)	(37,001)	—	(43,333)	(43,333)
TA Multi Managed Large Cap Core—SC	145	(238,573)	(238,428)	537	(239,404)	(238,867)
TA PIMCO Total Return—SC	3,877	(420,142)	(416,265)	661	(503,490)	(502,829)
WFAVT International Equity	53,426	(177,442)	(124,016)	16,057	(431,441)	(415,384)
WFAVT Omega Growth	5,609	(168,121)	(162,512)	8,101	(430,551)	(422,450)
WFAVT OpportunitySM	19,680	(579,639)	(559,959)	7,299	2,521,547	2,528,846
WFAVT Small Cap Growth	32,252	(327,237)	(294,985)	31,936	(210,124)	(178,188)

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Notes to Financial Statements

December 31, 2012

4. Financial Highlights

The Separate Account offers various death benefit options, which have differing fees that are charged against the contract owner’s account balance. These charges are discussed in more detail in the individual’s policy. Differences in the fee structures for these units result in different unit values, expense ratios, and total returns.

Subaccount	Year Ended		Units	Unit FairValue Corresponding to Lowest to Highest Expense Ratio			Net Assets	Investment Income Ratio*	Expense Ratio** Lowest to Highest			Total Return*** Corresponding to Lowest to Highest Expense Ratio
Invesco V.I. Core Equity
	12/31/2012		6,501,698	$1.75	to	$1.39	$10,164,336	0.95%	1.05%	to	2.00%	12.43%	to	11.37%
	12/31/2011		7,483,748	1.55	to	1.25	10,422,701	0.93	1.05	to	2.00	(1.33)	to	(2.24)
	12/31/2010		8,533,431	1.57	to	1.27	12,058,632	0.97	1.05	to	2.00	8.11	to	7.11
	12/31/2009		9,513,113	1.46	to	1.19	12,437,281	1.83	1.05	to	2.00	26.65	to	25.47
	12/31/2008		11,033,292	1.15	to	0.94	11,397,658	1.95	1.05	to	2.00	(31.05)	to	(31.69)
Invesco V.I. Government Securities
	12/31/2012		643,514	1.61	to	1.58	1,028,713	2.99	1.25	to	1.40	1.20	to	1.05
	12/31/2011		718,627	1.59	to	1.56	1,135,011	3.57	1.25	to	1.40	6.58	to	6.42
	12/31/2010		796,226	1.49	to	1.47	1,180,709	4.93	1.25	to	1.40	4.10	to	3.95
	12/31/2009		942,948	1.44	to	1.41	1,344,272	4.18	1.25	to	1.40	(1.25)	to	(1.39)
	12/31/2008		1,420,959	1.45	to	1.43	2,052,742	3.52	1.25	to	1.40	10.92	to	10.75
Invesco V.I. International Growth
	12/31/2012		662,694	2.41	to	1.82	1,243,826	1.45	1.05	to	2.00	14.05	to	12.98
	12/31/2011		764,195	2.11	to	1.61	1,244,253	1.52	1.05	to	2.00	(7.96)	to	(8.81)
	12/31/2010		893,332	2.29	to	1.76	1,603,447	2.17	1.05	to	2.00	11.44	to	10.40
	12/31/2009		1,076,916	2.06	to	1.59	1,706,816	1.54	1.05	to	2.00	33.51	to	32.27
	12/31/2008		1,218,414	1.54	to	1.20	1,444,879	0.43	1.05	to	2.00	(41.17)	to	(41.72)
Invesco Van Kampen V.I. American Franchise
	12/31/2012	(1)	1,930,158	0.97	to	0.96	1,864,055	—	1.05	to	2.00	—	to	—
AllianceBernstein Global Thematic Growth
	12/31/2012		879,958	1.41	to	0.80	480,059	—	1.05	to	2.50	12.06	to	10.47
	12/31/2011		884,835	1.26	to	0.72	532,352	0.34	1.05	to	2.50	(24.20)	to	(27.53)
	12/31/2010		888,322	1.66	to	1.12	762,518	2.03	1.05	to	2.00	17.35	to	16.26
	12/31/2009		835,140	1.41	to	0.96	645,254	—	1.05	to	2.00	51.55	to	50.14
	12/31/2008		738,880	0.93	to	0.64	342,522	—	1.05	to	2.00	(48.01)	to	(48.50)
AllianceBernstein Large Cap Growth
	12/31/2012		1,139,245	1.50	to	1.13	1,007,367	0.03	1.05	to	2.00	15.48	to	14.40
	12/31/2011		1,572,703	1.30	to	0.99	1,173,304	0.09	1.05	to	2.00	(4.75)	to	(5.64)
	12/31/2010		1,956,859	1.36	to	1.04	1,592,744	0.28	1.05	to	2.00	8.69	to	7.68
	12/31/2009		2,382,568	1.26	to	0.97	1,787,828	—	1.05	to	2.00	35.68	to	34.42
	12/31/2008		2,784,514	0.93	to	0.72	1,540,271	—	1.05	to	2.00	(40.45)	to	(41.01)

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Notes to Financial Statements

December 31, 2012

4. Financial Highlights (continued)

Subaccount	Year Ended	Units	Unit FairValue Corresponding to Lowest to Highest Expense Ratio			Net Assets	Investment Income Ratio*	Expense Ratio** Lowest to Highest			Total Return*** Corresponding to Lowest to Highest Expense Ratio
Columbia—Mid Cap Growth
	12/31/2012	321,347	$1.15	to	$1.13	$362,642	—%	1.25%	to	1.40%	10.10%	to	9.93%
	12/31/2011	411,673	1.04	to	1.03	422,474	—	1.25	to	1.40	(6.24)	to	(6.38)
	12/31/2010	563,658	1.11	to	1.10	619,885	0.07	1.25	to	1.40	28.47	to	28.28
	12/31/2009	645,853	0.86	to	0.85	553,558	—	1.25	to	1.40	42.06	to	41.85
	12/31/2008	656,479	0.61	to	0.60	396,448	—	1.25	to	1.40	(44.98)	to	(45.06)
Columbia—High Income
	12/31/2012	261,925	2.27	to	2.23	588,327	4.65	1.25	to	1.40	13.63	to	13.46
	12/31/2011	580,027	2.00	to	1.97	1,144,318	7.41	1.25	to	1.40	5.26	to	5.10
	12/31/2010	644,293	1.90	to	1.87	1,209,340	7.91	1.25	to	1.40	10.57	to	10.41
	12/31/2009	701,923	1.72	to	1.70	1,193,436	10.32	1.25	to	1.40	42.37	to	42.16
	12/31/2008	739,899	1.21	to	1.19	884,954	10.60	1.25	to	1.40	(25.71)	to	(25.82)
Columbia—Marsico Focused Equities
	12/31/2012	481,856	1.33	to	1.30	631,946	0.36	1.25	to	1.40	10.65	to	10.48
	12/31/2011	632,813	1.20	to	1.18	749,957	0.44	1.25	to	1.40	(3.81)	to	(3.95)
	12/31/2010	784,663	1.25	to	1.23	967,474	0.44	1.25	to	1.40	17.26	to	17.08
	12/31/2009	832,024	1.06	to	1.05	875,937	0.65	1.25	to	1.40	27.08	to	26.90
	12/31/2008	916,975	0.84	to	0.83	760,744	0.10	1.25	to	1.40	(42.03)	to	(42.12)
Columbia—Marsico Growth
	12/31/2012	348,991	1.32	to	1.30	455,803	0.65	1.25	to	1.40	10.84	to	10.68
	12/31/2011	436,540	1.19	to	1.17	514,170	0.31	1.25	to	1.40	(3.84)	to	(3.98)
	12/31/2010	472,332	1.24	to	1.22	579,222	0.12	1.25	to	1.40	20.05	to	19.87
	12/31/2009	456,137	1.03	to	1.02	466,103	0.76	1.25	to	1.40	25.10	to	24.91
	12/31/2008	551,019	0.82	to	0.81	450,913	0.31	1.25	to	1.40	(40.20)	to	(40.29)
Columbia—Marsico 21st Century
	12/31/2012	38,893	1.63	to	1.60	62,958	—	1.25	to	1.40	10.00	to	9.84
	12/31/2011	42,231	1.48	to	1.46	62,114	—	1.25	to	1.40	(13.02)	to	(13.14)
	12/31/2010	42,834	1.70	to	1.68	72,455	—	1.25	to	1.40	15.96	to	15.79
	12/31/2009	67,335	1.47	to	1.45	98,228	0.14	1.25	to	1.40	25.50	to	25.31
	12/31/2008	97,730	1.17	to	1.15	113,786	—	1.25	to	1.40	(44.27)	to	(44.35)
Columbia—Marsico International Opportunities—C2
	12/31/2012	390,488	1.63	to	1.60	629,092	0.92	1.25	to	1.40	16.16	to	15.99
	12/31/2011	453,586	1.41	to	1.38	629,531	0.81	1.25	to	1.40	(17.22)	to	(17.34)
	12/31/2010	465,125	1.70	to	1.67	780,837	0.70	1.25	to	1.40	12.33	to	12.16
	12/31/2009	473,822	1.51	to	1.49	709,704	1.91	1.25	to	1.40	36.24	to	36.04
	12/31/2008	543,098	1.11	to	1.10	597,882	1.14	1.25	to	1.40	(49.13)	to	(49.20)
Davis Value
	12/31/2012	4,109,028	1.61	to	1.27	5,064,330	1.52	1.05	to	2.00	11.90	to	10.85
	12/31/2011	4,892,556	1.44	to	1.15	5,443,247	0.79	1.05	to	2.00	(5.17)	to	(6.05)
	12/31/2010	5,664,301	1.52	to	1.22	6,713,072	1.30	1.05	to	2.00	11.59	to	10.56
	12/31/2009	6,386,577	1.36	to	1.10	6,776,345	0.89	1.05	to	2.00	29.79	to	28.58
	12/31/2008	7,334,102	1.05	to	0.86	5,960,781	0.84	1.05	to	2.00	(40.95)	to	(41.50)

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Notes to Financial Statements

December 31, 2012

4. Financial Highlights (continued)

Subaccount	Year Ended		Units	Unit FairValue Corresponding to Lowest to Highest Expense Ratio			Net Assets	Investment Income Ratio*	Expense Ratio** Lowest to Highest			Total Return*** Corresponding to Lowest to Highest Expense Ratio
Dreyfus Stock Index
	12/31/2012		1,553,775	$1.47	to	$1.44	$2,257,617	2.05%	1.25%	to	1.40%	14.30%	to	14.13%
	12/31/2011		1,675,670	1.29	to	1.26	2,132,958	1.80	1.25	to	1.40	0.62	to	0.47
	12/31/2010		1,915,308	1.28	to	1.26	2,427,116	1.84	1.25	to	1.40	13.42	to	13.25
	12/31/2009		1,982,492	1.13	to	1.11	2,217,634	2.05	1.25	to	1.40	24.77	to	24.59
	12/31/2008		2,717,302	0.90	to	0.89	2,435,038	1.99	1.25	to	1.40	(37.92)	to	(38.01)
Dreyfus VIF—Money Market
	12/31/2012		1,533,755	1.17	to	1.14	1,761,732	—	1.25	to	1.40	(1.24)	to	(1.39)
	12/31/2011		1,843,244	1.18	to	1.16	2,145,579	0.01	1.25	to	1.40	(1.22)	to	(1.37)
	12/31/2010		2,251,366	1.20	to	1.17	2,658,395	0.01	1.25	to	1.40	(1.22)	to	(1.37)
	12/31/2009		2,537,184	1.21	to	1.19	3,037,207	0.13	1.25	to	1.40	(1.10)	to	(1.25)
	12/31/2008		3,035,220	1.22	to	1.21	3,679,414	2.57	1.25	to	1.40	1.27	to	1.12
Federated Capital Appreciation
	12/31/2012		519,031	1.10	to	1.08	567,650	0.57	1.05	to	2.00	9.02	to	8.00
	12/31/2011		670,010	1.01	to	1.00	674,604	0.74	1.05	to	2.00	(6.28)	to	(7.15)
	12/31/2010	(1)	824,223	1.08	to	1.07	888,582	—	1.05	to	2.00	8.11	to	7.30
Federated Kaufmann
	12/31/2012		1,162,099	1.95	to	1.78	2,191,077	—	1.05	to	2.00	16.06	to	14.98
	12/31/2011		1,415,728	1.68	to	1.55	2,313,096	1.15	1.05	to	2.00	(14.18)	to	(14.98)
	12/31/2010		1,703,213	1.96	to	1.82	3,253,505	0.09	1.05	to	2.00	16.77	to	15.68
	12/31/2009		1,892,040	1.68	to	1.57	3,105,240	—	1.05	to	2.00	28.14	to	26.95
	12/31/2008		1,889,818	1.31	to	1.24	2,426,509	0.34	1.05	to	2.00	(42.40)	to	(42.94)
Federated High Income Bond
	12/31/2012		1,311,194	2.05	to	1.95	2,680,142	7.57	1.05	to	2.00	13.50	to	12.44
	12/31/2011		1,488,682	1.80	to	1.74	2,695,752	9.51	1.05	to	2.00	4.08	to	3.11
	12/31/2010		2,056,980	1.73	to	1.68	3,593,436	8.05	1.05	to	2.00	13.54	to	12.48
	12/31/2009		2,385,995	1.53	to	1.50	3,683,986	11.10	1.05	to	2.00	51.26	to	49.86
	12/31/2008		2,632,298	1.01	to	1.00	2,698,472	10.47	1.05	to	2.00	(26.77)	to	(27.45)
Fidelity VIP Asset ManagerSM
	12/31/2012		1,274,770	1.45	to	1.00	2,459,925	1.45	1.15	to	3.85	11.20	to	8.29
	12/31/2011		1,503,885	1.31	to	0.93	2,618,868	1.81	1.15	to	3.85	(3.67)	to	(6.17)
	12/31/2010		1,744,076	1.36	to	0.99	3,161,024	1.69	1.15	to	3.85	12.97	to	10.03
	12/31/2009		1,958,467	1.20	to	0.90	3,149,315	2.39	1.15	to	3.85	27.65	to	24.33
	12/31/2008		2,172,448	0.94	to	0.72	2,741,002	2.34	1.15	to	3.85	(29.53)	to	(31.37)
Fidelity VIP Asset Manager: Growth®
	12/31/2012		520,584	1.23	to	0.84	888,508	1.39	1.15	to	3.85	14.13	to	11.15
	12/31/2011		607,844	1.07	to	0.75	909,949	1.52	1.15	to	3.85	(7.24)	to	(9.64)
	12/31/2010		727,262	1.16	to	0.83	1,180,174	1.13	1.15	to	3.85	15.02	to	12.04
	12/31/2009		887,790	1.01	to	0.74	1,254,267	1.53	1.15	to	3.85	31.40	to	27.98
	12/31/2008		1,113,793	0.77	to	0.58	1,196,277	1.51	1.15	to	3.85	(36.54)	to	(38.20)

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Notes to Financial Statements

December 31, 2012

4. Financial Highlights (continued)

Subaccount	Year Ended	Units	Unit FairValue Corresponding to Lowest to Highest Expense Ratio			Net Assets	Investment Income Ratio*	Expense Ratio** Lowest to Highest			Total Return*** Corresponding to Lowest to Highest Expense Ratio
Fidelity VIP Balanced
	12/31/2012	2,028,241	$1.44	to	$1.03	$3,654,756	1.58%	1.15%	to	3.85%	13.76%	to	10.78%
	12/31/2011	2,327,058	1.26	to	0.93	3,715,639	1.58	1.15	to	3.85	(4.71)	to	(7.18)
	12/31/2010	2,540,218	1.32	to	1.01	4,290,813	1.61	1.15	to	3.85	16.73	to	13.70
	12/31/2009	2,930,284	1.14	to	0.88	4,247,628	1.85	1.15	to	3.85	37.02	to	33.46
	12/31/2008	3,317,236	0.83	to	0.66	3,521,098	1.54	1.15	to	3.85	(34.78)	to	(36.42)
Fidelity VIP Contrafund®
	12/31/2012	3,619,288	1.77	to	1.22	9,092,770	1.27	1.15	to	3.85	15.09	to	12.08
	12/31/2011	4,103,378	1.54	to	1.09	9,022,850	0.92	1.15	to	3.85	(3.63)	to	(6.13)
	12/31/2010	4,860,273	1.60	to	1.16	11,184,473	1.18	1.15	to	3.85	15.89	to	12.87
	12/31/2009	5,582,966	1.38	to	1.03	11,140,835	1.36	1.15	to	3.85	34.17	to	30.68
	12/31/2008	6,406,319	1.03	to	0.79	9,616,019	0.86	1.15	to	3.85	(43.23)	to	(44.66)
Fidelity VIP Equity-Income
	12/31/2012	5,694,895	1.65	to	1.01	9,217,887	2.87	1.05	to	3.85	15.83	to	12.94
	12/31/2011	6,769,095	1.42	to	0.89	9,447,067	2.33	1.05	to	3.85	(0.39)	to	(2.77)
	12/31/2010	7,452,021	1.43	to	0.92	10,498,045	1.64	1.05	to	3.85	13.72	to	10.88
	12/31/2009	8,840,606	1.26	to	0.83	10,911,267	2.12	1.05	to	3.85	28.53	to	25.38
	12/31/2008	10,772,112	0.98	to	0.66	10,402,700	2.06	1.05	to	3.85	(43.41)	to	(44.79)
Fidelity VIP Growth
	12/31/2012	4,321,023	1.59	to	0.69	6,504,145	0.52	1.05	to	3.85	13.21	to	10.42
	12/31/2011	5,230,150	1.41	to	0.63	6,822,980	0.30	1.05	to	3.85	(1.07)	to	(3.50)
	12/31/2010	5,953,338	1.42	to	0.65	7,993,540	0.23	1.05	to	3.85	22.58	to	19.58
	12/31/2009	6,676,499	1.16	to	0.54	7,450,180	0.40	1.05	to	3.85	26.64	to	23.53
	12/31/2008	7,696,455	0.92	to	0.44	6,737,074	0.69	1.05	to	3.85	(47.86)	to	(49.14)
Fidelity VIP Growth & Income
	12/31/2012	2,267,580	1.22	to	0.85	3,953,474	2.09	1.15	to	3.85	17.21	to	14.15
	12/31/2011	2,646,891	1.04	to	0.74	3,984,962	1.64	1.15	to	3.85	0.46	to	(2.15)
	12/31/2010	3,117,011	1.03	to	0.76	4,707,373	0.66	1.15	to	3.85	13.56	to	10.61
	12/31/2009	3,889,925	0.91	to	0.69	5,189,119	1.06	1.15	to	3.85	25.76	to	22.49
	12/31/2008	4,604,877	0.72	to	0.56	4,899,855	1.11	1.15	to	3.85	(42.42)	to	(43.87)
Fidelity VIP Growth Opportunities
	12/31/2012	2,330,048	1.63	to	0.68	3,277,138	0.34	1.05	to	3.85	18.08	to	15.16
	12/31/2011	2,714,123	1.38	to	0.59	3,241,973	0.11	1.05	to	3.85	0.91	to	(1.49)
	12/31/2010	3,390,997	1.36	to	0.60	4,024,521	0.16	1.05	to	3.85	22.19	to	19.15
	12/31/2009	3,723,548	1.12	to	0.50	3,614,001	0.43	1.05	to	3.85	43.95	to	40.44
	12/31/2008	4,243,319	0.68	to	0.64	2,861,905	0.34	1.05	to	3.85	(55.61)	to	(56.70)

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Notes to Financial Statements

December 31, 2012

4. Financial Highlights (continued)

Subaccount	Year Ended	Units	Unit FairValue Corresponding to Lowest to Highest Expense Ratio			Net Assets	Investment Income Ratio*	Expense Ratio** Lowest to Highest			Total Return*** Corresponding to Lowest to Highest Expense Ratio
Fidelity VIP High Income
	12/31/2012	2,347,855	$1.88	to	$1.07	$3,984,155	5.38%	1.05%	to	3.85%	12.78%	to	9.97%
	12/31/2011	2,828,292	1.67	to	0.97	4,288,399	6.36	1.05	to	3.85	2.64	to	0.18
	12/31/2010	3,312,968	1.62	to	0.97	4,926,741	7.31	1.05	to	3.85	12.49	to	9.61
	12/31/2009	3,829,167	1.44	to	0.89	5,100,235	7.87	1.05	to	3.85	41.97	to	38.63
	12/31/2008	4,291,056	1.02	to	0.64	4,002,310	7.51	1.05	to	3.85	(25.92)	to	(27.78)
Fidelity VIP Investment Grade Bond
	12/31/2012	7,034,646	1.44	to	1.35	13,426,321	2.10	1.05	to	3.85	4.50	to	1.95
	12/31/2011	8,708,045	1.38	to	1.33	15,609,148	3.05	1.05	to	3.85	5.93	to	3.37
	12/31/2010	10,494,918	1.30	to	1.28	17,691,536	3.29	1.05	to	3.85	6.43	to	3.81
	12/31/2009	11,958,924	1.22	to	1.24	19,124,599	8.72	1.05	to	3.85	14.27	to	11.43
	12/31/2008	13,697,996	1.07	to	1.11	19,480,030	4.52	1.05	to	3.85	(4.47)	to	(6.85)
Fidelity VIP Index 500
	12/31/2012	8,938,876	1.66	to	0.81	17,466,628	2.00	1.05	to	3.85	14.42	to	11.60
	12/31/2011	10,351,672	1.45	to	0.72	17,703,535	1.86	1.05	to	3.85	0.73	to	(1.74)
	12/31/2010	11,662,331	1.44	to	0.74	19,850,061	1.90	1.05	to	3.85	13.54	to	10.76
	12/31/2009	13,463,898	1.27	to	0.66	20,185,877	2.54	1.05	to	3.85	24.99	to	21.91
	12/31/2008	15,517,765	1.02	to	0.54	18,656,871	1.94	1.05	to	3.85	(37.81)	to	(39.35)
Fidelity VIP Mid Cap
	12/31/2012	2,268,561	4.16	to	2.61	7,444,782	0.52	1.15	to	3.85	13.52	to	10.55
	12/31/2011	2,622,467	3.67	to	2.36	7,668,535	0.17	1.15	to	3.85	(11.63)	to	(13.92)
	12/31/2010	3,019,814	4.15	to	2.74	10,070,199	0.29	1.15	to	3.85	27.37	to	24.06
	12/31/2009	3,608,704	3.26	to	2.21	9,428,169	0.60	1.15	to	3.85	38.49	to	34.89
	12/31/2008	4,351,502	2.35	to	1.64	8,160,993	0.37	1.15	to	3.85	(40.19)	to	(41.70)
Fidelity VIP Money Market
	12/31/2012	1,786,350	1.21	to	0.84	2,307,870	0.14	1.15	to	3.85	(1.01)	to	(3.60)
	12/31/2011	1,988,470	1.22	to	0.87	2,600,092	0.11	1.15	to	3.85	(1.03)	to	(3.59)
	12/31/2010	2,438,353	1.23	to	0.90	3,234,243	0.18	1.15	to	3.85	(0.90)	to	(3.47)
	12/31/2009	2,612,480	1.24	to	0.93	3,501,252	0.76	1.15	to	3.85	(0.42)	to	(3.01)
	12/31/2008	3,466,103	1.25	to	0.96	4,668,814	2.99	1.15	to	3.85	1.88	to	(0.78)
Fidelity VIP Overseas
	12/31/2012	1,089,286	1.31	to	0.80	1,727,872	1.91	1.15	to	3.85	19.36	to	16.24
	12/31/2011	1,263,425	1.10	to	0.69	1,682,335	1.28	1.15	to	3.85	(18.11)	to	(20.23)
	12/31/2010	1,498,920	1.34	to	0.86	2,445,902	1.37	1.15	to	3.85	11.83	to	8.93
	12/31/2009	1,837,203	1.20	to	0.79	2,684,718	2.13	1.15	to	3.85	25.09	to	21.84
	12/31/2008	2,115,222	0.96	to	0.65	2,470,251	2.33	1.15	to	3.85	(44.45)	to	(45.90)

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Notes to Financial Statements

December 31, 2012

4. Financial Highlights (continued)

Subaccount	Year Ended	Units	Unit FairValue Corresponding to Lowest to Highest Expense Ratio			Net Assets	Investment Income Ratio*	Expense Ratio** Lowest to Highest			Total Return*** Corresponding to Lowest to Highest Expense Ratio
Franklin Small-Midcap Growth Securities—C2
	12/31/2012	2,689,760	$1.89	to	$1.34	$3,934,276	—%	1.05%	to	2.00%	9.69%	to	8.67%
	12/31/2011	3,209,288	1.72	to	1.23	4,309,813	—	1.05	to	2.00	(5.82)	to	(6.69)
	12/31/2010	4,103,066	1.83	to	1.32	5,865,475	—	1.05	to	2.00	26.30	to	25.12
	12/31/2009	4,657,839	1.45	to	1.06	5,302,126	—	1.05	to	2.00	42.08	to	40.76
	12/31/2008	5,286,939	1.02	to	0.75	4,233,703	—	1.05	to	2.00	(43.10)	to	(43.63)
Franklin Small Cap Value Securities—C2
	12/31/2012	415,165	2.34	to	2.14	941,826	0.79	1.05	to	2.00	17.15	to	16.06
	12/31/2011	459,764	2.00	to	1.84	894,091	0.67	1.05	to	2.00	(4.76)	to	(5.64)
	12/31/2010	598,181	2.10	to	1.95	1,225,033	0.73	1.05	to	2.00	26.89	to	25.71
	12/31/2009	635,201	1.65	to	1.55	1,027,938	1.61	1.05	to	2.00	27.81	to	26.62
	12/31/2008	632,269	1.29	to	1.23	802,647	1.15	1.05	to	2.00	(33.72)	to	(34.34)
Mutual Shares Securities—C2
	12/31/2012	1,013,736	1.66	to	1.52	1,628,048	1.93	1.05	to	2.00	13.05	to	11.99
	12/31/2011	1,298,633	1.47	to	1.36	1,857,286	2.18	1.05	to	2.00	(2.07)	to	(2.98)
	12/31/2010	1,659,292	1.50	to	1.40	2,431,380	1.61	1.05	to	2.00	10.04	to	9.02
	12/31/2009	1,760,865	1.36	to	1.28	2,353,232	1.98	1.05	to	2.00	24.74	to	23.58
	12/31/2008	1,789,583	1.09	to	1.04	1,922,222	2.94	1.05	to	2.00	(37.77)	to	(38.35)
Templeton Developing Markets Securities—C2
	12/31/2012	560,327	3.16	to	2.61	1,397,206	1.34	1.05	to	2.00	11.98	to	10.93
	12/31/2011	604,197	2.83	to	2.35	1,341,196	0.92	1.05	to	2.00	(16.73)	to	(17.50)
	12/31/2010	771,305	3.39	to	2.85	2,090,983	1.65	1.05	to	2.00	16.36	to	15.28
	12/31/2009	746,725	2.92	to	2.47	1,759,476	4.28	1.05	to	2.00	70.80	to	69.21
	12/31/2008	790,211	1.71	to	1.46	1,086,709	2.76	1.05	to	2.00	(53.20)	to	(53.64)
Templeton Foreign Securities—C2
	12/31/2012	1,596,345	2.05	to	1.45	2,354,751	3.02	1.05	to	2.00	17.00	to	15.90
	12/31/2011	1,923,891	1.75	to	1.25	2,467,400	1.69	1.05	to	2.00	(11.56)	to	(12.38)
	12/31/2010	2,337,848	1.98	to	1.43	3,426,362	1.90	1.05	to	2.00	7.28	to	6.28
	12/31/2009	2,611,602	1.85	to	1.35	3,579,733	3.47	1.05	to	2.00	35.62	to	34.36
	12/31/2008	3,146,857	1.36	to	1.00	3,150,109	2.41	1.05	to	2.00	(41.00)	to	(41.55)
JPMorgan Insurance Trust Core Bond
	12/31/2012	5,582,069	1.92	to	1.44	8,943,533	4.32	1.15	to	2.70	4.13	to	2.55
	12/31/2011	6,178,864	1.85	to	1.40	9,607,845	5.60	1.15	to	2.70	6.24	to	4.64
	12/31/2010	6,886,480	1.74	to	1.34	10,185,279	3.90	1.15	to	2.70	7.99	to	6.36
	12/31/2009	7,771,628	1.61	to	1.26	10,759,791	5.27	1.15	to	2.70	8.40	to	6.76
	12/31/2008	4,612,306	1.48	to	1.18	5,970,317	5.66	1.15	to	2.70	0.16	to	(1.36)

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Notes to Financial Statements

December 31, 2012

4. Financial Highlights (continued)

Subaccount	Year Ended	Units	Unit FairValue Corresponding to Lowest to Highest Expense Ratio			Net Assets	Investment Income Ratio*	Expense Ratio** Lowest to Highest			Total Return*** Corresponding to Lowest to Highest Expense Ratio
JPMorgan Insurance Trust Equity Index
	12/31/2012	3,624,866	$1.08	to	$0.99	$3,605,306	1.77%	1.15%	to	2.70%	14.26%	to	12.52%
	12/31/2011	4,357,903	0.95	to	0.88	3,834,363	1.68	1.15	to	2.70	0.55	to	(0.96)
	12/31/2010	4,964,294	0.94	to	0.89	4,381,261	2.14	1.15	to	2.70	13.11	to	11.40
	12/31/2009	5,664,681	0.83	to	0.80	4,463,675	3.07	1.15	to	2.70	25.00	to	23.11
	12/31/2008	7,713,761	0.67	to	0.65	4,905,571	2.06	1.15	to	2.70	(37.92)	to	(38.87)
JPMorgan Insurance Trust Intrepid Growth
	12/31/2012	3,093,071	0.79	to	0.86	2,414,267	0.67	1.15	to	2.70	14.98	to	13.23
	12/31/2011	3,731,534	0.69	to	0.76	2,569,396	0.99	1.15	to	2.70	0.70	to	(0.82)
	12/31/2010	4,333,496	0.68	to	0.77	2,967,308	0.93	1.15	to	2.70	14.78	to	13.05
	12/31/2009	5,085,067	0.60	to	0.68	3,062,288	0.91	1.15	to	2.70	32.79	to	30.79
	12/31/2008	7,474,368	0.45	to	0.52	3,410,156	0.99	1.15	to	2.70	(39.91)	to	(40.83)
JPMorgan Insurance Trust Intrepid Mid Cap
	12/31/2012	1,548,757	2.03	to	1.37	2,527,277	0.76	1.15	to	2.70	14.80	to	13.06
	12/31/2011	1,866,852	1.77	to	1.21	2,651,728	0.82	1.15	to	2.70	(2.64)	to	(4.11)
	12/31/2010	1,996,608	1.81	to	1.26	2,994,380	1.31	1.15	to	2.70	18.17	to	16.38
	12/31/2009	2,443,381	1.54	to	1.08	3,130,938	1.90	1.15	to	2.70	34.12	to	32.10
	12/31/2008	3,658,243	1.15	to	0.82	3,549,583	0.58	1.15	to	2.70	(39.51)	to	(40.43)
JPMorgan Insurance Trust Mid Cap Growth
	12/31/2012	2,457,843	1.68	to	1.28	3,490,808	—	1.15	to	2.70	14.78	to	13.04
	12/31/2011	2,893,277	1.46	to	1.13	3,600,312	—	1.15	to	2.70	(7.22)	to	(8.61)
	12/31/2010	3,146,476	1.58	to	1.24	4,298,715	—	1.15	to	2.70	24.21	to	22.33
	12/31/2009	4,027,579	1.27	to	1.01	4,474,514	—	1.15	to	2.70	41.41	to	39.28
	12/31/2008	6,138,545	0.90	to	0.73	4,880,995	—	1.15	to	2.70	(44.43)	to	(45.27)
JPMorgan Insurance Trust Mid Cap Value
	12/31/2012	1,790,057	2.56	to	1.59	3,508,034	1.03	1.15	to	2.70	19.00	to	17.20
	12/31/2011	2,256,695	2.15	to	1.35	3,717,889	1.26	1.15	to	2.70	1.00	to	(0.52)
	12/31/2010	2,530,704	2.13	to	1.36	4,223,813	1.18	1.15	to	2.70	22.05	to	20.21
	12/31/2009	3,164,071	1.75	to	1.13	4,371,535	2.95	1.15	to	2.70	26.44	to	24.54
	12/31/2008	4,435,085	1.38	to	0.91	4,929,876	1.56	1.15	to	2.70	(36.22)	to	(37.19)
JPMorgan Insurance Trust U.S. Equity
	12/31/2012	5,045,209	1.18	to	1.04	5,387,711	1.42	1.15	to	2.70	16.30	to	14.54
	12/31/2011	6,094,505	1.02	to	0.91	5,651,491	1.14	1.15	to	2.70	(2.98)	to	(4.44)
	12/31/2010	6,771,927	1.05	to	0.95	6,536,470	0.88	1.15	to	2.70	12.29	to	10.59
	12/31/2009	7,613,086	0.93	to	0.86	6,609,343	3.38	1.15	to	2.70	32.16	to	30.17
	12/31/2008	11,070,343	0.71	to	0.66	7,341,269	1.17	1.15	to	2.70	(35.54)	to	(36.52)

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Notes to Financial Statements

December 31, 2012

4. Financial Highlights (continued)

Subaccount	Year Ended	Units	Unit FairValue Corresponding to Lowest to Highest Expense Ratio			Net Assets	Investment Income Ratio*	Expense Ratio** Lowest to Highest			Total Return*** Corresponding to Lowest to Highest Expense Ratio
MFS® Growth
	12/31/2012	2,067,573	$2.00	to	$1.49	$3,316,696	—%	1.05%	to	2.00%	15.85%	to	14.77%
	12/31/2011	2,349,107	1.73	to	1.30	3,284,107	0.18	1.05	to	2.00	(1.59)	to	(2.50)
	12/31/2010	2,617,969	1.75	to	1.33	3,690,177	0.12	1.05	to	2.00	13.83	to	12.77
	12/31/2009	3,104,955	1.54	to	1.17	3,852,967	0.30	1.05	to	2.00	35.90	to	34.64
	12/31/2008	3,384,770	1.13	to	0.87	3,088,401	0.22	1.05	to	2.00	(38.20)	to	(38.78)
MFS® Research
	12/31/2012	1,221,509	1.86	to	1.41	1,885,386	0.80	1.05	to	2.00	15.68	to	14.60
	12/31/2011	1,380,131	1.61	to	1.23	1,843,125	0.86	1.05	to	2.00	(1.72)	to	(2.63)
	12/31/2010	1,628,376	1.64	to	1.26	2,215,922	0.96	1.05	to	2.00	14.44	to	13.38
	12/31/2009	1,882,268	1.43	to	1.11	2,238,870	1.48	1.05	to	2.00	28.85	to	27.65
	12/31/2008	2,315,747	1.11	to	0.87	2,140,007	0.55	1.05	to	2.00	(36.92)	to	(37.51)
MFS® Total Return
	12/31/2012	7,849,542	1.53	to	1.33	12,978,708	2.74	1.05	to	2.00	9.78	to	8.75
	12/31/2011	9,781,584	1.40	to	1.22	14,777,948	2.50	1.05	to	2.00	0.53	to	(0.40)
	12/31/2010	11,245,284	1.39	to	1.23	16,916,285	2.80	1.05	to	2.00	8.49	to	7.48
	12/31/2009	13,028,052	1.28	to	1.14	18,170,076	3.85	1.05	to	2.00	16.50	to	15.42
	12/31/2008	15,656,097	1.10	to	0.98	18,806,375	3.20	1.05	to	2.00	(23.13)	to	(23.85)
MFS® Utilities
	12/31/2012	2,753,758	3.21	to	2.72	8,128,766	6.65	1.05	to	2.00	12.03	to	10.98
	12/31/2011	3,295,520	2.86	to	2.45	8,709,065	3.10	1.05	to	2.00	5.40	to	4.42
	12/31/2010	3,818,448	2.72	to	2.34	9,573,179	3.26	1.05	to	2.00	12.33	to	11.29
	12/31/2009	4,330,317	2.42	to	2.09	9,671,518	4.99	1.05	to	2.00	31.49	to	30.26
	12/31/2008	5,282,151	1.84	to	1.60	8,982,500	1.54	1.05	to	2.00	(38.46)	to	(39.03)
Oppenheimer Balanced
	12/31/2012	1,413,710	1.22	to	1.07	1,798,733	1.33	1.05	to	2.00	10.93	to	9.90
	12/31/2011	1,638,823	1.10	to	0.97	1,889,323	2.35	1.05	to	2.00	(0.66)	to	(1.58)
	12/31/2010	2,032,720	1.11	to	0.98	2,346,952	1.37	1.05	to	2.00	11.51	to	10.47
	12/31/2009	2,116,549	1.00	to	0.89	2,209,183	—	1.05	to	2.00	20.34	to	19.21
	12/31/2008	2,513,505	0.83	to	0.74	2,191,161	3.01	1.05	to	2.00	(44.20)	to	(44.73)
Oppenheimer Capital Appreciation
	12/31/2012	5,206,064	1.48	to	1.13	7,794,577	0.65	1.05	to	2.00	12.62	to	11.56
	12/31/2011	5,923,076	1.31	to	1.01	7,950,071	0.36	1.05	to	2.00	(2.40)	to	(3.30)
	12/31/2010	6,940,876	1.34	to	1.05	9,559,325	0.17	1.05	to	2.00	8.01	to	7.00
	12/31/2009	7,454,788	1.24	to	0.97	9,561,541	0.32	1.05	to	2.00	42.65	to	41.33
	12/31/2008	8,905,064	0.87	to	0.69	8,052,459	0.14	1.05	to	2.00	(46.23)	to	(46.73)

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Notes to Financial Statements

December 31, 2012

4. Financial Highlights (continued)

Subaccount	Year Ended		Units	Unit FairValue Corresponding to Lowest to Highest Expense Ratio			Net Assets	Investment Income Ratio*	Expense Ratio** Lowest to Highest			Total Return*** Corresponding to Lowest to Highest Expense Ratio
Oppenheimer Global Securities
	12/31/2012		686,643	$3.03	to	$2.96	$2,051,630	2.15%	1.25%	to	1.40%	19.76%	to	19.58%
	12/31/2011		740,104	2.53	to	2.48	1,848,100	1.29	1.25	to	1.40	(9.42)	to	(9.55)
	12/31/2010		811,421	2.79	to	2.74	2,239,924	1.42	1.25	to	1.40	14.53	to	14.36
	12/31/2009		862,118	2.44	to	2.40	2,080,378	2.38	1.25	to	1.40	38.05	to	37.84
	12/31/2008		1,064,149	1.76	to	1.74	1,862,793	1.68	1.25	to	1.40	(40.93)	to	(41.02)
Oppenheimer Global Strategic Income
	12/31/2012		2,806,095	1.70	to	1.56	5,507,755	5.97	1.05	to	2.00	11.97	to	10.92
	12/31/2011		3,345,002	1.52	to	1.40	5,812,712	3.23	1.05	to	2.00	(0.39)	to	(1.32)
	12/31/2010		3,864,296	1.53	to	1.42	6,743,464	8.50	1.05	to	2.00	13.58	to	12.52
	12/31/2009		4,236,939	1.35	to	1.26	6,521,014	0.47	1.05	to	2.00	17.18	to	16.09
	12/31/2008		5,394,518	1.15	to	1.09	7,093,923	5.40	1.05	to	2.00	(15.38)	to	(16.17)
Oppenheimer Main Street®
	12/31/2012		3,060,839	1.61	to	1.25	4,487,065	0.94	1.05	to	2.00	15.39	to	14.31
	12/31/2011		3,544,726	1.40	to	1.09	4,507,593	0.87	1.05	to	2.00	(1.35)	to	(2.26)
	12/31/2010		4,215,196	1.41	to	1.11	5,431,110	1.12	1.05	to	2.00	14.62	to	13.56
	12/31/2009		5,036,488	1.23	to	0.97	5,667,623	1.97	1.05	to	2.00	26.66	to	25.48
	12/31/2008		5,786,718	0.97	to	0.77	5,148,439	1.61	1.05	to	2.00	(39.27)	to	(39.84)
Putnam VT Equity Income
	12/31/2012		688,070	1.78	to	1.72	1,210,217	2.25	1.05	to	2.00	18.06	to	16.95
	12/31/2011		720,518	1.51	to	1.47	1,077,229	1.82	1.05	to	2.00	0.86	to	(0.07)
	12/31/2010		876,483	1.50	to	1.47	1,304,129	2.02	1.05	to	2.00	11.44	to	10.40
	12/31/2009	(1)	1,025,759	1.34	to	1.33	1,374,027	1.25	1.05	to	2.00	34.34	to	33.23
Putnam VT Global Equity
	12/31/2012		1,163,152	1.68	to	1.29	1,455,318	1.72	1.05	to	2.00	18.92	to	17.81
	12/31/2011		1,240,861	1.41	to	1.10	1,281,013	2.03	1.05	to	2.00	(5.94)	to	(6.81)
	12/31/2010		1,536,526	1.50	to	1.18	1,729,879	1.97	1.05	to	2.00	8.69	to	7.68
	12/31/2009		1,441,516	1.38	to	1.09	1,411,719	—	1.05	to	2.00	28.62	to	27.42
	12/31/2008		1,687,280	1.07	to	0.86	1,287,286	2.45	1.05	to	2.00	(45.92)	to	(46.42)
Putnam VT Growth and Income
	12/31/2012		736,992	1.48	to	1.12	862,990	1.89	1.05	to	2.00	17.89	to	16.79
	12/31/2011		1,116,501	1.25	to	0.96	1,113,162	1.29	1.05	to	2.00	(5.63)	to	(6.51)
	12/31/2010		1,292,978	1.33	to	1.02	1,372,160	1.61	1.05	to	2.00	13.19	to	12.14
	12/31/2009		1,495,185	1.17	to	0.91	1,406,235	2.72	1.05	to	2.00	28.46	to	27.27
	12/31/2008		1,624,055	0.91	to	0.72	1,191,883	2.18	1.05	to	2.00	(39.34)	to	(39.90)

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Notes to Financial Statements

December 31, 2012

4. Financial Highlights (continued)

Subaccount	Year Ended		Units	Unit FairValue Corresponding to Lowest to Highest Expense Ratio			Net Assets	Investment Income Ratio*	Expense Ratio** Lowest to Highest			Total Return*** Corresponding to Lowest to Highest Expense Ratio
Putnam VT Growth Opportunities
	12/31/2012		934,514	$1.47	to	$1.13	$605,106	0.09%	1.05%	to	2.00%	16.34%	to	15.25%
	12/31/2011		1,158,705	1.26	to	0.98	578,023	0.16	1.05	to	2.00	(5.12)	to	(6.00)
	12/31/2010		1,217,641	1.33	to	1.04	637,751	0.22	1.05	to	2.00	16.10	to	15.02
	12/31/2009		1,479,059	1.15	to	0.91	663,956	0.75	1.05	to	2.00	39.39	to	38.09
	12/31/2008		1,373,116	0.82	to	0.66	447,827	—	1.05	to	2.00	(38.33)	to	(38.91)
Putnam VT Money Market
	12/31/2012		5,191,876	1.05	to	0.95	5,597,121	0.01	1.05	to	2.00	(1.04)	to	(1.96)
	12/31/2011		7,518,302	1.06	to	0.97	8,226,753	0.01	1.05	to	2.00	(1.02)	to	(1.95)
	12/31/2010		8,944,188	1.07	to	0.99	9,901,954	0.04	1.05	to	2.00	(1.01)	to	(1.92)
	12/31/2009		4,458,245	1.09	to	1.01	5,035,081	0.26	1.05	to	2.00	(0.84)	to	(1.76)
	12/31/2008		9,341,599	1.09	to	1.03	10,626,681	2.54	1.05	to	2.00	1.50	to	0.55
TA AEGON Money Market
	12/31/2012		867,250	0.97	to	0.93	816,374	0.01	1.15	to	2.70	(1.13)	to	(2.64)
	12/31/2011		905,452	0.98	to	0.96	871,539	0.01	1.15	to	2.70	(1.13)	to	(2.62)
	12/31/2010	(1)	968,267	0.99	to	0.98	952,925	—	1.15	to	2.70	(0.83)	to	(1.92)
TA Asset Allocation—Conservative
	12/31/2012		8,969,315	1.65	to	1.50	14,186,465	2.89	1.05	to	2.00	6.08	to	5.08
	12/31/2011		10,289,085	1.55	to	1.43	15,427,765	2.42	1.05	to	2.00	1.30	to	0.35
	12/31/2010		13,061,194	1.53	to	1.43	19,454,524	3.12	1.05	to	2.00	7.58	to	6.58
	12/31/2009		15,453,572	1.42	to	1.34	21,431,362	3.99	1.05	to	2.00	23.61	to	22.46
	12/31/2008		18,120,152	1.15	to	1.09	20,328,363	2.84	1.05	to	2.00	(22.22)	to	(22.95)
TA Asset Allocation—Growth
	12/31/2012		3,687,553	1.71	to	1.56	5,975,445	1.06	1.05	to	2.00	11.22	to	10.18
	12/31/2011		4,940,507	1.53	to	1.41	7,271,219	0.91	1.05	to	2.00	(6.67)	to	(7.54)
	12/31/2010		6,099,652	1.64	to	1.53	9,678,014	0.87	1.05	to	2.00	13.46	to	12.40
	12/31/2009		5,989,738	1.45	to	1.36	8,391,607	2.30	1.05	to	2.00	28.20	to	27.00
	12/31/2008		6,576,455	1.13	to	1.07	7,190,614	2.56	1.05	to	2.00	(40.38)	to	(40.94)
TA Asset Allocation—Moderate
	12/31/2012		16,482,914	1.72	to	1.57	27,328,517	2.45	1.05	to	2.00	7.97	to	6.96
	12/31/2011		19,443,629	1.60	to	1.47	29,992,681	2.00	1.05	to	2.00	(0.75)	to	(1.67)
	12/31/2010		26,085,647	1.61	to	1.50	40,642,691	2.78	1.05	to	2.00	8.99	to	7.98
	12/31/2009		30,209,623	1.48	to	1.39	43,332,712	4.06	1.05	to	2.00	24.89	to	23.72
	12/31/2008		30,777,167	1.18	to	1.12	35,383,597	3.14	1.05	to	2.00	(26.96)	to	(27.65)
TA Asset Allocation—Moderate Growth
	12/31/2012		24,962,183	1.74	to	1.59	41,684,672	2.24	1.05	to	2.00	9.22	to	8.20
	12/31/2011		29,675,164	1.59	to	1.47	45,535,928	1.76	1.05	to	2.00	(3.29)	to	(4.19)
	12/31/2010		37,329,671	1.64	to	1.53	59,462,509	1.98	1.05	to	2.00	11.24	to	10.20
	12/31/2009		41,915,694	1.48	to	1.39	60,205,057	3.16	1.05	to	2.00	26.54	to	25.36
	12/31/2008		42,429,055	1.17	to	1.11	48,242,518	2.80	1.05	to	2.00	(33.62)	to	(34.24)

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Notes to Financial Statements

December 31, 2012

4. Financial Highlights (continued)

Subaccount	Year Ended		Units	Unit FairValue Corresponding to Lowest to Highest Expense Ratio			Net Assets	Investment Income Ratio*	Expense Ratio** Lowest to Highest			Total Return*** Corresponding to Lowest to Highest Expense Ratio
TA Morgan Stanley Mid-Cap Growth
	12/31/2012		1,154,393	$2.03	to	$1.98	$2,313,232	—%	1.25%	to	1.40%	7.73%	to	7.57%
	12/31/2011		1,273,767	1.88	to	1.85	2,371,380	0.31	1.25	to	1.40	(7.86)	to	(8.00)
	12/31/2010		1,463,412	2.04	to	2.01	2,957,981	0.12	1.25	to	1.40	32.25	to	32.05
	12/31/2009		1,605,244	1.54	to	1.52	2,456,251	—	1.25	to	1.40	58.58	to	58.34
	12/31/2008		1,863,680	0.97	to	0.96	1,799,520	1.99	1.25	to	1.40	(46.96)	to	(47.03)
TA WMC Diversified Growth
	12/31/2012		6,245,445	1.65	to	1.51	6,192,230	0.26	1.05	to	2.00	11.68	to	10.64
	12/31/2011		6,993,302	1.48	to	1.36	6,290,507	0.34	1.05	to	2.00	(4.93)	to	(5.81)
	12/31/2010		5,912,313	1.56	to	1.45	5,737,781	0.46	1.05	to	2.00	16.26	to	15.18
	12/31/2009		6,685,759	1.34	to	1.26	5,633,870	0.80	1.05	to	2.00	27.56	to	26.37
	12/31/2008		7,571,822	1.05	to	0.99	5,050,239	0.14	1.05	to	2.00	(46.74)	to	(47.24)
TA AEGON U.S. Government Securities—PAM—SC
	12/31/2012		3,341,724	1.38	to	1.27	4,510,804	1.54	1.05	to	2.00	3.77	to	2.80
	12/31/2011		6,493,906	1.33	to	1.23	8,457,954	3.21	1.05	to	2.00	6.17	to	5.19
	12/31/2010		4,016,171	1.25	to	1.17	4,941,811	3.58	1.05	to	2.00	3.14	to	2.18
	12/31/2009		9,167,464	1.22	to	1.15	10,960,172	1.92	1.05	to	2.00	3.11	to	2.15
	12/31/2008		25,949,816	1.18	to	1.12	30,138,411	0.67	1.05	to	2.00	6.30	to	5.30
TA International Moderate Growth—SC
	12/31/2012		638,698	0.99	to	0.93	619,714	2.51	1.05	to	2.00	11.31	to	10.27
	12/31/2011		776,952	0.89	to	0.85	681,093	1.68	1.05	to	2.00	(8.49)	to	(9.35)
	12/31/2010		1,258,943	0.98	to	0.93	1,212,541	2.31	1.05	to	2.00	9.10	to	8.08
	12/31/2009		1,322,383	0.90	to	0.86	1,170,313	2.27	1.05	to	2.00	27.98	to	26.79
	12/31/2008		997,064	0.70	to	0.68	690,759	2.17	1.05	to	2.00	(36.98)	to	(37.57)
TA BlackRock Large Cap Value—SC
	12/31/2012		658,715	1.22	to	1.19	794,707	1.60	1.05	to	2.00	10.31	to	9.27
	12/31/2011		751,517	1.11	to	1.09	826,461	1.58	1.05	to	2.00	1.39	to	0.45
	12/31/2010		791,851	1.09	to	1.08	861,683	0.61	1.05	to	2.00	9.01	to	7.99
	12/31/2009	(1)	718,483	1.00	to	1.00	719,630	—	1.05	to	2.00	1.83	to	1.72
TA JPMorgan Tactical Allocation—SC
	12/31/2012		296,557	1.38	to	1.26	400,194	0.57	1.05	to	2.00	6.35	to	5.35
	12/31/2011		333,558	1.30	to	1.20	424,231	1.69	1.05	to	2.00	2.37	to	1.42
	12/31/2010		376,891	1.27	to	1.18	469,740	2.79	1.05	to	2.00	(1.45)	to	(2.37)
	12/31/2009		535,660	1.29	to	1.21	679,817	2.72	1.05	to	2.00	2.86	to	1.90
	12/31/2008		712,448	1.25	to	1.19	880,934	4.20	1.05	to	2.00	(5.64)	to	(6.52)

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Notes to Financial Statements

December 31, 2012

4. Financial Highlights (continued)

Subaccount	Year Ended		Units	Unit FairValue Corresponding to Lowest to Highest Expense Ratio			Net Assets	Investment Income Ratio*	Expense Ratio** Lowest to Highest			Total Return*** Corresponding to Lowest to Highest Expense Ratio
TA Multi Managed Large Cap Core—SC
	12/31/2012		307,341	$1.74	to	$1.68	$526,884	0.58%	1.05%	to	2.00%	15.60%	to	14.52%
	12/31/2011		545,769	1.50	to	1.47	814,201	0.51	1.05	to	2.00	(3.55)	to	(4.44)
	12/31/2010		784,636	1.56	to	1.53	1,216,726	0.52	1.05	to	2.00	17.64	to	16.54
	12/31/2009	(1)	826,927	1.32	to	1.32	1,093,310	0.81	1.05	to	2.00	32.49	to	31.66
TA PIMCO Total Return—SC
	12/31/2012		2,139,618	1.51	to	1.38	3,129,457	3.84	1.05	to	2.00	6.20	to	5.21
	12/31/2011		2,555,883	1.42	to	1.31	3,538,568	2.23	1.05	to	2.00	4.85	to	3.88
	12/31/2010		3,058,712	1.36	to	1.26	4,057,409	3.87	1.05	to	2.00	5.82	to	4.84
	12/31/2009		3,850,843	1.28	to	1.21	4,845,324	6.49	1.05	to	2.00	14.55	to	13.48
	12/31/2008		2,746,053	1.12	to	1.06	3,020,848	6.02	1.05	to	2.00	(4.08)	to	(4.98)
WFAVT International Equity
	12/31/2012		1,002,548	1.78	to	1.35	1,535,753	1.56	1.05	to	2.00	12.30	to	11.25
	12/31/2011		1,126,564	1.59	to	1.21	1,544,458	0.55	1.05	to	2.00	(13.81)	to	(14.62)
	12/31/2010		1,541,948	1.84	to	1.42	2,470,839	0.94	1.05	to	2.00	15.29	to	14.22
	12/31/2009		1,930,985	1.60	to	1.24	2,685,487	3.49	1.05	to	2.00	14.27	to	13.21
	12/31/2008		2,240,503	1.40	to	1.09	2,719,789	—	1.05	to	2.00	(42.21)	to	(42.75)
WFAVT Omega Growth
	12/31/2012		1,006,206	2.19	to	1.73	1,740,210	—	1.05	to	2.00	19.13	to	18.02
	12/31/2011		1,168,718	1.84	to	1.47	1,703,410	—	1.05	to	2.00	(6.52)	to	(7.39)
	12/31/2010		1,591,168	1.97	to	1.58	2,508,588	0.79	1.05	to	2.00	18.24	to	17.14
	12/31/2009		1,749,943	1.67	to	1.34	2,321,060	1.33	1.05	to	2.00	42.09	to	40.77
	12/31/2008		1,982,882	1.17	to	0.95	1,841,840	—	1.05	to	2.00	(28.16)	to	(28.84)
WFAVT OpportunitySM
	12/31/2012		1,968,887	1.20	to	1.18	2,355,890	0.53	1.05	to	2.00	14.32	to	13.24
	12/31/2011	(1)	2,528,846	1.05	to	1.04	2,650,475	—	1.05	to	2.00	4.83	to	4.49
WFAVT Small Cap Growth
	12/31/2012		1,031,030	1.24	to	0.96	1,320,426	—	1.05	to	2.50	6.74	to	5.46
	12/31/2011		1,326,015	1.16	to	0.91	1,589,659	—	1.05	to	2.50	(5.59)	to	(9.39)
	12/31/2010	(1)	1,504,203	1.23	to	1.22	1,911,352	—	1.05	to	2.00	22.68	to	22.15

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Notes to Financial Statements

December 31, 2012

4. Financial Highlights (continued)

(1)	See footnote 1
*	These amounts represent the dividends, excluding distributions of capital gains, received by the subaccount from the Mutual Fund, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense charges, that are assessed against contract owner accounts either through reductions in the unit values or the redemption of units. The recognition of investment income by the subaccount is affected by the timing of the declaration of dividends by the Mutual Fund in which the subaccounts invest.
**	These amounts represent the annualized contract expenses of the subaccount, consisting primarily of mortality and expense charges, for each period indicated. These ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the Mutual Fund have been excluded.
***	These amounts represent the total return for the periods indicated, including changes in the value of the Mutual Fund, and expenses assessed through the reduction of unit values. These ratios do not include any expenses assessed through the redemption of units. Investment options with a date notation indicate the effective date of that investment option in the variable account. The total return is calculated for each period indicated or from the effective date through the end of the reporting period. Effective 2012, total returns reflect a full twelve month period and total returns for subaccounts opened during the year have not been disclosed as they may not be indicative of a full year return. Effective 2011, expense ratios not in effect for the full twelve months are not reflected in the total return as they may not be indicative of a full year return.

There are subaccounts that have total return ranges outside of the range indicated above. Following is the list of the subaccounts and their corresponding lowest total return and highest total return.

Subaccount	2012 Total Return Range
Invesco V.I. Core Equity	11.37% to 12.47%
Invesco V.I. International Growth	12.98% to 14.1%
Fidelity VIP Equity-Income	12.94% to 15.97%
Fidelity VIP Growth	10.42% to 13.38%
Fidelity VIP Growth Opportunities	15.16% to 18.25%
Fidelity VIP High Income	9.97% to 12.92%
Fidelity VIP Investment Grade Bond	1.95% to 4.69%
Fidelity VIP Index 500	11.6% to 14.59%
MFS® Growth	14.77% to 15.93%
MFS® Research	14.6% to 15.82%
MFS® Total Return	8.75% to 9.88%
MFS® Utilities	10.98% to 12.08%
Oppenheimer Balanced	9.9% to 10.95%
Oppenheimer Capital Appreciation	11.56% to 12.7%
Oppenheimer Global Strategic Income	10.92% to 12.12%
Oppenheimer Main Street®	14.31% to 15.42%
TA Asset Allocation—Conservative	5.08% to 6.13%
TA Asset Allocation—Moderate	6.96% to 8.08%
TA Asset Allocation—Moderate Growth	8.2% to 9.27%
TA WMC Diversified Growth	10.64% to 11.76%
WFAVT Omega Growth	18.02% to 19.26%
WFAVT OpportunitySM	13.24% to 14.37%
WFAVT Small Cap Growth	5.46% to 6.77%

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Notes to Financial Statements

December 31, 2012

4. Financial Highlights (continued)

Subaccount	2011 Total Return Range
Invesco V.I. Core Equity	(2.24)% to (1.29)%
Invesco V.I. International Growth	(8.81)% to (7.89)%
Fidelity VIP Equity-Income	(2.77)% to (0.17)%
Fidelity VIP Growth	(3.50)% to (0.93)%
Fidelity VIP Growth Opportunities	(1.49)% to 1.14%
Fidelity VIP High Income	0.18% to 2.85%
Fidelity VIP Investment Grade Bond	3.37% to 6.12%
Fidelity VIP Index 500	(1.74)% to 0.88%
MFS® Growth	(2.50)% to (1.55)%
MFS® Research	(2.63)% to (1.68)%
MFS® Utilities	4.42% to 5.47%
Oppenheimer Balanced	(1.58)% to (0.52)%
Oppenheimer Capital Appreciation	(3.30)% to (2.37)%
Oppenheimer Global Strategic Income	(1.32)% to (0.39)%
Oppenheimer Main Street®	(2.26)% to (1.52)%
TA Asset Allocation—Conservative	0.35% to 1.39%
TA Asset Allocation—Growth	(7.54)% to (6.58)%
TA Asset Allocation—Moderate	(1.67)% to (0.65)%
TA Asset Allocation—Moderate Growth	(4.19)% to (3.22)%
TA WMC Diversified Growth	(5.81)% to (4.92)%
WFAVT OpportunitySM	4.49% to 4.88%
WFAVT Small Cap Growth	(9.39)% to (5.52)%

Subaccount	2010 Total Return Range
Invesco V.I. Core Equity	7.11% to 8.20%
Invesco V.I. International Growth	10.40% to 11.47%
Fidelity VIP Equity-Income	10.88% to 13.84%
Fidelity VIP Growth	19.58% to 22.76%
Fidelity VIP Growth Opportunities	19.15% to 22.33%
Fidelity VIP High Income	9.61% to 12.53%
Fidelity VIP Investment Grade Bond	3.81% to 6.58%
Fidelity VIP Index 500	10.76% to 13.72%
MFS® Growth	12.77% to 13.91%
MFS® Research	13.38% to 14.47%
MFS® Total Return	7.48% to 8.57%
MFS® Utilities	11.29% to 12.40%
Oppenheimer Balanced	10.47% to 11.52%
Oppenheimer Capital Appreciation	7.00% to 8.07%
Oppenheimer Main Street®	13.56% to 14.67%
TA Asset Allocation—Conservative	6.58% to 7.59%
TA Asset Allocation—Growth	12.40% to 13.53%
TA Asset Allocation—Moderate	7.98% to 9.01%
TA Asset Allocation—Moderate Growth	10.20% to 11.34%
TA WMC Diversified Growth	15.18% to 16.36%
WFAVT International Equity	14.22% to 15.35%
WFAVT Small Cap Growth	22.15% to 27.93%
WFAVT Omega Growth	17.14% to 18.32%

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Notes to Financial Statements

December 31, 2012

4. Financial Highlights (continued)

Subaccount	2009 Total Return Range
Invesco V.I. Core Equity	25.47% to 26.71%
Invesco V.I. International Growth	32.27% to 33.57%
Fidelity VIP Equity-Income	25.38% to 28.73%
Fidelity VIP Growth	23.53% to 26.83%
Fidelity VIP Growth Opportunities	40.44% to 44.19%
Fidelity VIP High Income	38.63% to 42.32%
Fidelity VIP Investment Grade Bond	11.43% to 14.41%
Fidelity VIP Index 500	21.91% to 25.17%
MFS® Growth	34.64% to 35.98%
MFS® Research	27.65% to 28.93%
MFS® Total Return	15.42% to 16.57%
MFS® Utilities	30.26% to 31.57%
Oppenheimer Balanced	19.21% to 20.39%
Oppenheimer Capital Appreciation	41.33% to 42.73%
Oppenheimer Global Strategic Income	16.09% to 17.36%
Oppenheimer Main Street®	25.48% to 26.70%
TA Asset Allocation—Conservative	22.46% to 23.68%
TA Asset Allocation—Growth	27.00% to 28.22%
TA Asset Allocation—Moderate Growth	25.36% to 26.58%
TA WMC Diversified Growth	26.37% to 27.60%
WFAVT International Equity	13.21% to 14.51%
WFAVT Omega Growth	40.77% to 42.19%
WFAVT Small Cap Growth	36.72% to 38.05%

Subaccount	2008 Total Return Range
Invesco V.I. Core Equity	(31.05)% to (31.69)%
Invesco V.I. International Growth	(41.17)% to (41.72)%
Fidelity VIP Balanced	(34.78)% to (36.42)%
Fidelity VIP Contrafund®	(43.23)% to (44.66)%
Fidelity VIP Equity-Income	(43.41)% to (44.79)%
Fidelity VIP Growth	(47.86)% to (49.14)%
Fidelity VIP Growth & Income	(42.42)% to (43.87)%
Fidelity VIP Growth Opportunities	(55.61)% to (56.70)%
Fidelity VIP High Income	(25.92)% to (27.78)%
Fidelity VIP Investment Grade Bond	(4.47)% to (6.85)%
Fidelity VIP Index 500	(37.81)% to (39.35)%
Fidelity VIP Mid Cap	(40.19)% to (41.70)%
MFS® Growth	(38.20)% to (38.78)%
MFS® Research	(36.92)% to (37.51)%
MFS® Total Return	(23.13)% to (23.85)%
MFS® Utilities	(38.46)% to (39.03)%
Oppenheimer Balanced	(44.20)% to (44.73)%
Oppenheimer Capital Appreciation	(46.23)% to (46.73)%
Oppenheimer Global Strategic Income	(15.38)% to (16.17)%
Oppenheimer Main Street®	(39.27)% to (39.84)%
TA WMC Diversified Growth	(46.74)% to (47.24)%
WFAVT Omega Growth	(28.16)% to (28.84)%
WFAVT Small Cap Growth	(41.91)% to (42.45)%

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Notes to Financial Statements

December 31, 2012

5. Administrative and Mortality and Expense Risk Charges

TLIC deducts a daily administrative charge equal to an annual rate of .15% of the daily net assets value of each subaccount for administrative expenses. TLIC also deducts an annual charge during the accumulation phase, not to exceed $30, proportionately from the subaccounts’ unit values. An annual charge ranging from .90% to 3.70% is deducted (based on the death benefit selected) from the unit values of the subaccounts of the Separate Account for TLIC’s assumption of certain mortality and expense risks incurred in connection with the contract. The charge is assessed daily based on the net asset value of the Mutual Fund. Charges for administrative and mortality and expense risk are an expense of the subaccount. Charges reflected above are those currently assessed and may be subject to change. Contract owners should see their actual policy and any related attachments to determine their specific charges.

6. Income Taxes

Operations of the Separate Account form a part of TLIC, which is taxed as a life insurance company under Subchapter L of the Internal Revenue Code of 1986, as amended (the Code). The operations of the Separate Account are accounted for separately from other operations of TLIC for purposes of federal income taxation. The Separate Account is not separately taxable as a regulated investment company under Subchapter M of the Code and is not otherwise taxable as an entity separate from TLIC. Under existing federal income tax laws, the income of the Separate Account is not taxable to TLIC, as long as earnings are credited under the variable annuity contracts.

7. Dividend Distributions

Dividends are not declared by the Separate Account, since the increase in the value of the underlying investment in the Mutual Funds is reflected daily in the accumulation unit price used to calculate the equity value within the Separate Account. Consequently, a dividend distribution by the Mutual Funds does not change either the accumulation unit price or equity values within the Separate Account.

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Notes to Financial Statements

December 31, 2012

8. Fair Value Measurements and Fair Value Hierarchy

The Accounting Standards Codification™ (ASC 820) defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the nature of inputs used to measure fair value and enhances disclosure requirements for fair value measurements.

The Separate Account has categorized its financial instruments into a three level hierarchy which is based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure fair value fall within different levels of the hierarchy, the category level is based on the lowest priority level input that is significant to the fair value measurement of the instrument.

Financial assets and liabilities recorded at fair value on the Statements of Assets and Liabilities are categorized as follows:

Level 1. Unadjusted quoted prices for identical assets or liabilities in an active market.

Level 2. Quoted prices in markets that are not active or inputs that are observable either directly or indirectly for substantially the full term of the asset or liability. Level 2 inputs include the following:

a) Quoted prices for similar assets or liabilities in active markets

b) Quoted prices for identical or similar assets or liabilities in non-active markets

c) Inputs other than quoted market prices that are observable

d) Inputs that are derived principally from or corroborated by observable market data through correlation or other means

Level 3. Prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. They reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability.

All investments in the Mutual Funds included in the Statements of Assets and Liabilities are stated at fair value and are based upon daily unadjusted quoted prices, therefore are considered Level 1.

9. Subsequent Events

The Separate Account has evaluated the financial statements for subsequent events through the date which the financial statements were issued. During this period, there were no subsequent events requiring recognition or disclosure in the financial statements.

PART C	OTHER INFORMATION

Item 24.	Financial Statements and Exhibits

(a)	Financial Statements

All required financial statements are included in Part B of this Registration Statement.

(b)	Exhibits:

(1)	(a)	Resolution of the Board of Directors of PFL Life Insurance Company authorizing establishment of the Mutual Fund Account. Note 1

	(b)	Resolution of the Board of Directors of Transamerica Life Insurance Company authorizing the consolidation of the Separate Account. Note 21

(2)		Not Applicable.

(3)	(a)	Form of Principal Distribution Agreement by and between PFL Life Insurance Company, on its own behalf and on the behalf of the Separate Account, and AEGON USA Securities. Note 2

	(a)(1)	Form of Principal Distribution Agreement by and between PFL Life Insurance Company, on its own behalf and on the behalf of the Separate Account, and AFSG Securities Corporation. Note 3

	(a)(2)	Termination of Principal Distribution Agreement by and between PFL Life Insurance Company, on its own behalf and on the behalf of the Separate Account, and AEGON USA Securities. Note 4

	(a)(3)	Amended and Reinstated Principal Underwriting Agreement. Note 5

	(a)(4)	Amendment No. 8 to the Amended and Reinstated Principal Underwriting Agreement. Note 6

	(b)	Form of Broker/Dealer Supervision and Sales Agreement by and between AFSG Securities Corporation and the Broker/Dealer. Note 3

(4)	(a)	Form of Policy for the Atlas Portfolio Builder Variable Annuity. Note 7

	(b)	Form of Policy Rider (Beneficiary Earnings Enhancement). Note 8

	(c)	Form of Policy Rider (Managed Annuity Program). Note 9

	(d)	Form of Policy Rider (Beneficiary Earnings Enhancement-Extra). Note 10

	(e)	Form of Policy Rider (GPS). Note 11

	(f)	Form of Policy Rider (5 for Life). Note 12

(5)	(a)	Form of Application for the Atlas Portfolio Builder Variable Annuity. Note 7

(6)	(a)	Articles of Incorporation of Transamerica Life Insurance Company. Note 13

	(b)	By-Laws of Transamerica Life Insurance Company. Note 13

(7)		Not Applicable

(8)	(a)	Participation Agreement by and between PFL Life Insurance Company and Atlas Insurance Trust. Note 3

(8)	(b)	Participation Agreement by and between PFL Life Insurance Company and Dreyfus Variable Investment Fund. Note 2

(8)	(c)(1)	Participation Agreement by and between PFL Life Insurance Company and the Endeavor Series Trust. Note 14

	(c)(2)	Amended Schedule A to Participation Agreement. Note 7

	(c)(3)	Amendment to Schedule A of the Participation Agreement by and between PFL Life Insurance Company and Endeavor Series Trust. Note 15

	(c)(4)	Form of Termination of Participation Agreement among Transamerica Life Insurance Company, AUSA Life Insurance Company, Inc., Peoples Benefit Life Insurance Company, on their own behalf and on behalf of their separate accounts, Endeavor Series Trust and Endeavor Management Co. Note 16

(8)	(d)	Participation Agreement by and between PFL Life Insurance Company and Federated Insurance Series. Note 7

	(d)(1)	Amended Exhibit A and Exhibit B to Participation Agreement. Note 17

(8)	(e)(1)	Participation Agreement by and between PFL Life Insurance Company and WRL Series Funds, Inc., and addendums thereof. Note 3

	(e)(2)	Amended Schedule A to Participation Agreement. Note 7

	(e)(3)	Amendment No. 12 to Participation Agreement among WRL Series Fund, Inc., PFL Life Insurance Company, AUSA Lie Insurance Company, Inc., and Peoples Benefit Life Insurance Company. Note 18

	(e)(4)	Form of Amendment No. 20 to Participation Agreement among AEGON/Transamerica Series Fund, Inc., Transamerica Life Insurance Company, AUSA Life Insurance Company, Inc., Peoples Benefit Life Insurance Company, Transamerica Occidental Life Insurance Company and Transamerica Life Insurance and Annuity Company. Note 16

	(e)(5)	Amendment No. 31 to Participation Agreement (ATST). Note 19

	(e)(6)	Amendment No. 32 to Participation Agreement (ATST). Note 12

(8)	(f)	Participation Agreement by and among AIM Variable Insurance Funds, Inc., PFL Life Insurance Company and AFSG Securities Corporation. Note 20

	(f)(1)	Amendment No. 4 to Participation Agreement by and among AIM Variable Insurance Funds, Inc., PFL Life Insurance Company, AFSG Securities Corporation. Note 20

(8)	(g)	Participation Agreement by and among Alliance Variable Products Series Fund, Inc., PFL Life Insurance Company and AFSG Securities Corporation. Note 20

(8)	(h)	Participation Agreement by and among Janus Aspen Series and PFL Life Insurance Company. Note 20

	(h)(1)	Amendment No. 2 to Participation Agreement by and between Janus Aspen Series and PFL Life Insurance Company. Note 15

(9)	Opinion and Consent of Counsel. Note 21

(10)	Consent of Independent Registered Public Accounting Firm. Note 21

(11)	Not applicable.

(12)	Not applicable.

(13)	Powers of Attorney. (Brenda K. Clancy, Craig D. Vermie, Arthur C. Schneider, C. Michiel van Katwijk, Eric J. Martin, Mark W. Mullin) Note 21

Note 1.	Incorporated herein by reference to Initial Filing to Form N-4 Registration Statement (File No. 333-7509) filed on July 3, 1996.

Note 2.	Incorporated herein by reference to Initial Filing of Form N-4 Registration Statement (File No. 333-26209) filed on April 30, 1997.

Note 3.	Incorporated herein by reference to Post-Effective Amendment No. 1 to Form N-4 Registration Statement (File No. 333-26209) filed on April 29, 1998.

Note 4.	Incorporated herein by reference to Post-Effective Amendment No. 2 to Form N-4 Registration Statement (File No. 333-26209) filed on April 28, 1999.

Note 5.	Incorporated herein by reference to Initial Filing to Form N-4 Registration Statement (File No. 333-98891) filed on August 29, 2002.

Note 6.	Incorporated herein by reference to Post-Effective Amendment No. 17 to Form N-4 Registration Statement (File No. 333-26209) filed on April 27, 2007.

Note 7.	Incorporated herein by reference to Pre-Effective Amendment No. 1 to Form N-4 Registration Statement (File No. 333-26209) filed on July 28, 1997.

Note 8.	Incorporated herein by reference to Post-Effective Amendment No. 10 to Form N-4 Registration Statement (File No. 333-7509) filed on April 30, 2001.

Note 9.	Incorporated herein by reference to Post-Effective Amendment No. 26 to Form N-4 Registration Statement (File No. 33-33085) filed on October 2, 2001.

Note 10.	Incorporated herein by reference to Pre-Effective Amendment No. 2 to Form N-4 Registration Statement (File No. 333-87792) filed on July 15, 2002.

Note 11.	Incorporated herein by reference to Initial Filing to Form N-4 Registration Statement (File No. 333-112089) filed on January 22, 2004.

Note 12.	Incorporated herein by reference to Post-Effective Amendment No. 15 to Form N-4 Registration Statement (File No. 333-26209) filed on April 28, 2005.

Note 13.	Incorporated herein by reference to Initial Filing to Form N-4 Registration Statement (File No. 333-169445) filed on September 17, 2010.

Note 14.	Incorporated herein by reference to Post-Effective Amendment No. 14 to Form N-4 Registration Statement (File No. 33-27352) filed on April 29, 1996.

Note 15.	Incorporated herein by reference to Post-Effective Amendment No. 4 to Form N-4 Registration Statement (File No. 333-83957) filed on October 3, 2000.

Note 16.	Incorporated herein by reference to Post-Effective Amendment No. 10 to Form N-4 Registration Statement (File No. 333-26209) filed on April 29, 2002.

Note 17.	Incorporated herein by reference to Post-Effective Amendment No. 14 to Form N-4 Registration Statement (File No. 333-26209) filed on April 29, 2004.

Note 18.	Incorporated herein by reference to Initial Filing to Form N-4 Registration Statement (File No. 333-94489) filed on January 12, 2000.

Note 19.	Incorporated herein by reference to Post-Effective Amendment No. 8 to Form N-4 Registration Statement (File No. 333-109580) filed on January 7, 2005.

Note 20.	Incorporated herein by reference to Post-Effective Amendment No. 3 to Form N-4 Registration Statement (File No. 333-26209) filed on April 28, 2000.

Note 21.	Filed herewith.

Item 25.	Directors and Officers of the Depositor (Transamerica Life Insurance Company)

Name and Business Address	Principal Positions and Offices with Depositor

Brenda K. Clancy 4333 Edgewood Road, N.E. Cedar Rapids, Iowa 52499-0001	Director and President

Mark W. Mullin 4333 Edgewood Road, N.E. Cedar Rapids, Iowa 52499-0001	Director and Chairman of the Board

C. Michiel van Katwijk 100 Light Street Baltimore, MD 21202	Director, Senior Vice President and Chief Financial Officer

Craig D. Vermie 4333 Edgewood Road, N.E. Cedar Rapids, Iowa 52499-0001	Director, Senior Vice President, Secretary and General Counsel

Arthur C. Schneider 4333 Edgewood Road, N.E. Cedar Rapids, Iowa 52499-0001	Director, Senior Vice President and Chief Tax Officer

Eric J. Martin 4333 Edgewood Road, N.E. Cedar Rapids, Iowa 52499-0001	Senior Vice President and Corporate Controller

Item 26. Persons Controlled by or under Common Control with the Depositor or Registrant.

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
25 East 38th Street, LLC	Delaware	Sole Member: Yarra Rapids, LLC	Real estate investments

239 West 20th Street, LLC	Delaware	Sole Member: Yarra Rapids, LLC	Real estate investments

313 East 95th Street, LLC	Delaware	Sole Member: Yarra Rapids, LLC	Real estate investments

319 East 95th Street, LLC	Delaware	Sole Member: Yarra Rapids, LLC	Real estate investments

AEGON Alliances, Inc.	Virginia	100% Commonwealth General Corporation	Insurance company marketing support

AEGON Asset Management Services, Inc.	Delaware	100% AUSA Holding Company	Registered investment advisor

AEGON Assignment Corporation	Illinois	100% AEGON Financial Services Group, Inc.	Administrator of structured settlements

AEGON Assignment Corporation of Kentucky	Kentucky	100% AEGON Financial Services Group, Inc.	Administrator of structured settlements

AEGON Canada ULC	Canada	AEGON Canada Holding B.V. owns 174,588,712 shares of Common Stock; 1,500 shares of Series II Preferred stock; 2 shares of Series III Preferred stock. TIHI Canada Holding, LLC owns 1,441,941.26 shares of Class B -Series I Preferred stock.	Holding company

AEGON Capital Management Inc.	Canada	100% AEGON Asset Management (Canada) B.V.	Portfolio management company/investment advisor

AEGON-CMF GP, LLC	Delaware	Transamerica Realty Services, Inc. is sole Member	Investment in commercial mortgage loans

AEGON Core Mortgage Fund, LP	Delaware	Partners: AEGON USA Realty Advisors, LLC (99%); AEGON-CMF GP, LLC (1%)	Investment in mortgages

AEGON Direct & Affinity Marketing Services Australia Pty Limited	Australia	100% Transamerica Direct Marketing Asia Pacific Pty Ltd.	Marketing/operations company

AEGON Direct & Affinity Marketing Services Co., Ltd.	Japan	100% AEGON DMS Holding B.V.	Marketing company

AEGON Direct & Affinity Marketing Services Limited	Hong Kong	100% AEGON DMS Holding B.V.	Provide consulting services ancillary to the marketing of insurance products overseas.

AEGON Direct & Affinity Marketing Services (Thailand) Limited	Thailand	97% Transamerica International Direct Marketing Consultants, LLC; remaining 3% held by various AEGON employees	Marketing of insurance products in Thailand

AEGON Direct Marketing Services, Inc.	Maryland	Monumental Life Insurance Company owns 103,324 shares; Commonwealth General Corporation owns 37,161 shares	Marketing company

AEGON Direct Marketing Services Europe Ltd.	United Kingdom	100% Cornerstone International Holdings, Ltd.	Marketing

AEGON Direct Marketing Services Insurance Broker (HK) Limited	Hong Kong	100% AEGON Direct Marketing Services Hong Kong Limited	Brokerage company

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
AEGON Direct Marketing Services International, Inc.	Maryland	100% AUSA Holding Company	Marketing arm for sale of mass marketed insurance coverage

AEGON Direct Marketing Services Korea Co., Ltd.	Korea	100% AEGON DMS Holding B.V.	Provide consulting services ancillary to the marketing of insurance products overseas.

AEGON Direct Marketing Services Mexico, S.A. de C.V.	Mexico	100% AEGON DMS Holding B.V.	Provide management advisory and technical consultancy services.

AEGON Direct Marketing Services Mexico Servicios, S.A. de C.V.	Mexico	100% AEGON DMS Holding B.V.	Provide marketing, trading, telemarketing and advertising services in favor of any third party, particularly in favor of insurance and reinsurance companies.

AEGON Direct Marketing Services, Inc.	Taiwan	100% AEGON DMS Holding B.V.	Authorized business: Enterprise management consultancy, credit investigation services, to engage in business not prohibited or restricted under any law of R.O.C., except business requiring special permission of government.

AEGON Financial Services Group, Inc.	Minnesota	100% Transamerica Life Insurance Company	Marketing

AEGON Fund Management Inc.	Canada	100% AEGON Asset Management (Canada) B.V.	Mutual fund manager

AEGON Funding Company, LLC.	Delaware	100% AEGON USA, LLC	Issue debt securities-net proceeds used to make loans to affiliates

AEGON Institutional Markets, Inc.	Delaware	100% Commonwealth General Corporation	Provider of investment, marketing and administrative services to insurance companies

AEGON Life Insurance Agency Inc.	Taiwan	100% AEGON Direct Marketing Services, Inc. (Taiwan Domiciled)	Life insurance

AEGON Managed Enhanced Cash, LLC	Delaware	Members: Transamerica Life Insurance Company (86.0457%) ; Monumental Life Insurance Company (13.9543%)	Investment vehicle for securities lending cash collateral

AEGON Management Company	Indiana	100% AEGON U.S. Holding Corporation	Holding company

AEGON N.V.	Netherlands	22.446% of Vereniging AEGON Netherlands Membership Association	Holding company

AEGON Structured Settlements, Inc.	Kentucky	100% Commonwealth General Corporation	Administers structured settlements of plaintiff’s physical injury claims against property and casualty insurance companies.

AEGON U.S. Holding Corporation	Delaware	100% Transamerica Corporation	Holding company

AEGON USA Asset Management Holding, LLC	Iowa	100% AUSA Holding Company	Holding company

AEGON USA Investment Management, LLC	Iowa	100% AEGON USA Asset Management Holding, LLC	Investment advisor

AEGON USA Real Estate Services, Inc.	Delaware	100% AEGON USA Realty Advisors, Inc.	Real estate and mortgage holding company

AEGON USA Realty Advisors, LLC	Iowa	Sole Member - AEGON USA Asset Management Holding, LLC	Administrative and investment services

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
AEGON USA Realty Advisors of California, Inc.	Iowa	100% AEGON USA Realty Advisors, Inc.	Investments

AEGON USA, LLC	Iowa	100% AEGON U.S. Holding Corporation	Holding company

AFSG Securities Corporation	Pennsylvania	100% Commonwealth General Corporation	Inactive

ALH Properties Eight LLC	Delaware	100% FGH USA LLC	Real estate

ALH Properties Eleven LLC	Delaware	100% FGH USA LLC	Real estate

ALH Properties Four LLC	Delaware	100% FGH USA LLC	Real estate

ALH Properties Nine LLC	Delaware	100% FGH USA LLC	Real estate

ALH Properties Seven LLC	Delaware	100% FGH USA LLC	Real estate

ALH Properties Seventeen LLC	Delaware	100% FGH USA LLC	Real estate

ALH Properties Sixteen LLC	Delaware	100% FGH USA LLC	Real estate

ALH Properties Ten LLC	Delaware	100% FGH USA LLC	Real estate

ALH Properties Twelve LLC	Delaware	100% FGH USA LLC	Real estate

ALH Properties Two LLC	Delaware	100% FGH USA LLC	Real estate

American Bond Services LLC	Iowa	100% Transamerica Life Insurance Company (sole member)	Limited liability company

AMTAX HOLDINGS 308, LLC	Ohio	TAHP Fund II, LLC - 100% member; TAH Pentagon Funds LLC - non-owner manager	affordable housing

AMTAX HOLDINGS 347, LLC	Ohio	TAHP Fund II, LLC - 100% member; TAH Pentagon Funds LLC - non-owner manager	affordable housing

AMTAX HOLDINGS 388, LLC	Ohio	TAHP Fund II, LLC - 100% member; TAH Pentagon Funds LLC - non-owner manager	affordable housing

AMTAX HOLDINGS 483, LLC	Ohio	TAHP Fund I, LLC - 100% MEMBER; TAH Pentagon Funds LLC - non-owner manager	affordable housing

AMTAX HOLDINGS 546, LLC	Ohio	TAHP Fund II, LLC - 100% member; TAH Pentagon Funds LLC - non-owner manager	affordable housing

AMTAX HOLDINGS 559, LLC	Ohio	TAHP Fund I, LLC - 100% MEMBER; TAH Pentagon Funds LLC - non-owner manager	affordable housing

AMTAX HOLDINGS 561, LLC	Ohio	TAHP Fund VII, LLC - 100% member; TAH Pentagon Funds LLC - non-owner manager	affordable housing

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
AMTAX HOLDINGS 567, LLC	Ohio	TAHP Fund I, LLC - 100% MEMBER; TAH Pentagon Funds LLC - non-owner manager	affordable housing

AMTAX HOLDINGS 588, LLC	Ohio	TAHP Fund I, LLC - 100% MEMBER; TAH Pentagon Funds LLC - non-owner manager	affordable housing

AMTAX HOLDINGS 613, LLC	Ohio	Garnet LIHTC Fund VII, LLC - 99% member; Cupples State LIHTC Investors, LLC - 1% member; TAH Pentagon Funds, LLC - non-owner manager	affordable housing

AMTAX HOLDINGS 639, LLC	Ohio	TAHP Fund I, LLC - 100% MEMBER; TAH Pentagon Funds LLC - non-owner manager	affordable housing

AMTAX HOLDINGS 649, LLC	Ohio	TAHP Fund I, LLC - 100% MEMBER; TAH Pentagon Funds LLC - non-owner manager	affordable housing

AMTAX HOLDINGS 672, LLC	Ohio	TAHP Fund I, LLC - 100% MEMBER; TAH Pentagon Funds LLC - non-owner manager	affordable housing

AMTAX HOLDINGS 713, LLC	Ohio	TAHP Fund II, LLC - 100% member; TAH Pentagon Funds LLC - non-owner manager	affordable housing

ARC Reinsurance Corporation	Hawaii	100% Transamerica Corporation	Property & Casualty Insurance

ARV Pacific Villas, A California Limited Partnership	California	Partners: Transamerica Affordable Housing - 0.05% General Partner; non-AEGON affiliate, Jamboree Housing Corporation - 0.05% Managing General Partner; Transamerica Life Insurance Company - 67% Limited Partner; Monumental Life Insurance Company - 32% Limited Partner	Property

Asia Business Consulting Company	China	100% Asia Investments Holdings, Limited	Provide various services upon request from Beijing Dafu Insurance Agency.

Asia Investments Holdings, Limited	Hong Kong	99% Transamerica Life Insurance Company	Holding company

AUSA Holding Company	Maryland	100% AEGON USA, LLC	Holding company

AUSA Properties, Inc.	Iowa	100% AUSA Holding Company	Own, operate and manage real estate

AUSACAN LP	Canada	General Partner - AUSA Holding Co. (1%); Limited Partner - AEGON USA, LLC (99%)	Inter-company lending and general business

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
AXA Equitable AgriFinance, LLC	Delaware	Members: AEGON USA Realty Advisors, LLC (50%); AXA Equitable Life Insurance Company, a non-affiliate of AEGON (50%)	Agriculturally-based real estate advisory services

Bay Area Community Investments I, LP	California	Partners: 69.995% Transamerica Life Insurance Company; 29.995% Monumental Life Insurance Company; 0.01% Transamerica Affordable Housing, Inc.	Investments in low income housing tax credit properties

Bay State Community Investments I, LLC	Delaware	100% Monumental Life Insurance Company	Investments in low income housing tax credit properties

Bay State Community Investments II, LLC	Delaware	100% Monumental Life Insurance Company	Investments in low income housing tax credit properties

Beijing Dafu Insurance Agency Co. Ltd.	Peoples Republic of China	10% owned by WFG China Holdings, Inc.; 90% owned by private individual (non-AEGON associated)	Insurance Agency

Canadian Premier Life Insurance Company	Canada	100% Transamerica Life Canada	Insurance company

CBC Insurance Revenue Securitization, LLC	Delaware	100% Clark Consulting, LLC	Special purpose

Cedar Funding, Ltd.	Cayman Islands	100% Transamerica Life Insurance Company	Investments

Clark/Bardes (Bermuda) Ltd.	Bermuda	100% Clark Consulting, LLC	Insurance agency

Clark, LLC	Delaware	Sole Member - Diversified Retirement Corporation	Holding company

Clark Consulting, LLC	Delaware	100% Clark, LLC	Financial consulting firm

Clark Investment Strategies, inc.	Delaware	100% Clark Consulting, LLC	Registered investment advisor

Clark Securities, Inc.	California	100% Clark Consulting, LLC	Broker-Dealer

Commonwealth General Corporation	Delaware	100% AEGONUSA, LLC	Holding company

Consumer Membership Services Canada Inc.	Canada	100% AEGON Canada ULC	Marketing of credit card protection membership services in Canada

Cornerstone International Holdings Ltd.	UK	100% AEGON DMS Holding B.V.	Holding company

CRG Insurance Agency, Inc.	California	100% Clark Consulting, Inc.	Insurance agency

Creditor Resources, Inc.	Michigan	100% AUSA Holding Company	Credit insurance

CRI Canada Inc.	Canada	100% Creditor Resources, Inc.	Holding company

CRI Solutions Inc.	Maryland	100% Creditor Resources, Inc.	Sales of reinsurance and credit insurance

Cupples State LIHTC Investors, LLC	Delaware	100% Garnet LIHTC Fund VIII, LLC	Investments

Diversified Investment Advisors, Inc.	Delaware	100% Diversified Retirement Corporation	Investment advisor

Diversified Investors Securities Corp.	Delaware	100% Diversified Investment Advisors, Inc.	Broker-Dealer

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
Erfahrungsschatz GmbH	Germany	100% Cornerstone International Holdings, Ltd.	Marketing/membership

FD TLIC, Limited Liability Company	New York	100% Transamerica Life Insurance Company	Broadway production

FD TLIC Ltd.	United Kingdom	100% FD TLIC, LLC	Theatre production

FGH Realty Credit LLC	Delaware	100% FGH USA, LLC	Real estate

FGH USA LLC	Delaware	100% RCC North America LLC	Real estate

FGP 90 West Street LLC	Delaware	100% FGH USA LLC	Real estate

FGP West Mezzanine LLC	Delaware	100% FGH USA LLC	Real estate

FGP West Street LLC	Delaware	100% FGP West Mezzanine LLC	Real estate

FGP West Street Two LLC	Delaware	100% FGH USA LLC	Real estate

Fifth FGP LLC	Delaware	100% FGH USA LLC	Real estate

Financial Planning Services, Inc.	District of Columbia	100% Commonwealth General Corporation	Special-purpose subsidiary

First FGP LLC	Delaware	100% FGH USA LLC	Real estate

Fong LCS Associates, LLC	Delaware	100% Investors Warranty of America, Inc.	Investments

Fourth & Market Funding, LLC	Delaware	Commonwealth General Corporation owns 0% participating percentage, but is Managing Member. Ownership: 99% Monumental Life Insurance Company and 1% Garnet Assurance Corporation II	Inactive

Fourth FGP LLC	Delaware	100% FGH USA LLC	Real estate

Garnet Assurance Corporation	Kentucky	100%Transamerica Life Insurance Company	Investments

Garnet Assurance Corporation II	Iowa	100% Commonwealth General Corporation	Business investments

Garnet Assurance Corporation III	Iowa	100% Transamerica Life Insurance Company	Business investments

Garnet Community Investments, LLC	Delaware	100% Monumental Life Insurance Company	Investments

Garnet Community Investments II, LLC	Delaware	100% Monumental Life Insurance Company	Securities

Garnet Community Investments III, LLC	Delaware	100%Transamerica Life Insurance Company	Business investments

Garnet Community Investments IV, LLC	Delaware	100% Monumental Life Insurance Company	Investments

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
Garnet Community Investments V, LLC	Delaware	100% Monumental Life Insurance Company	Investments

Garnet Community Investments VI, LLC	Delaware	100% Monumental Life Insurance Company	Investments

Garnet Community Investments VII, LLC	Delaware	100% Monumental Life Insurance Company	Investments

Garnet Community Investments VIII, LLC	Delaware	100% Monumental Life Insurance Company	Investments

Garnet Community Investments IX, LLC	Delaware	100% Monumental Life Insurance Company	Investments

Garnet Community Investments X, LLC	Delaware	100% Monumental Life Insurance Company	Investments

Garnet Community Investments XI, LLC	Delaware	100% Monumental Life Insurance Company	Investments

Garnet Community Investments XII, LLC	Delaware	100% Monumental Life Insurance Company	Investments

Garnet Community Investments XVIII, LLC	Delaware	100% Transamerica Life Insurance Company	Investments

Garnet Community Investments XX, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Investments

Garnet Community Investments XXIV, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Real estate investments

Garnet Community Investments XXV, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Investments

Garnet Community Investment XXVI, LLC	Delaware	100% Transamerica Life Insurance Company	Investments

Garnet Community Investments XXVII, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Investments

Garnet Community Investment XXVIII, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Investments

Garnet Community Investments XXIX, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Investments

Garnet Community Investments XXX, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Investments

Garnet Community Investments XXXI, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Investments

Garnet Community Investments XXXII, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Investments

Garnet Community Investments XXXIII, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Investments

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
Garnet Community Investments XXXIV, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Investments

Garnet Community Investments XXXV, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Investments

Garnet Community Investments XXXVI, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Investments

Garnet LIHTC Fund II, LLC	Delaware	Members: Garnet Community Investments II, LLC (0.01%); Metropolitan Life Insurance Company, a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund III, LLC	Delaware	Members: Garnet Community Investments III, LLC (0.01%); Jefferson-Pilot Life Insurance Company, a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund IV, LLC	Delaware	Members: Garnet Community Investments IV, LLC (0.01%); Goldenrod Asset Management, Inc., a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund V, LLC	Delaware	Members: Garnet Community Investments V, LLC (0.01%); Lease Plan North America, Inc., a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund VI, LLC	Delaware	Members: Garnet Community Investments VI, LLC (0.01%); Pydna Corporation, a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund VII, LLC	Delaware	Members: Garnet Community Investments VII, LLC (0.01%); J.P. Morgan Chase Bank, N.A., a non-AEGON affiliate(99.99%)	Investments

Garnet LIHTC Fund VIII, LLC	Delaware	Members: Garnet Community Investments VIII, LLC (0.01%); J.P. Morgan Chase Bank, N.A., a non-AEGON affiliate(99.99%)	Investments

Garnet LIHTC Fund IX, LLC	Delaware	Members: Garnet Community Investments IX, LLC (0.01%); Bank of America, N.A., a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund X, LLC	Delaware	Members: Garnet Community Investments X, LLC (0.01%); Goldenrod Asset Management, a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund XI, LLC	Delaware	Members: Garnet Community Investments XI, LLC (0.01%); NorLease, Inc., a non-AEGON affiliate (99.99%)	Investments

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
Garnet LIHTC Fund XII, LLC	Delaware	Garnet Community Investments XII, LLC (.01%); and the following non-AEGON affiliates: Bank of America, N.A.( 73.39%); J.P. Morgan Chase Bank, N.A. (13.30%); NorLease, Inc. (13.30%)	Investments

Garnet LIHTC Fund XII-A, LLC	Delaware	Garnet Community Investments XII, LLC (0.01%); Bank of America, N.A., a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund XII-B, LLC	Delaware	Garnet Community Investments XII, LLC (0.01%); J.P. Morgan Chase Bank, N.A., a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund XII-C, LLC	Delaware	Garnet Community Investments XII, LLC (.01%); NorLease, Inc., a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund XIII, LLC	Delaware	Garnet Community Investments XII, LLC (.01%); and the following non-AEGON affiliates: Bank of America, N.A.( 73.39%); J.P. Morgan Chase Bank, N.A. (13.30%); NorLease, Inc. (13.30%)	Investments

Garnet LIHTC Fund XIII-A, LLC	Delaware	Garnet Community Investments XII, LLC (.01%); J.P. Morgan Chase Bank, N.A., a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund XIII-B, LLC	Delaware	Garnet Community Investments XII, LLC (.01%); Norlease, Inc., a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund XIV, LLC	Delaware	0.01% Garnet Community Investments, LLC; 49.995% Wells Fargo Bank, N.A.; and 49.995% Goldenrod Asset Management, Inc.	Investments

Garnet LIHTC Fund XV, LLC	Delaware	Members: Garnet Community Investments, LLC (0.01%); Bank of America, N.A., a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund XVI, LLC	Delaware	Members: Garnet Community Investments, LLC (0.01%); FNBC Leasing Corporation, a non-AEGON entity (99.99%)	Investments

Garnet LIHTC Fund XVII, LLC	Delaware	Members: Garnet Community Investments, LLC (0.01%); ING USA Annuity and Life Insurance company, a non-affiliate of AEGON (12.999%), and ReliaStar Life Insurance Company, a non-affiliate of AEGON (86.991%).	Investments

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
Garnet LIHTC Fund XVIII, LLC	Delaware	Members: Garnet Community Investments XVIII, LLC (0.01%); Verizon Capital Corp., a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund XIX, LLC	Delaware	Members: Garnet Community Investments, LLC (0.01%); Bank of America, N.A., a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund XX, LLC	Delaware	Sole Member - Garnet Community Investments XX, LLC	Investments

Garnet LIHTC Fund XXI, LLC	Delaware	100% Garnet Community Investments, LLC	Investments

Garnet LIHTC Fund XXII, LLC	Delaware	Members: Garnet Community Investments, LLC (0.01%); Norlease, Inc., a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund XXIII, LLC	Delaware	Members: Garnet Community Investments, LLC (0.01%); Idacorp Financial Services, Inc., a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund XXIV, LLC	Delaware	Members: Garnet Community Investments XXIV, LLC (0.01% as Managing Member); Transamerica Life Insurance Company (21.26%); non-affiliates of AEGON: New York Life Insurance Company (25.51%), New York Life Insurance and Annuity Corporation (21.3%) and Principal Life Insurance Company (31.49%)	Investments

Garnet LIHTC Fund XXV, LLC	Delaware	Members: Garnet Community Investment XXV, LLC (0.01%); Garnet LIHTC Fund XXVIII LLC (1%); non-affiliates of AEGON: Mt. Hamilton Fund, LLC (97.99%); Google Affordable Housing I LLC (1%)	Investments

Garnet LIHTC Fund XXVI, LLC	Delaware	Members: Garnet Community Investments XXVI, LLC (0.01%); American Income Life Insurance Company, a non-affiliate of AEGON (99.99%)	Investments

Garnet LIHTC Fund XXVII, LLC	Delaware	Members: Garnet Community Investments XXVII, LLC (0.01%); Transamerica Life Insurance Company (16.7045%); non-affiliates of AEGON: Aetna Life Insurance Company (30.2856%); New York Life Insurance Company (22.7142%); ProAssurance Casualty Company (3.6343%); ProAssurance Indemnity Company (8.4800%); State Street Brank and Trust Company (18.1714%)	Investments

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
Garnet LIHTC Fund XXVIII, LLC	Delaware	Members: Garnet Community Investments XXVIII LLC (0.01%); non-affiliates of AEGON: USAA Casualty Insurance Company (17.998%); USAA General Indemnity Company (19.998%); USAA Life Insurance Company (3.999%); United Services Automobile Association (57.994%)	Real estate investments

Garnet LIHTC Fund XXIX, LLC	Delaware	Members: Garnet Community Investments XXIX, LLC (.01%); non-affiliate of AEGON: Bank of America, N.A. (99.99%)	Investments

Garnet LIHTC Fund XXX, LLC	Delaware	Garnet Community Investments XXX, LLC (0.01%); non-affiliate of AEGON, New York Life Insurance Company (99.99%)	Investments

Garnet LIHTC Fund XXXI, LLC	Delaware	Members: Garnet Community Investments XXXI, LLC (0.1%); non-affiliates of AEGON: Thunderbolt Peak Fund, LLC (98.99%); Google Affordable Housing I, LLC (1%)	Investments

Garnet LIHTC Fund XXXII, LLC	Delaware	Members: Garnet Community Investment XXXII, LLC (0.01%); non-affiliates of AEGON: New York Life Insurance Company (50.38%); New York Life Insurance Annuity Corporation (49.61%)	Investments

Garnet LIHTC Fund XXXIII, LLC	Delaware	Members: Garnet Community Investment XXXIII, LLC (0.01%); non-affiliate of AEGON, NorLease, Inc. (99.99%)	Investments

Garnet LIHTC Fund XXXIV, LLC	Delaware	Members: non-AEGON affiliate, U.S. Bancorp Community Development Corporation (99.99%); Garnet Community Investments XXXIV, LLC (.01%)	Investments

Garnet LIHTC Fund XXXV, LLC	Delaware	Members: Garnet Community Investment XXXV, LLC (0.01%); non-affiliate of AEGON, Microsoft Corporation (99.99%)	Investments

Garnet LIHTC Fund XXXVI, LLC	Delaware	Sole Member - Garnet Community Investments XXXVI, LLC	Investments

Garnet LIHTC Fund XXXVII, LLC	Delaware	Sole Member - Garnet Community Investments XXXIII, LLC	Investments

Global Preferred Re Limited	Bermuda	100% AEGON USA, LLC	Reinsurance

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
Hadley Apartments, LLC	Massachusetts	Members: Garnet LIHTC Fund XV, LLC (99.99% investor member); Transamerica Affordable Housing, Inc. (non-owner manager); Main South Community Development Corporation , a non-affiliate of AEGON (.01% special member)	affordable housing

Horizons Acquisition 5, LLC	Florida	Sole Member - PSL Acquisitions Operating, LLC	Development company

Horizons St. Lucie Development, LLC	Florida	Sole Member - PSL Acquisitions Operating, LLC	Development company

Imani Fe, LP	California	Partners: Garnet LIHTC Fund XIV, LL (99.99% investor limited partner); Transamerica Affordable Housing, Inc. (non-owner manager); non-affiliates of AEGON: ABS Imani Fe, LLC (.0034% class A limited partner); Central Valley Coalition for Affordable Housing (.0033% co-managing general partner); Grant Housing and Economic Development Corporation (.0033% managing partner)	affordable housing

Intersecurities Insurance Agency, Inc.	California	100% Western Reserve Life Assurance Co. of Ohio	Insurance agency

Interstate North Office Park GP, LLC	Delaware	100% Interstate North Office Park Owner, LLC	Investments

Interstate North Office Park, LP	Delaware	100% Interstate North Office Park Owner, LLC	Investments

Interstate North Office Park Owner, LLC	Delaware	100% Investors Warranty of America, Inc.	Investments

Interstate North Office Park (Land) GP, LLC	Delaware	100% Interstate North Office Park Owner, LLC	Investments

Interstate North Office Park (Land) LP	Delaware	100% Interstate North Office Park Owner, LLC	Investments

Investors Warranty of America, Inc.	Iowa	100% AUSA Holding Company	Leases business equipment

IWA Commercial Venture, LLC	Georgia	Members: Investors Warranty of America, Inc. (99.9%); non-AEGON affiliate, Rooker/Commerce 962, LLC	Maintain property tax abatement

LCS Associates, LLC	Delaware	100% Investors Warranty of America, Inc.	Investments

Legacy General Insurance Company	Canada	100% AEGON Canada ULC	Insurance company

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
Life Investors Alliance LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Purchase, own, and hold the equity interest of other entities

LIICA Holdings, LLC	Delaware	Sole Member: Transamerica Life Insurance Company	To form and capitalize LIICA Re I, Inc.

LIICA Re I, Inc.	Vermont	100% LIICA Holdings, LLC	Captive insurance company

LIICA Re II, Inc.	Vermont	100% Transamerica Life Insurance Company	Captive insurance company

Massachusetts Fidelity Trust Company	Iowa	100% AUSA Holding Company	Trust company

McDonald Corporate Tax Credit Fund IV Limited Partnership	Delaware	Partners: Monumental Life Insurance Company - 99.9% General Partner; TAH-McD IV, LLC - 0.10% General Partner	Tax credit fund

MLIC Re I, Inc.	Vermont	100% Stonebridge Life Insurance Company	Captive insurance company

Money Services, Inc.	Delaware	100% AUSA Holding Company	Provides financial counseling for employees and agents of affiliated companies

Monumental Financial Services, Inc.	Maryland	100% AEGON USA, LLC	DBA in the State of West Viriginia for United Financial Services, Inc.

Monumental General Administrators, Inc.	Maryland	100% AUSA Holding Company	Provides management services to unaffiliated third party administrator

Monumental Life Insurance Company	Iowa	87.72% Commonwealth General Corporation; 12.28% AEGON USA, LLC	Insurance Company

nVISION Financial, Inc.	Iowa	100% AUSA Holding Company	Special-purpose subsidiary

New Markets Community Investment Fund, LLC	Iowa	50% AEGON Institutional Markets, Inc.; 50% AEGON USA Realty Advisors, Inc.	Community development entity

Oncor Insurance Services, LLC	Iowa	Sole Member - Life Investors Financial Group, Inc.	Direct sales of term life insurance

Pearl Holdings, Inc. I	Delaware	100% AEGON USA Asset Management Holding, LLC	Holding company

Pearl Holdings, Inc. II	Delaware	100% AEGON USA Asset Management Holding, LLC	Holding company

Peoples Benefit Services, LLC	Pennsylvania	Sole Member - Stonebridge Life Insurance Company	Special-purpose subsidiary

Pine Falls Re, Inc.	Vermont	100% Stonebridge Life Insurance Company	Captive insurance company

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
Primus Guaranty, Ltd.	Bermuda

Partners are: Transamerica Life

Insurance Company (13.1%) and non-affiliates of AEGON: XL Capital, Ltd. (34.7%); CalPERS/PCO Corporate Partners Fund, LLC (13.0%); Radian Group (11.1%). The remaining 28.1% of stock is publicly owned.

Provides protection from default risk of investment grade corporate and sovereign issues of financial obligations.

PSL Acquisitions Operating, LLC	Iowa	Sole Member: Investors Warranty of America, Inc.	Owner of Core subsidiary entities

Pyramid Insurance Company, Ltd.	Hawaii	100% Transamerica Corporation	Property & Casualty Insurance

RCC North America LLC	Delaware	100% AEGON USA, LLC	Real estate

Real Estate Alternatives Portfolio 1 LLC	Delaware	Members: Transamerica Life Insurance Company (90.96%); Monumental Life Insurance Company (6.30%); Transamerica Financial Life Insurance Company (2.74%). Manager: AEGON USA Realty Advisors, Inc.	Real estate alternatives investment

Real Estate Alternatives Portfolio 2 LLC	Delaware	Members are: Transamerica Life Insurance Company (90.25%); Transamerica Financial Life Insurance Company (7.5%); Stonebridge Life Insurance Company (2.25%). Manager: AEGON USA Realty Advisors, Inc.	Real estate alternatives investment

Real Estate Alternatives Portfolio 3 LLC	Delaware	Members are: Transamerica Life Insurance Company (73.4%); Monumental Life Insurance Company (25.6%); Stonebridge Life Insurance Company (1%). Manager: AEGON USA Realty Advisors, Inc.	Real estate alternatives investment

Real Estate Alternatives Portfolio 3A, Inc.	Delaware	Members: Monumental Life Insurance Company (37%); Transamerica Financial Life Insurance Company (9.4%); Transamerica Life Insurance Company (52.6%); Stonebridge Life Insurance Company (1%)	Real estate alternatives investment

Real Estate Alternatives Portfolio 4 HR, LLC	Delaware	Members are: Transamerica Life Insurance Company (64%); Monumental Life Insurance Company (32%); Transamerica Financial Life Insurance Company (4%). Manager: AEGON USA Realty Advisors, Inc.	Investment vehicle for alternative real estate investments that are established annually for our affiliated companies common investment

Real Estate Alternatives Portfolio 4 MR, LLC	Delaware	Members are: Transamerica Life Insurance Company (64%); Monumental Life Insurance Company (32%); Transamerica Financial Life Insurance Company (4%). Manager: AEGON USA Realty Advisors, Inc.	Investment vehicle for alternative real estate investments that are established annually for our affiliated companies common investment

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
Realty Information Systems, Inc.	Iowa	100% Transamerica Realty Services, LLC	Information Systems for real estate investment management

Retirement Project Oakmont	California	General Partner: Transamerica Oakmont Retirement Associates, a CA limited partnership; Transamerica Life Insurance Company (limited partner); and Oakmont Gardens, a CA limited partnership (non-AEGON entity limited partner). General Partner of Transamerica Oakmont Retirement Associates is Transamerica Oakmont Corporation. 100 units of limited partnership interests widely held by individual investors.	Senior living apartment complex

River Ridge Insurance Company	Vermont	100% AEGON Management Company	Captive insurance company

Second FGP LLC	Delaware	100% FGH USA LLC	Real estate

Selient Inc.	Canada	100% AEGON Canada ULC	Application service provider providing loan origination platforms to Canadian credit unions.

Seventh FGP LLC	Delaware	100% FGH USA LLC	Real estate

Short Hills Management Company	New Jersey	100% AEGON U.S. Holding Corporation	Dormant

Southwest Equity Life Insurance Company	Arizona	Voting common stock is allocated 75% of total cumulative vote - AEGON USA, LLC. Participating Common stock (100% owned by non-AEGON shareholders) is allocated 25% of total cumulative vote.	Insurance

St. Lucie West Development Company, LLC	Florida	Sole Member - PSL Acquisitions Operating, LLC	Development company

Stonebridge Benefit Services, Inc.	Delaware	100% Commonwealth General Corporation	Health discount plan

Stonebridge Casualty Insurance Company	Ohio	100% AEGON USA, LLC	Insurance company

Stonebridge Group, Inc.	Delaware	100% Commonwealth General Corporation	General purpose corporation

Stonebridge International Insurance Ltd.	UK	100% Cornerstone International Holdings Ltd.	General insurance company

Stonebridge Life Insurance Company	Vermont	100% Commonwealth General Corporation	Insurance company

Stonebridge Reinsurance Company	Vermont	100% Stonebridge Life Insurance Company	Captive insurance company

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
TAH-MCD IV, LLC	Iowa	Sole Member - Transamerica Affordable Housing, Inc.	Serve as the general partner for McDonald Corporate Tax Credit Fund IV Limited Partnership

TAH Pentagon Funds, LLC	Iowa	Sole Member - Transamerica Affordable Housing, Inc.	Serve as a general partner in a lower-tier tax credit entity

TAHP Fund I, LLC	Delaware	Sole Member - Monumental Life Insurance Company	Real estate investments

TAHP Fund II, LLC	Delaware	Sole Member - Garnet LIHTC Fund VIII, LLC	Low incoming housing tax credit

TAHP Fund VII, LLC	Delaware	Investor Member: Garnet LIHTC Fund XIX, LLC	Real estatement investments

TCF Asset Management Corporation	Colorado	100% TCFC Asset Holdings, Inc.	A depository for foreclosed real and personal property

TCFC Air Holdings, Inc.	Delaware	100% Transamerica Commercial Finance Corporation, I	Holding company

TCFC Asset Holdings, Inc.	Delaware	100% Transamerica Commercial Finance Corporation, I	Holding company

The AEGON Trust Advisory Board: Mark W. Mullin, Alexander R. Wynaendts, and Craig D. Vermie	Delaware	AEGON International B.V.	Voting Trust

The RCC Group, Inc.	Delaware	100% FGH USA LLC	Real estate

THH Acquisitions, LLC	Iowa	Sole Member - Investors Waranty of America, Inc.	Acquirer of Core South Carolina mortgage loans from Investors Warranty of America, Inc. and holder of foreclosed real estate.

TIHI Canada Holding, LLC	Iowa	Sole Member - Transamerica International Holdings, Inc.	Holding company

TIHI Mexico, S. de R.L. de C.V.	Mexico	95% Transamerica International Holdings, Inc.; 5% Transamerica Life Insurance Company	To render and receive all kind of administrative, accountant, mercantile and financial counsel and assistance to and from any other Mexican or foreign corporation, whether or not this company is a shareholder of them

TLIC Riverwood Reinsurance, Inc.	Iowa	100% Transamerica Life Insurance Company	Limited purpose subsidiary life insurance company

Tradition Development Company, LLC	Florida	Sole Member - PSL Acquisitions Operating, LLC	Development company

Tradition Irrigation Company, LLC	Florida	Sole Member-PSL Acquisitions Operating, LLC	Irrigation company

Tradition Land Company, LLC	Iowa	Sole Member: Investors Warranty of America, Inc.	Aquirer of Core Florida mortgage loans from Investors Warranty and holder of foreclosed read estate.

Transamerica Accounts Holding Corporation	Delaware	100% TCFC Asset Holdings, Inc.	Holding company

Transamerica Advisors Life Insurance Company	Arkansas	100% AEGON USA, LLC	Insurance company

Transamerica Advisors Life Insurance Company of New York	New York	100% AEGON USA, LLC	Insurance company

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
Transamerica Affinity Marketing Corretora de Seguros Ltda.	Brazil	749,000 quota shares owned by AEGON DMS Holding B.V.; 1 quota share owned by AEGON International B.V.	Brokerage company

Transamerica Affinity Services, Inc.	Maryland	100% AEGON Direct Marketing Services, Inc.	Marketing company

Transamerica Affordable Housing, Inc.	California	100% Transamerica Realty Services, LLC	General partner LHTC Partnership

Transamerica Agency Network, Inc.	Iowa	100% AUSA Holding Company	Special purpose subsidiary

Transamerica Annuity Service Corporation	New Mexico	100% Transamerica International Holdings, Inc.	Performs services required for structured settlements

Transamerica Asset Management, Inc.	Florida	Western Reserve Life Assurance Co. of Ohio owns 77%; AUSA Holding Co. owns 23%.	Fund advisor

Transamerica Aviation LLC	Delaware	100% TCFC Air Holdings, Inc.	Special purpose corporation

Transamerica Capital, Inc.	California	100% AUSA Holding Company	Broker/Dealer

Transamerica Commercial Finance Corporation, I	Delaware	100% Transamerica Finance Corporation	Holding company

Transamerica Consultora Y Servicios Limitada	Chile	95% Transamerica Life Insurance Company; 5% Transamerica International Holdings, Inc.	Special purpose limited liability corporation

Transamerica Consumer Finance Holding Company	Delaware	100% TCFC Asset Holdings, Inc.	Consumer finance holding company

Transamerica Corporation	Delaware	100% The AEGON Trust	Major interest in insurance and finance

Transamerica Corporation	Oregon	100% Transamerica Corporation	Holding company

Transamerica Direct Marketing Asia Pacific Pty Ltd.	Australia	100% AEGON DMS Holding B.V.	Holding company

Transamerica Direct Marketing Consultants Private Limited	India	99.95% AEGON DMS Holding B.V.; non-AEGON affiliate, Keshav Sunderraj owns .05%	Marketing consultant

Transamerica Distribution Finance - Overseas, Inc.	Delaware	100% TCFC Asset Holdings, Inc.	Commercial Finance

Transamerica Finance Corporation	Delaware	100% Transamerica Corporation	Commercial & Consumer Lending & equipment leasing

Transamerica Financial Advisors, Inc.	Delaware	1,000 shares owned by AUSA Holding Company; 209 shares owned by Transamerica International Holdings, Inc.; 729 shares owned by AEGON Asset Management Services, Inc.	Broker/Dealer

Transamerica Financial Life Insurance Company	New York	87.40% AEGON USA, LLC; 12.60% Transamerica Life Insurance Company	Insurance

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
Transamerica Fund Services, Inc.	Florida	Western Reserve Life Assurance Co. of Ohio owns 44%; AUSA Holding Company owns 56%	Mutual fund

Transamerica Funding LP	U.K.	99% Transamerica Leasing Holdings, Inc.; 1% Transamerica Commercial Finance Corporation, I	Intermodal leasing

Transamerica Home Loan	California	100% Transamerica Consumer Finance Holding Company	Consumer mortgages

Transamerica Insurance Marketing Asia Pacific Pty Ltd.	Australia	100% Transamerica Direct Marketing Asia Pacific Pty Ltd.	Insurance intermediary

Transamerica International Direct Marketing Consultants, LLC	Maryland	51% Hugh J. McAdorey; 49% AEGON Direct Marketing Services, Inc.	Provide consulting services ancillary to the marketing of insurance products overseas.

Transamerica International Holdings, Inc.	Delaware	100% AEGON USA, LLC	Holding company

Transamerica International RE (Bermuda) Ltd.	Bermuda	100% AEGON USA, LLC	Reinsurance

Transamerica International Re Escritório de Representação no Brasil Ltd	Brazil	95% Transamerica International Re(Bermuda) Ltd.; 5% Transamerica International Holdings, Inc.	Insurance and reinsurance consulting

Transamerica Investment Management, LLC	Delaware	Sole Member - AEGON USA Asset Management Holding, LLC	Investment advisor

Transamerica Leasing Holdings, Inc.	Delaware	100% Transamerica Finance Corporation	Holding company

Transamerica Life Canada	Canada	100% AEGON Canada ULC	Life insurance company

Transamerica Life Insurance Company	Iowa	676,190 shares Common Stock owned by Transamerica International Holdings, Inc.; 86,590 shares of Preferred Stock owned by Transamerica Corporation; 30,564 shares of Preferred Stock owned by AEGON USA, LLC	Insurance

Transamerica Life (Bermuda) Ltd.	Bermuda	100% Transamerica Life Insurance Company	Long-term life insurer in Bermuda - will primarily write fixed universal life and term insurance

Transamerica Oakmont Corporation	California	100% Transamerica International Holdings, Inc.	General partner retirement properties

Transamerica Oakmont Retirement Associates	California	General Partner is Transamerica Oakmont Corporation. 100 units of limited partnership interests widely held by individual investors.	Senior living apartments

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
Transamerica Pacific Insurance Company, Ltd.	Hawaii	26,000 shares common stock owned by Commonwealth General Corporation; 1,000 shares of common stock owned by Transamerica International Holdings, Inc.	Life insurance

Transamerica Pyramid Properties LLC	Iowa	100% Monumental Life Insurance Company	Realty limited liability company

Transamerica Realty Investment Properties LLC	Delaware	100% Monumental Life Insurance Company	Realty limited liability company

Transamerica Realty Services, LLC	Delaware	AUSA Holding Company - sole Member	Real estate investments

Transamerica Resources, Inc.	Maryland	100% Monumental General Administrators, Inc.	To provide education and information regarding retirement and economic issues.

Transamerica Retirement Solutions Corporation	Delaware	100% AUSA Holding Company	Retirement Plan Services

Transamerica Small Business Capital, Inc.	Delaware	100% TCFC Asset Holdings, Inc.	Holding company

Transamerica Stable Value Solutions Inc.	Delaware	100% Commonwealth General Corporation	Principle Business: Provides management services to the stable value division of AEGON insurers who issue synthetic GIC contracts.

Transamerica Travel and Conference Services, LLC	Iowa	100% Money Services, Inc.	Travel and conference services

Transamerica Vendor Financial Services Corporation	Delaware	100% TCFC Asset Holdings, Inc.	Provides commercial leasing

United Financial Services, Inc.	Maryland	100% AEGON USA, LLC	General agency

Universal Benefits, LLC	Iowa	100% AUSA Holding Company	Third party administrator

Western Reserve Life Assurance Co. of Ohio	Ohio	100% AEGON USA, LLC	Insurance

WFG China Holdings, Inc.	Delaware	100% World Financial Group, Inc.	Hold interest in Insurance Agency located in Peoples Republic of China

WFG Insurance Agency of Puerto Rico, Inc.	Puerto Rico	100% World Financial Group Insurance Agency, Inc.	Insurance agency

WFG Properties Holdings, LLC	Georgia	100% World Financial Group, Inc.	Marketing

WFG Reinsurance Limited	Bermuda	51% owned by World Financial Group, Inc; remaining 49% is annually offered to independent contractors associated with WFG Reinsurance Ltd.	Reinsurance

WFG Securities of Canada, Inc.	Canada	100% World Financial Group Holding Company of Canada, Inc.	Mutual fund dealer

World Financial Group Canada Inc.	Canada	100% World Financial Group Holding Company of Canada Inc.	Marketing

World Financial Group Holding Company of Canada Inc.	Canada	100% Transamerica International Holdings, Inc.	Holding company

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
World Financial Group, Inc.	Delaware	100% AEGON Asset Management Services, Inc.	Marketing

World Financial Group Insurance Agency of Canada Inc.	Ontario	50% World Financial Group Holding Co. of Canada Inc.; 50% World Financial Group Subholding Co. of Canada Inc.	Insurance agency

World Financial Group Insurance Agency of Hawaii, Inc.	Hawaii	100% World Financial Group Insurance Agency, Inc.	Insurance agency

World Financial Group Insurance Agency of Massachusetts, Inc.	Massachusetts	100% World Financial Group Insurance Agency, Inc.	Insurance agency

World Financial Group Insurance Agency of Wyoming, Inc.	Wyoming	100% World Financial Group Insurance Agency, Inc.	Insurance agency

World Financial Group Insurance Agency, Inc.	California	100% Western Reserve Life Assurance Co. of Ohio	Insurance agency

World Financial Group Subholding Company of Canada Inc.	Canada	100% World Financial Group Holding Company of Canada, Inc.	Holding company

Yarra Rapids, LLC	Delaware	Yarra Rapids Management, LLC is the non-owner Manager	Real estate investments

Yarra Rapids Management, LLC	Delaware	Sole Member: AEGON USA Realty Advisors, LLC	Company organized for the intention of real estate investments but no business at this time

Zahorik Company, Inc.	California	100% AUSA Holding Company	Inactive

Zero Beta Fund, LLC	Delaware	Members are: Transamerica Life Insurance Company (82.35%); Monumental Life Insurance Company (16.16%); Transamerica Financial Life Insurance Company (1.49%) Manager: AEGON USA Investment Management LLC	Aggregating vehicle formed to hold various fund investments.

Item 27.	Number of Contract Owners

As of July 31, 2013 there were 2,254 contract owners.

Item 28.	Indemnification

The Iowa Code (Sections 490.850 et. seq.) provides for permissive indemnification in certain situations, mandatory indemnification in other situations, and prohibits indemnification in certain situations. The Code also specifies procedures for determining when indemnification payments can be made.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Depositor pursuant to the foregoing provisions, or otherwise, the Depositor has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Depositor of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered), the Depositor will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29. Principal Underwriters

(a) Transamerica Capital, Inc. serves as the principal underwriter for the Retirement Builder Variable Annuity Account, Separate Account VA A, Separate Account VA B, Separate Account VA D, Separate Account VA E, Separate Account VA F, Separate Account VA I, Separate Account VA J, Separate Account VA K, Separate Account VA L, Separate Account VA P, Separate Account VA Q, Separate Account VA R, Separate Account VA S, Separate Account VA FF, Separate Account VA HH, Separate Account VA-1, Separate Account VA-2L, Separate Account VA-5, Separate Account VA-6, Separate Account VA-7, Separate Account VA-8, Separate Account Fund B, Separate Account Fund C, Transamerica Corporate Separate Account Sixteen, Transamerica Separate Account R3, Separate Account VL, Separate Account VUL-1; Separate Account VUL-2, Separate Account VUL-3, Separate Account VUL-4, Separate Account VUL-5, Separate Account VUL-6, Separate Account VUL-A, and Variable Life Account A. These accounts are separate accounts of Transamerica Life Insurance Company.

Transamerica Capital, Inc. serves as principal underwriter for Separate Account VA BNY, Separate Account VA QNY, Separate Account VA QQ, TFLIC Separate Account VNY, Separate Account VA-2LNY, TFLIC Separate Account C, Separate Account
VA-5NLNY, Separate Account VA-6NY, TFLIC Series Annuity Account and TFLIC Series Life Account. These accounts are separate accounts of Transamerica Financial Life Insurance Company.

Transamerica Capital, Inc. serves as principal underwriter for Separate Account VA U, Separate Account VA V, Separate Account VA AA, WRL Series Life Account, WRL Series Life Account G, WRL Series Life Corporate Account, WRL Series Annuity Account and WRL Series Annuity Account B. These accounts are separate accounts of Western Reserve Life Assurance Co. of Ohio.

Transamerica Capital, Inc. also serves as principal underwriter for Separate Account VA BB, Separate Account VA CC and Separate Account VL E. This account is a separate account of Monumental Life Insurance Company.

Transamerica Capital, Inc. also serves as principal underwriter for Merrill Lynch Life Variable Annuity Separate Account, Merrill Lynch Life Variable Annuity Separate Account A, Merrill Lynch Life Variable Annuity Separate Account B, Merrill Lynch Life Variable Annuity Separate Account C, Merrill Lynch Life Variable Annuity Separate Account D, Merrill Lynch Variable Life Separate Account, and Merrill Lynch Life Variable Life Separate Account II. These accounts are separate accounts of Transamerica Advisors Life Insurance Company.

Transamerica Capital, Inc. also serves as principal underwriter for ML of New York Variable Annuity Separate Account, ML of New York Variable Annuity Separate Account A, ML of New York Variable Annuity Separate Account B, ML of New York Variable Annuity Separate Account C, ML of New York Variable Annuity Separate Account D, ML of New York Variable Life Separate Account, and ML of New York Variable Life Separate Account II. These accounts are separate accounts of Transamerica Advisors Life Insurance Company of New York.

Transamerica Capital, Inc. also serves as principal underwriter for Transamerica Series Trust, Transamerica Funds, Transamerica Investors, Inc., Transamerica Partners Funds Group, Transamerica Partners Funds Group II, Transamerica Partners Portfolios, and Transamerica Asset Allocation Variable Funds.

(b)	Directors and Officers of Transamerica Capital, Inc.:

Name	Principal Business Address	Position and Offices with Underwriter
Thomas A. Swank	(1)	Director

Michael W. Brandsma	(2)	Director, President and Chief Financial Officer

David W. Hopewell	(1)	Director

David R. Paulsen	(2)	Director, Chief Executive Officer and Chief Sales Officer

Blake S. Bostwick	(2)	Chief Marketing Officer and Chief Operations Officer

Courtney John	(2)	Chief Compliance Officer and Vice President

Erin K. Burke	(1)	Assistant Secretary

Amy Angle	(3)	Assistant Vice President

Elizabeth Belanger	(4)	Assistant Vice President

Margaret A. Cullem-Fiore	(5)	Assistant Vice President

Dennis P. Gallagher	(5)	Assistant Vice President

Christy Post-Rissin	(5)	Assistant Vice President

Brenda L. Smith	(5)	Assistant Vice President

Darin D. Smith	(1)	Assistant Vice President

Lisa Wachendorf	(1)	Assistant Vice President

Arthur D. Woods	(5)	Assistant Vice President

Carrie N. Powicki	(2)	Secretary

Karen R. Wright	(3)	Treasurer

Karen D. Heburn	(5)	Vice President

Wesley J. Hodgson	(2)	Vice President

(1)	4333 Edgewood Road N.E., Cedar Rapids, IA 52499-0001
(2)	4600 S Syracuse St, Suite 1100, Denver, CO 80237-2719
(3)	100 Light Street, Floor B1, Baltimore, MD 21202
(4)	440 Mamaroneck Avenue, Harrison, NY 10528
(5)	570 Carillon Parkway, St. Petersburg, FL 33716

(c)	Compensation to Principal Underwriter:

Name of Principal Underwriter	Net Underwriting Discounts and Commissions(1)	Compensation on Redemption	Brokerage Commissions	Compensation
Transamerica Capital, Inc.	$64,612	0	0	0

(1)	Fiscal Year 2012

Item 30.	Location of Accounts and Records

The records required to be maintained by Section 31(a) of the Investment Company Act of 1940 and Rules 31a-1 to 31a-3 promulgated thereunder, are maintained by Manager Regulatory Filing Unit, Transamerica Life Insurance Company at 4333 Edgewood Road, N.E., Cedar Rapids, Iowa 52499-0001.

Item 31.	Management Services.

All management Contracts are discussed in Part A or Part B.

Item 32.	Undertakings

(a)	Registrant undertakes that it will file a post-effective amendment to this registration statement as frequently as necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for so long as Premiums under the Contract may be accepted.

(b)	Registrant undertakes that it will include either (i) a postcard or similar written communication affixed to or included in the Prospectus that the applicant can remove to send for a Statement of Additional Information or (ii) a space in the Policy application that an applicant can check to request a Statement of Additional Information.

(c)	Registrant undertakes to deliver any Statement of Additional Information and any financial statements required to be made available under this Form promptly upon written or oral request to Transamerica Life Insurance Company at the address or phone number listed in the Prospectus.

(d)	Transamerica Life Insurance Company hereby represents that the fees and charges deducted under the contracts, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by Transamerica Life Insurance Company.

SECTION 403(B) REPRESENTATIONS

Transamerica Life Insurance Company represents that it is relying on a no-action letter dated November 28, 1988, to the American Council of Life Insurance (Ref. No. IP-6-88), regarding Sections 22(e), 27(c)(1), and 27(d) of the Investment Company Act of 1940, in connection with redeemability restrictions on Section 403(b) Policies, and that paragraphs numbered (1) through (4) of that letter will be complied with.

TEXAS ORP REPRESENTATION

The Registrant intends to offer policies to participants in the Texas Option Retirement Program. In connection with that offering, the Registrant is relying on Rule 6c-7 under the Investment Company Act of 1940 and is complying with, or shall comply with, paragraphs (a) – (d) of that Rule.

SIGNATURES

As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has caused this Registration Statement to be signed on its behalf, in the City of Cedar Rapids and State of Iowa, on this 21st day of August, 2013.

RETIREMENT BUILDER VARIABLE
ANNUITY ACCOUNT

TRANSAMERICA LIFE INSURANCE COMPANY
Depositor

*
Brenda K. Clancy
President

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the duties indicated.

Signatures	Title	Date

	Director and Chairman of the Board	, 2013
Mark W. Mullin*

	Director, Senior Vice President, Secretary	, 2013
Craig D. Vermie*	and General Counsel

	Director, Chief Tax Officer and	, 2013
Arthur C. Schneider*	Senior Vice President

	Senior Vice President and	, 2013
Eric J. Martin*	Corporate Controller

	Director and President	, 2013
Brenda K. Clancy*

	Director, Senior Vice President and	, 2013
C. Michiel van Katwijk*	Chief Financial Officer

/s/ Darin D. Smith	Assistant Secretary and	August 21, 2013
Darin D. Smith	Managing Assistant General Counsel

*By: Darin D. Smith – Attorney-in-Fact pursuant to Powers of Attorney filed previously and herewith.

Registration No. 333-

811-07689

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

EXHIBITS

TO

FORM N-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FOR

ATLAS PORTFOLIO BUILDER VARIABLE ANNUITY

EXHIBIT INDEX

Exhibit No.	Description of Exhibit	Page No.*

1(b)	Resolution of the Board of Directors Separate Account Consolidation

9	Opinion and Consent of Counsel

10	Consent of Independent Registered Public Accounting Firm

13	Powers of Attorney

*	Page numbers included only in manually executed original.